   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 29, 2000



                                                      REGISTRATION NO. 333-94939

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         FLEXTRONICS INTERNATIONAL LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           SINGAPORE                           3672                        NOT APPLICABLE
  (STATE OR OTHER JURISDICTION     (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
       OF INCORPORATION)           CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)



                            11 UBI ROAD 1, #07-01/02

                           MEIBAN INDUSTRIAL BUILDING
                                SINGAPORE 408723
                                 (65) 844-3366
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                MICHAEL E. MARKS
                            CHIEF EXECUTIVE OFFICER
                         FLEXTRONICS INTERNATIONAL LTD.

                            11 UBI ROAD 1, #07-01/02

                           MEIBAN INDUSTRIAL BUILDING
                                SINGAPORE 408723
                                 (65) 844-3366
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

            DAVID K. MICHAELS, ESQ.                         JEFFREY N. OSTRAGER, ESQ.
               TRAM T. PHI, ESQ.                     CURTIS, MALLET-PREVOST, COLT & MOSLE LLP
               FENWICK & WEST LLP                          101 PARK AVENUE, SUITE 3500
              TWO PALO ALTO SQUARE                           NEW YORK, NEW YORK 10178
          PALO ALTO, CALIFORNIA 94306                             (212) 696-6000
                 (650) 494-0600

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the merger described in the Registration Statement.


     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [ ]



     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________



     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               [FLEXTRONICS LOGO]


                                                               February 29, 2000


Dear Shareholder:


    You are cordially invited to attend an extraordinary general meeting of shareholders of FLEXTRONICS INTERNATIONAL LTD. to be held on March 30, 2000 at 10:00 a.m., California time, at the principal U.S. offices of Flextronics located at 2090 Fortune Drive, San Jose, California 95131.


    At the extraordinary general meeting, you will be asked to consider and vote upon the approval of the issuance of Flextronics ordinary shares to DII stockholders pursuant to the merger agreement, which provides for the merger of a wholly owned subsidiary of Flextronics into The DII Group, Inc. You will also be asked to consider and vote upon the approval of an increase of the ordinary shares authorized and reserved under our 1993 Share Option Plan. The increase in the 1993 Plan is necessary to secure sufficient additional shares for option grants that we believe will be necessary to retain key employees of DII after the merger. We believe that approval of the increase in the 1993 Plan is critical to the success of the combined company after the merger.


    As a result of the merger, DII will become a wholly owned subsidiary of Flextronics, and each share of DII common stock will be converted into the right to receive 1.61 Flextronics ordinary shares. Flextronics ordinary shares are listed on the Nasdaq National Market under the trading symbol "FLEX." Based on the capitalization of Flextronics and DII on February 11, 2000 and after giving effect to the issuance by Flextronics of 8,600,000 ordinary shares in an offering that we completed on February 29, 2000, DII stockholders will own approximately 32% of the outstanding ordinary shares of the combined company after the merger. We expect that the merger will be completed on or about April 3, 2000.



    Accompanying this letter is a Notice of Extraordinary General Meeting of Shareholders and a disclosure document relating to the merger. This document describes the merger in detail. We encourage you to read it carefully. IN PARTICULAR, YOU SHOULD CONSIDER THE DISCUSSION IN "RISK FACTORS" BEGINNING ON PAGE 21 OF THE DISCLOSURE DOCUMENT.


    Our board of directors has approved the merger agreement described in the attached documents and has determined that the merger is in the best interests of Flextronics and its shareholders. After careful consideration, our board of directors recommends that the shareholders of Flextronics vote in favor of the issuance of Flextronics ordinary shares in the merger and the increase of the ordinary shares available under our share option plan.

    All shareholders are cordially invited to attend the extraordinary general meeting in person. However, whether or not you plan to attend the meeting, please complete, sign and return the proxy provided with the accompanying documents. If you attend the extraordinary general meeting, you may vote in person even though you have previously returned your proxy. It is important that your shares be represented and voted at the extraordinary general meeting.

                                       Sincerely,

                                    [/s/ MICHAEL E. MARKS]

                                       Michael E. Marks

                                       Chairman of the Board and Chief Executive
                                       Officer



    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAS APPROVED THE FLEXTRONICS ORDINARY SHARES TO BE ISSUED IN THE MERGER OR DETERMINED WHETHER THE DISCLOSURE DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



    The disclosure document is dated February 29, 2000 and is first being mailed to shareholders of Flextronics on or about February 29, 2000.



    THE DISCLOSURE DOCUMENT IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



    THE DISCLOSURE DOCUMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT FLEXTRONICS AND DII THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO FLEXTRONICS SHAREHOLDERS UPON WRITTEN OR ORAL REQUEST. SHAREHOLDERS SHOULD CONTACT FLEXTRONICS AT 2090 FORTUNE DRIVE, SAN JOSE, CALIFORNIA 95131, ATTN: INVESTOR RELATIONS, (408) 428-1300, OR DII AT 6273 MONARCH PARK PLACE, NIWOT, COLORADO 80503, ATTN: INVESTOR RELATIONS, (303) 652-2221.



    TO OBTAIN TIMELY DELIVERY OF REQUESTED DOCUMENTS BEFORE THE EXTRAORDINARY GENERAL MEETING, YOU MUST REQUEST THEM NO LATER THAN MARCH 23, 2000, WHICH IS FIVE BUSINESS DAYS BEFORE THE MEETING DATE.



    ALSO SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 131 OF THE DISCLOSURE DOCUMENT.

                         FLEXTRONICS INTERNATIONAL LTD.
                               2090 FORTUNE DRIVE
                           SAN JOSE, CALIFORNIA 95131
                            ------------------------

            NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON MARCH 30, 2000


To our shareholders:


    NOTICE IS HEREBY GIVEN THAT an extraordinary general meeting of the shareholders of FLEXTRONICS INTERNATIONAL LTD. will be held at our principal U.S. offices located at 2090 Fortune Drive, San Jose, California, at 10:00 a.m., California time, on March 30, 2000 for the following purposes:


    To pass the following resolutions as ordinary resolutions:

    1. ISSUANCE OF ORDINARY SHARES PURSUANT TO THE AGREEMENT AND PLAN OF MERGER DATED AS OF NOVEMBER 22, 1999, RELATING TO THE ACQUISITION OF THE DII GROUP, INC.


    RESOLVED THAT, without prejudice to the authority conferred upon the directors at the Flextronics annual general meeting held on August 27, 1999 and notwithstanding the provisions of Article 46 of the Articles of Association of Flextronics, approval be and is hereby given for the issuance to stockholders of DII of 1.61 Flextronics ordinary shares for each outstanding share of common stock of DII pursuant to the Agreement and Plan of Merger dated as of November 22, 1999 entered into among Flextronics, Slalom Acquisition Corp., a wholly owned subsidiary of Flextronics, and The DII Group, Inc., providing for the acquisition of DII by Flextronics, and the directors be and are hereby authorized to do all acts and to execute and deliver all instruments or documents as they may deem necessary or desirable in connection with, or to give effect to, the issuance of the ordinary shares.


    2. INCREASE IN 1993 SHARE OPTION PLAN

    RESOLVED THAT approval be and is hereby given for Flextronics' 1993 Share Option Plan to be amended to increase the maximum number of ordinary shares authorized for issuance under the 1993 Plan from 16,400,000 ordinary shares to 20,400,000 ordinary shares and that an additional 4,000,000 ordinary shares be reserved for issuance under the 1993 Plan, and that the ordinary shares, when issued and paid for in accordance with the terms of the 1993 Plan, will be validly issued, fully paid and nonassessable ordinary shares.


    Only shareholders of record at the close of business on February 11, 2000 will be entitled to receive copies of this notice and the accompanying disclosure document. However, holders of record on March 30, 2000, the date of the extraordinary general meeting, will be entitled to vote at the meeting.


    A shareholder (member) entitled to attend and vote at the extraordinary general meeting is entitled to appoint more than one proxy to attend and vote on his behalf. If a member appoints more than one proxy, the appointments will be invalid unless he specifies the proportion of his shareholding, expressed as a percentage of the whole, to be represented by each proxy. A proxy need not also be a shareholder (member).


    We need at least 33 1/3% of all outstanding ordinary shares of Flextronics to be represented at the extraordinary general meeting in order to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.



    An instrument appointing a proxy must be left at the registered office of Flextronics located at 36, Robinson Road, #18-01, City House, Singapore 068877 or at Boston EquiServe L.P., 150 Royall Street, M/S 45-01-07, Canton, Massachusetts 02021, United States of America, before 10:00 a.m., California time, on March 28, 2000, which is 48 hours before the extraordinary general meeting. The instrument appointing a proxy or proxies must be signed by the appointer or his attorney duly authorized in writing. Where the instrument appointing a proxy or proxies is executed by a corporation, it must be executed either under its seal or signed by an officer or attorney duly authorized. You may revoke your proxy at any time prior to the time it is voted.


                                       By Order of the Board of Directors,

                                       /s/ Yap Lune Teng
                                       Yap Lune Teng
                                       Joint Secretary

Singapore

February 29, 2000

                                      [LOGO]



                                                               February 29, 2000


Dear Stockholder:


     The board of directors of The DII Group, Inc. is furnishing the accompanying disclosure document in connection with its solicitation of proxies for use at a special meeting of our stockholders to be held at 10:00 a.m., Colorado time, on March 30, 2000 at our executive offices located at 6273 Monarch Park Place, Niwot, Colorado. Whether or not you plan to attend, we urge you to complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope to ensure that your shares are represented at the meeting. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.



     At the special meeting, DII stockholders will be asked to consider and vote upon a single proposal to approve and adopt a merger agreement with Flextronics International Ltd. and approve a merger that will result in our company becoming a wholly owned subsidiary of Flextronics. The merger entitles you to receive
1.61 shares of Flextronics for each share of DII stock you own. Flextronics ordinary shares are listed on the Nasdaq National Market under the trading symbol "FLEX." Based on the capitalization of DII and Flextronics as of February 11, 2000 and after giving effect to the issuance by Flextronics of 8,600,000 ordinary shares in an offering that Flextronics completed on February 29, 2000, DII stockholders will own approximately 32% of the outstanding ordinary shares of Flextronics after the merger.



     Only DII stockholders of record at the close of business on February 11, 2000 will be entitled to notice of and to vote at the special meeting. As of the record date, DII had outstanding 36,780,913 shares of common stock. Each stockholder is entitled to one vote for each share of common stock held. Holders of a majority of the outstanding shares will constitute a quorum for the special meeting. The affirmative vote of the holders of at least a majority of the shares of common stock entitled to vote at the special meeting is required to approve and adopt the merger agreement and to approve the merger.


     DII's board of directors has determined that the merger is advisable, fair to and in the best interests of DII and its stockholders. DII's board of directors unanimously approved the merger agreement and unanimously recommends that you vote "FOR" approval and adoption of the merger agreement and approval of the merger.


     Attached is a Notice of Special Meeting of Stockholders and a disclosure document relating to the merger. This disclosure document describes the merger in detail. Please review the disclosure document carefully. IN PARTICULAR, YOU SHOULD CONSIDER THE DISCUSSION IN "RISK FACTORS" BEGINNING ON PAGE 21 OF THIS DOCUMENT. For your convenience, we have prepared a "Questions and Answers About the Merger" discussion section which is set forth in the first three pages of the disclosure document.


                                         Sincerely,

                                         /s/ Ronald R. Budacz
                                         Ronald R. Budacz
                                         Chairman of the Board and
                                         Chief Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS DISCLOSURE DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     This document is dated February 29, 2000 and the approximate mailing date of this document is February 29, 2000. The disclosure document is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



        This disclosure document incorporates important business and financial information about Flextronics and DII that is not included in or delivered with this disclosure document. This information is available without charge to DII stockholders upon written or oral request. Stockholders should contact DII at 6273 Monarch Park Place, Niwot, Colorado 80503, Attn: Investor Relations, (303) 652-2221, or Flextronics at 2090 Fortune Drive, San Jose, California 95131, Attn: Investor Relations, (408) 428-1300. To obtain timely delivery of requested documents before the special meeting, you must request them no later than March 23, 2000, which is five business days before the meeting date.

                                [DIIGROUP LOGO]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MARCH 30, 2000


TO OUR STOCKHOLDERS:


     A special meeting of the stockholders of The DII Group, Inc. will be held at 10:00 a.m., Colorado time, on March 30, 2000, at the executive offices of DII located at 6273 Monarch Park Place, Niwot, Colorado, for the following purpose:


     To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated November 22, 1999 among Flextronics International Ltd., Slalom Acquisition Corp., a wholly owned subsidiary of Flextronics, and DII. The merger agreement provides for the merger of Slalom with and into DII, resulting in DII becoming a wholly owned subsidiary of Flextronics. In the merger, DII stockholders will receive 1.61 Flextronics ordinary shares for each share of DII common stock.


     We do not anticipate that any other matters will be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on these matters in accordance with their respective judgments.



     You are urged to read the attached disclosure document carefully as it contains a more complete description of the proposed merger.


     The affirmative vote of the holders of at least a majority of the shares of DII common stock entitled to vote is necessary to approve and adopt the merger proposal.


     Only stockholders of record on February 11, 2000, the record date, are entitled to notice of and to vote at the special meeting and at any adjournments or postponements of the special meeting.


                                       By Order of the Board of Directors,

                                       /s/ Carl R. Vertuca, Jr.
                                       Carl R. Vertuca, Jr.
                                       Executive Vice President -- Finance,
                                       Administration and Corporate Development
                                       and Secretary

Niwot, Colorado

February 29, 2000


                             YOUR VOTE IS IMPORTANT

IF YOU DO NOT EXPECT TO ATTEND THE SPECIAL MEETING, OR IF YOU PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    4
  What the Companies Do.....................................    4
  Summary of the Transaction................................    5
  No Other Negotiations.....................................    6
  Conditions to Closing the Merger..........................    7
  Votes Required for Approval...............................    7
  Termination of the Merger Agreement.......................    8
  Termination Fee...........................................    8
  The Stock Option Agreement................................    9
  The Voting Agreements.....................................    9
  Opinions of Financial Advisors............................   10
  Absence of Appraisal Rights...............................   10
  Accounting Treatment of the Merger........................   10
  Interests of Executive Officers and Directors in the
     Merger.................................................   10
  Antitrust Approvals Required to Complete the Merger.......   11
  Restrictions on Selling Flextronics Ordinary Shares
     Received in the Merger.................................   11
  Market Price and Dividend Data............................   12
  Amendment to Flextronics' 1993 Share Option Plan..........   12
  Forward-Looking Statements in this Document...............   12
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF
  FLEXTRONICS INTERNATIONAL LTD.............................   14
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF THE DII
  GROUP, INC................................................   16
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA........   17
RECENT DEVELOPMENTS.........................................   19
COMPARATIVE PER SHARE DATA..................................   20
RISK FACTORS................................................   21
  Risks Related to the Merger...............................   21
  Risks Related to the Business of the Combined Company
     After the Merger.......................................   24
THE COMPANIES...............................................   31
  Flextronics...............................................   31
  Slalom....................................................   31
  DII.......................................................   31
THE DII SPECIAL MEETING.....................................   33
  Date, Time, Place and Purpose of the DII Special
     Meeting................................................   33
  Record Date and Outstanding Shares........................   33
  Quorum and Vote Required..................................   33
  Proxies...................................................   33
  Solicitation of Proxies; Expenses.........................   34
  Recommendation of the DII Board of Directors..............   34
THE FLEXTRONICS EXTRAORDINARY GENERAL MEETING...............   35
  Date, Time, Place and Purpose of the Flextronics
     Extraordinary General Meeting..........................   35
  Record Date and Outstanding Shares........................   35
  Quorum and Vote Required..................................   35
  Proxies...................................................   35

                                                              PAGE
                                                              ----
  Solicitation of Proxies; Expenses.........................   36
  Proposal No. 1: Ordinary Resolution to Approve the
     Issuance of Ordinary Shares in the Merger..............   36
  Proposal No. 2: Ordinary Resolution to Approve the
     Increase of the Number of Shares Authorized for
     Issuance Under the 1993 Share Option Plan..............   37
APPROVAL OF THE MERGER AND RELATED TRANSACTIONS.............   44
  Background of the Merger..................................   44
  Flextronics' Reasons For the Merger.......................   46
  Recommendation of Flextronics' Board of Directors.........   48
  DII's Reasons For the Merger..............................   48
  Recommendation of DII's Board of Directors................   50
  Opinions of DII's Financial Advisors......................   50
  Interests of Executive Officers and Directors in the
     Merger.................................................   70
  Closing and Effectiveness of the Merger...................   71
  Structure of the Merger...................................   71
  Conversion of DII Common Stock............................   71
  Exchange of DII Stock Certificates for Share Certificates
     in the Combined Company................................   71
  Absence of Appraisal Rights...............................   72
  Material United States Federal Income Tax Consequences of
     the Merger; Other United States Tax and Singapore
     Estate Tax Matters.....................................   72
  Accounting Treatment of the Merger........................   74
  Regulatory Filings and Approvals Required to Complete the
     Merger.................................................   75
  Restrictions on Sales of Flextronics Ordinary Shares by
     Affiliates of DII and Flextronics......................   75
  Listing on the Nasdaq National Market of Flextronics
     Ordinary Shares to be Issued in the Merger.............   76
  Delisting and Deregistration of DII Common Stock After the
     Merger.................................................   76
  DII Stockholder Rights After the Merger...................   76
TERMS OF THE MERGER AGREEMENT...............................   77
  Representations and Warranties............................   77
  Conduct of Business Before the Closing of the Merger......   78
  No Other Negotiations.....................................   79
  Right of the DII Board to Withdraw its Recommendation.....   81
  Public Disclosure.........................................   81
  DII's Employee Benefit Plans..............................   81
  Treatment of DII Stock Options, Performance Shares and
     Purchase Rights........................................   82
  Conditions to Closing the Merger..........................   82
  Termination of the Merger Agreement.......................   84
  Termination Fee...........................................   85
  Amendment, Extension and Waiver of the Merger Agreement...   86
RELATED AGREEMENTS..........................................   87
  The Stock Option Agreement................................   87
  The Voting Agreements.....................................   89
MARKET PRICE AND DIVIDEND DATA..............................   90
BENEFITS OF THE MERGER TO DII DIRECTORS AND EXECUTIVE
  OFFICERS..................................................   92
  Positions with Flextronics................................   92
  Accelerated Vesting of Options and Performance Shares.....   92
  Forgiveness of Indebtedness...............................   92
  Severance Arrangements....................................   92
  Indemnification and Insurance.............................   94

                                                              PAGE
                                                              ----
EXECUTIVE OFFICERS OF FLEXTRONICS...........................   95
EXECUTIVE COMPENSATION......................................   96
  Summary of Cash and Certain Other Compensation............   96
  Employment Agreements.....................................   99
  Certain Transactions......................................  100
  Compensation Committee Interlocks and Insider
     Participation..........................................  100
FLEXTRONICS INTERNATIONAL LTD. UNAUDITED PRO FORMA CONDENSED
  COMBINED CONSOLIDATED FINANCIAL STATEMENTS................  101
DESCRIPTION OF CAPITAL SHARES OF FLEXTRONICS................  110
  Ordinary Shares...........................................  110
  New Shares................................................  110
  Shareholders..............................................  110
  Transfer of Shares........................................  111
  Shareholders' Meetings....................................  111
  Voting Rights.............................................  111
  Dividends.................................................  111
  Bonus and Rights Issues...................................  112
  Takeovers.................................................  112
  Liquidation or Other Return of Capital....................  112
  Indemnity.................................................  112
  Limitations on Rights to Hold or Vote Ordinary Shares.....  113
  Transfer Agent............................................  113
COMPARISON OF RIGHTS OF HOLDERS OF FLEXTRONICS ORDINARY
  SHARES AND HOLDERS OF DII COMMON STOCK....................  114
  Number and Qualification of Directors.....................  114
  Classified Board of Directors.............................  114
  Action by Written Consent of Shareholders.................  115
  Special or Extraordinary General Meetings.................  115
  Removal of Directors......................................  115
  Filling Vacancies on the Board of Directors...............  115
  Loans to Officers and Employees...........................  116
  Indemnification and Limitation of Liability...............  116
  Inspections of Shareholders List..........................  118
  Dividends, Distributions and Repurchase of Shares.........  118
  Mergers, Reorganizations and Sales of Substantially All of
     a Corporation's Assets.................................  119
  Amendment of Certificate of Incorporation or Articles of
     Association; Amendment of Bylaws.......................  120
  Shareholder Voting........................................  120
  Interested Director Transactions..........................  121
  Interested Stockholder Transactions.......................  121
  Shareholder Derivative Suits..............................  121
  Appraisal Rights..........................................  122
  Dissolution...............................................  122
  Transferability of Shares.................................  122
  Issuance of New Shares....................................  122
  Preferred Stock...........................................  123
  Shareholder Rights Plan...................................  123

                                                              PAGE
                                                              ----
BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS, MANAGEMENT
  AND DIRECTORS OF FLEXTRONICS..............................  125
BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS, MANAGEMENT
  AND DIRECTORS OF DII......................................  127
INDEPENDENT PUBLIC ACCOUNTANTS..............................  129
LEGAL MATTERS...............................................  130
EXPERTS.....................................................  130
STOCKHOLDER PROPOSALS.......................................  130
WHERE YOU CAN FIND MORE INFORMATION.........................  131


ANNEX A   Agreement and Plan of Merger
ANNEX B   Stock Option Agreement
ANNEX C   Parent Voting Agreement
ANNEX D   Company Voting Agreement
ANNEX E   Opinion of Salomon Smith Barney Inc.
ANNEX F   Opinion of Broadview International LLC

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE FLEXTRONICS AND DII PROPOSING TO MERGE?


A: The merger allows us the opportunity to significantly extend our leadership in global supply chain facilitation, enhance our technologies, further capitalize on the economic benefits of our respective infrastructure and add potentially strong value for the shareholders of the combined company. In particular, this combination will provide Flextronics and DII the opportunity to continue our shared strategic vision to become a comprehensive outsource provider to electronic OEMs. For a complete description of Flextronics' and DII's reasons for the merger, we encourage you to refer to pages 46-50 of this document.


Q: WHAT IS THE MERGER?

A: The merger is the combination of two businesses, Flextronics and DII, which will result in DII becoming a wholly owned subsidiary of Flextronics. The merger will be effected by converting the outstanding shares of DII common stock into Flextronics ordinary shares.


   Based on the exchange ratio of 1.61 and the respective capitalizations of Flextronics and DII as of February 11, 2000 and after giving effect to the issuance by Flextronics of 8,600,00 shares in an offering that Flextronics completed on February 29, 2000, those persons who are stockholders of DII immediately before the merger will own approximately 32% of the combined company afterward, and those persons who are shareholders of Flextronics immediately before the merger will own approximately 68% of the combined company afterward. Holders of DII employee stock options will automatically receive options to purchase Flextronics shares on terms substantially the same as their DII stock options, with quantity and exercise price adjusted for the exchange ratio, except that the terms of the stock option agreement may be altered to comply with Singapore legal requirements.



   For a more complete description of the merger, see "Approval of the Merger and Related Transactions" on page 44 and "Terms of the Merger Agreement" on page 77.


Q: WHAT WILL DII STOCKHOLDERS RECEIVE IN THE MERGER?

A: As a result of the merger, DII stockholders will receive ordinary shares of Flextronics in exchange for their shares of DII common stock. The ordinary shares of Flextronics that they receive in the merger will represent stock ownership in the combined company after the merger.

   Specifically, each DII stockholder will receive 1.61 Flextronics ordinary shares for each share of DII common stock owned. For example, if you own 50 shares of DII common stock, you will receive 80 Flextronics ordinary shares in exchange for your DII shares.

   Flextronics will not issue fractional ordinary shares; instead, each DII stockholder will receive cash for fractional shares, based on the market value of Flextronics ordinary shares. In the above example, in addition to the 80 Flextronics ordinary shares, you would also receive cash instead of the 0.5 Flextronics ordinary share.

   The number of Flextronics ordinary shares to be issued for each share of DII common stock is fixed and will not be adjusted based upon changes in the values of Flextronics ordinary shares or DII common stock. As a result, the value of the shares DII stockholders will receive in the merger will not be known before the merger and will go up or down as the market price of Flextronics ordinary shares goes up or down. To estimate the value of the Flextronics shares you would receive for your DII shares, multiply the number of DII shares you own by the product of 1.61 and the market price of a Flextronics ordinary share.

   Flextronics' and DII's stock prices are volatile. We encourage you to obtain current market quotations of Flextronics ordinary shares and DII common stock.

   For a more complete description of what you will receive in the merger, see "Approval of the Merger and Related Transactions -- Conversion of DII Common Stock" on page 71.


Q: WHAT WILL FLEXTRONICS SHAREHOLDERS RECEIVE IN THE MERGER?

A: Flextronics shareholders will not receive any new Flextronics ordinary shares as a result of the merger. Flextronics shareholders before the merger will continue to own their Flextronics ordinary shares, which will represent stock ownership in the combined company after the merger.

Q: WHAT DO I NEED TO DO NOW?


A: Following your review of this document, mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your meeting. If you return your signed proxy but do not include instructions on how to vote it on the merger-related proposal, your shares will be voted "FOR" the merger-related proposal. IF YOU ARE A DII STOCKHOLDER AND YOUR SHARES ARE NOT VOTED, THIS WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER.



   For a more complete description of voting your shares, see "The Flextronics Extraordinary General Meeting -- Quorum and Vote Required" on page 35 and "The DII Special Meeting -- Quorum and Vote Required" on page 33.


Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted. You can do this in one of three ways.

   If you are a Flextronics shareholder, you can send a written notice to the Secretary of Flextronics stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the extraordinary general meeting and vote in person. Your attendance will be sufficient to revoke your proxy.

   If you are a DII stockholder, you can send a written notice to the Secretary of DII stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the special meeting, file a written notice of revocation of your proxy with the Secretary of DII and vote in person. Your attendance alone will not revoke your proxy.

Q: DO THE BOARDS OF DIRECTORS OF DII AND FLEXTRONICS RECOMMEND VOTING IN FAVOR
   OF THE MERGER?

A: Yes. After careful consideration, DII's board of directors unanimously recommends that its stockholders vote in favor of the proposal to adopt and approve the merger agreement and approve the merger. Likewise, after careful consideration, the Flextronics board of directors recommends that its shareholders vote in favor of the proposal to issue Flextronics ordinary shares in the merger.


   For a more complete description of the recommendations of the boards of directors of Flextronics and DII, see "Approval of the Merger and Related Transactions -- Flextronics' Reasons for the Merger" on page 46,
   "-- Recommendation of Flextronics' Board of Directors" on page 48, "-- DII's Reasons for the Merger" on page 48 and "-- Recommendation of DII's Board of Directors" on page 50.



Q: HAVE EXECUTIVE OFFICERS AND DIRECTORS OF FLEXTRONICS AND DII AGREED TO VOTE
   THEIR SHARES IN FAVOR OF THE MERGER?


A: Yes.

Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE MERGER?


A: Yes. For example, the combined company might not realize the expected benefits of the merger. In evaluating the merger, you should carefully consider the factors discussed in "Risk Factors" on page 21.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: No, unless you instruct your broker to do so. Your broker does not have discretion to vote
your shares on the merger-related proposal. As a result, because of the vote required for approval by DII stockholders, if you are a DII stockholder and you fail to vote directly or by instructing your broker to vote your shares, this will have the effect of a vote against the merger.



For a more complete description of voting shares held in "street name," see "The
   Flextronics Extraordinary General Meeting -- Quorum and Vote Required" on page 35 and "The DII Special Meeting -- Quorum and Vote Required" on page 33.


Q: IF I AM A DII STOCKHOLDER, SHOULD I SEND IN MY DII STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send you written instructions for exchanging your DII stock certificates for Flextronics share certificates representing your stock ownership in the combined company.

Q: IF I AM A FLEXTRONICS SHAREHOLDER, SHOULD I DO ANYTHING WITH MY FLEXTRONICS
   SHARE CERTIFICATES?

A: No. Your Flextronics share certificates will represent stock ownership of the combined company after the merger.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. We expect to complete it on or about April 3, 2000. However, the merger is subject to several conditions which could affect the timing of its completion.


   For a more complete description of the conditions to the merger, see "Terms of the Merger Agreement -- Conditions to Closing the Merger" on page 82.


Q: WILL I RECOGNIZE A TAXABLE GAIN OR LOSS AS A RESULT OF THE MERGER?

A: We expect that if the merger is completed, you will not recognize gain or loss for income tax purposes, except that DII stockholders will recognize gain or loss with respect to cash received for fractional shares. However, we urge you to consult your own tax advisor to determine your particular tax consequences.


   For a more complete description of the tax consequences, see "Approval of the Merger and Related Transactions -- Material United States Federal Income Tax Consequences of the Merger; Other United States Tax and Singapore Estate Tax Matters" on page 72.


Q: WHO SHOULD I CALL WITH QUESTIONS?

A: If you are a Flextronics shareholder and would like additional copies of this document without charge, or if you have questions about the merger, including the procedures for voting your shares, you should contact:

     Flextronics International Ltd.
     Attn: Investor Relations
     2090 Fortune Drive
     San Jose, California 95131
     Telephone: (408) 428-1300

                   or

     Corporate Investor Communications
     111 Commerce Road
     Carlstadt, New Jersey 07072
     Telephone: (201) 460-2238

   If you are a DII stockholder, and would like additional copies of this document without charge, or if you have questions about the merger, including the procedures for voting your shares, you should contact:

     The DII Group, Inc.
     Attn: Investor Relations
     6273 Monarch Park Place
     Niwot, Colorado 80503
     Telephone: (303) 652-2221

                or

     Morrow & Co., Inc.
     445 Park Avenue, 5th Floor
     New York, New York 10022
     Telephone: (212) 754-8000
     Toll Free: (800) 566-9061


   You may also obtain additional information about Flextronics and DII from documents each of us files or has filed with the Securities and Exchange Commission by following the instructions in "Where You Can Find More Information" on page 131.

                                    SUMMARY

     This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents attached to this document, which include the merger agreement, the stock option agreement, the voting agreements, the fairness opinion of Salomon Smith Barney Inc. and the fairness opinion of Broadview International LLC, which are attached as Annexes A, B, C, D, E and F, respectively.


     In addition, we incorporate by reference important business and financial information about Flextronics and DII into this document. You may obtain the information incorporated by reference into this document without charge by following the instructions in "Where You Can Find More Information" on page 131.


     Unless otherwise indicated, all information pertaining to share and per share amounts of Flextronics ordinary shares, as well as the exchange ratio, have been adjusted to reflect the two-for-one stock split effected as a bonus issue, the Singapore equivalent of a stock dividend, paid on December 22, 1999. For example, after giving effect to the stock split, the exchange ratio is now
1.61 Flextronics ordinary shares for each share of DII common stock.

WHAT THE COMPANIES DO

    Flextronics International Ltd.

    11 Ubi Road l, #07-01/02

    Meiban Industrial Building
    Singapore 408723
    (65) 844-3366
    Nasdaq stock symbol: FLEX

     Flextronics is a leading provider of advanced electronics manufacturing services to original equipment manufacturers, or OEMs, primarily in the telecommunications and networking, consumer electronics and computer industries. Flextronics provides a wide range of integrated services, from initial product design to volume production and fulfillment. Flextronics' manufacturing services range from printed circuit board fabrication and assembly to complete product assembly and test. In addition, Flextronics provides advanced engineering services, including product design, printed circuit board layout, quick-turn prototyping and test development. Throughout the production process, Flextronics offers logistics services, such as materials procurement, inventory management, packaging and distribution.

    The DII Group, Inc.
    6273 Monarch Park Place
    Niwot, Colorado 80503
    (303) 652-2221
    Nasdaq stock symbol: DIIG

     DII is a leading global provider of electronics design and manufacturing services to OEMs primarily in the telecommunications, data communications, high-end computing and medical devices industries. DII provides a comprehensive set of integrated design and manufacturing services, from initial product design to volume production and order fulfillment. DII's manufacturing services range from printed circuit board fabrication and assembly to complete product assembly and test. In addition, DII provides advanced engineering services, including semiconductor design, printed circuit board design, printed circuit board layout, quick-turn prototyping and test development. Throughout the production process, DII offers logistics services, such as materials procurement, inventory management and distribution.

SUMMARY OF THE TRANSACTION



     THE MERGER



     If the merger is approved, DII will become a wholly owned subsidiary of Flextronics. In the merger, DII stockholders will receive 1.61 Flextronics ordinary shares for each share of DII common stock. The merger agreement is attached to this document as Annex A. We encourage you to read the merger agreement carefully. For a more complete description of the merger agreement, see "Terms of the Merger Agreement" beginning on page 77.


     FLEXTRONICS' REASONS FOR THE MERGER

     In reaching its decision, Flextronics' board of directors identified several potential benefits of the merger, including:

     - enabling Flextronics to expand operations to new locations and to complement current operations in existing locations;

     - enabling Flextronics to enhance its engineering capabilities, especially with DII's application specific integrated circuit and gate array design capabilities;


     - allowing Flextronics to better serve OEM customers by offering a greater range of manufacturing facilities and service offerings, including the capability to build more complex and faster printed circuit boards through DII's Multek operations;



     - expanding Flextronics' customer base with the addition of new customer relationships, and the strengthening of existing customer relationships; and



     - expanding the depth of Flextronics' management team with the addition of DII's team of senior managers and plant managers with experience in the electronics manufacturing services industry.


     DII'S REASONS FOR THE MERGER

     In reaching its decision, DII's board of directors identified several potential benefits of the merger, including:

     - enabling DII to realize its objective of becoming a first tier electronics manufacturing services company and thereby provide to DII stockholders the higher market valuations enjoyed by first tier electronics manufacturing services companies;

     - creating a combined company with a global presence, broader service offerings than other top tier competitors and added capacity to meet the growing needs of OEM customers;


     - combining DII's core strengths in the semiconductor design and printed circuit board design and manufacturing areas with Flextronics' strengths in the systems assembly, engineering, manufacturing and distribution areas, thereby providing DII stockholders with the opportunity to realize significant benefits and long-term value;


     - the exchange ratio in the merger represented a premium of approximately 26% over the closing price of DII common stock on November 19, 1999, the last trading day prior to the announcement of the merger, a premium of approximately 43% over the trading price of DII common stock two weeks prior to November 19, 1999, and a premium of approximately 86% over the trading price of DII common stock four weeks prior to November 19, 1999;

     - enabling the combined company to service a greatly expanded and more diverse customer base;

     - combining the complementary strengths of DII's and Flextronics' management, resulting in a management team with greater knowledge of the electronics manufacturing services industry and more business experience than that of either company standing alone; and


     - the combined company will be in a stronger position to compete for OEM divestiture opportunities and to acquire complementary businesses as the electronics manufacturing services industry increasingly consolidates.

     RISKS

     Risks associated with the merger include:

     - fluctuation in the value received by DII stockholders because they will receive Flextronics ordinary shares based on a fixed ratio, even if the market value of DII common stock or Flextronics ordinary shares changes before the merger closes;


     - the possibility that the expected benefits of the merger might not be realized;



     - the possible loss of key employees as a result of the merger;



     - the difficulty of integrating our two companies;


     - the merger may fail to qualify as a pooling of interests, which would harm the financial results of the combined company; and

     - the potential failure to complete the merger, which could harm each company's stock price and future business and operations.


     Please refer to the risks described in "Risk Factors" on page 21 and "Approval of the Merger and Related Transactions -- Flextronics' Reasons For the Merger" on page 46 and "-- DII's Reasons For the Merger" on page 48.


NO OTHER NEGOTIATIONS


     Until the merger is completed or the merger agreement is terminated, DII has agreed, with limited exceptions, not to take any action, directly or indirectly, with respect to an acquisition proposal, as defined on page 80 of this document.



     If DII receives an unsolicited, written, bona fide acquisition proposal before the date of its stockholders' meeting that DII's board reasonably concludes may constitute a superior offer, as defined on page 81, DII may furnish non-public information regarding itself and may enter into discussions with the person or group who has made the acquisition proposal if DII provides written notice to Flextronics and follows other specified procedures.


     DII has agreed to inform Flextronics promptly as to any acquisition proposal, request for non-public information or inquiry which DII believes would lead to an acquisition proposal. DII has further agreed to inform Flextronics of the status and details of any acquisition proposal.

     DII may withdraw its recommendation in favor of the merger if it receives a superior offer and Flextronics does not respond with a corresponding offer at least as favorable as the superior offer.


     For a more complete description of these limitations on DII's actions with respect to an acquisition proposal, please refer to the sections entitled "Terms of the Merger Agreement -- No Other Negotiations" on page 79, and the corresponding section of the merger agreement.

CONDITIONS TO CLOSING THE MERGER

     Our respective obligations to complete the merger are subject to the prior satisfaction or waiver of several conditions. The conditions that must be satisfied or waived before the merger can be completed include the following, subject to exceptions and qualifications:

     - the merger agreement must be adopted and approved and the merger must be approved by the holders of a majority of DII common stock outstanding as of the record date;


     - the proposal to issue Flextronics ordinary shares in the merger must be approved by the holders of a majority of Flextronics ordinary shares present and voting in person or by proxy, attorney or representative at the Flextronics shareholders' meeting;


     - waiting periods under applicable antitrust laws must expire or be terminated;

     - no governmental injunction or order preventing the closing of the merger or restricting Flextronics' conduct or operation of the business of DII and its subsidiaries in a material way may be in effect;


     - we must each receive an opinion of our respective tax advisors to the effect that the merger will qualify as a tax-free reorganization;


     - the Flextronics ordinary shares to be issued to DII stockholders in the merger must have been approved for quotation on the Nasdaq National Market;

     - the respective representations and warranties of Flextronics and DII in the merger agreement must be true and correct in all material respects;

     - we must comply in all material respects with our respective agreements and covenants in the merger agreement;

     - no material adverse change must have occurred with respect to Flextronics or DII; and

     - DII must have received a letter from Deloitte & Touche LLP to the effect that no conditions exist relating to DII that preclude Flextronics from accounting for the merger as a pooling of interests, and Flextronics must have received a letter from Arthur Andersen LLP to the effect that Flextronics may account for the merger as a pooling of interests.


     Some of the conditions may be waived by Flextronics and DII. For a more complete description of the conditions to closing the merger, see "Terms of the Merger Agreement -- Conditions to Closing the Merger" on page 82.


VOTES REQUIRED FOR APPROVAL


     DII proposal. The holders of a majority of the shares of DII common stock as of February 11, 2000, the record date, must approve and adopt the merger agreement and approve the merger at the DII special stockholders' meeting. DII stockholders are entitled to cast one vote per share of DII common stock owned as of the record date. Nine directors and executive officers of DII, who together hold approximately 2.2% of DII common stock outstanding as of the record date, have agreed to vote in favor of the merger.



     Flextronics proposal. The holders of a majority of the Flextronics ordinary shares present and voting in person or by proxy, attorney or representative on March 30, 2000 at the Flextronics extraordinary general meeting, must approve the proposal to issue Flextronics ordinary shares in the merger and the proposal to increase the ordinary shares authorized and reserved under the Flextronics 1993 Plan. Flextronics shareholders are entitled to cast one vote per Flextronics ordinary share owned as of the date of the Flextronics extraordinary general meeting. Nine directors and executive officers of Flextronics, who together hold approximately 4.4% of Flextronics ordinary shares outstanding as of the record date, have agreed to vote in favor of the proposal.



     For a more complete description of the votes required for approval of the merger, see "The Flextronics Extraordinary General Meeting -- Quorum and Vote Required" on page 35 and "The DII Special Meeting -- Quorum and Vote Required" on page 33.


TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated under specified circumstances at any time prior to closing the merger as follows:

     - by our mutual consent;

     - by either of us, if the merger is not completed by May 22, 2000, which may be extended by either party to August 22, 2000 under some conditions;

     - by either of us, if an order, decree, ruling or other action of a governmental entity prohibiting the merger is issued and not appealable;

     - by either of us, if the DII stockholders do not adopt and approve the merger agreement and approve the merger at the DII stockholders' meeting, except that DII may not terminate the merger agreement if the cause of the failure to obtain approval is due to the action of DII;

     - by either of us, if the Flextronics shareholders do not approve the proposal to issue shares in the merger at the Flextronics shareholders' meeting, except that Flextronics may not terminate the merger agreement if the cause of the failure to obtain approval is due to the action of Flextronics;


     - by Flextronics, prior to approval of the merger proposal by DII stockholders, if a trigger event, as defined on page 84, occurs with respect to DII; or



     - by either of us, upon a material breach of any representation or warranty or other agreement in the merger agreement of the other company.



     For a more complete description of the manner in which the merger agreement may be terminated, see "Terms of the Merger Agreement -- Termination of the Merger Agreement" on page 84.


TERMINATION FEE

     If the merger agreement is terminated, DII may be required to pay Flextronics a termination fee equal to 3% of DII's equity value. Generally, this obligation arises on the part of DII if:

     - its board adversely amends or withdraws its recommendation to its stockholders in favor of the merger proposal or similar specified events occur and Flextronics terminates the merger agreement; or


     - its stockholders fail to approve the merger proposal by the required vote, a third party publicly announces an acquisition proposal with respect to DII before the merger agreement is terminated, DII's breach of the merger agreement caused the failure to complete this merger, and within one year after termination DII and a third party enter into an agreement for or complete an acquisition, as defined on page 85.



     For a more complete description of the payment of the termination fee, see "Terms of the Merger Agreement -- Termination Fee" on page 85.

THE STOCK OPTION AGREEMENT

     DII granted Flextronics an option to buy up to a number of shares of DII common stock equal to 19.9% of the outstanding shares of DII common stock on the date of exercise of the option at an exercise price of $65.406 per share.


     Based on the number of shares of DII common stock outstanding on February 11, 2000, Flextronics' option would be exercisable for approximately 7,319,402 shares of DII common stock. However, the option is not currently exercisable, and it will become exercisable only if specified conditions are triggered. These triggering conditions include:


     - the withdrawal or amendment by the DII board of its recommendation to its stockholders in favor of the merger proposal or similar specified events;

     - the acquisition by a third party of 25% of the outstanding voting securities of DII or any of its subsidiaries;

     - the commencement of a proxy solicitation seeking to alter the composition of the DII board; or

     - the public announcement prior to the termination of the merger agreement of any offer or proposal to acquire 10% or more of the outstanding voting securities or assets of DII or a liquidation or dissolution of DII, and at least one of the following events occurs on or after the date of the public announcement:

      - the failure by DII stockholders to approve the merger proposal at the DII stockholders' meeting,

      - the failure to hold the DII stockholders' meeting or similar specified events, or

      - the commencement of a tender offer or exchange offer for 15% or more of the outstanding shares of DII common stock.

     Flextronics required that DII grant the option as a prerequisite to entering into the merger agreement. The option may discourage third parties who are interested in acquiring a significant stake in DII and is intended by us to increase the likelihood that the merger will be completed.


     For a more complete description of the stock option agreement, please refer to "Related Agreements -- The Stock Option Agreement" on page 87. The stock option agreement is attached to this document as Annex B. We urge you to read this agreement in its entirety.


THE VOTING AGREEMENTS


     Nine directors and executive officers of Flextronics entered into voting agreements with DII. The voting agreements require these Flextronics directors and executive officers to vote all the Flextronics ordinary shares they own in favor of the merger-related proposal. These Flextronics directors and executive officers together held approximately 4.4% of the outstanding Flextronics ordinary shares as of the record date.



     Nine directors and executive officers of DII entered into voting agreements with Flextronics. The voting agreements require these DII directors and executive officers to vote all the shares of DII common stock that they own in favor of the merger proposal. These DII directors and executive officers together held approximately 2.2% of the outstanding DII common stock as of the record date.



     For a more complete description of the DII and Flextronics voting agreements, please refer to "Related Agreements -- The Voting Agreements" on page 89. The form of Flextronics voting agreement is attached to this document as Annex C, and the form of DII voting agreement is attached to this document as Annex D. We urge you to read both agreements in their entirety.

OPINIONS OF FINANCIAL ADVISORS


     In deciding to approve the merger, the DII board of directors considered opinions from two financial advisors, Salomon Smith Barney Inc. and Broadview International LLC, as to the fairness of the exchange ratio to DII stockholders from a financial point of view. For a more complete description of the financial advisors' opinions, see "Approval of the Merger and Related
Transactions -- Opinions of DII's Financial Advisors" on page 50. These opinions are attached to this document as Annexes E and F, and we urge you to read both opinions in their entirety.


ABSENCE OF APPRAISAL RIGHTS


     DII stockholders are not entitled to appraisal rights with respect to the merger. For a more complete description of appraisal rights, see "Approval of the Merger and Related Transactions -- Absence of Appraisal Rights" on page 72.


ACCOUNTING TREATMENT OF THE MERGER

     We intend to account for the merger as a pooling of interests for financial reporting and accounting purposes in accordance with generally accepted accounting principles. After the merger, the results of operations of DII will be included in the consolidated financial statements of Flextronics on a retroactive basis for all periods presented.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

     When considering the recommendations of Flextronics' and DII's boards of directors, you should be aware that the directors and executive officers of Flextronics and DII have interests in the merger and have arrangements that are different from those of Flextronics shareholders and DII stockholders generally. These include:

     - Michael E. Marks, the Chief Executive Officer and Chairman of the board of directors of Flextronics, will be the Chief Executive Officer and Chairman of the board of directors of the combined company after the merger;

     - Ronald R. Budacz, the Chief Executive Officer and Chairman of the board of directors of DII, will become the Deputy Chairman of the board of directors of the combined company after the merger;

     - the current Flextronics' directors will be directors of the combined company;

     - several other executive officers of Flextronics and DII will become executive officers of the combined company after the merger;


     - forgiveness of indebtedness, together with additional payments for taxes, of an aggregate of $1,165,528 for all executive officers of DII, including $322,873 for Mr. Budacz, relating to loans made to DII's executive officers in January 1996 and April 1997 to enable the executives to satisfy their tax obligations in connection with the vesting of their performance shares in 1996 and 1997;



     - at the effective time of the merger, each outstanding option to purchase DII common stock, including any stock option held by any executive officer of DII, will be assumed by Flextronics and will become an option to acquire ordinary shares of the combined company after the merger, with the number of shares subject to the option and the option exercise price to be adjusted according to the 1.61 exchange ratio;

     - executive officers of DII have options and performance shares, the vesting of which will accelerate in connection with the merger;



     - Flextronics' and DII's directors and executive officers have customary rights to indemnification against specified liabilities; and



     - each of DII's executive officers is entitled to receive benefits under severance agreements with DII if the executive's employment is terminated within eighteen months of the merger, either by DII without cause or by the executive for good reason.



     The benefits provided under the severance agreements between DII and its executive officers include aggregate payments of $21.0 million for Mr. Budacz and an aggregate of approximately $22.0 million for all of DII's executive officers other than Mr. Budacz. In addition, it is likely that the changes contemplated by the merger will constitute good reason under the severance agreements of several executive officers of DII, including Mr. Budacz.



     As a result, these directors and executive officers could be more likely to vote to approve the merger agreement and the merger than if they did not hold these interests. For a more complete description of the interests of persons in the merger, see "Approval of the Merger and Related Transactions -- Interests of Executive Officers and Directors in the Merger" on page 70 and "Benefits of the Merger to DII Directors and Executive Officers" on page 92.


ANTITRUST APPROVALS REQUIRED TO COMPLETE THE MERGER


     The merger is subject to antitrust laws. We have made the required filings with the Department of Justice and the Federal Trade Commission, and the applicable waiting period has expired. In addition, we must make similar filings with the German Federal Cartel Office, the Brazilian Economic Protection Administrative Counsel, the Mexican Federal Competition Commission and the Irish Minister for Enterprise, Trade and Employment. It is possible that we will not have received all necessary approvals or the required waiting period may not have expired with respect to these filings. As a result, the completion of the merger could be delayed past April 3, 2000.



     The Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state or private person, may challenge the merger at any time before or after its completion. For a more complete description of the antitrust issues in connection with the merger, see "Approval of the Merger and Related Transactions -- Regulatory Filings and Approvals Required to Complete the Merger" on page 75.


RESTRICTIONS ON SELLING FLEXTRONICS ORDINARY SHARES RECEIVED IN THE MERGER


     All Flextronics ordinary shares received by DII stockholders in connection with the merger will be freely transferable unless the holder is considered an affiliate of either of us. For a more complete description of transfer restrictions applicable to affiliates, see "Approval of the Merger and Related Transactions -- Restrictions on Sale of Flextronics Ordinary Shares by Affiliates of DII and Flextronics" on page 75.


     Affiliates of Flextronics have agreed not to sell any Flextronics ordinary shares, and affiliates of DII have agreed not to sell any shares of DII common stock or any Flextronics ordinary shares acquired in connection with the merger, until the day that the combined company publicly announces financial results covering at least thirty days of combined operations after the merger.

MARKET PRICE AND DIVIDEND DATA


     Flextronics ordinary shares and DII common stock are listed on the Nasdaq National Market. The following table sets forth the closing per share sales price of Flextronics ordinary shares and DII common stock, as reported on Nasdaq, and the estimated equivalent per share price of DII common stock on November 19, 1999, the last trading day before the public announcement of the proposed merger, and on February 25, 2000, the most recent practicable date before the mailing of this document:



                                                                          ESTIMATED
                                      FLEXTRONICS          DII         EQUIVALENT DII
                                    ORDINARY SHARES    COMMON STOCK    PER SHARE PRICE
                                    ---------------    ------------    ---------------
November 19, 1999.................     $ 40.625          $51.8125         $65.4063
February 25, 2000.................     $61.3125          $  97.25         $98.7131



     We urge you to obtain current market quotations. For a more complete description of market price information see "Market Price and Dividend Data" on page 90.


AMENDMENT TO FLEXTRONICS' 1993 SHARE OPTION PLAN

     At the Flextronics extraordinary general meeting, Flextronics shareholders will be asked to consider and vote upon the approval of an increase of the ordinary shares authorized and reserved under Flextronics' 1993 Share Option Plan from 16,400,000 ordinary shares to 20,400,000 ordinary shares. The increase in the 1993 Plan is necessary to secure sufficient additional shares for option grants that we believe will be necessary to retain key employees of DII after the merger. We believe that approval of the increase in the 1993 Plan is critical to the success of the combined company after the merger.

FORWARD-LOOKING STATEMENTS IN THIS DOCUMENT

     This document and the documents incorporated by reference into this document contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act. These statements include statements with respect to Flextronics' and DII's financial condition, results of operations and business and the expected impact of the merger on the combined company's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. In particular, statements regarding expected strategic benefits, advantages and other effects of the merger described in "Approval of the Merger and Related Transactions -- DII's Reasons for the Merger," "-- Flextronics' Reasons for the Merger" and elsewhere in this document are forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of many factors, including those described under "Risk Factors."

     We make no representation as to whether any projected or estimated financial information referenced in this document will be attained. Projections or estimations of future performance are necessarily subject to a high degree of uncertainty and may vary materially from actual results. Neither Flextronics nor DII undertakes any obligation to release publicly the results of any revision to these forward-looking statements which may be made to reflect events or circumstances arising after the date of this document. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

     - the possibility that the value of the Flextronics ordinary shares to be issued to DII stockholders in the merger will decrease prior to closing the merger;

     - the challenges in integrating DII and Flextronics;

     - the possibility that the anticipated benefits from the merger will not be fully realized;

     - the possibility that the merger might not be accounted for as a pooling of interests; and


     - other risk factors described in "Risk Factors" and as may be detailed from time to time in Flextronics' and DII's public announcements and filings with the Securities and Exchange Commission.



     In evaluating the merger, you should carefully consider the discussion of these and other factors in "Risk Factors" on page 21.

               SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF
                         FLEXTRONICS INTERNATIONAL LTD.


     The following table sets forth selected financial data for Flextronics for the fiscal years ended March 31, 1995, 1996, 1997, 1998 and 1999 and the nine months ended December 31, 1998 and 1999. This data has been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information included in Flextronics' Form 8-K filed with the Securities and Exchange Commission on December 23, 1999, and the unaudited consolidated interim financial information contained in Flextronics' Form 10-Q for the quarter ended December 31, 1999, including the related notes, which are incorporated by reference in this document. See "Where You Can Find More Information" on page 131. This selected financial data has been restated retroactively to reflect Flextronics' acquisition of Kyrel EMS Oyj in July 1999 in a transaction accounted for as a pooling of interests.



                                                                                                         NINE MONTHS ENDED
                                                    FISCAL YEAR ENDED MARCH 31,                     ---------------------------
                                    ------------------------------------------------------------    DECEMBER 31,   DECEMBER 31,
                                      1995        1996        1997         1998          1999           1998           1999
                                    --------    --------    --------    ----------    ----------    ------------   ------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net sales.........................  $447,954    $834,064    $820,742    $1,191,194    $2,043,374     $1,448,557     $2,661,578
Cost of sales.....................   406,076     754,546     747,491     1,081,189     1,878,360      1,329,240      2,469,479
                                    --------    --------    --------    ----------    ----------     ----------     ----------
Gross margin......................    41,878      79,518      73,251       110,005       165,014        119,317        192,099
Selling, general and
  administrative..................    21,959      37,111      39,711        57,217        75,109         52,742         85,653
Goodwill and intangible
  amortization....................       762       1,296       2,651         3,663         3,664          2,667          4,344
Provision for excess facilities...        --       1,254(1)    5,868(2)      8,869(3)      3,361(4)          --             --
Acquired in-process research and
  development.....................        91      29,000(1)       --            --         2,000(4)          --             --
                                    --------    --------    --------    ----------    ----------     ----------     ----------
Income from operations............    19,066      10,857      25,021        40,256        80,880         63,908        102,102
Merger-related expenses...........      (816)         --          --        (7,415)(3)         --            --         (2,455)(5)
Interest and other expense, net...    (1,790)     (4,880)     (7,648)      (12,272)      (20,832)       (17,953)       (16,632)
                                    --------    --------    --------    ----------    ----------     ----------     ----------
Income before income taxes........    16,460       5,977      17,373        20,569        60,048         45,955         83,015
Provision for income taxes........     2,631       8,693       3,175         2,318         7,632          5,381         10,473
                                    --------    --------    --------    ----------    ----------     ----------     ----------
Net income (loss).................  $ 13,829    $ (2,716)   $ 14,198    $   18,251    $   52,416     $   40,574     $   72,542
                                    ========    ========    ========    ==========    ==========     ==========     ==========
Diluted net income (loss) per
  share(6)........................  $   0.22    $  (0.04)   $   0.19    $     0.23    $     0.55     $     0.44     $     0.64
                                    ========    ========    ========    ==========    ==========     ==========     ==========
Weighted average ordinary shares
  and equivalents outstanding --
  diluted(6)......................    63,172      65,388      72,956        80,032        95,970         92,142        112,654
DIVIDENDS.........................  $     --    $     --    $     --    $       --    $       --     $       --     $       --



                                                          AS OF MARCH 31,                                              AS OF
                                    ------------------------------------------------------------                    DECEMBER 31,
                                      1995        1996        1997         1998          1999                           1999
                                    --------    --------    --------    ----------    ----------                    ------------
                                                                           (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital (deficit).........  $ 52,205    $ 37,723    $(16,314)   $  132,580    $  251,598                     $  666,568
Total assets......................   278,004     395,306     497,830       780,844     1,217,869                      2,252,991
Long-term debt and capital leases,
  excluding current portion.......    32,371      38,407      32,623       192,418       219,995                        233,230
Shareholders' equity..............    81,207     109,900     125,075       233,195       484,938                      1,090,374


-------------------------
(1) In fiscal 1996, Flextronics wrote off $29.0 million of in-process research and development associated with the acquisition of Astron and also recorded charges totaling $1.3 million for costs associated with the closing of one of its Malaysian plants and its Shekou, China operations.

(2) In fiscal 1997, Flextronics incurred plant closing expenses aggregating $5.9 million in connection with closing its manufacturing facility in Texas, downsizing manufacturing operations in Singapore and the write-off of excess equipment and severance obligations at the nCHIP semiconductor fabrication operations.

(3) In fiscal 1998, Flextronics incurred plant closing expenses aggregating $8.9 million in connection with closing its manufacturing facility in Wales, U.K. Flextronics also incurred $7.4 million of merger-related costs as a result of the acquisitions of Neutronics Electronic Industries Holding AG, DTM Products, Inc., Energipilot AB, Altatron, Inc. and Conexao Informatica Ltda. in fiscal 1998.

(4) In fiscal 1999, Flextronics incurred plant closing expenses aggregating $3.4 million in connection with consolidating its manufacturing facilities in Hong Kong after the acquisition of Advanced Component Labs and restructuring some of its U.S. manufacturing facilities. Flextronics also wrote off $2.0 million of in-process research and development associated with the acquisition of Advanced Component Labs.

(5) In fiscal 2000, Flextronics incurred $2.5 million of merger-related costs in connection with the acquisition of Kyrel EMS Oyj.


(6) On December 22, 1999, Flextronics completed a two-for-one stock split effected as a bonus issue, the Singapore equivalent of a stock dividend. This stock dividend has been reflected in Flextronics' financial statements for all periods presented unless otherwise noted. All share and per share amounts have been retroactively restated to reflect the stock split.

     SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF THE DII GROUP, INC.


     The following table sets forth selected financial data for DII for the fiscal years ended December 31, 1994 and 1995, December 29, 1996, December 28, 1997 and January 3, 1999 and the nine months ended September 27, 1998 and October 3, 1999. This data has been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information included in DII's Form 10-K/A for the fiscal year ended January 3, 1999, and the unaudited consolidated interim financial information contained in DII's Form 10-Q for the quarter ended October 3, 1999, including the related notes, which are incorporated by reference in this document. See "Where You Can Find More Information" on page 131.



                                                        FISCAL YEAR ENDED                                  NINE MONTHS ENDED
                              ----------------------------------------------------------------------   --------------------------
                              DECEMBER 31,   DECEMBER 31,   DECEMBER 29,   DECEMBER 28,   JANUARY 3,   SEPTEMBER 27,   OCTOBER 3,
                                  1994           1995           1996           1997          1999          1998           1999
                              ------------   ------------   ------------   ------------   ----------   -------------   ----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Net sales...................    $258,464       $396,978       $458,893       $779,603      $925,543      $663,229       $892,650
Cost of sales...............     213,487        319,572        370,610        647,663       786,611       564,623        764,485
Unusual charges.............       5,105(1)          --         11,883(3)          --        70,340(4)     49,314(4)          --
                                --------       --------       --------       --------      --------      --------       --------
Gross margin................      39,872         77,406         76,400        131,940        68,592        49,292        128,165
Selling, general and
 administrative.............      21,717         38,851         48,540         68,783        81,160        59,066         63,864
Goodwill and intangible
 amortization...............         778          2,481          3,118          3,968         4,661         3,383          3,876
Unusual charges.............       6,995(1)          --             --             --         2,454(4)      1,844(4)          --
Merger-related expenses.....          --             --          4,649(3)          --            --            --             --
Interest and other expense,
 net........................      (1,214)         1,857          4,420          9,524        18,849        11,909         21,274
                                --------       --------       --------       --------      --------      --------       --------
Income (loss) before income
 taxes......................      11,596         34,217         15,673         49,665       (38,532)      (26,910)        39,151
Provision (benefit) for
 income taxes...............       2,793         10,563          5,638         14,345       (21,500)       (7,522)         1,677
                                --------       --------       --------       --------      --------      --------       --------
Income (loss) before
 extraordinary item.........    $  8,803       $ 23,654(2)    $ 10,035       $ 35,320      $(17,032)     $(19,388)      $ 37,474
                                ========       ========       ========       ========      ========      ========       ========
Diluted income (loss) per
 share before extraordinary
 item.......................    $   0.41       $   0.95(2)    $   0.40       $   1.26      $  (0.68)     $  (0.78)      $   1.23
                                ========       ========       ========       ========      ========      ========       ========
Weighted average common
 stock and equivalents
 outstanding -- diluted.....      21,706         25,628         25,074         30,702        24,888        25,004         30,904
DIVIDENDS...................    $     --       $     --       $     --       $     --      $     --      $     --       $     --


                                 AS OF          AS OF          AS OF          AS OF         AS OF                       AS OF
                              DECEMBER 31,   DECEMBER 31,   DECEMBER 29,   DECEMBER 28,   JANUARY 3,                  OCTOBER 3,
                                  1994           1995           1996           1997          1999                        1999
                              ------------   ------------   ------------   ------------   ----------                  ----------
                                                                        (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET
 DATA:
Working capital.............    $ 50,581       $ 96,332       $ 86,707       $160,618      $ 87,310                    $ 57,809(6)
Total assets................     211,460        327,311        335,851        592,729       747,309                     932,692(6)
Convertible subordinated
 notes......................          --         86,250         86,250         86,250        86,235                          --(5)
Long-term debt and capital
 leases, excluding current
 portion....................      31,872          9,401         12,938        156,545       273,684                     329,888(6)
Stockholders' equity........     118,452        145,549        159,037        207,348       175,721                     307,406(5,6)

-------------------------
(1) In fiscal 1994, DII recorded a pre-tax charge of $5.1 million in cost of sales and $7.0 million in selling, general and administrative expenses primarily associated with the write-down of inventory and receivables to their net realizable value relating to two under-capitalized start-up customers.

(2) In fiscal 1995, DII recorded an extraordinary loss of $0.7 million, net of tax, relating to an early extinguishment of debt.

(3) In fiscal 1996, DII recorded $4.6 million of merger-related expenses associated with the merger with Orbit Semiconductor, Inc. and $11.9 million in cost of sales associated with the closing and sale of Orbit's 4-inch, 1.2 micron wafer fabrication facility, including impairment of long-lived assets and non-recoverable inventory, write-off of a foreign investment of Orbit and other exit costs.

(4) In fiscal 1998, DII recorded a total of $72.8 million for plant closing expenses in fiscal year ended January 3, 1999, of which $51.2 million were recognized during the nine months ended September 27, 1998. The expenses were primarily due to the write-down of Orbit's 6-inch, 0.6 micron wafer fabrication facility to net realizable value, losses on sales contracts, incremental amounts of uncollectible accounts receivable, incremental amounts of sales returns and allowances, inventory write-downs and other exit costs. The sale of the manufacturing facility was completed in January 1999.

(5) As of February 18, 1999, DII converted substantially all of the convertible subordinated notes into approximately 4,600,000 shares of common stock and redeemed the unconverted portion for $0.1 million.

(6) In October 1999, DII completed a secondary offering of its common stock. A total of 6,900,000 shares were sold at a price of $33.00 per share resulting in net proceeds to DII of approximately $216.5 million. The effect of the offering is excluded from these amounts.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA


     The following table sets forth selected unaudited pro forma combined financial data for Flextronics for the fiscal years ended March 31, 1997, 1998 and 1999 and the nine months ended December 31, 1998 and 1999. This information is presented to reflect the effect of the merger with DII. Flextronics and DII anticipate that the transaction will be accounted for as a pooling of interests and, as a result, the historical financial data presented below has been restated to include the results of DII for all periods presented. The unaudited pro forma combined income statements do not reflect any cost savings and other synergies or merger-related expenses anticipated by the Flextronics' management as a result of the merger and are not necessarily indicative of the results to be expected in the future. The pro forma adjustments are preliminary and based on available information and assumptions made by management. The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the merger been consummated in the earlier period, nor is it necessarily indicative of future operating results or financial position. See "Flextronics International Ltd. Unaudited Pro Forma Condensed Combined Consolidated Financial Statements" on page 101.



                                                                                            NINE MONTHS ENDED
                                                    FISCAL YEAR ENDED MARCH 31,          ------------------------
                                               --------------------------------------     DEC. 31,      DEC. 31,
                                                  1997          1998          1999          1998          1999
                                               ----------    ----------    ----------    ----------    ----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net sales....................................  $1,276,150    $1,969,542    $2,967,672    $2,110,794    $3,552,164
Cost of sales................................   1,114,616     1,727,597     2,663,726     1,892,871     3,231,900
Unusual charges..............................      11,883(1)         --        70,340(4)     49,314(4)         --
                                               ----------    ----------    ----------    ----------    ----------
Gross margin.................................     149,651       241,945       233,606       168,609       320,264
Selling, general and administrative..........      88,251       126,000       156,269       111,808       149,517
Goodwill and intangible amortization.........       5,769         7,631         8,325         6,050         8,220
Provision for excess facilities and unusual
  charges....................................       5,868(2)      8,869(3)      5,815(4,5)      1,844(4)       --
Acquired in-process research and
  development................................          --            --         2,000(5)         --            --
                                               ----------    ----------    ----------    ----------    ----------
Income from operations.......................      49,763        99,445        61,197        48,907       162,527
Merger-related expenses......................      (4,649)(1)     (7,415)(3)         --          --        (2,455)(8)
Interest and other expense, net..............     (12,068)      (21,796)      (39,681)      (29,862)      (37,906)
                                               ----------    ----------    ----------    ----------    ----------
Income (loss) before income taxes............      33,046        70,234        21,516        19,045       122,166
Provision (benefit) for income taxes.........       8,813        16,663       (13,868)       (2,141)       12,150
                                               ----------    ----------    ----------    ----------    ----------
Net income (loss)............................  $   24,233    $   53,571    $   35,384    $   21,186    $  110,016
                                               ==========    ==========    ==========    ==========    ==========
Diluted net income per share(7)..............  $     0.21    $     0.44    $     0.27    $     0.16    $     0.68
                                               ==========    ==========    ==========    ==========    ==========
Weighted average ordinary shares and
  equivalents outstanding -- diluted(7)......     113,325       129,462       144,788       132,398       162,409
DIVIDENDS....................................  $       --    $       --    $       --    $       --    $       --



                                                          AS OF MARCH 31,                  AS OF
                                               --------------------------------------   DECEMBER 31,
                                                  1997          1998          1999          1999
                                               ----------    ----------    ----------   ------------
                                                                  (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital..............................  $   70,393    $  293,198    $  338,908    $  584,311
Total assets.................................     833,681     1,373,573     1,965,178     3,090,368
Convertible subordinated notes...............      86,250        86,250        86,235            --(6)
Long-term debt and capital leases, excluding
  current portion............................      45,561       348,963       493,679       233,911
Shareholders' equity.........................     284,112       440,543       660,659     1,587,020(6)


-------------------------
 (1) In fiscal 1997, DII recorded $4.6 million of merger-related expenses associated with the merger with Orbit Semiconductor, Inc. and $11.9 million in cost of sales associated with the closing and sale of Orbit's 4-inch,
     1.2 micron wafer fabrication facility, including impairment of long-lived assets and non-recoverable inventory, write-off of a foreign investment of Orbit and other exit costs.

 (2) In fiscal 1997, Flextronics incurred plant closing expenses aggregating to $5.9 million in connection with closing its manufacturing facility in Texas, downsizing manufacturing operations in Singapore, the write-off of excess equipment and severance obligations at the nCHIP semiconductor fabrication operations.

 (3) In fiscal 1998, Flextronics incurred plant closing expenses aggregating to $8.9 million in connection with closing its manufacturing facility in Wales, U.K. Flextronics also incurred $7.4 million of merger-related costs as a result of the acquisitions of Neutronics, DTM, Energipilot, Altatron and Conexao in fiscal 1998.


 (4) In fiscal 1999, DII recorded a total of $72.8 million for plant closing expenses in fiscal year ended January 3, 1999, of which $51.2 million was recognized during the nine months ended September 27, 1998. The expenses were primarily due to the write-down of Orbit's 6-inch, 0.6 micron wafer fabrication facility to net realizable value, losses on sales contracts, incremental amounts of uncollectible accounts receivable, incremental amounts of sales returns and allowances, inventory write-downs and other exit costs. The sale of the manufacturing facility was completed in January 1999.


 (5) In fiscal 1999, Flextronics incurred plant closing expenses aggregating to $3.4 million in connection with consolidating its manufacturing facilities in Hong Kong after the acquisition of Advanced Component Labs and restructuring some of its U.S. manufacturing facilities. Flextronics also wrote off $2.0 million of in-process research and development associated with the acquisition of Advanced Component Labs. In calendar 1998, DII incurred $2.4 million in connection with the write-down of Orbit's 6-inch,
     0.6 micron wafer fabrication facility.


 (6) As of February 18, 1999, DII converted substantially all of the convertible subordinated notes into approximately 4,600,000 shares of common stock and redeemed the unconverted portion for $0.1 million.


 (7) The pro forma combined net income per share is based on the combined weighted average number of ordinary and dilutive equivalent shares of Flextronics and DII based upon the exchange ratio of 1.61 Flextronics ordinary shares for each share of DII common stock.


 (8) In fiscal 2000, Flextronics incurred $2.5 million of merger-related costs as a result of the acquisition of Kyrel EMS Oyj.

                              RECENT DEVELOPMENTS



     On January 19, 2000, Flextronics announced it had entered into a definitive agreement pursuant to which Cabletron Systems Inc. will sell its manufacturing and repair services operations located in Rochester, New Hampshire and Limerick, Ireland to Flextronics. Under the terms of the agreement, Flextronics will acquire manufacturing related assets and inventories for approximately $100.0 million and will hire Cabletron System's worldwide manufacturing workforce of approximately 1,000. The transaction was completed on February 29, 2000 and was accounted for as a purchase of assets.



     On February 1, 2000, Flextronics announced it had entered into a definitive agreement to acquire Palo Alto Products International Pte. Ltd. Palo Alto Products operates manufacturing and plastic injection molding operations in Thailand and Texas, a manufacturing and die building operation in Taiwan, and a design center in Palo Alto. Flextronics anticipates that the transaction will be accounted for as a pooling of interests and it expects the transaction to be completed during the first quarter of fiscal 2001.



     On February 29, 2000, Flextronics completed a public offering of 8,600,000 ordinary shares at a public offering price of $59.00 per share, with net proceeds of approximately $494.1 million.



     On January 12, 2000, DII announced that it had signed a memorandum of understanding with Ascom Business Systems AG, a wholly owned subsidiary of Ascom Holdings AG, to purchase its manufacturing facility and related assets located in Solothurn, Switzerland. Subject to concluding this transaction, DII will enter into a long-term supply agreement with Ascom Business Systems AG to provide printed circuit board assembly, final systems assembly and various engineering support services. The transaction is expected to be completed during the second quarter of 2000. Completion of the transaction is subject to applicable governmental approvals and customary conditions of closing. The transaction will be accounted for as a purchase of assets. Subject to final negotiations, due diligence and working capital levels at the time of closing, the estimated purchase price will be in the range of $60.0 million to $75.0 million.



     On January 19, 2000, DII announced its financial results for fiscal 1999. The audit of DII's 1999 financial statements is not yet complete. The following table presents selected financial information for 1999 and 1998 (in thousands, except per share amounts). The information as of and for the year ended January 2, 2000 is unaudited, and the information as of and for the year ended January 3, 1999 has been derived from DII's audited consolidated financial statements.



                                                                 FISCAL YEAR ENDED
                                                              -----------------------
                                                                 1999        1998(1)
                                                              -----------    --------
                                                              (UNAUDITED)
RESULTS OF OPERATIONS:
Net sales...................................................  $1,339,943     $925,543
Gross profit................................................     181,778       68,592
Income (loss) before income taxes...........................      63,659      (38,532)
Net income (loss)...........................................      58,382      (17,032)
Basic earnings (loss) per common share......................        1.91        (0.68)
Diluted earnings (loss) per common share....................        1.81        (0.68)



                                                                 AS OF         AS OF
                                                              JANUARY 2,     JANUARY 3,
                                                                 2000           1999
                                                              -----------    ----------
                                                              (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  103,736       55,972
Working capital.............................................     169,743       87,310
Total assets................................................   1,108,127      747,309
Convertible subordinated notes..............................          --       86,235
Long-term debt and capital leases, excluding current
  portion...................................................     241,682      273,684
Stockholders' equity........................................     549,396      175,721


-------------------------

(1) DII recorded an unusual pre-tax charge of $72,794, or $44,425 after tax, in fiscal 1998 related to the divestiture of Orbit Semiconductor, a wholly owned subsidiary.

                           COMPARATIVE PER SHARE DATA



     The following table sets forth selected historical per share data of Flextronics and DII, DII per share data on an equivalent share basis and combined per share data on an unaudited pro forma basis after giving effect to the merger on a pooling-of-interests accounting basis. The information presented in this table is derived from the financial information of Flextronics and DII. The information set forth below is only a summary. This data should be read in conjunction with the Selected Historical and Pro Forma Financial Data, the Flextronics International Ltd. Unaudited Pro Forma Condensed Combined Financial Statements and the separate historical consolidated financial statements of Flextronics and DII included elsewhere in this document or incorporated by reference. This table is not necessarily indicative of the results of future operations of Flextronics or actual results that would have occurred if the merger had taken place prior to the period indicated.



                                                   YEAR ENDED MARCH 31,      NINE MONTHS ENDED
                                                 ------------------------      DECEMBER 31,
                                                  1999     1998     1997           1999
                                                 ------    -----    -----    -----------------
DILUTED NET INCOME (LOSS) PER SHARE:
Historical:
  Flextronics..................................  $ 0.55    $0.23    $0.19          $0.64
  DII..........................................   (0.68)    1.26     0.40           1.23
Pro forma:
  Combined company(1)..........................    0.27     0.44     0.21           0.68
  DII equivalent(2)............................    0.43     0.66     0.34           1.09



                                                              MARCH 31,        DECEMBER 31,
                                                                 1999              1999
                                                              ----------    ------------------
BOOK VALUE PER SHARE:
Historical(3):
  Flextronics...............................................    $4.85             $ 9.48
  DII.......................................................     7.17              15.01
Pro forma(3)(4):
  Combined company..........................................     4.73               9.12
  DII equivalent(2).........................................     7.62              14.69



     Neither Flextronics nor DII has declared or paid any cash dividend during any of the periods specified above.

-------------------------

(1) For the purposes of the pro forma combined company, Flextronics historical financial data for the nine months ended December 31, 1999 and for each of the years ended March 31, 1999, 1998 and 1997, have been combined with DII's historical financial data for the nine months ended October 3, 1999 and for each of the years ended January 3, 1999, December 28, 1997 and December 29, 1996. Pro forma share amounts are based on the pro forma combined weighted average number of Flextronics ordinary shares and dilutive common and equivalent shares of Flextronics and DII for each period presented, based upon the exchange ratio of 1.61.



(2) DII equivalent pro forma per share amounts are calculated by multiplying the pro forma net income per share and pro forma book value per share of the combined company by the exchange ratio of 1.61 so that per share amounts are equated to the respective values for one share of DII common stock.



(3) We computed historical book value per share by dividing shareholders' equity as of December 31, 1999 and March 31, 1999 for Flextronics and January 2, 2000 and January 3, 1999 for DII by the number of ordinary or common shares outstanding for each company, respectively, as of those dates.



(4) We computed pro forma book value per share by dividing pro forma shareholders' equity, including pro forma adjustments, by the pro forma number of Flextronics ordinary shares which would have been outstanding had the merger been completed as of each balance sheet date, without including outstanding options. For more detailed information, refer to the "Flextronics International Ltd. Unaudited Pro Forma Condensed Combined Consolidated Financial Statements" on page 101.

                                  RISK FACTORS

     In addition to the other materials in this document, you should carefully consider the following risk factors in evaluating whether to approve the merger. In evaluating the merger-related proposal to be voted on at your meeting, which if approved will result in stockholders of DII becoming shareholders of Flextronics and the business of DII combining with the business of Flextronics, please carefully consider the information presented throughout this document, and in particular the following risk factors. Some of these risk factors relate to the merger itself, and the balance relate to the business of the combined company after the merger. In addition, you should refer to the risks associated with the businesses of Flextronics and DII which are described in materials incorporated into this document by reference.

RISKS RELATED TO THE MERGER

     DII STOCKHOLDERS WILL RECEIVE FLEXTRONICS ORDINARY SHARES BASED ON A FIXED RATIO, EVEN IF THE MARKET VALUE OF DII COMMON STOCK OR FLEXTRONICS ORDINARY SHARES CHANGES BEFORE THE MERGER CLOSES.


     The exchange ratio of 1.61 Flextronics ordinary shares per outstanding share of DII common stock is fixed. The exchange ratio will not be adjusted, regardless of fluctuations in the market price of DII common stock or Flextronics ordinary shares. The specific dollar value of ordinary shares of the combined company that DII stockholders will receive when the merger closes will depend on the market value of Flextronics ordinary shares at the time of the merger. The prices of Flextronics ordinary shares and DII common stock are subject to fluctuation and have experienced significant volatility. We cannot predict the market prices for either Flextronics ordinary shares or DII common stock at any time before the merger closes, nor can we predict the market price for the ordinary shares of the combined company after the merger closes. The closing price for Flextronics ordinary shares on Nasdaq on November 19, 1999, the last trading day prior to the public announcement of the merger, was $40.625, and on February 25, 2000, the most recent practicable date before the mailing of this document, was $61.3125. There can be no assurance that the market price of Flextronics ordinary shares on and after the effective time will not be lower than these prices. We encourage you to obtain current market quotations of Flextronics ordinary shares and DII common stock, each of which is quoted on the Nasdaq National Market.



     INTEGRATION OF OUR TWO COMPANIES WILL BE DIFFICULT.


     Merging our two companies involves technological, operational and personnel-related risks. The integration process will be complex, time-consuming and expensive, and will disrupt the business of the combined company after the merger if it is not completed in a timely and efficient manner. If the merger is approved, the combined company will utilize common information and communications systems, facilities, operating procedures, financial controls and human resources practices. We may encounter difficulties, costs and delays involved in integrating these operations, including:

     - integrating the information, communications and other operational systems of our companies may be more challenging, expensive and time-consuming than we anticipate;

     - potential difficulties in coordinating and integrating geographically separated organizations;


     - loss of key employees that we do not anticipate losing;



     - the attention of our management team may be diverted from other ongoing business concerns more than we anticipate; and


     - our business cultures may be more difficult to integrate than we anticipate.

     FAILURE OF THE MERGER TO QUALIFY AS A POOLING OF INTERESTS WOULD HARM THE FINANCIAL RESULTS OF THE COMBINED COMPANY.


     If the merger does not qualify for the pooling-of-interests method of accounting, the future reported earnings of the combined company would be harmed due to amortization of goodwill and other intangible assets, which would likely harm the trading price of our ordinary shares. The availability of pooling-of-interests accounting treatment for this merger depends upon circumstances and events occurring after the effective time of the merger. For example, there must not be any significant changes in the business of the combined company, including significant dispositions of assets, for a period of two years following completion of the merger. Affiliates of Flextronics and DII must not sell any shares of either company's stock, except in limited amounts, until the day that the combined company publicly announces financial results covering at least thirty days of combined operations after the effective time of the merger. If the effective time of the merger occurs on April 3, 2000, we expect that these combined financial results would be published in July 2000. If affiliates of either company sell shares in excess of the limited exception prior to that time, the merger may not qualify for accounting as a pooling of interests.


     FAILURE TO COMPLETE THE MERGER COULD HARM EACH COMPANY'S STOCK PRICE AND FUTURE BUSINESS AND OPERATIONS.

     Both Flextronics and DII face a number of special risks if the merger is not completed, including the following:

     - DII may be required to pay Flextronics a termination fee equal to 3% of DII's equity value;

     - the option DII granted to Flextronics to purchase up to a number of shares of DII common stock equal to 19.9% of DII's outstanding common stock may become exercisable;

     - the price of Flextronics ordinary shares and DII common stock may decline to the extent that the current market price of Flextronics ordinary shares and DII common stock reflects a market assumption that the merger will be completed; and

     - costs related to the merger, such as legal and accounting fees and financial advisor fees, must be paid even if the merger is not completed.

     In addition, current and prospective Flextronics and DII employees may experience uncertainty about their future roles with the combined company, which may hurt each company's ability to attract and retain key management, marketing, technical and administrative personnel. This may impede subsequent integration of the two companies, and if the merger is not completed DII may be harmed.

     Further, if the merger is terminated and DII's board of directors determines to seek another business combination, DII cannot assure you that it will be able to find a party willing to combine with it on equivalent or more attractive terms. Furthermore, the option that DII granted to Flextronics, if exercised, would make it impossible for DII to account for future business combinations as a pooling of interests until two years after the date that Flextronics exercised the option, which would make it less likely that an attractive offer for DII would be found.

     EXECUTIVE OFFICERS AND DIRECTORS OF BOTH COMPANIES HAVE DIFFERENT INTERESTS FROM YOURS.

     The directors and executive officers of both Flextronics and DII have interests in the merger that are different from yours. Because of these different interests, these persons may be influenced to vote in favor of or to recommend the merger. These benefits include:

     - Michael E. Marks, the Chief Executive Officer and Chairman of the board of directors of Flextronics, will be the Chairman of the board of directors of the combined company after the merger;

     - Ronald R. Budacz, the Chief Executive Officer and Chairman of the board of directors of DII, will become the Deputy Chairman of the board of directors of the combined company after the merger;

     - Chuen Fah Alain Ahkong, Patrick Foley, Hui Shing Leong, Michael J. Moritz, Richard L. Sharp and Tsui Sung Lam, who are currently directors of Flextronics, will be directors of the combined company;

     - several other executive officers of Flextronics and DII will become officers of the combined company after the merger;


     - each of Ronald R. Budacz, C.Y. Cheong, Micheal Corkery, Mark D. Herbst, Dermott O'Flanagan, Carl A. Plichta, Steven C. Schlepp, Thomas J. Smach, Ronald R. Snyder and Carl R. Vertuca, Jr., executive officers of DII, is entitled to receive benefits under severance agreements with DII if the executive's employment is terminated within eighteen months of the merger, either by DII without cause or by the executive for good reason. It is likely that the changes contemplated by the merger will constitute good reason under the severance agreements of several executive officers of DII, including Mr. Budacz. The executives are subject to non-compete agreements for a period of one year, or five years in the case of Mr. Budacz and three years in the case of Mr. Vertuca. The benefits under the severance agreements include:



      - aggregate cash payments of $21.0 million for Mr. Budacz and an aggregate of approximately $22.0 million for all of DII's executive officers other than Mr. Budacz,



      - continuation of health benefits until age 65, and



      - additional payments to the executive equal to any excise taxes payable by the executive, with additional payments on an after-tax basis equal to the executive's tax liability resulting from these payments;



     - forgiveness of indebtedness, together with additional payments for taxes, of an aggregate of $1,165,528 for all executive officers of DII, including $322,873 for Mr. Budacz, relating to loans made to DII's executive officers in January 1996 and April 1997 to enable the executives to satisfy their tax obligations in connection with the vesting of their performance shares in 1996 and 1997;


     - at the effective time of the merger, each outstanding option to purchase DII common stock, including any stock option held by any executive officer of DII, will be assumed by Flextronics and will become an option to acquire ordinary shares of the combined company after the merger, with the number of shares subject to the option and the option exercise price to be adjusted according to the 1.61 exchange ratio, provided that the terms of the option agreement may be altered to comply with Singapore legal requirements;

     - executive officers of DII have options and performance shares, the vesting of which will accelerate in connection with the merger; and

     - Flextronics' and DII's directors and executive officers have customary rights to indemnification against specified liabilities.


     FAILURE TO RETAIN KEY EMPLOYEES COULD DIMINISH THE BENEFITS OF THE MERGER.



     The successful combination of Flextronics and DII will depend in part on the retention of key personnel. Flextronics and DII cannot assure that they will be able to retain key personnel.



     WE MAY HAVE LESS CAPITAL RESOURCES AVAILABLE TO US TO FINANCE OUR GROWTH.



     As a result of the merger, we anticipate that we will be required to purchase DII's 8.5% Senior Subordinated Notes due 2007 at a cost of 101% of the principal amount of the notes, which is $150.0 million. In addition, as a result of the merger, DII's outstanding term and revolving credit facilities may terminate unless the consents of the lenders are obtained. As a result, we anticipate that we will be required to repay $84.0 million of the outstanding borrowings under the facilities. We will also lose the ability to make any further borrowings under these facilities. We may have less capital resources available to us to finance our growth following the merger than the two companies combined had prior to the merger.


RISKS RELATED TO THE BUSINESS OF THE COMBINED COMPANY AFTER THE MERGER

     Unless otherwise stated, the terms "we" and "our" in this section refer to the combined company after the merger.

     IF WE DO NOT MANAGE EFFECTIVELY THE EXPANSION OF OUR OPERATIONS, OUR BUSINESS MAY BE HARMED.

     We have grown rapidly in recent periods, and this growth may not continue. Internal growth will require us to develop new customer relationships and expand existing ones, improve our operational and information systems and further expand our manufacturing capacity.

     We plan to increase our manufacturing capacity by expanding our facilities and by adding new equipment. This expansion involves significant risks. For example:

     - we may not be able to attract and retain the management personnel and skilled employees necessary to support expanded operations;

     - we may not efficiently and effectively integrate new operations, expand existing ones and manage geographically dispersed operations;

     - we may incur cost overruns;

     - we may encounter construction delays, equipment delays or shortages, labor shortages and disputes and production start-up problems that could adversely affect our growth and our ability to meet customers' delivery schedules; and

     - we may not be able to obtain funds for this expansion, and we may not be able to obtain loans or operating leases with attractive terms.


     In addition, we expect to incur new fixed operating expenses associated with our expansion efforts, including substantial increases in depreciation expense and rental expense, that will increase our cost of sales. If our revenues do not increase sufficiently to offset these expenses, our operating results would be adversely affected. Our expansion, both through acquisitions and internal growth, has contributed to our incurring significant merger-related expenses and experiencing volatility in our operating results and may continue to do so in the future.

     WE MAY ENCOUNTER DIFFICULTIES WITH ACQUISITIONS, WHICH COULD HARM OUR BUSINESS.

     We have completed a number of acquisitions of businesses and facilities and expect to continue to pursue growth through acquisitions in the future. Acquisitions involve a number of risks and challenges, including:

     - diversion of management's attention;

     - the need to integrate acquired operations;

     - potential loss of key employees and customers of the acquired companies;

     - lack of experience operating in the geographic market of the acquired business; and

     - an increase in our expenses and working capital requirements.

     To integrate acquired operations, we must implement our management information systems and operating systems and assimilate and manage the personnel of the acquired operations. The difficulties of this integration may be further complicated by geographic distances. The integration of acquired businesses may not be successful and could result in disruption to other parts of our business.


     Any of these and other factors could adversely affect our ability to achieve anticipated levels of profitability for acquired operations or realize other anticipated benefits of an acquisition. Furthermore, any future acquisitions may require additional debt or equity financing, which could increase our leverage or be dilutive to our existing shareholders. No assurance can be given that we will consummate any acquisitions in the future.


     WE HAVE NEW CUSTOMER RELATIONSHIPS FROM WHICH WE ARE NOT YET RECEIVING SIGNIFICANT REVENUES, AND ORDERS FROM THESE CUSTOMERS MAY NOT REACH ANTICIPATED LEVELS.


     We have recently announced major new customer relationships and new manufacturing programs for existing customers from which we anticipate significant future sales. However, similar to our other customer relationships, there are no volume purchase commitments under these new relationships and programs, and the revenues we actually achieve may not meet our expectations. In anticipation of future activities under these programs, we are incurring substantial expenses as we add personnel and manufacturing capacity and procure materials. Our operating results will be adversely affected if sales do not develop to the extent and within the time frame that we anticipate. Finally, if we are unable to achieve the increases in our manufacturing capacity necessary to support these new and expanded relationships in a timely manner, or are unable to implement the infrastructure to support these expanded operations, we will not achieve the sales that we expect from these new and expanded relationships.


     OUR CUSTOMER REQUIREMENTS AND OPERATING RESULTS VARY SIGNIFICANTLY.

     Electronics manufacturing service providers must provide increasingly rapid product turnaround for their customers. We generally are not able to obtain firm, long-term purchase commitments from our customers, and we continue to experience reduced lead times in customer orders. Customers may cancel their orders, change production quantities or delay production for a number of reasons. Cancellations, reductions or delays by a significant customer or by a group of customers would adversely affect our results of operations.

     In addition to the variable nature of our operating results due to the short-term nature of our customers' commitments, other factors may contribute to significant fluctuations in our results of operations. These factors include:

     - the timing of customer orders;

     - the volume of these orders relative to our capacity;

     - market acceptance of customers' new products;

     - changes in demand for customers' products and product obsolescence;

     - the timing of our expenditures in anticipation of future orders;

     - our effectiveness in managing manufacturing processes;

     - changes in the cost and availability of labor and components;

     - changes in our product mix;

     - changes in economic conditions;

     - local factors and events that may affect our production volume, such as local holidays; and

     - seasonality in customers' product requirements.

     One of our significant end-markets is the consumer electronics market. This market exhibits particular strength towards the end of the year in connection with the holiday season. As a result, we have experienced relative strength in revenues in our third fiscal quarter.

     We make significant decisions, including the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of our customers' commitments and the possibility of rapid changes in demand for their products reduces our ability to estimate accurately future customer requirements. On occasion, customers may require rapid increases in production, which can strain our resources and reduce margins. Although we have increased our manufacturing capacity and plan further increases, we may not have sufficient capacity at any given time to meet our customers' demands. In addition, because many of our costs and operating expenses are relatively fixed, a reduction in customer demand can adversely affect our gross margins and operating income.

     A MAJORITY OF OUR SALES COMES FROM A SMALL NUMBER OF CUSTOMERS; IF WE LOSE ANY OF THESE CUSTOMERS, OUR SALES COULD DECLINE SIGNIFICANTLY.


     Sales to our five largest customers have represented a majority of our net sales in recent periods. Our five largest customers accounted for approximately 46% of consolidated net sales in the nine months ended December 31, 1999, and 41% in fiscal 1999. Our largest customers during fiscal 1999 were Philips, Ericsson and Cisco, accounting for approximately 11%, 10% and 8%, respectively, of consolidated net sales. The identity of our principal customers has varied from year to year, and our principal customers may not continue to purchase services from us at current levels, if at all. Significant reductions in sales to any of these customers, or the loss of major customers, would have a material and adverse effect on us. We may not be able to replace expired, canceled or reduced contracts with new business in a timely manner. See "-- Our customer requirements and operating results vary significantly" on page 25.

     WE DEPEND UPON THE ELECTRONICS INDUSTRY WHICH CONTINUALLY PRODUCES TECHNOLOGICALLY ADVANCED PRODUCTS WITH SHORT LIFE CYCLES; OUR INABILITY TO CONTINUALLY MANUFACTURE THESE PRODUCTS ON A COST-EFFECTIVE BASIS WOULD HARM OUR BUSINESS.

     Factors affecting the electronics industry in general could have a material and adverse effect on our customers and, as a result, on us. These factors include:

     - the inability of our customers to adapt to rapidly changing technology and evolving industry standards, which results in short product life cycles;

     - the inability of our customers to develop and market their products, some of which are new and untested. If customers' products become obsolete or fail to gain widespread commercial acceptance, our business may be materially and adversely affected; and

     - recessionary periods in our customers' markets.


     THERE MAY BE SHORTAGES OF, AND PRICE CHANGES IN, REQUIRED ELECTRONIC COMPONENTS.



     A substantial majority of our net sales is derived from turnkey manufacturing in which we are responsible for procuring materials. This arrangement typically results in our bearing the risk of component price changes. Accordingly, component price changes could adversely affect our operating results. At various times, there have been shortages of some of the electronic components that we use, and suppliers of some components have lacked sufficient capacity to meet the demand for these components. In recent months, component shortages have become more prevalent in our industry. In some cases, supply shortages could curtail production of products using a particular component and could result in manufacturing and shipping delays.


     OUR INDUSTRY IS EXTREMELY COMPETITIVE.


     The electronics manufacturing services industry is extremely competitive and includes hundreds of companies, several of which have achieved substantial market share. In addition, current and prospective customers also evaluate our capabilities against the merits of internal production. Some of our competitors, including Solectron and SCI Systems, have substantially greater market shares than we have, and substantially greater manufacturing, financial, research and development and marketing resources. In recent years, many participants in the industry, including us, have substantially expanded their manufacturing capacity. If overall demand for electronics manufacturing services should decrease, this increased capacity could result in substantial pricing pressures, which could adversely affect our operating results.


     WE ARE SUBJECT TO THE RISK OF INCREASED TAXES.


     We have structured our operations in a manner designed to maximize income in countries where tax incentives have been extended to encourage foreign investment or where income tax rates are low. Our taxes could increase if these tax incentives are not renewed upon expiration or tax rates applicable to us are increased. Substantially all of the products manufactured by our Asian subsidiaries are sold to customers based in North America and Europe. We believe that profits from our Asian operations are not sufficiently connected to jurisdictions in North America or Europe to give rise to income taxation there. However, tax authorities in jurisdictions in North America and Europe could challenge the manner in which profits are allocated among our subsidiaries, and we may not prevail in any such challenge. If the profits recognized by our subsidiaries in jurisdictions where taxes are lower became subject to income taxes in other jurisdictions, our worldwide effective tax rate could increase. In addition, the merger and subsequent transactions may cause our effective tax rate to increase.

     WE CONDUCT OPERATIONS IN A NUMBER OF COUNTRIES AND ARE SUBJECT TO RISKS OF INTERNATIONAL OPERATIONS.


     The geographical distances between Asia, the Americas and Europe create a number of logistical and communications challenges. The combined manufacturing operations are located in a number of countries, including Austria, Brazil, China, the Czech Republic, Finland, France, Germany, Hungary, Ireland, Italy, Malaysia, Mexico, Sweden, the United Kingdom and the United States. As a result, we are affected by economic and political conditions in those countries, including:


     - fluctuations in the value of currencies;

     - changes in labor conditions;

     - longer payment cycles;

     - greater difficulty in collecting accounts receivable;

     - burdens and costs of compliance with a variety of foreign laws;

     - political and economic instability;

     - increases in duties and taxation;

     - imposition of restrictions on currency conversion or the transfer of funds;

     - limitations on imports or exports;

     - expropriation of private enterprises; and

     - reversal of the current policies, including favorable tax and lending policies, encouraging foreign investment or foreign trade by our host countries.

     The attractiveness of our services to our U.S. customers can be affected by changes in U.S. trade policies, such as "most favored nation" status and trade preferences for certain Asian nations. In addition, some countries in which we operate, such as Brazil, Mexico and Malaysia, have experienced periods of slow or negative growth, high inflation, significant currency devaluations and limited availability of foreign exchange. Furthermore, in countries such as Mexico and China, governmental authorities exercise significant influence over many aspects of the economy, and their actions could have a significant effect on us. Finally, we could be adversely affected by inadequate infrastructure, including lack of adequate power and water supplies, transportation, raw materials and parts in countries in which we operate.

     Risks Relating to China. Under its current leadership, the Chinese government has been pursuing economic reform policies. However, the Chinese government may not continue to pursue these policies, and these policies may not be successful even if pursued. In addition, China does not have a comprehensive and highly developed system of laws, and enforcement of laws and contracts is uncertain. The United States annually reconsiders the renewal of most favored nation trading status of China. China's loss of most favored nation status could adversely affect us by increasing the cost to U.S. customers of products manufactured by us in China.

     Risks Relating to Mexico. The Mexican government exercises significant influence over many aspects of the Mexican economy and its action could have a significant effect on private sector entities in general and us in particular.

     Risks Relating to Hungary. Hungary has undergone significant political and economic change in recent years. Political, economic, social and other developments, and changes in laws could have a material and adverse effect on our business. Annual inflation and interest rates in Hungary have historically been much higher than those in Western Europe. Exchange rate policies have not always allowed for the free conversion of currencies at the market rate. Laws and regulations in Hungary have been, and continue to be, substantially revised during its transition to a market economy. As a result, laws and regulations may be applied inconsistently. Also in some circumstances, it may not be possible to obtain the legal remedies provided for under those laws and regulations in a reasonably timely manner, if at all.

     Risks Relating to Brazil. During the past several years, the Brazilian economy has been affected by significant intervention by the Brazilian government. The Brazilian government has changed monetary, credit, tariff and other policies to influence the course of Brazil's economy. The Brazilian government's actions to control inflation and effect other policies have often involved wage, price and exchange controls as well as other measures such as freezing bank accounts and imposing capital controls.


     WE ARE SUBJECT TO RISKS OF CURRENCY FLUCTUATIONS AND HEDGING OPERATIONS.



     A significant portion of our business is conducted in the Swedish krona, European euro and Brazilian real. In addition, some of our costs, such as payroll and rent, are denominated in currencies such as the Austrian schilling, the British pound, the Chinese renminbi, the German deutsche mark, the Hong Kong dollar, the Hungarian forint, the Irish pound, the Malaysian ringgit, the Mexican peso and the Singapore dollar, as well as the krona, the euro and the real. In recent years, the Hungarian forint, Brazilian real and Mexican peso have experienced significant devaluations, and in January 1999 the Brazilian real experienced further significant devaluations. Changes in exchange rates between these and other currencies and the U.S. dollar will affect our cost of sales, operating margins and revenues. We cannot predict the impact of future exchange rate fluctuations. We use financial instruments, primarily forward purchase contracts, to hedge Japanese yen, European euro, U.S. dollar and other foreign currency commitments arising from trade accounts payable and fixed purchase obligations. Because we hedge only fixed obligations, we do not expect that these hedging activities will have a material effect on our results of operations or cash flows. However, our hedging activities may be unsuccessful, and we may change or reduce our hedging activities in the future. As a result, we may experience significant unexpected expenses from fluctuations in exchange rates.


     WE DEPEND ON OUR KEY PERSONNEL.

     Our success depends to a large extent upon the continued services of our key executives and skilled personnel. Generally our employees are not bound by employment or non-competition agreements, and there can be no assurance that we will retain our officers and key employees. We could be materially and adversely affected by the loss of key personnel.


     WE ARE SUBJECT TO ENVIRONMENTAL COMPLIANCE RISKS.



     We are subject to various federal, state, local and foreign environmental laws and regulations, including those governing the use, storage, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process. In addition, we are responsible for cleanup of contamination at some of our current and former manufacturing facilities. If more stringent compliance or cleanup standards under environmental laws or regulations are imposed, or the results of our future testing and analyses at our operating facilities indicate that we are responsible for the release of hazardous substances, we may be subject to additional remediation liability. Further, there can be no assurance that additional environmental matters will not arise in the future at sites where no problem is currently known or at sites that we may acquire in the future.


     THE MARKET PRICE OF OUR ORDINARY SHARES IS VOLATILE.

     The stock market in recent years has experienced significant price and volume fluctuations that have affected the market prices of technology companies. These fluctuations have often been unrelated to or disproportionately impacted by the operating performance of these companies. The market for our ordinary shares may be subject to similar fluctuations. Factors such as fluctuations in our operating results, announcements of technological innovations or events affecting other companies in the electronics industry, currency fluctuations and general market conditions may have a significant effect on the market price of our ordinary shares.


     WE ARE SUBJECT TO RISKS FROM THE YEAR 2000 ISSUE.



     We are aware of the issues associated with programming code in existing computer systems. The Year 2000 computer issue refers to a condition in computer software where a two-digit field rather than a four-digit field is used to distinguish a calendar year. While we have not experienced material Year 2000 problems to date, some computer programs may be unable to function and we may experience errors or interruptions due to the Year 2000 problem. Such an uncorrected condition could significantly interfere with the conduct of our business, could result in disruption of our operations, and could subject us to potentially significant legal liabilities.

                                 THE COMPANIES

FLEXTRONICS

     Flextronics is a leading provider of advanced electronics manufacturing services to OEMs primarily in the telecommunications and networking, consumer electronics and computer industries. Flextronics provides a wide range of integrated services, from initial product design to volume production and fulfillment. Its manufacturing services range from printed circuit board fabrication and assembly to complete product assembly and test. Flextronics believes that it has developed particular strengths in advanced interconnect, miniaturization and packaging technologies, and in the engineering and manufacturing of wireless communications products employing radio frequency technology. In addition, Flextronics provides advanced engineering services, including product design, printed circuit board layout, quick-turn prototyping and test development. Throughout the production process, Flextronics offers logistics services, such as materials procurement, inventory management, packaging and distribution.


     Through a combination of internal growth and acquisitions, Flextronics has become the fourth largest provider of electronics manufacturing services, with revenues of $2.0 billion in fiscal 1999 and $2.7 billion for the nine months ended December 31, 1999. Flextronics believes that its size, global presence and expertise enable it to win large outsourced manufacturing programs from leading multinational OEMs. Flextronics offers a complete and flexible manufacturing solution that provides accelerated time-to-market and time-to-volume production, as well as reduced production costs. By working closely with customers throughout the design, manufacturing and distribution process, and by offering highly responsive services, Flextronics believes that it can become an integral part of its customers' operations.


     Flextronics customers include industry leaders such as Cisco, Compaq, Ericsson, Hewlett-Packard, Lucent, Microsoft, Motorola, Nokia, Nortel Networks, Philips, Qualcomm and 3Com. Due to its focus on high growth technology sectors, its prospects are influenced by major trends, such as the buildout of the communications and Internet infrastructure, the proliferation of wireless devices and other trends in electronics technologies. In addition, its growth is driven by the accelerating pace at which leading OEMs are adopting outsourcing as a core business strategy.

     Flextronics has established an extensive network of manufacturing facilities in the world's major electronics markets -- Asia, the Americas and Europe -- to serve the increased outsourcing needs of both multinational and regional OEMs. Flextronics strategically locates manufacturing facilities near its customers and their end markets. Flextronics has also established in low cost regions fully-integrated, high volume industrial parks that provide a total manufacturing and fulfillment solution by locating manufacturing and distribution operations and suppliers at a single site. Its industrial parks are located in China, Hungary and Mexico, and it is developing an additional industrial park in Brazil. This integrated approach to production and distribution benefits its customers by reducing logistical barriers and costs, improving supply-chain management, increasing flexibility, lowering transportation costs and reducing turnaround times.

SLALOM

     Slalom is a wholly owned subsidiary of Flextronics incorporated on November 16, 1999 in the State of Delaware. Slalom does not engage in any operations and exists solely to facilitate the merger.

DII

     DII is a leading global provider of electronics design and manufacturing services to OEMs primarily in the telecommunications, data communications, high-end computing and medical device industries. DII provides a comprehensive set of integrated design and manufacturing services, from initial product design including semiconductor design, to volume production and order fulfillment. DII's manufacturing services range from printed circuit board fabrication and assembly to complete product assembly and test. In addition, DII provides advanced engineering services, including semiconductor design, printed circuit board design, printed circuit board layout, quick-turn prototyping and test development. Throughout the production process, DII offers logistics services, such as materials procurement, inventory management and distribution.

     Like many electronics design and manufacturing services providers, DII designs, assembles and distributes printed circuit boards and completed electronics products. DII seeks to differentiate itself from its electronics design and manufacturing services competitors by providing comprehensive and integrated design and manufacturing services, including semiconductor design and printed circuit board design and fabrication. This allows it to reduce its customers' product costs and compress the time from product concept to market introduction. In addition, through its global network of 23 facilities in North America, South America, Europe, China and Southeast Asia, DII is able to service its customers' worldwide manufacturing requirements more effectively and at lower costs. DII believes that the combination of these capabilities enables it to become more integral to its customers' product development and manufacturing strategy and provides it with a significant competitive advantage.

     DII provides its customers with three primary product and service offerings:

     - semiconductor design;

     - printed circuit board design and fabrication; and

     - systems assembly and distribution.


     DII provides these products and services to more than 300 OEMs, including OEMs in the telecommunications, data communications, high-end computing and medical device industries. Its customers include industry leaders, such as 3Com Corporation, EMC Corporation, Hewlett-Packard Company, IBM, Motorola and Siemens Medical Systems. Its ten largest customers, in the aggregate, accounted for 60% of its total net sales in 1999. Approximately 40% of DII's total net sales in fiscal 1999 were derived from customers utilizing two or more of its primary product and service offerings.

                            THE DII SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE OF THE DII SPECIAL MEETING


     The DII special meeting will be held at 10:00 a.m., Colorado time, on March 30, 2000, at the executive offices of DII located at 6273 Monarch Park Place, Niwot, Colorado.



     The purpose of the DII special meeting is to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated November 22, 1999 among Flextronics International Ltd., Slalom Acquisition Corp., a wholly owned subsidiary of Flextronics, and DII. The merger agreement provides for the merger of Slalom with and into DII, resulting in DII becoming a wholly owned subsidiary of Flextronics. In the merger, DII stockholders will receive
1.61 ordinary shares, par value S$0.01 per share, of Flextronics for each share of DII common stock, par value $0.01 per share.


RECORD DATE AND OUTSTANDING SHARES


     Only holders of record of DII common stock at the close of business on February 11, 2000 are entitled to notice of and to vote at the DII special meeting. As of the DII record date, there were approximately 1,589 stockholders of record of DII common stock, holding an aggregate of approximately 36,780,913 shares of DII common stock.


QUORUM AND VOTE REQUIRED

     Under Delaware law, the charter documents of DII and Nasdaq rules, approval of the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast by holders of outstanding shares of DII common stock as of the DII record date. Each stockholder of record of DII common stock on the DII record date is entitled to cast one vote per share at the DII special meeting, either in person or by properly executed proxy.


     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of DII common stock entitled to vote at the DII special meeting constitutes a quorum for the transaction of business at the DII special meeting. Broker non-votes and shares held by persons abstaining will be counted in determining whether a quorum is present at the DII special meeting. Abstentions will not be counted as a vote in favor of the merger, and therefore have the same effect as a vote against the merger. If a broker or nominee holding DII common stock in "street name" indicates on the proxy that it does not have discretionary authority to vote on the merger, those shares will not be considered as present and entitled to vote with respect to the merger proposal. Therefore, broker non-votes will have the same effect as votes against the merger.



     Nine executive officers and directors of DII have entered into voting agreements with Flextronics obligating them to vote their shares of DII stock in favor of the merger. As of the DII record date, these executive officers and directors of DII owned 2.2% of the outstanding shares of DII common stock.


PROXIES

     All shares of DII common stock that are entitled to vote and are represented at the DII special meeting by properly executed proxies received prior to or at the DII special meeting and not duly and timely revoked will be voted at the DII special meeting in accordance with the instructions indicated on the proxies. If no instructions are indicated on the proxies, those proxies will be voted "FOR" the approval of the merger.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

     - filing a written notice of revocation, dated later than the proxy, with the Secretary of DII at or before the vote on the merger at the DII special meeting;

     - duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of DII before the vote on the merger at the DII special meeting; or

     - attending the DII special meeting and voting in person, although attendance at the DII special meeting will not itself constitute a revocation of a proxy.

Any written notice of revocation or subsequent proxy should be sent to DII at 6273 Monarch Park Place, Niwot, Colorado, 80503, Attention: Secretary, or be hand delivered to the Secretary, in each case at or before the vote on the merger is taken at the special meeting.

SOLICITATION OF PROXIES; EXPENSES


     DII will bear the expenses in connection with soliciting DII stockholders. In addition to this solicitation, officers, directors and regular employees of DII, without any additional compensation, may solicit proxies by mail, telephone or personal contact. DII has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $7,500, plus reasonable out-of-pocket expenses. DII will, upon request, reimburse brokerage houses and other nominees for their reasonable expenses in sending proxy materials to their principals.


RECOMMENDATION OF THE DII BOARD OF DIRECTORS

     At a special meeting on November 20, 1999, the DII board of directors determined that the merger is advisable, fair to and in the best interests of DII and its stockholders. DII's board of directors unanimously approved the merger agreement and unanimously recommends that you vote "FOR" approval and adoption of the merger agreement and approval of the merger.

                 THE FLEXTRONICS EXTRAORDINARY GENERAL MEETING

DATE, TIME, PLACE AND PURPOSE OF THE FLEXTRONICS EXTRAORDINARY GENERAL MEETING


     The extraordinary general meeting of Flextronics' shareholders will be held at 10:00 a.m., California time, on March 30, 2000 at the principal U.S. offices of Flextronics located at 2090 Fortune Drive, San Jose, California.


     At the meeting, Flextronics shareholders will be asked to approve:

     - the issuance of 1.61 Flextronics ordinary shares for each share of DII common stock in connection with the merger with DII pursuant to the merger agreement; and

     - an amendment to Flextronics' 1993 Share Option Plan to increase by 4,000,000 the number of ordinary shares authorized and reserved for issuance under the plan.

RECORD DATE AND OUTSTANDING SHARES


     The close of business on February 11, 2000 was the record date for shareholders entitled to notice of the extraordinary general meeting. As of that date, Flextronics had 115,829,925 ordinary shares issued and outstanding. However, holders of record of Flextronics ordinary shares on March 30, 2000, the date of the extraordinary general meeting, are entitled to vote at the meeting.


QUORUM AND VOTE REQUIRED


     The affirmative vote of the holders of a majority of the issued shares of Flextronics present and voting in person or by proxy, attorney or representative at the extraordinary general meeting is required for the approval of (1) the issuance of Flextronics ordinary shares for shares of DII common stock in connection with the merger, and (2) the amendment to the 1993 Plan to increase by 4,000,000 the number of ordinary shares authorized and reserved under the plan. Each holder of record on March 30, 2000, the date of the extraordinary general meeting, is entitled to cast one vote per share at the meeting.


     The presence in person or by proxy of holders of at least 33 1/3% of all outstanding fully paid ordinary shares of Flextronics entitled to vote at the extraordinary general meeting constitutes a quorum. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. Neither abstentions nor broker non-votes are counted in tabulations of the votes cast on the merger-related proposal; however, broker non-votes are counted in tabulations of the votes cast on the proposal to amend the 1993 Plan. If a broker or nominee holding Flextronics ordinary shares in "street name" indicates on the proxy that it does not have discretionary authority to vote on the merger, those shares will not be considered as present and entitled to vote with respect to the merger.


     Nine executive officers and directors of Flextronics have entered into a voting agreement with DII obligating them to vote their Flextronics ordinary shares in favor of the merger-related proposal. As of the record date, these executive officers and directors owned 4.4% of the outstanding Flextronics ordinary shares to be cast at the Flextronics extraordinary general meeting.


PROXIES


     All Flextronics ordinary shares that are entitled to vote and are represented at the Flextronics extraordinary general meeting by properly executed proxies received before 10:00 a.m., California time, on March 28, 2000, which is 48 hours prior to the extraordinary general meeting, will be voted at the meeting in accordance with the instructions indicated on the proxies. If no instructions are indicated, those proxies will be vote "FOR" the issuance of the Flextronics ordinary shares in connection with the merger and "FOR" the amendment to the 1993 Plan.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

     - filing a written notice of revocation, dated later than the proxy, with the Secretary of Flextronics at least 48 hours prior to the Flextronics extraordinary general meeting;

     - duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Flextronics at least 48 hours prior to the extraordinary general meeting; or

     - attending the Flextronics extraordinary general meeting and voting in person. Attendance at the meeting constitutes a revocation of a proxy.


     Any written notice of revocation or subsequent proxy should be sent to Flextronics at its registered office located at 36, Robinson Road, #18-01, City House, Singapore 068877, or to Boston EquiServe L.P. at 150 Royall Street, M/S 45-01-07, Canton, Massachusetts 02021, United States of America, in each case before 10:00 a.m., California time, on March 28, 2000, which is 48 hours prior to the extraordinary general meeting.


SOLICITATION OF PROXIES; EXPENSES

     The entire cost of soliciting proxies of Flextronics' shareholders will be borne by Flextronics. In addition, officers, directors and employees of Flextronics, without additional compensation, may solicit proxies by mail, telephone or personal contact. Flextronics has retained Corporate Investors Communications, an independent proxy solicitation firm, to assist in soliciting proxies at an estimated fee of $12,000 plus reimbursement of reasonable expenses.

                                 PROPOSAL NO. 1

                  ORDINARY RESOLUTION TO APPROVE THE ISSUANCE
                        OF ORDINARY SHARES IN THE MERGER


     Based on the shares of DII common stock outstanding as of February 11, 2000 and on the exchange ratio of 1.61 Flextronics ordinary shares for each share of DII common stock outstanding immediately before the consummation of the merger, Flextronics will issue approximately 59,689,000 ordinary shares in the merger. This number gives effect to the vesting of 293,000 performance shares as a result of the merger. In addition, each option and other right to acquire DII common stock that is outstanding immediately before the merger will be assumed by Flextronics and converted into an option or other right to acquire Flextronics ordinary shares after the merger with the number of shares and the exercise price to be adjusted based upon the exchange ratio. As of February 11, 2000, options and other rights to acquire approximately 3,527,353 shares of DII common stock were outstanding, which based on the 1.61 exchange ratio will be converted into options and other rights to acquire approximately 5,679,038 Flextronics ordinary shares.



     For a discussion of the merger as it relates to the proposal to issue Flextronics ordinary shares in connection with the merger, please refer to the sections entitled "Approval of the Merger and Related Transactions" on page 44 and "Terms of the Merger Agreement" on page 77. The merger agreement is included as Annex A to this document.


     THE FLEXTRONICS BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSAL TO ISSUE FLEXTRONICS ORDINARY SHARES IN THE MERGER.

                                 PROPOSAL NO. 2

      ORDINARY RESOLUTION TO APPROVE THE INCREASE OF THE NUMBER OF SHARES
            AUTHORIZED FOR ISSUANCE UNDER THE 1993 SHARE OPTION PLAN

     Flextronics shareholders are being asked to approve an amendment to the 1993 Share Option Plan, which was adopted by the board of directors and approved by the shareholders in 1993, to increase the maximum number of ordinary shares authorized for issuance under the 1993 Plan from 16,400,000 ordinary shares to 20,400,000 ordinary shares, to reserve an additional 4,000,000 ordinary shares for issuance under the 1993 Plan and to provide that the ordinary shares, when issued and paid for in accordance with the terms of the 1993 Plan, shall be validly issued, fully paid and nonassessable ordinary shares in the capital of Flextronics.


     As of February 1, 2000, there were 1,987,276 shares available for issuance under the 1993 Plan, and after this amendment 5,987,276 shares will be available for issuance under the 1993 Plan. The Flextronics board believes the share increase is necessary for Flextronics to continue to have a sufficient reserve of ordinary shares available under the 1993 Plan to attract and retain the services of key employees and other qualified personnel essential to Flextronics' long-term success and to effectively compete for qualified personnel in its markets. In particular, the Flextronics board believes that the share increase is necessary to secure sufficient additional shares under the 1993 Plan for option grants that it believes will be necessary to retain key employees of DII after the merger. Flextronics believes that approval of the increase under the 1993 Plan is critical to the success of the combined company after the merger.


INTERIM PLANS


     Flextronics' 1997 Interim Option Plan, 1998 Interim Option Plan and 1999 Interim Option Plan were adopted by the board on June 5, 1997, January 14, 1998 and December 14, 1998, respectively. The adoption of the interim plans was necessitated by the internal growth of Flextronics and Flextronics' acquisitions of Neutronics Electronic Industries Holding AG, DTM Products, Inc., Energipilot AB, Altatron, Inc. and Conexao Informatica Ltda. None of these acquired companies had broad-based equity compensation plans in place prior to the acquisition. Subsequent to each acquisition, Flextronics provided equity-based compensation opportunities for employees of the acquired company consistent with levels provided by Flextronics to its existing employees to provide incentives to such employees to improve their personal performance and contribute to the improvement of Flextronics' financial performance. As a result, the number of shares available for new option grants under the 1993 Plan was nearly depleted, requiring that Flextronics increase the number of shares available for issuance under the 1993 Plan in order to continue to attract, retain and motivate key employees and other qualified personnel.



     The Flextronics board reserved an aggregate of 1,000,000 shares, 1,600,000 shares and 2,600,000 shares for issuance under the 1997 Interim Plan, the 1998 Interim Plan and the 1999 Interim Plan, respectively. Shares subject to an option granted pursuant to the interim plans that expires or terminates for any reason without being exercised will again become available for grant and issuance pursuant to awards under the interim plans. The interim plans provide a mechanism for Flextronics to grant non-qualified stock options to persons without incurring the compensation charge that would otherwise result if Flextronics issued shares under the 1993 Plan subject to future shareholder approval. As the interim plans do not provide for the issuance of incentive stock options, shareholder approval of the interim plans is not required. Options to purchase 238,498 shares, 80,317 shares and 958,244 shares are available for grant pursuant to the 1997 Interim Plan, 1998 Interim Plan and 1999 Interim Plan, respectively, as of February 1, 2000.

     From inception of the 1997 Interim Plan in June 1997 to February 1, 2000, options to purchase an aggregate of 761,502 of Flextronics ordinary shares, net of cancellations, were granted under the 1997 Interim Plan. From inception of the 1998 Interim Plan in January 1998 to February 1, 2000, options to purchase an aggregate of 1,491,683 of Flextronics ordinary shares, net of cancellations, were granted under the 1998 Interim Plan. From inception of the 1999 Interim Plan in December 1998 to February 1, 2000, options to purchase an aggregate of 1,641,756 of Flextronics ordinary shares, net of cancellations, were granted under the 1999 Interim Plan.


NON-PLAN SHARE OPTION GRANT

     On November 28, 1998, Flextronics' board of directors granted to Michael E. Marks, Flextronics' President and Chief Executive Officer, a non-qualified, non-plan share option grant to purchase 1,600,000 ordinary shares of Flextronics at an exercise price of $12.00 per share, which was the fair market value of an ordinary share on the date of grant. The non-plan grant vests over a four-year period, with 25% of the shares vesting on the first anniversary of the date of grant and 1/36 of the shares vesting for each full calendar month that Mr. Marks renders services to Flextronics thereafter and will expire on the fifth anniversary of the date of grant. In the event that Flextronics is acquired by merger or asset sale, the non-plan grant will automatically accelerate in full if it is not assumed by the successor corporation or replaced with a comparable option to purchase shares of the capital stock of the successor corporation. The Plan Administrator has the discretionary authority to accelerate any options assumed or replaced in connection with such acquisition upon the subsequent termination of Mr. Marks' service within a designated period following the acquisition. In connection with a hostile change in control of Flextronics, whether by successful tender offer for more than 50% of the outstanding voting shares or by proxy contest for the election of board members, the Plan Administrator will have the discretionary authority to provide for automatic acceleration of the non-plan grant either at the time of the change in control or upon the subsequent termination of Mr. Marks' service.

     The non-plan grant to Mr. Marks was necessitated by the prior limitation in the 1993 Plan on the number of options or separately exercisable stock appreciation rights granted under the 1993 Plan to any one participant to 2,000,000 ordinary shares in the aggregate over the term of the 1993 Plan. As the non-plan grant is a non-qualified share option grant, shareholder approval of the non-plan grant is not required.

1993 SHARE OPTION PLAN

     The following is a summary of the principal features of the 1993 Plan, as most recently amended. The summary, however, does not purport to be a complete description of all the provisions of the 1993 Plan. Any shareholder of Flextronics who wishes to obtain a copy of the actual plan document may do so upon written request to Flextronics at its principal U.S. offices located at 2090 Fortune Drive, San Jose, California 95131.

     EQUITY INCENTIVE PROGRAMS

     The 1993 Plan contains two separate equity incentive programs:

     - a discretionary option grant program, and

     - an automatic option grant program.

     The discretionary option grant program will be administered, with respect to officers and directors, by the Primary Committee consisting of the compensation committee of the board and, with respect to all other employees, by the secondary committee, currently consisting of the Chairman of the board of directors, Mr. Marks. These committees (the "Plan Administrator") will have complete discretion, subject to the provisions of the 1993 Plan, to authorize option grants under the 1993 Plan. However, all grants under the automatic option grant program will be made in strict compliance with the provisions of that program, and no administrative discretion will be exercised by the Plan Administrator with respect to the grants made under the automatic option grant program.

     SHARE RESERVE

     A total of 16,400,000 ordinary shares has been reserved for issuance over the ten-year term of the 1993 Plan. In no event may any one participant in the 1993 Plan be granted options or separately exercisable stock appreciation rights for more than 2,000,000 ordinary shares annually.

     In the event any change is made to the outstanding ordinary shares by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without Flextronics' receipt of consideration, appropriate adjustments will be made to the securities issuable, in the aggregate and to each participant, under the 1993 Plan and to each outstanding option.


     As of February 1, 2000, 14,385,906 ordinary shares were subject to outstanding options and an aggregate of 3,264,333 shares were available for option grants under the 1993 Plan and the interim plans.


     ELIGIBILITY


     Officers and other key employees of Flextronics and its parent or subsidiaries, whether now existing or subsequently established, and consultants and independent contractors of Flextronics and its parent and subsidiaries, are eligible to participate in the discretionary option grant program. Non-employee members of the board are only eligible to participate in the automatic option grant program. Non-employee members of the board may not participate in the automatic option grant program if such participation is (1) prohibited, or (2) restricted, either absolutely or subject to various securities requirements, whether legal or administrative, being complied with, in the jurisdiction in which the board member is resident under the relevant securities laws of that jurisdiction.



     As of February 1, 2000 approximately five executive officers and approximately 700 other employees were eligible to participate in the 1993 Plan, and five non-employee board members were eligible to participate in the automatic option grant program.


     VALUATION


     The fair market value per ordinary share on any relevant date under the 1993 Plan is the closing selling price per share on that date on the Nasdaq National Market. On February 1, 2000, the closing selling price per share was $54.00.


     DISCRETIONARY OPTION GRANT PROGRAM

     Options may be granted under the discretionary option grant program at an exercise price per share not less than 85% of the fair market value per ordinary share on the option grant date. Flextronics does not intend to issue options with an exercise price below fair market value. No granted option will have a term in excess of five years.

     Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent such option is exercisable for vested shares. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.


     The Plan Administrator is authorized to issue two types of stock appreciation rights in connection with option grants made under the discretionary option grant program. Tandem stock appreciation rights provide the holders with the right to surrender their options for an appreciation distribution from Flextronics equal in amount to the excess of:


     - the fair market value of the vested ordinary shares subject to the surrendered option, over

     - the aggregate exercise price payable for such shares.

     Any appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in ordinary shares.


     Limited stock appreciation rights may be granted to officers of Flextronics as part of their option grants. Any option with a limited stock appreciation right in effect for at least six months may be surrendered to Flextronics upon the successful completion of a hostile take-over of Flextronics. In return for the surrendered option, the officer will be entitled to a cash distribution from Flextronics in an amount per surrendered option share equal to the excess of:


     - the take-over price per share, over

     - the exercise price payable for such share.

     The Plan Administrator will have the authority to effect the cancellation of outstanding options under the discretionary option grant program which have exercise prices in excess of the then current market price of ordinary shares and to issue replacement options with an exercise price based on the market price of ordinary shares at the time of the new grant.

     AUTOMATIC OPTION GRANT PROGRAM

     Under the automatic option grant program, each individual who first becomes a non-employee board member will automatically be granted at that time a stock option for a number of ordinary shares as determined by the Plan Administrator. In addition, on the date of each annual general meeting, each individual who is at that time serving as a non-employee board member, whether or not such individual is standing for re-election, will automatically be granted an option to purchase 6,000 ordinary shares, provided such individual has served as a non-employee board member for at least six months. There will be no limit on the number of such 6,000-share options which any one non-employee board member may receive over the period of board service.

     Each option will have an exercise price per share equal to 100% of the fair market value per ordinary share on the option grant date and a maximum term of five years measured from the option grant date. Each option will become exercisable for the option shares in 24 equal monthly installments over the optionee's period of board service, with the first such installment to become exercisable upon the completion of one month of board service measured from the option grant date.

     Each automatic option grant will automatically accelerate upon the optionee's death or permanent disability or upon an acquisition of Flextronics by merger or asset sale or a hostile change in control of Flextronics. In addition, upon the successful completion of a hostile take-over, each automatic option grant which has been outstanding for at least six months may be surrendered to Flextronics for a cash distribution per surrendered option share in an amount equal to the excess of:

     - the take-over price per share, over

     - the exercise price payable for such share.

     GENERAL PROVISIONS

     Acceleration. In the event that Flextronics is acquired by merger or asset sale, each outstanding option under the discretionary option grant program which is not assumed by the successor corporation or replaced with a comparable option to purchase shares of the capital stock of the successor corporation will automatically accelerate in full. The Plan Administrator has the discretionary authority to accelerate any options assumed or replaced in connection with an acquisition upon the subsequent termination of the optionee's service within a designated period following the acquisition. In connection with a hostile change in control of Flextronics, whether by successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of board members, the Plan Administrator will have the discretionary authority to provide for automatic acceleration of outstanding options under the discretionary option grant program either at the time of such change in control or upon the subsequent termination of the optionee's service.

     The acceleration of vesting in the event of a change in the ownership or control of Flextronics may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of Flextronics.

     Financial Assistance. The Plan Administrator may permit one or more optionees to pay the exercise of outstanding options under the 1993 Plan by delivering a promissory note payable in installments. The Plan Administrator will determine the terms of any such promissory note. However, the maximum amount of financing provided any optionee may not exceed the cash consideration payable for the purchased shares plus all applicable taxes incurred in connection with the acquisition of the shares. Any such promissory note may be subject to forgiveness in whole or in part, at the discretion of the Plan Administrator, over the optionee's period of service.

     Amendment and Termination. The board may amend or modify the 1993 Plan in any or all respects whatsoever subject to any required shareholder approval. The board may terminate the 1993 Plan at any time, and the 1993 Plan will in all events terminate on November 30, 2003.

     FEDERAL INCOME TAX CONSEQUENCES

     Option Grants. Options granted under the 1993 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

     Incentive Stock Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised unless the optionee is subject to the alternative minimum tax. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise disposed of. For federal tax purposes, dispositions are divided into two categories:

     - qualifying, and

     - disqualifying.

     A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. Upon a qualifying disposition, the optionee will recognize capital gain or loss. If either of these two holding periods is not satisfied, then a disqualifying disposition will result. Upon a disqualifying disposition, any gain up to the difference between the option exercise price and the fair market value of the shares on the date of exercise or, if less, the amount realized on the sale of shares, will be treated as ordinary income. Any additional gain will be capital gain.

     If the optionee makes a disqualifying disposition of the purchased shares, then Flextronics will be entitled to an income tax deduction, for the taxable year in which the disposition occurs, equal to the excess of (1) the fair market value of such shares on the option exercise date over (2) the exercise price paid for the shares. In no other instance will Flextronics be allowed a deduction with respect to the optionee's disposition of the purchased shares.


     Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by Flextronics in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when Flextronics' repurchase right lapses, an amount equal to the excess of:

     - the fair market value of the shares on the date the repurchase right lapses, over

     - the exercise price paid for the shares.

     The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (1) the fair market value of the purchased shares on the exercise date over (2) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

     Flextronics will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of Flextronics in which the ordinary income is recognized by the optionee.

     Stock Appreciation Rights. An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. Flextronics will be entitled to an income tax deduction equal to the appreciation distribution for the taxable year in which the ordinary income is recognized by the optionee.

NEW PLAN BENEFITS

     The amount of future option grants under the discretionary option grant program of the 1993 Plan to:

     - Flextronics' Chief Executive Officer;

     - the four other most highly compensated executive officers of Flextronics whose salary and bonus for fiscal 1999 exceeded $100,000;

     - all current executive officers as a group; and

     - all employees, including all officers who are not executive officers, as a group,

are not determinable because, under the terms of the discretionary option grant program of the 1993 Plan, grants are made in the discretion of the Plan Administrator or its designees. Future option exercise prices under the 1993 Plan are not determinable because they are based upon the fair market value of Flextronics ordinary shares on the date of grant.

     The following table shows in the aggregate the options that will be granted to non-employee directors under the automatic option grant program of the 1993 Plan in fiscal 2000.

            NAME AND POSITION                  EXERCISE PRICE (PER SHARE)      NUMBER OF SHARES
            -----------------                  --------------------------      ----------------
All current directors who are not          Fair market value on date of grant       30,000
  executive officers as a group (5
  persons)...............................

     THE FLEXTRONICS BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE 1993 PLAN.

                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

     This section of the document describes various aspects of the proposed merger, including the merger agreement. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which we refer for a more complete understanding of the merger.

BACKGROUND OF THE MERGER

     Senior management of DII regularly reviews DII's strategic plan, including DII's market valuation, technology vision, growth opportunities and the electronics manufacturing services industry. Since 1998, DII has focused its efforts on becoming a first tier electronics manufacturing services company. As part of this strategic plan, DII has discussed ways to maximize stockholder value with its financial advisors, Salomon Smith Barney Inc. and Broadview International LLC. Since 1998, DII has sold off non-core operations and successfully completed a number of acquisitions. Senior management also has reviewed opportunities to acquire or merge with other electronics manufacturing services companies in order to grow faster and compete more effectively in a consolidating industry. In addition, senior management believed that by becoming a first tier electronics manufacturing services company, DII's stockholders would benefit from the higher market valuations given to first tier electronics manufacturing services companies. Beginning in July 1999, senior management began to explore opportunities to acquire or merge with other electronics manufacturing services companies with its financial advisors.

     In early August 1999, at the direction of DII's management, a representative of Salomon Smith Barney contacted Michael Marks, Chairman of the board of directors and Chief Executive Officer of Flextronics, to discuss whether Flextronics would be interested in an exploratory meeting with DII. Mr. Marks indicated that he was interested in such a meeting.

     On August 9, 1999, Flextronics executed a confidentiality agreement providing for the confidential treatment by Flextronics of DII's non-public information.

     On August 12, 1999, Mr. Marks, Mr. Carl R. Vertuca, DII's Executive Vice President -- Finance, Administration and Corporate Development, and representatives from Salomon Smith Barney held an exploratory conversation regarding how DII and Flextronics might operate as a combined entity. On August 13, 1999, Mr. Marks indicated that, while he was interested in further discussions, other business commitments prevented Flextronics from involvement in discussions until later in the year.

     On August 16 and 17, 1999, at a regularly scheduled meeting of the DII board of directors, Mr. Ronald R. Budacz, Chairman of the board of directors and Chief Executive Officer of DII and Mr. Vertuca told the board that management had not identified any suitable second tier electronics manufacturing services companies to acquire.

     In late August and early September 1999, Mr. Vertuca and DII's financial advisors met on a preliminary basis with two other first tier electronics manufacturing services companies regarding a possible combination. At the direction of DII management, Salomon Smith Barney also contacted another potential strategic partner which was not an electronics manufacturing services company. After an initial contact, this company indicated that it was not interested in pursuing a strategic combination.

     On October 8, 1999, the DII board of directors held a telephonic meeting to discuss the status of discussions with potential partners, and the board authorized Mr. Vertuca and Mr. Thomas J. Smach, DII's Vice President and Chief Financial Officer, to conduct more detailed meetings with the three first tier electronic manufacturing services companies.

     In mid-October 1999, Messrs. Vertuca and Smach, together with DII's financial advisors, met with each of the first tier electronic manufacturing services partner candidates, including Flextronics, to review the strategic rationale and potential for a combination.

     In late October 1999, Messrs. Budacz, Vertuca and Smach, together with DII's financial advisors, met a second time with each of the three candidates to further discuss the merits of a combination. DII's meeting with Flextronics was held on October 29, 1999 with Mr. Marks. Following these meetings, DII's financial advisors, at the direction of DII management, instructed the three candidates to submit offers by November 1, 1999.

     Flextronics submitted a preliminary proposal, offering a fixed exchange ratio of 1.38 Flextronics shares for each share of DII. Following discussions, Flextronics increased the exchange ratio to 1.48 per share of DII.

     On November 3, 1999, following additional discussions, Flextronics revised its proposal to an exchange ratio of 1.566. This represented an offer price of $54.91 as of November 3, 1999.

     On November 4, 1999, Messrs. Budacz and Vertuca met with Mr. Marks and Mr. Robert Dykes, Flextronics' President, Systems Group and Chief Financial Officer, to further discuss the terms of a potential strategic combination. Following the meeting, Flextronics submitted a final proposal, offering a fixed exchange ratio of 1.61. This represented an offer price of $56.95 as of November 4, 1999. DII and Flextronics then signed an agreement that between November 4, 1999 and 6:00 a.m., California time, on November 30, 1999, DII would not solicit or entertain any merger or acquisition proposal from any party other than Flextronics.

     On November 8, 1999, the DII board of directors held a special meeting in Hong Kong. The board was presented with the terms of the Flextronics offer and authorized management to proceed with due diligence and the negotiation of a definitive merger agreement.

     On November 9, 1999, DII executed a confidentiality agreement pertaining to Flextronics' non-public information and Flextronics and DII executed mutual standstill agreements.

     On November 10, 1999, Fenwick & West LLP, legal counsel to Flextronics, circulated the first draft of the merger agreement and related documents to DII and Curtis, Mallet-Prevost, Colt & Mosle LLP, legal counsel to DII. During the weeks of November 8 and 15, representatives of Flextronics and DII, together with their respective legal advisors, negotiated the definitive agreements and held numerous conversations concerning the due diligence review being conducted.

     At a telephonic meeting of the Flextronics board of directors on November 19, 1999, the board reviewed the results of management's and legal counsel's due diligence investigations of DII. The board reviewed in detail the principal terms of the draft merger agreement, stock option agreement, voting agreements and related agreements. Following extensive discussion, the Flextronics board of directors approved the merger agreement and related documents and resolved to recommend the approval of the issuance of the Flextronics ordinary shares by Flextronics shareholders.

     On November 20, 1999, the DII board of directors held a special meeting with members of DII's senior management and legal and financial advisors, and reviewed the following:

     - the status of the negotiations for the proposed transaction;

     - the principal terms of the merger agreement and the related documents;

     - the benefits and potential risks of the transaction with Flextronics; and

     - the results of the due diligence evaluation of Flextronics.

     Salomon Smith Barney and Broadview reviewed their various financial analyses with respect to the fairness of the exchange ratio and rendered their oral opinions to the DII board of directors, subsequently confirmed in writing, that the exchange ratio in the merger was fair to DII stockholders from a financial point of view.


     DII's legal advisors discussed the board's responsibilities and fiduciary duties in considering a strategic business combination and further discussed the terms of the merger agreement and the related documents. Following discussion, the DII board:



     - determined that the proposed merger was advisable, fair to and in the best interests of DII and its stockholders;


     - unanimously approved the merger agreement and related documents; and

     - resolved to recommend the approval and adoption of the merger agreement and approval of the merger by DII stockholders.

     Between November 20 and 22, the parties continued negotiations of the merger agreement and related agreements. The parties and their legal counsel finalized all of the transaction documents during the morning of November 22, 1999.

     On November 22, 1999, the parties executed the merger agreement and the DII stock option agreement, nine directors and officers of DII and nine directors and officers of Flextronics executed voting agreements, and the parties publicly announced the proposed merger.

FLEXTRONICS' REASONS FOR THE MERGER

     Flextronics' board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, Flextronics and its shareholders. Accordingly, Flextronics' board of directors has approved the merger agreement and the consummation of the merger and recommends that you vote "FOR" approval of the issuance of Flextronics ordinary shares in connection with the merger.

     In reaching its decision, Flextronics' board of directors identified several potential benefits of the merger, the most important of which included:

     - enabling Flextronics to expand operations to new locations and to complement current operations in existing locations;

     - enabling Flextronics to enhance its engineering capabilities, especially with DII's application specific integrated circuit and gate array design capabilities;


     - allowing Flextronics to better serve OEM customers by offering a greater range of manufacturing facilities and service offerings, including the capability to build more complex and faster printed circuit boards through DII's Multek operations;



     - expanding Flextronics' customer base with the addition of new customer relationships, and the strengthening of existing customer relationships;



     - expanding the depth of Flextronics' management team with the addition of DII's team of senior managers and plant managers with experience in the electronics manufacturing services industry;


     - the potential to achieve increased operating and other efficiencies through increased scale; and

     - representing a significant step in Flextronics' strategy of becoming a comprehensive outsource solutions provider to OEM customers.

     Flextronics' board of directors consulted with Flextronics' senior management, as well as its legal counsel, in reaching its decision to approve the merger. Among the factors considered by Flextronics' board of directors in its deliberations were the following:

     - the financial condition, results of operations, cash flow, business and prospects of Flextronics and DII;

     - the current economic and industry environment, including the continued trend for OEM customers to outsource the design, manufacture and distribution of their products to a vendor that can combine skills from design through manufacturing to after-sale support;

     - the complementary nature of the technology, products, services and customer base of Flextronics and DII;

     - the quality of DII's facilities and operations;

     - the intense competition in the computer, networking and telecommunications industries and the ability of larger industry participants to increase market share;

     - the key strengths that DII will provide as a merger partner, including DII's application specific integrated circuit and gate array design capabilities, its customer relationships and its reputation as a leading worldwide electronics manufacturer; and

     - the fairness to Flextronics of the terms of the merger agreement, stock option agreement and related agreements, which were the product of extensive arm's length negotiations.

     In assessing the transaction, Flextronics' board of directors considered a variety of information, including information and advice based on due diligence investigations by members of Flextronics' board of directors and management and Flextronics' legal and accounting advisors concerning the business, operations, properties and prospects of DII, trends in DII's business and capabilities of DII's management team.

     Flextronics' board of directors also identified and considered a number of uncertainties and risks in its deliberations concerning the merger, including the following:

     - the risk that the potential benefits sought in the merger might not be fully realized, if at all;

     - the risk that the combined company might experience slow growth relative to the prior growth rate of the individual companies; and


     - other risks associated with the businesses of DII, Flextronics and the combined company and the merger described in this document under "Risk Factors" on page 21.


     As a result of the foregoing considerations, Flextronics' board of directors determined that the potential advantages of the merger outweighed the benefits of remaining a separate company. Flextronics' board of directors believes that the combined company will have a greater opportunity than Flextronics alone to compete in its industry.

     In view of the variety of factors considered in connection with its evaluation of the merger, Flextronics' board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and did not do so. In addition, many of the factors contained elements which may affect the fairness of the merger in both a positive and negative way. Except as described above, Flextronics' board of directors, as a whole, did not attempt to analyze each individual factor separately to determine how it impacted the fairness of the merger. Consequently, individual members of Flextronics' board of directors may have given different weights to different factors and may have viewed different factors as affecting the determination of fairness differently.

RECOMMENDATION OF FLEXTRONICS' BOARD OF DIRECTORS

     After careful consideration, the Flextronics board of directors has determined the merger agreement and the merger to be fair to and in the best interests of the Flextronics shareholders. In connection with the merger, the Flextronics board of directors recommends approval of the proposal to issue Flextronics ordinary shares in connection with the merger.


     In considering the recommendation of the Flextronics board of directors with respect to the merger, you should be aware that some directors and officers of Flextronics have interests in the merger that are different from, or are in addition to, the interests of Flextronics shareholders generally. Please see
"-- Interests of Executive Officers and Directors in the Merger" on page 70.


DII'S REASONS FOR THE MERGER

     At the meeting held on November 20, 1999, the board of directors of DII determined that the terms of the merger and the merger agreement were fair to, and in the best interests of, DII and its stockholders, and approved the merger agreement and the consummation of the merger. The board of directors of DII unanimously recommends that the stockholders of DII vote "FOR" the approval and adoption of the merger agreement and approval of the merger. In reaching its decision, DII's board of directors identified several potential benefits of the merger, including:

     - enabling DII to realize its objective of becoming a first tier electronics manufacturing services company and thereby provide to DII stockholders the higher market valuations enjoyed by first tier electronics manufacturing services companies;

     - creating a combined company with a global presence, broader service offerings than other top tier competitors and added capacity to meet the growing needs of OEM customers;


     - combining DII's core strengths in the semiconductor design and printed circuit board design and manufacturing areas with Flextronics' strengths in the systems assembly, engineering, manufacturing and distribution areas, thereby providing DII stockholders with the opportunity to realize significant benefits and long-term value;



     - the exchange ratio in the merger represented a premium of approximately 26% over the closing price of DII common stock on November 19, 1999, the last trading day prior to the announcement of the merger, a premium of approximately 43% over the trading price of DII common stock two weeks prior to November 19, 1999, and a premium of approximately 86% over the trading price of DII common stock four weeks prior to November 19, 1999;


     - enabling the combined company to service a greatly expanded and more diverse customer base;


     - combining the complementary strengths of DII's and Flextronics' management, resulting in a management team with greater knowledge of the electronics manufacturing services industry and more business experience than that of either company standing alone; and


     - the combined company will be in a stronger position to compete for OEM divestiture opportunities and to acquire complementary businesses as the electronics manufacturing services industry increasingly consolidates.

     In the course of its deliberations, the DII board of directors reviewed a number of factors relevant to the merger with DII's management and outside advisors, including:

     - historical information concerning Flextronics' and DII's respective businesses, results of operations and financial condition, operations, technology, management and competitive position;

     - DII management's view as to the financial condition, results of operations and businesses of Flextronics and DII, both before and after giving effect to the merger, based on due diligence and publicly available earnings estimates;

     - current financial market conditions and historical market prices, volatility and trading information with respect to Flextronics ordinary shares and DII common stock;

     - the consideration to be received by DII stockholders in the merger and an analysis of the market value of the Flextronics ordinary shares to be issued in exchange for each share of DII common stock in light of comparable merger transactions;

     - the treatment of the merger as a tax-free exchange and the expected qualification of the merger as a pooling of interests for accounting and financial reporting purposes;

     - the belief that the terms of the merger agreement and the stock option agreement, including the parties' representations, warranties and covenants, and the conditions to the parties' respective obligations, are reasonable;

     - DII management's view as to DII's prospects as an independent company;

     - DII management's view as to the potential for DII to enter into strategic relationships or combine with other third parties;

     - the financial presentations of DII's financial advisors, including the opinions of DII's financial advisors to the effect that the exchange ratio was fair to DII stockholders from a financial point of view;

     - the impact of the merger on DII's customers and employees; and

     - reports from management, legal advisors and financial advisors as to the results of their due diligence investigation of Flextronics.

     The DII board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including:

     - the risk that the benefits sought to be achieved by the merger will not be realized;

     - the risk that because the exchange ratio is fixed and will not be adjusted for changes in the market price of either Flextronics ordinary shares or DII common stock, the per share value of the consideration to be received by DII stockholders might be less than the price per share implied by the exchange ratio immediately prior to the announcement of the merger;

     - the possibility that provisions of the merger agreement, the stock option agreement and the voting agreements might have the effect of discouraging other persons potentially interested in merging with or acquiring DII from pursuing such an opportunity or, if pursued, from consummating such a transaction;

     - the risk that the merger might not be consummated;

     - challenges relating to the integration of the two companies;

     - the possibility of management and employee disruption associated with the merger and integrating the operations of the companies, and the risk that, despite the efforts of the combined company, key personnel of DII might not continue with the combined company; and


     - other risks relating to the operations of the combined company and the merger, including those risks described in "Risk Factors" on page 21.

     DII's board of directors believed that these risks were outweighed by the potential benefits of the merger.

     This discussion of DII's reasons for the merger and the information and factors considered by the DII board is not intended to be exhaustive. Each member of DII's board may have considered different factors and DII's board evaluated these factors as a whole and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

RECOMMENDATION OF DII'S BOARD OF DIRECTORS

     After carefully evaluating these factors, both positive and negative, the DII board of directors has determined that the merger is advisable, fair to and in the best interests of DII and its stockholders, and unanimously recommends that DII stockholders vote "FOR" the approval and adoption of the merger agreement and approval of the merger.


     In considering the recommendation of the DII board of directors with respect to the merger, DII stockholders should be aware that the directors and executive officers of DII have interests in the merger that are different from, or are in addition to, the interests of DII stockholders generally. Please see "-- Interests of Executive Officers and Directors in the Merger" on page 70 and "Benefits of the Merger to DII Directors and Executive Officers" on page 92.


OPINIONS OF DII'S FINANCIAL ADVISORS

     Information in this section pertaining to share and per share amounts of Flextronics, as well as the exchange ratio, have not been adjusted to reflect Flextronics' two-for-one stock split effected as a bonus issue, the Singapore equivalent of a stock dividend, paid to holders of Flextronics ordinary shares on December 22, 1999.

     SALOMON SMITH BARNEY INC.


     DII retained Salomon Smith Barney to act as financial advisor to DII in connection with the merger. Pursuant to Salomon Smith Barney's engagement letter with DII, dated October 18, 1999, Salomon Smith Barney rendered an opinion to the DII board of directors on November 20, 1999 to the effect that, based upon and subject to the considerations and limitations set forth in the opinion, Salomon Smith Barney's experience as investment bankers, its work described below and other factors it deemed relevant, as of that date, the exchange ratio was fair, from a financial point of view, to DII stockholders.


     The full text of Salomon Smith Barney's opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex E to this document. The summary of Salomon Smith Barney's opinion set forth below is qualified in its entirety by reference to the full text of the opinion. STOCKHOLDERS ARE URGED TO READ SALOMON SMITH BARNEY'S OPINION CAREFULLY AND IN ITS ENTIRETY.

     In arriving at its opinion, Salomon Smith Barney reviewed a draft of the merger agreement, dated November 16, 1999, and held discussions with senior officers, directors and other representatives and advisors of each of DII and Flextronics concerning the businesses, operations and prospects of DII and Flextronics. Salomon Smith Barney examined publicly available business and financial information relating to DII and Flextronics as well as financial forecasts and other information and data for DII and Flextronics which were provided to or otherwise discussed with Salomon Smith Barney by the managements of DII and Flextronics, including certain strategic implications and operational benefits anticipated to result from the merger. Salomon Smith Barney reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things:

     - current and historical market prices and trading volumes of DII common stock and Flextronics ordinary shares;

     - the historical and estimated earnings and other operating data of DII and Flextronics; and

     - the historical and estimated capitalization and financial condition of DII and Flextronics.

     Salomon Smith Barney considered, to the extent publicly available, the financial terms of other similar transactions recently effected that Salomon Smith Barney considered relevant in evaluating the exchange ratio and analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of DII and Flextronics. Salomon Smith Barney also evaluated the pro forma financial impact of the merger on Flextronics. In addition, Salomon Smith Barney conducted other analyses and examinations and considered other information and financial, economic and market criteria as it deemed appropriate in arriving at its opinion.

     In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney and further relied on the assurances of the managements of DII and Flextronics that they were not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with it, Salomon Smith Barney was advised by the managements of DII and Flextronics that such forecasts and other information and data had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of DII and Flextronics as to the future financial performance of DII and Flextronics and the strategic implications and operational benefits anticipated to result from the merger. Salomon Smith Barney expressed no view with respect to such forecasts and other information and data or the assumptions on which they were based. Salomon Smith Barney assumed, with the consent of DII's board, that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes and as a pooling of interests for accounting and financial reporting purposes. Salomon Smith Barney has not made or been provided with an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of DII or Flextronics nor did Salomon Smith Barney make any physical inspection of the properties or assets of DII or Flextronics. Salomon Smith Barney assumed that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by Salomon Smith Barney. Salomon Smith Barney further assumed that the merger will be consummated in accordance with the terms of the merger agreement, without waiver of any of the conditions to the merger contained in the merger agreement.

     Salomon Smith Barney did not express any opinion as to what the value of Flextronics ordinary shares actually will be when issued in the merger or the price at which Flextronics ordinary shares will trade subsequent to the merger. Salomon Smith Barney was not asked to consider, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for DII or the effect of any other transaction in which DII might engage. Salomon Smith Barney's opinion necessarily was based on information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to Salomon Smith Barney as of the date of the opinion.

     SALOMON SMITH BARNEY'S ADVISORY SERVICES AND OPINION WERE PROVIDED FOR THE INFORMATION OF DII'S BOARD OF DIRECTORS IN ITS EVALUATION OF THE PROPOSED MERGER AND DID NOT CONSTITUTE A

RECOMMENDATION OF THE MERGER TO DII OR A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW THAT STOCKHOLDER SHOULD VOTE ON ANY MATTERS RELATING TO THE PROPOSED MERGER.

     In connection with rendering its opinion, Salomon Smith Barney made a presentation to the DII board of directors on November 20, 1999, with respect to the material analyses performed by Salomon Smith Barney in evaluating the fairness of the exchange ratio. The following is a summary of this presentation. The summary includes information presented in tabular format. IN ORDER TO UNDERSTAND FULLY THE FINANCIAL ANALYSES USED BY SALOMON SMITH BARNEY, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to November 19, 1999 and is not necessarily indicative of current or future market conditions. Salomon Smith Barney's analyses, and the summary provided below, were not adjusted to reflect Flextronics' two-for-one stock split effected on December 22, 1999.

     Implied Historical Exchange Ratio. Salomon Smith Barney derived implied historical exchange ratios by dividing the closing price per share of DII common stock by the closing price per Flextronics ordinary share for each trading day in the period from November 19, 1998 though November 19, 1999. Salomon Smith Barney calculated that the implied exchange ratio as of November 19, 1999 was 0.64, the highest implied exchange ratio during the period was 0.86, and the lowest implied exchange ratio during the period was 0.46. Salomon Smith Barney also calculated the average implied exchange ratios for each of the following calendar periods ending November 19, 1999:

Last 12 Months..............................................  0.63
Last 6 Months...............................................  0.64
Last 3 Months...............................................  0.60
Last Month..................................................  0.58

     Salomon Smith Barney noted that in each case described above, other than the highest implied exchange ratio during the twelve-month period, the implied exchange ratio or the average implied exchange ratio derived by Salomon Smith Barney was lower than the exchange ratio in the merger.

     Comparable Companies Analyses. Salomon Smith Barney compared publicly available financial, operating and stock market information, and forecasted financial information, for DII, Flextronics, and selected other publicly traded companies that operate in the contract electronics manufacturing, design services and related sectors (contract electronics manufacturing sector) or the printed circuit board business. Salomon Smith Barney divided these companies into three categories: (1) Tier I contract electronics manufacturing companies,
(2) Tier II contract electronics manufacturing companies, and (3) companies in the printed circuit board business, intended to reflect the printed circuit board component of the DII business. Salomon Smith Barney classified the contract electronics manufacturing companies as Tier I or Tier II based upon an analysis of several factors which included, but was not limited to, the revenue, geographic scope, product and service capabilities and customer base of each company. Generally, Tier I companies have larger revenue and broader geographic scope, product and service capabilities and customer base than Tier II companies; however, Salomon Smith Barney evaluated these and other factors as a whole and did not quantify or otherwise assign relative weights to the specific factors considered.

     The Tier I selected comparable companies were:

     - Celestica Inc.,

     - Jabil Circuit, Inc.,

     - Sanmina Corporation,

     - SCI Systems, Inc., and

     - Solectron Corporation.

     The Tier II selected comparable companies were:

     - ACT Manufacturing, Inc.,

     - C-MAC Industries Inc.,

     - Benchmark Electronics, Inc., and

     - Plexus Corp.

     The selected comparable companies in the printed circuit board business were:

     - Hadco Corporation, and

     - Merix Corporation.

     The estimated financial information used by Salomon Smith Barney in the course of these analyses was based on information published by certain investment banking firms and First Call Corporation. First Call Corporation publishes summaries of financial forecasts made by various investment banking firms.

     Salomon Smith Barney noted that based on relative size, mix of businesses and operations, and financial condition, DII is more similar to the Tier II than the Tier I companies and Flextronics is more similar to the Tier I than the Tier II companies. In this regard, for each of DII, Flextronics, and the Tier I and Tier II companies, Salomon Smith Barney derived and compared common (or ordinary) share price-to-earnings per common (or ordinary) share (EPS) multiples over the period from January 1, 1997 through November 19, 1999. In these comparisons, Salomon Smith Barney used forward twelve-month earnings, as estimated by First Call Corporation. Salomon Smith Barney noted that from November 19, 1998 through November 19, 1999, Flextronics' share price-to-EPS multiples were higher than that of DII and the average of the Tier II companies, and consistent with the average of the Tier I companies. Over the same period, DII's average share price-to-EPS multiples were consistent with those of the Tier II companies.

     For DII and each of the Tier I and Tier II companies, Salomon Smith Barney derived and compared, among other things:


     - the ratio of each company's closing share price on November 19, 1999 to its (1) estimated EPS for 1999, and (2) estimated EPS for 2000, in each case based on mean calendarized estimates as of November 19, 1999; and



     - the ratio of each company's firm value as of November 19, 1999 to its (1) revenue for the last twelve-month period for which financial results were available, (2) earnings before taking into account interest expense, taxes, depreciation and amortization (EBITDA) for the last twelve-month period for which financial results were available, and (3) earnings before taking into account interest expense and taxes (EBIT) for the last twelve-month period for which financial results were available.


     In these analyses, Salomon Smith Barney included Flextronics as a Tier I company. For DII, Salomon Smith Barney performed the calculations described above based on both (1) the closing price of DII common stock as of November 19, 1999 ($51.81) and (2) the implied price per share of DII common stock in the merger ($65.41) based upon the closing price of Flextronics ordinary shares as of November 19, 1999 ($81.25) and the exchange ratio. Firm value was calculated as the sum of the value of:


     - all shares of common stock, or all ordinary shares, assuming the exercise of all in-the-money options, warrants and convertible securities, less the proceeds from such exercise; plus


     - non-convertible indebtedness; plus

     - non-convertible preferred stock; plus

     - minority interests; plus

     - out-of-the-money convertible securities; minus

     - investments in unconsolidated affiliates and cash.

     The following table sets forth the results of these analyses.

                                          COMPARABLE COMPANIES AT
                                             NOVEMBER 19, 1999
                                               CLOSING PRICE             DII AT           DII AT
                                          ------------------------      CLOSING          IMPLIED
                                              RANGE        MEDIAN        PRICE         MERGER PRICE
                                          --------------   -------   --------------   --------------
RATIO OF PRICE TO:
(a) Estimated EPS for 1999..............                                 29.8x            37.6x
  (i) Tier I............................  32.3x - 70.0x     51.4x
  (ii) Tier II..........................  19.1x - 46.7x     26.7x
  (iii) Printed Circuit Board...........  23.6x - 24.3x     23.9x
(b) Estimated EPS for 2000..............                                 22.2x            28.1x
  (i) Tier I............................  25.9x - 48.7x     37.8x
  (ii) Tier II..........................  13.7x - 34.4x     18.9x
  (iii) Printed Circuit Board...........  14.8x - 16.6x     15.7x
RATIO OF FIRM VALUE TO:
(a) Revenue for last twelve-month
  period................................                                  1.9x             2.3x
  (i) Tier I............................    0.8x - 5.2x      2.5x
  (ii) Tier II..........................    0.8x - 2.1x      1.4x
  (iii) Printed Circuit Board...........    0.9x - 1.0x      0.9x
(b) EBITDA for last twelve-month
  period................................                                 18.6x            23.3x
  (i) Tier I............................  20.4x - 38.3x     29.2x
  (ii) Tier II..........................  13.7x - 22.7x     21.4x
  (iii) Printed Circuit Board...........   7.8x - 10.5x      9.1x
(c) EBIT for last twelve-month period...                                 27.8x            34.8x
  (i) Tier I............................  22.5x - 62.7x     45.0x
  (ii) Tier II..........................  16.4x - 29.5x     29.2x
  (iii) Printed Circuit Board...........  18.7x - 37.0x     27.9x


     Salomon Smith Barney noted in particular that using the implied price per share of DII common stock in the merger based upon the closing price of Flextronics ordinary shares as of November 19, 1999 and the exchange ratio, the multiples derived for DII were (1) above the median for the Tier II comparable companies in all cases; (2) within, but towards the higher end, of the ranges for the Tier II comparable companies with respect to the ratios of share price to estimated EPS for 1999 and 2000; and (3) above the higher end of the ranges for the Tier II comparable companies with respect to the ratios of firm value to revenue, EBITDA and EBIT for the last twelve-month period for which financial results were available.

     Precedent Transaction Analysis. Salomon Smith Barney reviewed publicly available information for nine completed merger or acquisition transactions in the contract electronics manufacturing sector announced since March 3, 1998, in which two publicly traded companies were involved. The precedent transactions considered by Salomon Smith Barney were the following (in each case, the acquiror's name is listed first and the acquired company's name is listed second):

     - Solectron Corporation/SMART Modular Technologies, Inc.;

     - Tyco International Ltd./AFC Cable Systems, Inc.;

     - Saturn Electronics and Engineering/Smartflex Systems, Inc.;

     - ACT Manufacturing, Inc./CMC Industries, Inc.;

     - Plexus Corp./SeaMED Corporation;

     - Celestica, Inc./International Manufacturing Services, Inc.;

     - Sanmina Corporation/Altron Incorporated;

     - Tyco International Ltd./Sigma Circuits, Inc.; and

     - Hadco Corporation/Continental Circuits Corp.

     For each precedent transaction, Salomon Smith Barney derived the following:

     - the ratio of the firm value of the acquired company based on the consideration paid in the transaction to (1) the revenue of the acquired company for the last twelve-month period prior to the announcement of the transaction for which financial results were available; (2) EBITDA of the acquired company for the last twelve-month period prior to the announcement of the transaction for which financial results were available, and (3) EBIT of the acquired company for the last twelve-month period prior to the announcement of the transaction for which financial results were available;

     - the ratio of the share price of the acquired company, based on the transaction price, to the EPS of the acquired company for the last twelve-month period prior to the announcement of the transaction for which financial results were available; and


     - the premium paid in the transaction to the firm value of the acquired company (1) one day prior to the announcement of the transaction, and (2) four weeks prior to the announcement of the transaction.


     With respect to certain financial information for the companies involved in the precedent transactions, Salomon Smith Barney relied on information available in public documents, equity research reports published by certain investment banks and First Call Corporation estimates.

     The following table sets forth the results of these analyses:

                                                    COMPARABLE COMPANIES            DII AT
                                                -----------------------------      IMPLIED
                                                    RANGE       MEAN   MEDIAN    MERGER PRICE
                                                --------------  ----   ------   --------------
RATIO OF FIRM VALUE TO:
(a) Acquired company's revenue for last
    twelve-month period prior to
announcement..................................   0.3x - 1.9x    1.0x     0.9x         2.3x
(b) Acquired company's EBITDA for last
    twelve-month period prior to
announcement..................................   5.3x - 21.6x   11.9x    9.8x        23.3x
(c) Acquired company's EBIT for last
twelve-month
    period prior to announcement..............   9.0x - 37.0x   18.2x   14.4x        34.8x
RATIO OF SHARE PRICE TO:
Acquired company's EPS for last twelve-month
period prior to announcement..................  15.2x - 303.9x  59.0x   29.2x        43.5x
PREMIUM OF TRANSACTION PRICE TO ACQUIRED
COMPANY'S FIRM VALUE:
(a) one day prior to announcement.............  10.1% - 108.7%  45.2%   36.6%        26.2%
(b) four weeks prior to announcement..........  16.1% - 205.5%  70.1%   65.9%        86.2%

     Salomon Smith Barney noted in particular that using the implied price per share of DII common stock in the merger based upon the closing price of Flextronics ordinary shares as of November 19, 1999 and the exchange ratio, the multiple derived for DII was above the median multiple derived for the precedent transactions in each case. Salomon Smith Barney also noted that although the premium represented by the implied price in the merger to DII's firm value one day prior to announcement of the transaction (26.2%) was below the median for the precedent transactions (36.6%), the premium represented by the implied price in the merger to DII's firm value four weeks prior to announcement of the transaction (86.2%) was above the median for the precedent transactions (65.9%).

     Business Segment Build-up Valuation. Salomon Smith Barney derived a range of values for each of DII's business segments based on management's forecast of the pre-tax contribution to earnings expected to be produced by such segment in 2000, First Call Corporation estimates for EPS in 2000 and EPS multiples for such segment derived from the share price and earnings estimates of certain publicly traded companies that operate in such segment. For the Dovatron segment (including the semiconductor business), Salomon Smith Barney used a range of 16.0x to 24.0x estimated EPS, and for the Multek segment, Salomon Smith Barney used a range of 15.0x to 17.0x estimated EPS. Salomon Smith Barney then aggregated the ranges for each segment to derive a composite implied equity valuation range for DII. Based on this analysis, Salomon Smith Barney derived an equity valuation range of $22.35 to $33.53 per share of common stock for DII's Dovatron segment (including the semiconductor business), $13.99 to $15.86 per share of common stock for DII's Multek segment, and $36.35 to $49.39 per share of common stock for the entire company.

     Salomon Smith Barney noted that the implied price per share of DII common stock in the merger based upon the closing price of Flextronics ordinary shares as of November 19, 1999 and the exchange ratio, was above the higher end of the per share range of implied equity value for DII using the business segment build-up valuation analysis.

     Accretion/Dilution Analysis. Salomon Smith Barney performed an analysis of the impact of the merger on the future EPS of Flextronics. Salomon Smith Barney made pro forma adjustments to estimated combined operating earnings of the merged entity assuming that the merger would be considered a pooling of interests for financial reporting purposes and using share prices as of November 19, 1999. Salomon Smith Barney also adjusted estimates for DII so that they would be consistent with Flextronics' March 31 fiscal year end. Future EPS for DII and Flextronics, each on a stand-alone basis, were based on First Call Corporation estimates. In performing this analysis, Salomon Smith Barney did not take into account any anticipated cost savings, revenue enhancements or other potential effects of the merger.

     The following table shows the accretion or dilution to the estimated EPS of Flextronics expected to result from the merger.


                                 FLEXTRONICS      DII STAND-       COMBINED ENTITY    ACCRETION TO
                                 STAND-ALONE         ALONE            PRO FORMA       FLEXTRONICS
                                 -----------    ---------------    ---------------    ------------
Estimated Fiscal 2000 EPS......     $1.74            $1.93              $1.95             12.4%
Estimated Fiscal 2001 EPS......     $2.30            $2.51              $2.57             11.7%


     Implied Potential Stock Price. Salomon Smith Barney derived the implied value of a Flextronics ordinary share on a pro forma basis for the merger using estimated EPS for the combined company for each of fiscal 2000 ($1.95) and fiscal 2001 ($2.57) based on First Call Corporation estimates and certain pro forma adjustments. For fiscal 2000, Salomon Smith Barney used a range of share price-to-EPS multiples based on estimates of fiscal 1999 EPS published by First Call Corporation. The range used for fiscal 2000 was 29.8x (the DII share price-to-EPS multiple for estimated earnings in fiscal 1999 based on First Call Corporation estimates) to 59.0x. For fiscal 2001, Salomon Smith Barney used a range of share price-to-EPS multiples based on estimates of fiscal 2000 earnings published by First Call Corporation. The range used for fiscal 2001 was 22.2x (the DII share price-to-EPS multiple for estimated earnings in fiscal 2000 based upon First Call Corporation estimates) to 45.0x. Salomon Smith Barney derived the following results:

             PRICE/ FISCAL 1999
                 EPS RATIO                    29.8X     35.0X     50.8X      51.4X      59.0X
--------------------------------------------  ------    ------    ------    -------    -------
FISCAL 2000 IMPLIED FLEXTRONICS ORDINARY
  SHARE PRICE...............................  $58.07    $68.25    $99.02    $100.26    $115.05

             PRICE/ FISCAL 2000
                 EPS RATIO                    22.2X     30.0X     37.6X      37.8X      45.0X
--------------------------------------------  ------    ------    ------    -------    -------
FISCAL 2001 IMPLIED FLEXTRONICS ORDINARY
  SHARE PRICE...............................  $57.15    $77.10    $96.67    $ 97.05    $115.65

     Salomon Smith Barney noted that using First Call Corporation estimates and the closing price per Flextronics ordinary shares as of November 19, 1999, the implied share price-to-EPS multiple for Flextronics based on estimated EPS for fiscal 2000 was 50.8x and for fiscal 2001 was 37.6x. Using estimated pro forma EPS for the combined company, this implied an equity value per share for the combined company of $99.02 based on estimated EPS for fiscal 2000 and $96.67 based on estimated EPS for fiscal 2001. Salomon Smith Barney noted that using First Call Corporation estimates and the closing prices per share as of November 19, 1999, the median share price-to-EPS multiple for the Tier I companies, including Flextronics, based on estimated EPS for fiscal 2000 was 51.4x and for fiscal 2001 was 37.8x. Using estimated pro forma EPS for the combined company, this implied an equity value per share for the combined company of $100.26 based on estimated EPS for fiscal 2000 and $97.05 based on estimated EPS for fiscal 2001.

     Contribution Analysis. Salomon Smith Barney analyzed the relative contribution of each of DII and Flextronics to the pro forma merged entity with respect to certain market and financial data. In performing this analysis, Salomon Smith Barney did not take into account any anticipated cost savings, revenue enhancements or other potential effects of the merger. Based on each company's relative contribution in each category, Salomon Smith Barney also derived an implied exchange ratio for that category. Salomon Smith Barney compared each derived percentage contribution to the pro forma 34.2% ownership stake holders of DII common stock would have in the merged entity based on the exchange ratio and share prices as of November 19, 1999. Salomon Smith Barney also compared each implied exchange ratio to the exchange ratio of 0.805. The following table sets forth the results of Salomon Smith Barney's contribution analysis.

                                                                                  IMPLIED
                                                        DII     FLEXTRONICS    EXCHANGE RATIO
                                                        ----    -----------    --------------
Revenues for last twelve-month period.................  32.3%      67.7%           0.685x
EBITDA for last twelve-month period...................  40.5%      59.5%           0.986x
EBIT for last twelve-month period.....................  43.1%      56.9%           1.098x
Net Income for last twelve-month period...............  37.4%      62.6%           0.915x
Total Assets..........................................  34.3%      65.7%           0.753x
Book Equity...........................................  36.2%      63.8%           0.867x
Firm Value............................................  30.5%      69.5%           0.628x

     The preceding discussion is a summary of the material financial analyses furnished by Salomon Smith Barney to the DII board of directors but it does not purport to be a complete description of the analyses performed by Salomon Smith Barney or of its presentations to the DII board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Salomon Smith Barney believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Salomon Smith Barney, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion.

     With regard to the comparable companies analyses summarized above, Salomon Smith Barney selected comparable public companies on the basis of various factors, including the size and similarity of the line of business; however, no company utilized as a comparison in these analyses, and no transaction utilized as a comparison in the comparable transaction analyses summarized above, is identical to DII or Flextronics or the merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transaction or public trading value of the subject companies and transactions to which DII and Flextronics and the merger are being compared.

     In its analyses, Salomon Smith Barney made numerous assumptions with respect to DII, Flextronics, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of DII and Flextronics. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of DII, Flextronics, the DII board of directors, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates. Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the exchange ratio in the merger and were provided to the DII board of directors in that connection. The opinion of Salomon Smith Barney was only one of the factors taken into consideration by the DII board of directors in making its determination to approve the merger agreement and the merger. See "Approval of the Merger and Related Transactions -- DII's Reasons for the Merger" on page 44.


     Salomon Smith Barney is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DII selected Salomon Smith Barney to act as its financial advisor on the basis of Salomon Smith Barney's international reputation and Salomon Smith Barney's familiarity with DII. Salomon Smith Barney and its predecessors and affiliates have previously provided and currently are providing investment banking services to DII unrelated to the merger, for which Salomon Smith Barney has received and will receive customary compensation. In the ordinary course of its business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of both DII and Flextronics for its own account and for the account of customers and, accordingly, may at any time hold a long or short position in these securities. Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with DII and Flextronics and their respective affiliates.

     Pursuant to Salomon Smith Barney's engagement letter, DII agreed to pay Salomon Smith Barney the following fees for its services rendered in connection with the merger:

     - $100,000, that became payable upon execution of the engagement letter, plus

     - $2,000,000, that became payable upon delivery of Salomon Smith Barney's fairness opinion, plus


     - 0.425% of the aggregate value of the transaction (less any amounts described in the above clauses), that will become payable upon completion of the merger. If the merger were completed on February 25, 2000, based on the Flextronics closing price of $61.3125, this would amount to an aggregate of approximately $15.4 million.


     DII has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and disbursements of its counsel, and to indemnify Salomon Smith Barney against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

     BROADVIEW INTERNATIONAL LLC

     Pursuant to a letter agreement dated October 18, 1999, Broadview was engaged to act as financial advisor to the DII board and to render an opinion to the DII board regarding the fairness of the exchange ratio, from a financial point of view, to DII stockholders. The DII board selected Broadview to act as financial advisor based on Broadview's reputation and experience in the information technology, communications and media sectors and the electronics manufacturing services industry in particular. At the meeting of the DII board on November 20, 1999, Broadview rendered its oral opinion that, as of November 20, 1999, based upon and subject to the various factors and assumptions, the exchange ratio was fair, from a financial point of view, to DII stockholders. The DII board received written confirmation of Broadview's opinion on November 23, 1999.

     BROADVIEW'S OPINION, WHICH DESCRIBES THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY BROADVIEW, IS ATTACHED AS APPENDIX F TO THIS DOCUMENT. DII STOCKHOLDERS ARE URGED TO, AND SHOULD, READ BROADVIEW'S OPINION CAREFULLY AND IN ITS ENTIRETY. BROADVIEW'S OPINION IS DIRECTED TO THE DII BOARD AND ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO THE STOCKHOLDERS OF DII AS OF THE DATE OF THE OPINION. BROADVIEW'S OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A

RECOMMENDATION TO ANY HOLDER OF DII COMMON STOCK AS TO HOW TO VOTE AT THE DII SPECIAL MEETING. THE SUMMARY OF BROADVIEW'S OPINION SET FORTH IN THIS DOCUMENT, ALTHOUGH MATERIALLY COMPLETE, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In connection with rendering its opinion, Broadview, among other things:

     - reviewed the terms of the merger agreement;

     - reviewed publicly available financial statements and other information of DII and Flextronics, respectively;

     - reviewed financial projections for DII prepared and provided to Broadview by DII management;

     - participated in discussions with DII's and Flextronics' management concerning the operations, business strategy, financial performance and prospects for DII and Flextronics, respectively;

     - discussed the strategic rationale for the merger with DII's and Flextronics' management, respectively;

     - reviewed the reported closing prices and trading activity for DII common stock and Flextronics ordinary shares;

     - compared aspects of the financial performance of DII and Flextronics with other comparable public companies;

     - analyzed available information, both public and private, concerning other comparable mergers and acquisitions;

     - reviewed recent equity research analyst reports covering DII and Flextronics;

     - analyzed the anticipated effect of the merger on the future financial performance of Flextronics;

     - participated in discussions related to the merger among DII, Flextronics and their respective advisors; and

     - conducted other financial studies, analyses and investigations as Broadview deemed appropriate for purposes of its opinion.

     In rendering its opinion, Broadview relied, without independent verification, on the accuracy and completeness of all the financial and other information, including without limitation the representations and warranties contained in the merger agreement, that was publicly available or furnished to Broadview by DII or Flextronics. With respect to the financial projections examined by Broadview, Broadview assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of DII as to the future performance of DII. For purposes of its opinion, Broadview assumed that, as of the date of its opinion, neither DII nor Flextronics was currently involved in any material transaction other than the merger, other publicly announced transactions or other preliminary discussions confidentially disclosed to Broadview, and those activities undertaken in the ordinary course of conducting their respective businesses.

     Broadview did not make or obtain an independent appraisal or valuation of any of DII's assets. Broadview's opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of November 20, 1999, and any change since such date may impact Broadview's opinion. Broadview's opinion did not express any opinion as to the price at which Flextronics ordinary shares will trade at any time.

     The following is a brief summary of some of the sources of information and valuation methodologies employed by Broadview in rendering its opinion. These analyses were presented to the

DII board at its meeting on November 20, 1999. This summary includes the financial analyses used by Broadview and deemed to be material, but does not purport to be a complete description of analyses performed by Broadview in arriving at its opinion. This summary of financial analyses includes information presented in tabular format. In order fully to understand the financial analyses used by Broadview, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     DII STOCK PERFORMANCE ANALYSIS. Broadview compared the recent stock performance of DII with that of the following indices:

     - An index compiled by Broadview which is comprised of public companies Broadview deemed comparable to DII's systems assembly business (the "DII Comparable Index for System Assembly Companies"). Broadview selected companies competing in the systems assembly industry with revenues of greater than $500.0 million for the last twelve months. This index consisted of the following companies:

      - Sanmina Corp.;

      - Jabil Circuit, Inc.;

      - Solectron Corp.;

      - C-MAC Industries, Inc.;

      - Flextronics International Ltd.;

      - Celestica, Inc.;

      - SCI Systems, Inc.;

      - Benchmark Electronics, Inc.; and

      - ACT Manufacturing, Inc.

     - An index compiled by Broadview which is comprised of public companies Broadview deemed comparable to DII's printed circuit board business (the "DII Comparable Index for Printed Circuit Board Companies"). Broadview selected companies competing in the printed circuit board industry with revenues of greater than $100.0 million for the last twelve months. This index consists of the following companies:

      - Hadco Corp.; and

      - Merix Corp.

     - S&P 500.

     PUBLIC COMPANY COMPARABLES ANALYSIS. Broadview considered ratios of share price and market capitalization, adjusted for cash and debt when necessary, to selected historical and projected operating results in order to derive multiples placed on a company in a particular market segment. In order to perform this analysis, Broadview compared financial information of DII with publicly available information for the companies comprising the two DII comparable indexes. For this analysis, as well as other analyses, Broadview examined publicly available information, as well as a range of estimates based on securities research analyst reports and financial projections prepared by DII management.

     The following table presents, as of November 20, 1999, the median multiples and the range of multiples for the DII Comparable Index for Systems Assembly Companies of Total Market

Capitalization (defined as equity market capitalization plus total debt minus cash and cash equivalents) divided by selected operating metrics:

                                                  MEDIAN MULTIPLE   RANGE OF MULTIPLES
                                                  ---------------   ------------------
Total Market Capitalization to Last Twelve
  Months Revenue................................       1.69x          0.74x -  4.78x
Total Market Capitalization to Last Twelve
  Months Earnings Before Interest, Taxes,
  Depreciation, and Amortization................      25.34x          9.43x - 35.52x
Total Market Capitalization to Last Twelve
  Months Earnings Before Interest and Taxes.....      31.54x         16.55x - 64.71x
Total Market Capitalization to Projected
  Calendar Year 2000 Revenue....................       1.06x          0.29x -  2.76x
Total Market Capitalization to Projected
  Calendar Year 2000 Earnings Before Interest
  and Taxes.....................................      22.97x          9.55x - 30.75x

     The following table presents, as of November 20, 1999, the median multiples and the range of multiples for the DII Comparable Index for Printed Circuit Board Companies of Total Market Capitalization (defined as equity market capitalization plus total debt minus cash and cash equivalents) divided by selected operating metrics:

                                                  MEDIAN MULTIPLE   RANGE OF MULTIPLES
                                                  ---------------   ------------------
Total Market Capitalization to Last Twelve
  Months Revenue................................       0.92x          0.83x -  1.01x
Total Market Capitalization to Last Twelve
  Months Earnings Before Interest, Taxes,
  Depreciation, and Amortization................       8.44x          7.51x -  9.38x
Total Market Capitalization to Last Twelve
  Months Earnings Before Interest and Taxes.....      22.62x         18.29x - 26.95x
Total Market Capitalization to Projected
  Calendar Year 2000 Revenue....................       0.77x          0.69x -  0.85x
Total Market Capitalization to Projected
  Calendar Year 2000 Earnings Before Interest
  and Taxes.....................................       9.74x          9.21x - 10.27x

     The following table presents, as of November 20, 1999, the median implied value and the range of implied values of DII's stock, calculated by using the multiples of both indexes, considered together, shown above and the appropriate DII operating metric:

                                          MEDIAN IMPLIED VALUE   RANGE OF IMPLIED VALUES
                                          --------------------   -----------------------
Total Market Capitalization to Last
  Twelve Months Revenue.................         $42.07             $20.05 - $111.87
Total Market Capitalization to Last
  Twelve Months Earnings Before
  Interest, Taxes, Depreciation, and
  Amortization..........................         $46.25             $21.60 - $ 62.52
Total Market Capitalization to Last
  Twelve Months Earnings Before Interest
  and Taxes.............................         $49.02             $30.34 - $ 85.28
Total Market Capitalization to Projected
  Calendar Year 2000 Revenue............         $50.85             $17.23 - $124.94
Total Market Capitalization to Projected
  Calendar Year 2000 Earnings Before
  Interest and Taxes....................         $54.38             $27.99 - $ 70.00

     No company used in the public company comparables analysis as a comparison is identical to DII. In evaluating the comparables, Broadview made numerous assumptions with respect to systems assembly and printed circuit board industry performance and general economic conditions, many of which are beyond the control of DII. Mathematical analysis, such as determining the median, average or range, is not in itself a meaningful method of using comparable company data.

     TRANSACTION COMPARABLES ANALYSIS. Broadview considered ratios of equity purchase price, adjusted for the seller's cash and debt when appropriate, to selected historical operating results in order to indicate multiples strategic and financial acquirers have been willing to pay for companies in a particular market segment. In order to perform this analysis, Broadview reviewed a number of transactions that they considered similar to the merger. Broadview selected these transactions by choosing recent transactions involving sellers in the systems assembly industry with revenues greater than $50.0 million in the last reported twelve months before their acquisition as well as recent transactions involving sellers in the printed circuit board industry with revenues greater than $50.0 million in the last reported twelve months before their acquisition. For this analysis, as well as other analyses, Broadview examined publicly available information, as well as information from Broadview's proprietary database of published and confidential merger and acquisition transactions in the information technology, communications and media industries.

     The systems assembly transactions consisted of the acquisitions of:

     - SMART Modular Technologies, Inc. by Solectron Corp.;

     - SeaMED Corp. by Plexus Corp.;

     - Confidential by Confidential;

     - Smartflex Systems, Inc. by Saturn Electronics and Engineering;

     - Rubicon Group plc by Applied Power, Inc.;

     - Kyrel EMS Oyj by Flextronics International Ltd.;

     - International Manufacturing Services, Inc. by Celestica, Inc.;

     - AVEX Electronics (JM Huber) by Benchmark Electronics, Inc.; and

     - CMC Industries, Inc. by ACT Manufacturing, Inc.

     The following table presents, as of November 20, 1999, the median multiple and the range of multiples of adjusted price (defined as equity price plus total debt minus cash and cash equivalents) divided by each of (1) the seller's revenue, (2) earnings before interest, taxes, depreciation, and amortization, and (3) earnings before interest and taxes, in each case in the last reported twelve months prior to acquisition for the transactions listed above:

                                                MEDIAN MULTIPLE    RANGE OF MULTIPLES
                                                ---------------    ------------------
Adjusted Price to Last Reported Twelve Months
  Revenue.....................................       0.75x           0.30x -  1.68x
Adjusted Price to Last Reported Twelve Months
  Earnings Before Interest, Taxes,
  Depreciation, and Amortization..............       8.19x           7.11x - 21.84x
Adjusted Price to Last Reported Twelve Months
  Earnings Before Interest and Taxes..........      10.96x           8.73x - 22.68x

     The printed circuit board transactions consisted of the acquisitions of:

     - Continental Circuits Corp. by Hadco Corp.;

     - Altron, Inc. by Sanmina Corp.;

     - Praegitzer Industries, Inc. by Tyco International Ltd.; and

     - Sigma Circuits, Inc. by Tyco International Ltd.


     The following table presents, as of November 20, 1999, the median multiple and the range of multiples of adjusted price (defined as equity price plus total debt minus cash and cash equivalents) divided by each of (1) the seller's revenue, (2) earnings before interest, taxes, depreciation and amortization, and
(3) earnings before interest and taxes, in each case in the last reported twelve months prior to acquisition for the transactions listed above:


                                                MEDIAN MULTIPLE    RANGE OF MULTIPLES
                                                ---------------    ------------------
Adjusted Price to Last Reported Twelve Months
  Revenue.....................................       0.86x           0.75x -  1.36x
Adjusted Price to Last Reported Twelve Months
  Earnings Before Interest, Taxes,
  Depreciation, and Amortization..............       7.79x           5.75x - 17.35x
Adjusted Price to Last Reported Twelve Months
  Earnings Before Interest and Taxes..........      10.52x           8.20x - 14.76x

     The following table presents, as of November 20, 1999, the median implied value and the range of implied values of DII's stock, calculated by using the multiples of both indexes, considered together, shown above and the appropriate DII operating metric for the trailing twelve months ended September 30, 1999:

                                                MEDIAN MULTIPLE    RANGE OF MULTIPLES
                                                ---------------    ------------------
Adjusted Price to Last Reported Twelve Months
  Revenue.....................................      $20.43          $ 9.40 - $45.45
Adjusted Price to Last Reported Twelve Months
  Earnings Before Interest, Taxes,
  Depreciation, and Amortization..............      $20.22          $15.63 - $54.31
Adjusted Price to Last Reported Twelve Months
  Earnings Before Interest and Taxes..........      $17.45          $13.06 - $32.87

     No transaction used as a comparable in the transaction comparables analysis is identical to the merger. In evaluating the comparables, Broadview made numerous assumptions with respect to systems assembly and printed circuit board industry performance and general economic conditions, many of which are beyond the control of DII or Flextronics. Mathematical analysis, such as determining the average, median or range, is not in itself a meaningful method of using comparable transaction data.

     TRANSACTION PREMIUMS PAID ANALYSIS. Broadview considered the premiums paid above a seller's share price in order to determine the additional value strategic and financial acquirers, when compared to public shareholders, are willing to pay for control of companies in a particular market segment. In order to perform this analysis, Broadview reviewed a number of transactions involving publicly-held hardware companies and supporting products and services vendors. Broadview selected these transactions from its proprietary database by choosing recent transactions with an equity purchase price between $500.0 million and $5.0 billion. These transactions consisted of the acquisitions of:

     - Oak Industries, Inc. by Corning, Inc.;

     - Marshall Industries by Avnet Inc.;

     - FORE Systems, Inc. by GEC plc;

     - DSC Communications Corp. by Alcatel Alsthom SA;

     - SMART Modular Technologies, Inc. by Solectron Corp.;

     - Optical Coating Laboratory, Inc. by JDS Uniphase Corp.;

     - Xylan Corp. by Alcatel Alsthom SA;

     - Coherent Communications Systems Corp. by Tellabs, Inc.;

     - Berg Electronics Corp. by Framatone Group;

     - DSP Communications Inc. by Intel Corp.;

     - JDS Fitel, Inc. by Uniphase Corp.;

     - Dialogic Corp. by Intel Corp.;

     - RELTEC Corp. by General Electric Co.;

     - Stratus Computer, Inc. by Ascend Communications, Inc.;

     - Sequent Computer Systems, Inc. by IBM Corp.;

     - Sundstrand Corp. by United Technologies Corp.;

     - Yurie Systems, Inc. by Lucent Technologies Inc.;

     - Raychem Corp. by Tyco International Ltd.;

     - Fluke Corp. by Danaher Corp.;

     - Level One Communications, Inc. by Intel Corp.;

     - Unitrode Corp. by Texas Instruments Inc.;

     - Excel Switching Corp. by Lucent Technologies, Inc.;

     - AFC Cable Systems Inc. by Tyco International Ltd.; and

     - Data General Corp. by EMC Corp.

     The following table presents, as of November 20, 1999, the median premium and the range of premiums for these transactions calculated by dividing:

     - the offer price per share minus the closing share price of the seller's common stock twenty trading days or one trading day prior to the public announcement of the transaction, by

     - the closing share price of the seller's common stock twenty trading days or one trading day prior to the public announcement of the transaction:

                                                  MEDIAN PREMIUM   RANGE OF PREMIUMS
                                                  --------------   -----------------
Premium Paid to Seller's Share Price Twenty
  Trading Days Prior to Announcement............       59.7%        12.6% - 159.2%
Premium Paid to Seller's Share Price One Trading
  Day Prior to Announcement.....................       37.7%         2.0% -  93.8%

     The following table presents the median implied value and the range of implied values of DII's stock, calculated by using the premiums shown above and DII's share price twenty trading days and one trading day prior to November 22, 1999:


                                                         MEDIAN       RANGE OF IMPLIED
                                                     IMPLIED VALUE         VALUES
                                                     --------------   ----------------
Premium Paid to Seller's Share Price Twenty Trading
  Days Prior to Announcement.......................      $59.40       $41.89 - $ 96.40
Premium Paid to Seller's Share Price One Trading
  Day Prior to Announcement........................      $71.32       $52.83 - $100.41

     No transaction used as a comparable in the transaction premiums paid analysis is identical to the merger. In evaluating the comparables, Broadview made numerous assumptions with respect to systems assembly and printed circuit board industry performance and general economic conditions, many of which are beyond the control of DII or Flextronics. Mathematical analysis, such as determining the average, median or range is not in itself a meaningful method of using comparable transaction data.

     TRANSACTION PREMIUMS PAID FOR "MERGER OF EQUALS" ANALYSIS. Broadview considered the premiums paid above a seller's share price in order to determine the additional value strategic and financial acquirers, when compared to public shareholders, are willing to pay for companies in a particular market segment. In order to perform this analysis, Broadview reviewed a number of transactions involving publicly-held companies. Broadview selected these transactions from its proprietary database by choosing recent transactions involving information technology, communications, and media companies with an equity purchase price greater than $500.0 million and in which shareholders of the selling company retained a 30%-70% interest in the combined entity following the acquisition. These transactions consisted of the acquisitions of:

     - Excite, Inc. by AtHome Corp.;

     - Medical Manager Corp. by Synetic, Inc.;

     - JDS Fitel, Inc. by Uniphase Corp.;

     - AirTouch Communications, Inc. by Vodaphone Group plc;

     - LCI International, Inc. by Qwest Communications Corp.;

     - 360 Communications Co. by ALLTEL Corp.;

     - IXC Communications, Inc. by Cincinnati Bell, Inc.;

     - Ameritech Corp. by SBC Communications, Inc.;

     - EarthLink Network, Inc. by MindSpring Enterprises, Inc.;

     - Metro Networks, Inc. by Westwood One, Inc.;

     - GTE Corp. by Bell Atlantic Corp.; and

     - Hyperion Software Corp. by Arbor Software Corp.

     The following table presents, as of November 20, 1999, the median premium and the range of premiums for these transactions calculated by dividing:

     - the offer price per share minus the closing share price of the seller's common stock twenty trading days or one trading day prior to the public announcement of the transaction, by

     - the closing share price of the seller's common stock twenty trading days or one trading day prior to the public announcement of the transaction:

                                                                      RANGE OF
                                                 MEDIAN PREMIUM       PREMIUMS
                                                 --------------    --------------
Premium Paid to Seller's Share Price Twenty
  Trading Days Prior to Announcement...........       31.1%        (5.6%) - 111.8%
Premium Paid to Seller's Share Price One
  Trading Day Prior to Announcement............       19.2%        (5.4%) - 76.9%


     The following table presents the median implied value and the range of implied values of DII's stock, calculated by using the premiums shown above and DII's share price twenty trading days and one trading day prior to November 22, 1999:


                                                       MEDIAN           RANGE OF
                                                    IMPLIED VALUE    IMPLIED VALUES
                                                    -------------    --------------
Premium Paid to Seller's Share Price Twenty
  Trading Days Prior to Announcement..............     $48.76        $35.12 - $78.75
Premium Paid to Seller's Share Price One Trading
  Day Prior to Announcement.......................     $61.76        $49.01 - $91.63

     No transaction used as a comparable in the transaction premiums paid analysis is identical to the merger. In evaluating the comparables, Broadview made numerous assumptions with respect to systems assembly and printed circuit board industry performance and general economic conditions, many of which are beyond the control of DII or Flextronics. Mathematical analysis, such as determining the average, median or range is not in itself a meaningful method of using comparable transaction data.

     POTENTIAL SHARE PRICE ANALYSIS. Broadview examined a range on November 20, 1999 of potential future share prices of DII common stock on a stand-alone basis using a range of projections for DII's earnings per share for the twelve months ending December 31, 2000. The implied share price ranged from $37.09 to $130.50. Broadview also examined a range on November 20, 1999 of potential future share prices of Flextronics ordinary shares on a pro forma basis, assuming consummation of the merger using a range of projections for pro forma earnings per share for the twelve months ending December 31, 2000. The implied share price ranged from $45.02 to $236.25. Additionally, Broadview applied the exchange ratio of 0.8050 to this range to generate the implied value to DII stockholders, resulting in a range of $36.24 to $190.18

     HISTORICAL IMPLIED EXCHANGE RATIO ANALYSIS. Broadview reviewed the ratios of the closing prices of DII common stock divided by the corresponding prices of Flextronics ordinary shares over the period from November 20, 1998 to November 19, 1999 in contrast with the exchange ratio defined in the merger agreement. Based on this analysis, the historical exchange ratio has ranged from 0.4589 to
0.8259 with an average of 0.6252.

     RELATIVE CONTRIBUTION ANALYSIS. Broadview examined the relative contribution of DII and Flextronics to the pro forma combined entity for a number of historical and projected operating metrics from equity analyst research reports and capital structure items and calculated an implied exchange ratio based on the current diluted shares outstanding for the two companies.

     The following reflect the relative contribution of DII and Flextronics and the implied exchange ratio for each operating metric and capital structure item:

                                                                          IMPLIED
                                                                          EXCHANGE
                                               FLEXTRONICS    DII          RATIO
                                               -----------    ----    ----------------
Last Twelve Months Revenue...................     69.7%       30.3%        0.6728
Last Twelve Months Earnings Before Interest,
  Taxes, Depreciation, and Amortization......     59.8%       40.2%        1.0425
Last Twelve Months Earnings Before Interest
  and Taxes..................................     58.2%       41.8%        1.1105
Last Twelve Months Net Income................     60.7%       39.3%        1.0013
Projected March 31, 2001 Revenue.............     66.5%       33.5%        0.7802
Projected March 31, 2001 Earnings Before
  Interest and Taxes.........................     54.7%       45.3%        1.2840
Projected March 31, 2001 Net Income..........     57.7%       42.3%        1.1333
Stock Price as of 11/18/99...................       --          --         0.6377
Book Value...................................     63.8%       36.2%        0.8766
Equity Value.................................       --          --             --
Net Debt.....................................       --          --             --
Total Market Capitalization..................     69.3%       30.7%        0.6865
Diluted Shares Outstanding...................     66.3%       33.7%        0.8050

     FLEXTRONICS SHARE PERFORMANCE ANALYSIS. Broadview compared the recent stock performance of Flextronics with that of the following indices:

     - An index compiled by Broadview which is comprised of public companies Broadview deemed comparable to Flextronics. Broadview selected companies competing in the systems assembly industry with revenue for the last twelve months greater than $1.0 billion (the "Flextronics Comparable Index"). This index consists of the following companies:

      - Sanmina Corp.;

      - Jabil Circuit, Inc.;

      - Solectron Corp.;

      - The DII Group, Inc.;

      - Celestica, Inc.; and

      - SCI Systems, Inc.

     - S&P 500.

     EVALUATION OF FLEXTRONICS EQUITY. Broadview compared financial information of Flextronics with publicly available information for companies in the Flextronics Comparable Index. For this analysis, as well as other analyses, Broadview examined publicly available information, as well as a range of estimates based on securities research analyst reports.

     PRO FORMA COMBINATION ANALYSIS. Broadview calculated the pro forma impact of the merger on the combined entity's projected earnings per share for the calendar year ending March 31, 2001 taking into consideration various financial effects which will result from consummation of the merger. This analysis relies upon financial and operating assumptions provided by equity research analysts and publicly available data about Flextronics and DII. Broadview assumed that the merger would be treated as a pooling transaction and that no opportunities for cost savings or revenue enhancements exist. Based on this analysis, the pro forma pooling model indicates that the merger would result in earnings per share accretion for shareholders of the combined entity of $0.36 excluding acquisition expenses, for the fiscal year ending March 31, 2001.

     In connection with the review of the merger by the DII board, Broadview performed a variety of financial and comparative analyses. The summary set forth above does not purport to be a complete description of the analyses performed by Broadview in connection with the merger.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Broadview considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Broadview believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

     In performing its analyses, Broadview made numerous assumptions with respect to industry performance and general business and economic conditions and other matters, many of which are beyond the control of DII or Flextronics. The analyses performed by Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The exchange ratio pursuant to the merger agreement and other terms of the merger agreement were determined through arm's length negotiations between DII and Flextronics, and were approved by DII's board. Broadview provided advice to DII's board during the negotiations; however, Broadview did not recommend any specific consideration to DII's board or that any specific consideration constituted the only appropriate consideration for the merger. In arriving at its opinion, Broadview considered only the potential transaction with Flextronics and did not evaluate any other potential acquisitions, business combinations or other extraordinary transactions involving DII, although in the course of its engagement, Broadview did provide advice to DII in connection with potential business combinations with parties other than Flextronics. In addition, Broadview's opinion and presentation to DII's board was one of many factors taken into consideration by DII's board in making its decision to approve the merger. Consequently, the Broadview analyses as described above should not be viewed as determinative of the opinion of DII's board with respect to the value of DII or of whether DII's board would have been willing to agree to a different consideration.


     Pursuant to a letter agreement dated as of October 18, 1999, Broadview was engaged to act as financial advisor to DII's board and to render an opinion to the DII board regarding the fairness of the exchange ratio, from a financial point of view, to DII shareholders in the merger. Upon consummation of the merger, DII will be obligated to pay Broadview a transaction fee, dependent upon Flextronics' closing price prior to the transaction, of 0.425% of the aggregate value of the transaction, which would amount to an aggregate of approximately $15.4 million if the merger were completed on February 25, 2000 based on the Flextronics closing price of $61.3125. DII is obligated to pay Broadview a one-time commitment fee of $100,000 and a fairness opinion fee of $2,000,000. The one-time commitment fee and the fairness opinion fee will be credited against the transaction fee payable by DII upon completion of the merger. In addition, DII has agreed to reimburse Broadview for its reasonable expenses, including fees and expenses of its counsel, and to indemnify Broadview and its affiliates against liabilities and expenses related to their engagement, including liabilities under the federal securities laws. Broadview has previously provided investment banking services to DII unrelated to the merger for which Broadview has received customary compensation.


     The terms of the fee arrangement with Broadview, which DII and Broadview believe are customary in transactions of this nature, were negotiated at arm's length between DII and Broadview, and the DII board was aware of the nature of the fee arrangement, including the fact that a significant portion of the fees payable to Broadview is contingent upon completion of the merger.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

     When considering the recommendations of Flextronics' and DII's boards of directors, you should be aware that the directors and executive officers of Flextronics and DII have interests in the merger and related arrangements that are different from the interests of Flextronics shareholders and DII stockholders generally. As a result, these directors and officers could be more likely to vote to approve and to recommend the merger agreement and the merger than if they did not hold these interests. These interests include:

     - Michael E. Marks, the Chief Executive Officer and Chairman of the board of directors of Flextronics, will be the Chief Executive Officer and Chairman of the board of directors of the combined company after the merger;

     - Ronald R. Budacz, the Chief Executive Officer and Chairman of the board of directors of DII, will become the Deputy Chairman of the board of directors of the combined company after the merger;

     - Chuen Fah Alain Ahkong, Patrick Foley, Hui Shing Leong, Michael J. Moritz and Richard L. Sharp, who are currently directors of Flextronics, will be directors of the combined company;

     - several other executive officers of Flextronics and DII will become executive officers of the combined company after the merger;


     - each of Ronald R. Budacz, C. Y. Cheong, Micheal Corkery, Mark D. Herbst, Dermott O'Flanagan, Carl A. Plichta, Steven C. Schlepp, Thomas J. Smach, Ronald R. Snyder and Carl R. Vertuca, Jr., executive officers of DII, is entitled to receive benefits under severance agreements with DII if the executive's employment is terminated within eighteen months of the merger, either by the company without cause or by the executive for good reason. It is likely that the changes contemplated by the merger will constitute good reason under the severance agreements of several executive officers of DII, including Mr. Budacz. The executives are subject to non-compete agreements for a period of one year following termination, or five years in the case of Mr. Budacz and three years in the case of Mr. Vertuca. The benefits under the severance agreements include:



      - aggregate cash payments of $21.0 million for Mr. Budacz and an aggregate of approximately $22.0 million for all of DII's executive officers other than Mr. Budacz,



      - continuation of health benefits until age 65, and



      - additional payments to the executive equal to any excise taxes payable by the executive, with additional payments on an after tax basis equal to the executive's tax liability resulting from these payments;



     - forgiveness of indebtedness, together with additional payments for taxes, of an aggregate of $1,165,528 for all executive officers of DII, including $322,873 for Mr. Budacz, relating to loans made to DII's executive officers in January 1996 and April 1997 to enable the executives to satisfy their tax obligations in connection with the vesting of their performance shares in 1996 and 1997;


     - at the effective time of the merger, each outstanding option to purchase DII common stock, including any stock option held by any executive officer of DII, will be assumed by Flextronics and will become an option to acquire common stock of the combined company after the merger, with the number of shares subject to the option and the option exercise price to be adjusted according to the 1.61 exchange ratio;

     - executive officers of DII have options and performance shares, the vesting of which will accelerate in connection with the merger; and

     - Flextronic's and DII's directors and executive officers have customary rights to indemnification against specified liabilities.

CLOSING AND EFFECTIVENESS OF THE MERGER

     The merger will be completed when all of the conditions to closing the merger are satisfied or waived, including approval and adoption of the merger agreement and approval of the merger by the DII stockholders and approval of the proposal to issue Flextronics ordinary shares in the merger by the Flextronics shareholders. The merger will become effective upon the filing of a certificate of merger with the State of Delaware.

STRUCTURE OF THE MERGER

     Slalom, a newly-formed and wholly owned subsidiary of Flextronics, will be merged with and into DII. As a result of the merger, the separate corporate existence of Slalom will cease and DII will survive the merger as a wholly owned subsidiary of Flextronics.

CONVERSION OF DII COMMON STOCK

     When the merger becomes effective, each outstanding share of DII common stock, other than shares held by DII and its subsidiaries, will be converted into the right to receive 1.61 fully paid and nonassessable Flextronics ordinary shares with a par value of S$0.01 per share. The number of Flextronics ordinary shares issuable in the merger will be proportionately adjusted for any stock split, stock dividend or similar event with respect to DII common stock or Flextronics ordinary shares effected between the date of the merger agreement and the closing of the merger. Flextronics will not issue any fractional Flextronics ordinary shares in connection with the merger. Instead, DII stockholders will receive cash, without interest, for any fraction of a Flextronics ordinary share. This cash amount will equal this fraction multiplied by the last sale price of one Flextronics ordinary share on the last trading day before the effective time of the merger, as reported on the Nasdaq Stock Market. For example, if you own 50 shares of DII common stock, you will receive 80 Flextronics ordinary shares and cash for the additional 0.5 Flextronics ordinary share.

EXCHANGE OF DII STOCK CERTIFICATES FOR SHARE CERTIFICATES IN THE COMBINED
COMPANY

     When the merger is completed, Flextronics' exchange agent will mail to DII stockholders a letter of transmittal and instructions for use in surrendering DII stock certificates in exchange for Flextronics share certificates. The Flextronics share certificates will evidence ownership in the combined company after the merger. When you deliver your DII stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, your DII stock certificates will be canceled and you will receive Flextronics share certificates representing the number of whole Flextronics ordinary shares to which you are entitled under the merger agreement. You will receive payment in cash, without interest, in lieu of any fractional Flextronics ordinary shares which would have been otherwise issuable to you in the merger. You should not submit your DII stock certificates for exchange unless and until you receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

     DII stockholders are not entitled to receive any dividends or other distributions on Flextronics ordinary shares until the merger is completed and they have surrendered their DII stock certificates in exchange for Flextronics share certificates. Subject to the effect of applicable laws, promptly following surrender of DII stock certificates and the issuance of the corresponding Flextronics share certificates, DII stockholders will be paid the amount of withheld dividends or other distributions, without interest. At the appropriate payment date, DII stockholders will also receive the amount of dividends or other distributions, without interest, which have a record date after the date of the closing of the merger and a payment date after the date they exchange their DII stock certificates for Flextronics share certificates.


     Flextronics will issue DII stockholders a Flextronics share certificate or a check instead of a fractional share in the name in which the surrendered DII stock certificate is registered. If you wish to have your certificate issued in another name, you must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that any applicable stock transfer taxes have been paid.

ABSENCE OF APPRAISAL RIGHTS

     Under Section 262 of the Delaware General Corporation Law, stockholders are not entitled to appraisal rights if the stock subject to the merger transaction and the consideration to be received in the merger consists of stock designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. Because Nasdaq is designated as such a system and Flextronics ordinary shares and DII common stock are quoted on Nasdaq, DII stockholders are not entitled to appraisal rights with respect to the merger.


MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER; OTHER UNITED STATES TAX AND SINGAPORE ESTATE TAX MATTERS



     The following general discussion summarizes the material United States federal income tax consequences of the merger. The following also summarizes other United States tax considerations and Singapore estate tax considerations of owning Flextronics ordinary shares. This discussion is based on the Internal Revenue Code, the related regulations promulgated under the Internal Revenue Code, existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. This discussion assumes that you hold your shares of DII common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of United States federal income taxation or Singapore or foreign tax consequences that may be important to you in light of your particular circumstances or your particular tax status, including the following:



     - stockholders of DII who are not citizens or residents of the United States, or who are foreign corporations, partnerships, estates or trusts;


     - financial institutions;

     - tax-exempt organizations;

     - pension funds;

     - insurance companies;

     - dealers in securities;


     - stockholders of DII who will own 5% or more of either the total voting power or the total value of Flextronics ordinary shares after the merger, taking into account ownership under applicable attribution rules, which stockholders must enter into, and comply with the terms of, a gain recognition agreement under Treasury Regulation Section 1.367(a)-8 in order to be eligible for the tax treatment described in "Tax implications to DII stockholders" described below;


     - stockholders who acquired their shares of DII common stock through the exercise of options or similar derivative securities or otherwise as compensation; and

     - stockholders who hold their shares of DII common stock as part of a straddle or conversion transaction.


     Our obligation to complete the merger is conditioned on the delivery of an opinion to Flextronics from Arthur Andersen LLP and to DII from Curtis, Mallet-Prevost, Colt & Mosle LLP that the merger will be treated as a reorganization for federal income tax purposes. In giving their opinions,

Arthur Andersen LLP and Curtis, Mallet-Prevost, Colt & Mosle LLP will rely upon certain factual representations made by Flextronics and DII.



     Arthur Andersen LLP has advised Flextronics and Curtis, Mallet-Prevost, Colt & Mosle LLP has advised DII that, assuming the accuracy of the requested factual representations, the merger will be treated as a reorganization for federal income tax purposes with the consequences described below in "Tax implications to DII stockholders" and "Tax implications to Flextronics and DII." These opinions will not bind the IRS and will not preclude the IRS from adopting a position contrary to that expressed in the opinions, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated. Neither Flextronics nor DII intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.



     Tax implications to DII stockholders. Based on the conclusion that the merger will be treated as a reorganization, the material United States federal income tax consequences of the merger to the DII stockholders, other than those special status stockholders described above, will be as follows:



     - except as discussed below with respect to the receipt of cash for fractional shares, current stockholders of DII will not recognize gain or loss for United States federal income tax purposes on the exchange of DII common stock solely for Flextronics ordinary shares in the merger;



     - the aggregate tax basis of the Flextronics ordinary shares received as a result of the merger will be the same as the aggregate tax basis in the DII common stock surrendered in the merger, reduced by the tax basis, if any, allocated to the fractional Flextronics ordinary share interests deemed to be received and redeemed for cash;



     - the holding period of the Flextronics ordinary shares, including any fractional share interest deemed received, received as a result of the exchange will include the period during which the DII common stock exchanged in the merger was held; and



     - the payment of cash in lieu of fractional share interests of Flextronics ordinary shares will be treated for United States federal income tax purposes as if each fractional share were distributed as part of the merger and then redeemed by Flextronics. DII stockholders will recognize gain or loss for United States federal income tax purposes with respect to the cash they receive instead of a fractional share interest in Flextronics ordinary shares, provided the deemed redemption is not essentially equivalent to a dividend, as defined in Section 302 of the Code. The gain or loss will be measured by the difference between the amount of cash they receive and the portion of the tax basis of their shares of DII common stock allocable to the shares of DII common stock exchanged for the fractional share interest. This gain or loss will be capital gain or loss and will be a long-term capital gain or loss if the shares of DII common stock have been held for more than one year at the time the merger is completed.



     Tax implications to Flextronics and DII. Based on the conclusion that the merger will be treated as a reorganization, Flextronics, including its merger subsidiary, and DII will not recognize gain or loss for United States federal income tax purposes as a result of the merger.



     United States tax considerations of ownership of Flextronics ordinary shares by United States citizens or residents. Distributions made to holders of Flextronics ordinary shares will be treated as dividends and taxable as ordinary income to the extent that the distributions are made out of Flextronics' current or accumulated earnings and profits as determined under United States federal income tax principles. Such income will be foreign source dividend income and will not be eligible for the dividends-received deduction allowed to United States corporations with respect to stock of other United States corporations. Amounts taxable as dividends generally will be treated as foreign source "passive" income, or in the case of certain holders, foreign source "financial services" income, for foreign tax credit purposes. However, if 50% or more of the voting power or value of Flextronics ordinary shares is owned, directly or indirectly, by United States persons, dividends generally will be treated for foreign tax credit purposes as United States source income to the extent attributable to United States source earnings and profits. Furthermore, dividends from Flextronics will be treated as U.S. source income (in proportion to its earnings derived from the conduct of a U.S. business) if 25% or more of Flextronics' gross income during a three-year testing period is derived in connection with the conduct of a U.S. trade or business. Flextronics to date has not declared any cash dividends and has no current plans to do so in the foreseeable future. See "Description of Capital Shares of Flextronics -- Dividends" on page 111.



     Gain or loss realized by a holder of Flextronics ordinary shares will be subject to United States federal income taxation as capital gain or loss in an amount equal to the difference between the holder's tax basis in the stock and the amount realized on the disposition. Gain or loss will be long term capital gain or loss if the holding period relating to the Flextronics ordinary shares is more than one year. Any gain or loss so realized will generally be United States source.



     Holders may be subject to information reporting with respect to payments of dividends on and the proceeds of the disposition of Flextronics ordinary shares. Holders who are subject to information reporting and do not provide appropriate information when requested may be subject to backup withholding at a 31% rate. The amount of any backup withholding from a payment to a holder will be allowable as a refund or credit against the holder's United States federal income tax liability, provided that the required information or appropriate claim for refund is furnished to the Internal Revenue Service.



     Singapore estate tax implications. In the case of an individual who is not domiciled in Singapore, a Singapore estate tax is imposed on the value of all movable and immovable properties situated in Singapore. Our ordinary shares are considered to be situated in Singapore. Thus, an individual shareholder who is not domiciled in Singapore at the time of his or her death will be subject to Singapore estate tax on the value of any such shares held by the individual upon the individual's death. Such a shareholder will be required to pay Singapore estate tax to the extent that the value of the shares (or in aggregate with any other assets subject to Singapore estate tax) exceeds S$600,000. Any excess will be taxed at a rate equal to 5% on the first S$12,000,000 of the individual's Singapore chargeable assets and thereafter at a rate equal to 10%. An individual shareholder who is a U.S. citizen or resident (for U.S. estate tax purposes) also will have the value of the shares included in the individual's gross estate for U.S. estate tax purposes. An individual shareholder generally will be entitled to a tax credit against the shareholder's U.S. estate tax to the extent the individual shareholder actually pays Singapore estate tax on the value of the shares; however, the tax credit is generally limited to the percentage of the U.S. estate tax attributable to the inclusion of the value of the shares included in the shareholder's gross estate for U.S. estate tax purposes, adjusted further by a pro rata apportionment of available exemptions.



     The foregoing discussion is intended only to provide you with a general summary, and it is not intended to be a complete analysis or description of all potential United States federal income tax or Singapore estate tax consequences or any other consequences of the merger. In addition, this discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign (other than Singapore), state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the merger.



ACCOUNTING TREATMENT OF THE MERGER


     We intend to account for the merger as a pooling of interests for financial reporting and accounting purposes in accordance with generally accepted accounting principles. After the merger, the results of operations of DII will be included in the consolidated financial statements of Flextronics on a retroactive basis for all periods presented.

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

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER


     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act, which prevents some transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting period is terminated or expires. We have filed the required information and materials with the Department of Justice and the Federal Trade Commission and the applicable waiting period has expired. The requirements of the Hart-Scott-Rodino Antitrust Improvements Act will be satisfied if the merger is completed within one year from the termination of the waiting period.



     The merger is subject to similar filing requirements in various countries in which Flextronics and DII operate. In Germany, the Act Against Restraints on Competition requires that we furnish information and materials to the German Federal Cartel Office and that the appropriate waiting period expires prior to the completion of the merger. Under the Brazilian Law 8884 of June 11, 1994, we must submit information and materials for review to the Economic Protection Administration Counsel prior to completion or within fifteen days following some acts relating to the merger. Similarly, the Federal Law on Economic Competition in Mexico requires that we furnish information and materials to the Federal Competition Commission and that the applicable waiting period expires prior to the completion of the merger. Finally, under the Mergers and Takeovers (Control) Acts, we must submit information and materials to the Irish Minister for Enterprise, Trade and Employment and observe the appropriate waiting period prior to completion of the merger. We have filed or we plan to file the required information and materials with each of these authorities. It is possible that we will not have received all necessary approvals or the required waiting period may not have expired with respect to these filings. As a result, the completion of the merger could be delayed past April 3, 2000.


     At any time before or after the closing of the merger, the Antitrust Division of the Department of Justice or the Federal Trade Commission could challenge the merger and take action under the antitrust laws. Other persons, as well as any state, could take action under antitrust laws, including seeking to enjoin the merger, at any time before or after the completion of the merger, notwithstanding the termination of the applicable waiting period. Additionally, a foreign regulatory agency or government, including but not limited to those in which a filing has been made, could challenge or refuse to grant approval to the merger under its applicable antitrust or competition laws. A challenge to the merger could be made and if a challenge is made we may not prevail.

     Neither of us is aware of any other material governmental or regulatory approval required for closing the merger, other than compliance with the applicable corporate laws of Delaware.

RESTRICTIONS ON SALES OF FLEXTRONICS ORDINARY SHARES BY AFFILIATES OF DII AND FLEXTRONICS

     The Flextronics ordinary shares to be issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for Flextronics ordinary shares issued to any person who is an affiliate of either of us. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of, either of us and may include some of our officers and directors, as well as our principal shareholders. Affiliates may not sell their Flextronics ordinary shares acquired in the merger except pursuant to:

     - an effective registration statement under the Securities Act covering the resale of those shares;

     - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

     - any other applicable exemption under the Securities Act.

     Affiliates of Flextronics have agreed not to sell any Flextronics ordinary shares and affiliates of DII have agreed not to sell any shares of DII common stock or any Flextronics ordinary shares acquired in connection with the merger until the day that the combined company publicly announces financial results covering at least thirty days of combined operations after the merger.

LISTING ON THE NASDAQ NATIONAL MARKET OF FLEXTRONICS ORDINARY SHARES TO BE ISSUED IN THE MERGER

     It is a condition to the closing of the merger that the Flextronics ordinary shares to be issued in the merger must be approved for quotation on the Nasdaq National Market, subject to official notice of issuance. The ordinary shares of the combined company will trade on the Nasdaq National Market under the symbol "FLEX."

DELISTING AND DEREGISTRATION OF DII COMMON STOCK AFTER THE MERGER

     If the merger is completed, DII common stock will be delisted from the Nasdaq National Market and will be deregistered under the Exchange Act.

DII STOCKHOLDER RIGHTS AFTER THE MERGER


     The stockholders of DII will become shareholders of the combined company, and their rights as shareholders will be governed by Flextronics' memorandum and articles of association and the laws of Singapore. See "Comparison of Rights of Holders of Flextronics Ordinary Shares and Holders of DII Common Stock" on page 114.


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

                         TERMS OF THE MERGER AGREEMENT

     The following discussion summarizes the material provisions of the merger agreement. The following is not, however, a complete statement of all the provisions of the merger agreement. For a complete presentation of this information, you are urged to read the more detailed terms and conditions contained in the merger agreement, a copy of which is attached to this document as Annex A and is incorporated into this document by reference.

REPRESENTATIONS AND WARRANTIES

     We each have made substantially similar representations and warranties in the merger agreement regarding aspects of our respective businesses, financial condition, structure and other facts pertinent to the merger, including representations and warranties by each company as to:

     - its corporate organization, good standing and qualification to do business;

     - its subsidiaries and ownership interests in other entities;

     - delivery of current copies of its charter, bylaws and minute books;

     - authority to enter into the merger agreement;

     - required consents and approvals;

     - regulatory approvals required to complete the merger;

     - its capitalization;

     - the effect of the merger on its outstanding obligations;

     - its filings and reports with the Securities and Exchange Commission;

     - its audited and interim financial statements;

     - regarding Flextronics, changes in its financial condition and business since March 31, 1999, and regarding DII, changes in its financial condition and business since January 3, 1999;

     - its filing of required tax returns, payments of its taxes and the status of any audits;

     - title to the properties it owns and validity of its leases;

     - the condition of its property, plant and equipment;

     - its intellectual property and the non-infringement of the intellectual property of others;

     - its Year 2000 compliance;

     - its compliance with applicable laws;

     - existing or threatened lawsuits to which it is a party;

     - its employee benefit plans;

     - its compliance with environmental laws, its hazardous materials activities and its environmental liabilities;

     - its insurance;

     - its customers, suppliers, warranties and product returns;

     - its inventory;

     - information supplied by it in this document and the related registration statement filed by Flextronics;

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     - approval by its board;

     - brokers' and finders' fees that it owes in connection with the merger;

     - identification of its affiliates; and

     - the absence of actions that would preclude Flextronics from accounting for the merger as a pooling of interests.

     DII also made representations and warranties to Flextronics regarding the following:

     - its authority to enter into the stock option agreement;

     - its compliance with employment laws;

     - its labor relations;

     - the compliance of its employees with respect to trade secrets agreements;

     - its agreements, contracts and commitments;

     - payments required to be made by it to officers and directors as a result of the merger;

     - transactions with officers and directors;

     - the fairness opinions received from its financial advisors;

     - its accounts receivable; and

     - the absence of existing discussions with respect to other acquisition proposals.

     The representations and warranties in the merger agreement are complicated and are not easily summarized. We urge you to read carefully the articles of the merger agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Parent and Merger Sub."

CONDUCT OF BUSINESS BEFORE THE CLOSING OF THE MERGER

     Flextronics and DII each have agreed that until the closing of the merger, each party and its subsidiaries will carry on its business in the usual and ordinary course and will use its commercially reasonable efforts consistent with past practices and policies to:

     - preserve intact its present business organization;

     - keep available the services of its present officers and key employees;
       and

     - preserve its relationships with customers, suppliers, licensors, licensees and others with which it has business dealings.

     We each also agreed that until the closing of the merger or unless the other company consents in writing, each of us and our subsidiaries will conduct our business in compliance with specific restrictions relating to the following:

     - waiving restrictions on, accelerating or modifying the terms of or payment for options granted under its plans;

     - granting any severance or termination pay to any officer or employee or adopting any new severance plan;

     - issuing dividends or making other distributions;

     - issuing or acquiring its securities;

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     - modifying its charter and bylaws;

     - agreeing to merge with or acquire the assets of other entities;

     - revaluing assets or changing accounting practices;

     - taking actions that would prevent Flextronics from accounting for the merger as a pooling of interests; and

     - taking actions that would make any of its representations and warranties in the merger agreement untrue or incorrect or prevent it from performing its covenants under the merger agreement.

     DII also agreed that until the closing of the merger or unless Flextronics consents in writing, it will conduct its business in compliance with specific restrictions relating to the following:

     - transferring or licensing its intellectual property;

     - disposing of its assets;

     - incurring indebtedness;

     - entering into collective bargaining agreements;

     - paying any special bonus, increasing salaries or benefits, granting additional severance or termination pay, entering into severance or employment agreements or establishing or amending any employee benefit plans other than in the ordinary course of business;

     - making payments outside the ordinary course of business in excess of $5,000,000 in the aggregate;

     - entering into, modifying or terminating material contracts;

     - granting any exclusive marketing or other rights with respect to any of its technology or products;

     - initiating or settling material litigation or arbitration proceedings;
       and

     - amending its shareholder rights plan.

     The agreements related to the conduct of our businesses in the merger agreement are complicated and not easily summarized. We urge you to read carefully the article of the merger agreement entitled "Conduct Prior to the Effective Time."

NO OTHER NEGOTIATIONS

     Until the merger is completed or the merger agreement is terminated, DII has agreed not to take any of the following actions directly or indirectly:

     - solicit, initiate, encourage or induce any acquisition proposal, as defined below;

     - propose, enter into or participate in any discussions or negotiations regarding any acquisition proposal;

     - furnish any non-public information to any person with respect to any acquisition proposal;

     - take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any acquisition proposal;

     - engage in discussions with any person with respect to any acquisition proposal;

     - approve, endorse or recommend any acquisition proposal; or

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     - enter into any letter of intent or similar document or any contract, agreement or commitment relating to any acquisition transaction.

     However, if DII receives an unsolicited, written, bona fide acquisition proposal prior to its stockholders' meeting that its board reasonably concludes may constitute a superior offer, as defined below, it may furnish non-public information regarding it and may enter into discussions with the person or group who has made the acquisition proposal if:

     - DII has not violated any of the non-solicitation and other provisions set forth in the prior paragraph;

     - DII's board of directors concludes in good faith that this action is required for the board of directors to meet its fiduciary obligations to DII's stockholders under applicable law;

     - prior to furnishing non-public information to, or entering into any discussions with, a party making the acquisition proposal, DII gives Flextronics written notice of the acquisition proposal, including the identity of the party making the acquisition proposal and the material terms of the acquisition proposal, and DII has received an executed confidentiality agreement from the party making the acquisition proposal that is at least as restrictive as the one between Flextronics and DII;

     - DII gives Flextronics at least three business days' advance notice of its intent to furnish non-public information to or enter into discussions with the party making the acquisition proposal; and

     - DII discloses the non-public information to Flextronics at the same time that it furnishes this information to the party making the acquisition proposal.

     DII is obligated to inform Flextronics promptly as to any acquisition proposal, any request for non-public information which DII reasonably believes would lead to an acquisition proposal or any inquiry which DII reasonably believes would lead to an acquisition proposal, the identity of the party making the acquisition proposal, request or inquiry, and the material terms of the acquisition proposal, request or inquiry. DII has also agreed to keep Flextronics informed as to the status of the acquisition proposal, request or inquiry.

     An acquisition proposal is any inquiry, offer or proposal relating to any acquisition transaction, other than an offer or proposal from Flextronics.

     An acquisition transaction is any transaction involving any of the following:

     - the acquisition or purchase from DII of more than a 15% interest in the total outstanding voting securities of DII or any of its subsidiaries;

     - any tender offer or exchange offer that, if completed, would result in any person or group beneficially owning 15% or more of the total outstanding voting securities of DII or any of its subsidiaries;

     - any merger, consolidation, business combination or similar transaction involving DII that, if completed, would result in the stockholders of DII prior to the transaction owning less than 85% of the equity interests in the surviving entity after the transaction;

     - any sale, lease, exchange, transfer, license, acquisition or disposition of more than 15% of the assets of DII; or

     - any liquidation or dissolution of DII.

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

     A superior offer is a bona fide written offer made by a third party to complete any of the following transactions:

     - a merger or consolidation involving DII pursuant to which the stockholders of DII immediately before the transaction hold less than 50% of the equity interests in the surviving entity of the transaction; or

     - the acquisition by any person or group, directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of DII, including by way of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving DII, on terms that the board of directors of DII determines, in its reasonable good faith judgment, based on the written advice of its financial advisor, to be more favorable to DII stockholders than the terms of the merger. However, an offer is not a superior offer if any financing required to complete the transaction contemplated by the offer is not committed, or if the offer is subject to any material contingency as to the availability of financing unless in the reasonable judgment of DII's board it is unlikely that the contingency will not be satisfied.

RIGHT OF THE DII BOARD TO WITHDRAW ITS RECOMMENDATION

     Under the merger agreement, the DII board may withdraw or change its recommendation in favor of the merger only if the following conditions are satisfied:

     - a superior offer is made to DII and is not withdrawn;

     - DII provides written notice to Flextronics of the superior offer, specifying the material terms and conditions of the superior offer and the identity of the party making the superior offer;

     - Flextronics does not, within five business days after receiving this written notice, make an offer that the DII board determines in its good faith judgment, based on the written advice of its financial advisor, to be at least as favorable to DII stockholders as the superior offer;

     - DII's board concludes in good faith, after consultation with its outside counsel, that the withdrawal or change of its recommendation is required for the board to comply with its fiduciary obligations to DII stockholders under applicable law; and

     - DII has not violated the non-solicitation and other provisions in the merger agreement.

     However, even if the DII board withdraws or changes its recommendation, DII is obligated to hold a stockholders' meeting to vote on the merger proposal.

PUBLIC DISCLOSURE

     Each of us will consult with the other and, to the extent practicable, agree before issuing any press release or making any public statement with respect to the merger, the merger agreement, or any acquisition proposal.

DII'S EMPLOYEE BENEFIT PLANS

     Individuals who are employed by DII when the merger is completed will become employees of the combined company, although the combined company may terminate the employment of these employees at any time. Flextronics and DII will work together to agree upon mutually acceptable employee benefit and compensation arrangements so as to provide for a period of at least one year benefits to DII employees no less favorable in the aggregate than those provided to similarly situated employees of Flextronics or that are generally equivalent to the benefits provided under the DII employee plans in existence immediately prior to the effective time of the merger. Flextronics will

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grant credit to each DII employee for all service with DII prior to the merger as if the service had been with Flextronics for eligibility and vesting purposes for all employee benefit plans, policies, programs and arrangements of Flextronics and for purposes of satisfying any pre-existing condition, exclusion or actively-at-work requirement.

TREATMENT OF DII STOCK OPTIONS, PERFORMANCE SHARES AND PURCHASE RIGHTS

     Upon closing the merger, each outstanding option to purchase DII common stock will be assumed by Flextronics and converted, in accordance with its terms, into an option to purchase the number of Flextronics ordinary shares equal to 1.61 multiplied by the number of shares of DII common stock which could have been obtained before the merger upon the exercise of each option, rounded down to the nearest whole share. The exercise price will be equal to the exercise price per share of DII common stock subject to the option before conversion divided by 1.61, rounded up to the nearest whole cent. In general, the other terms of each option will continue to apply in accordance with its terms, including any provisions providing for acceleration of vesting, except that terms and conditions may be altered to comply with Singapore legal requirements. Each performance share that vests at the effective time of the merger will be converted into the right to receive 1.61 Flextronics ordinary shares.

     Upon the closing of the merger, each outstanding purchase right with respect to DII's employee stock purchase plan will be assumed by Flextronics and converted into the right to purchase Flextronics ordinary shares. The purchase price will be equal to the lesser of:

     - 85% of the fair market value of DII's common stock on the offering date, as defined in the DII employee stock purchase plan, divided by the exchange ratio of 1.61; and

     - 85% of the last sale price of Flextronics ordinary shares on the last day of the offering that was open at the effective time of the merger, rounded up to the nearest whole cent.

     Flextronics will file a registration statement on Form S-8 for the Flextronics ordinary shares issuable with respect to assumed options and assumed purchase rights by Flextronics and will maintain the effectiveness of that registration statement for as long as any of the options or purchase rights remain outstanding.

CONDITIONS TO CLOSING THE MERGER

     Our respective obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before closing the merger:

     - the merger agreement must be approved and adopted and the merger must be approved by the holders of a majority of the outstanding shares of DII stock;

     - the proposal to issue shares of Flextronics ordinary shares in the merger must be approved by the requisite majority of the shareholders of Flextronics under applicable Nasdaq rules, Singapore law and its articles of association;

     - no governmental entity shall have enacted or issued any law, regulation or order which has the effect of making the merger illegal, otherwise prohibiting the closing of the merger or restricting Flextronics' conduct or operation of the business of DII after the merger in a manner that could reasonably be expected to have a material adverse effect on the combined company after the merger;


     - all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the European Community Merger Regulation must have expired or been terminated and all material foreign antitrust approvals must have been obtained;


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     - Flextronics and DII must each receive from their respective tax advisors an opinion to the effect that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and


     - the Flextronics ordinary shares to be issued in the merger must be authorized for quotation on the Nasdaq National Market, subject to notice of issuance.

     DII's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before closing the merger:

     - Flextronics' and Slalom's representations and warranties must be true and correct in all material respects:

      - as of November 22, 1999, and

      - on the date the merger is to be completed, except for breaches, inaccuracies and omissions of representations and warranties which have neither had nor reasonably would be expected to have a material adverse effect on Flextronics;

     - Flextronics and Slalom must have performed or complied in all material respects with all of their agreements and covenants required by the merger agreement to be performed or complied with by them at or before closing the merger;

     - no material adverse effect with respect to Flextronics, taken as a whole with its subsidiaries, shall have occurred since November 22, 1999 and be continuing; and

     - DII must have received a letter from Deloitte & Touche LLP to the effect that no conditions exist relating to DII that preclude Flextronics from accounting for the merger as a pooling of interests, and Flextronics must have received a letter from Arthur Andersen LLP to the effect that Flextronics may account for the merger as a pooling of interests.

     Flextronics' obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before closing the merger:

     - DII's representations and warranties must be true and correct in all material respects:

      - as of November 22, 1999, and

      - on the date the merger is to be completed, except for breaches, inaccuracies and omissions of the representations and warranties that:
        (1) relate to the absence of changes in DII's financial condition, properties, assets, liabilities, business, results of operation or prospects, which must be true and correct in all material respects as of January 31, 2000, (2) have neither had nor reasonably would be expected to have a material adverse effect on DII, or (3) which directly result from actions taken with the prior consent, or at the direction, of Flextronics;

     - DII must have performed or complied in all material respects with all of the agreements and covenants required by the merger agreement to be performed or complied with by DII at or before closing the merger;

     - no material adverse effect with respect to DII, taken as a whole with its subsidiaries, shall have occurred since November 22, 1999 and prior to January 31, 2000; and

     - DII must have received a letter from Deloitte & Touche LLP to the effect that no conditions exist relating to DII that preclude Flextronics from accounting for the merger as a pooling of

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

       interests, and Flextronics must have received a letter from Arthur Andersen LLP to the effect that Flextronics may account for the merger as a pooling of interests.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to closing the merger, whether before or after approval and adoption of the merger agreement and the merger by DII stockholders or approval of the proposal to issue Flextronics ordinary shares in the merger by Flextronics shareholders, as noted below:

     - by mutual consent of Flextronics and DII;

     - by either of us, if the merger is not completed by May 22, 2000 or, if extended by written notice because a specified condition has not been satisfied, August 22, 2000, except that the right to terminate the merger agreement under this provision is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or by May 22, 2000 or August 22, 2000, as applicable, and this action or failure to act constitutes a breach of the merger agreement;

     - by either of us, if there is any order of a governmental authority permanently enjoining, restraining or prohibiting the merger which is final and nonappealable;

     - by either of us, if the merger and merger agreement fail to receive the affirmative vote of the holders of at least a majority of the shares of DII common stock outstanding as of the record date, except that the right to terminate the merger agreement under this provision is not available to DII where the failure to obtain DII stockholder approval was caused by an action or failure to act by DII which constitutes a material breach of the merger agreement, or a breach of any voting agreement by any DII director or executive officer;


     - by either of us, if the proposal to issue Flextronics ordinary shares in the merger fails to receive the affirmative vote of the holders of at least a majority of the Flextronics ordinary shares present and voting in person or by proxy, attorney or representative at the extraordinary general meeting, except that the right to terminate the merger agreement under this provision is not available to Flextronics if the failure to obtain Flextronics shareholder approval was caused by an action or failure to act by Flextronics which constitutes a material breach of the merger agreement, or a breach of any voting agreement by any Flextronics director or executive officer;


     - by Flextronics, at any time prior to the adoption and approval of the merger agreement and the merger by the required vote of DII stockholders, if a trigger event, as described below, occurs; and

     - by either of us, upon a breach of any representation, warranty, covenant or agreement on the part of the other company in the merger agreement, or if any of the other company's representations or warranties are or become untrue, as a result of which the corresponding condition to closing the merger would not be met. However, if the breach or inaccuracy is curable by the other company through the exercise of its reasonable efforts, then one company may not terminate the merger agreement until a period of thirty days after delivery of written notice of the breach or inaccuracy as long as the other company continues to exercise reasonable efforts to cure its breach.

     A trigger event has occurred if:

     - DII's board of directors withdraws or amends or modifies in a manner adverse to Flextronics its unanimous recommendation in favor of the approval of the merger proposal to be voted on by DII stockholders;

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     - DII's board of directors fails to reaffirm its unanimous recommendation in favor of approval of the merger proposal to be voted on by DII stockholders within ten days after Flextronics requests in writing that this recommendation be reaffirmed at any time after the public announcement of an acquisition proposal;

     - DII's board of directors approves or publicly recommends any acquisition proposal, or DII enters into a letter of intent or agreement accepting an acquisition proposal;

     - a tender or exchange offer relating to the securities of DII is commenced by a person or entity unaffiliated with Flextronics, and DII does not send to its security holders within ten business days after the tender or exchange offer is first commenced a statement disclosing that DII recommends rejection of the tender or exchange offer; or

     - DII fails to hold the stockholders' meeting called for by this document by May 22, 2000.

TERMINATION FEE

     DII may be obligated to pay Flextronics a termination fee equal to 3% of the equity value, as defined below, of DII if the merger agreement is terminated under the circumstances outlined below:

     - Flextronics terminates the merger agreement at any time prior to approval of the merger proposal by DII stockholders because a trigger event has occurred; or

     - either of us terminates the merger agreement because the required approval of the merger proposal by DII stockholders was not obtained or the merger was not completed by May 22, 2000, provided that DII will be required to pay the termination fee only if:

      - before the merger agreement is terminated, a third party publicly announces an acquisition proposal,

      - the failure to complete the merger by May 22, 2000 is principally due to action or failure to act by DII which constitutes a breach of the merger agreement, and

      - within twelve months after the merger agreement is terminated, an acquisition, as defined below, is completed or DII enters into an agreement providing for an acquisition.

     Equity value means:

     - the sum of all shares of DII common stock outstanding on the date of termination and all shares of DII common stock issuable upon the exercise of options that are outstanding on the date of termination, multiplied by

     - the average closing price of DII common stock on the Nasdaq National Market over the five trading days prior to the termination date.

     An acquisition is any of the following:

     - a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving DII pursuant to which DII stockholders immediately before the transaction hold less than 50% of the aggregate equity interests in the surviving entity of the transaction;

     - a sale or other disposition by DII of assets representing more than 50% of the aggregate fair market value of DII's business immediately prior to the sale; or

     - the acquisition by any person or group, including by way of a tender offer, an exchange offer or issuance by DII, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing more than 50% of the voting power of the outstanding shares of capital stock of DII.

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AMENDMENT, EXTENSION AND WAIVER OF THE MERGER AGREEMENT

     We may amend the merger agreement before closing the merger by execution of a written instrument signed by each of us, provided that we comply with applicable state law in amending the agreement. Either of us may:

     - extend the other's time for the performance of any of the obligations or other acts under the merger agreement;

     - waive any inaccuracies in the other's representations and warranties; and

     - waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

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

                               RELATED AGREEMENTS

     The following discussion summarizes the material provisions of the stock option agreement and the voting agreements. The following is not, however, a complete statement of all the provisions of these agreements. Detailed terms and conditions are contained in the stock option agreement, the Flextronics voting agreement and the DII voting agreement, copies of which are attached to this document as Annexes B, C and D. For a complete presentation of this information, you are urged to read the more detailed information set forth in the annexes.

THE STOCK OPTION AGREEMENT


     Under the stock option agreement, DII granted Flextronics for no consideration an option to buy up to a number of shares of DII common stock equal to 19.9% of the outstanding shares of DII common stock as of the date of exercise of the option at an exercise price of $65.406 per share. Based on the number of shares of DII common stock outstanding on February 11, 2000, the option would be exercisable for approximately 7,319,402 shares of DII common stock.


     Flextronics required DII to grant the stock option as a prerequisite to entering into the merger agreement. The stock option agreement is attached to this document as Annex B. We urge you to read the stock option agreement in its entirety.

     The stock option agreement is intended to increase the likelihood that the merger will be completed. Aspects of the stock option agreement may have the effect of discouraging persons who might now or at any time be interested in acquiring all or a significant interest in DII before the closing of the merger. The number of shares issuable upon exercise of the option and the exercise price of the option are subject to adjustment under specified circumstances to prevent dilution.

     The stock option agreement is not currently exercisable. Flextronics may exercise the option in whole or in part and from time to time only if one or more of the following occurs:

     - DII's board of directors withdraws or amends or modifies in a manner adverse to Flextronics its unanimous recommendation in favor of the approval of the merger proposal to be voted on by DII stockholders;

     - DII's board of directors fails to reaffirm its unanimous recommendation in favor of the approval of the merger agreement and approval of the merger within ten business days of a written request from Flextronics following the public announcement of any offer or proposal relating to any transaction or series of related transactions involving:

      - any acquisition or purchase from DII by any person or group of more than a 15% interest in the total outstanding voting securities of DII or any of its subsidiaries,

      - any tender offer or exchange offer that would result in any person or group beneficially owning 15% or more of the total outstanding voting securities of DII or any of its subsidiaries,

      - any merger, consolidation, business combination or similar transaction involving DII pursuant to which DII stockholders immediately preceding the transaction would hold less than 85% of the equity interests in the surviving entity,

      - any sale, lease, exchange, transfer, license, acquisition or disposition of more than 15% of the assets of DII, or

      - any liquidation or dissolution of DII;

     - DII's board of directors approves or publicly recommends any offer or proposal relating to any transaction or series of related transactions of the type described above;

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     - DII enters into any agreement or commitment accepting any offer or proposal relating to any transaction or series of related transactions of the type described above;

     - any party unaffiliated with Flextronics commences a tender or exchange offer relating to DII's securities and DII does not send a notice to its stockholders in accordance with Rule 14e-2 under the Securities Exchange Act within ten business days after the tender or exchange offer is published stating that it recommends rejection of the tender or exchange offer;

     - any person or group, other than Flextronics, acquires beneficial ownership of 25% of more of the total outstanding voting securities of DII or any of its subsidiaries; or

     - any person or entity, other than Flextronics, commences a proxy solicitation to alter the composition of DII's board.

     In addition, the option becomes exercisable by Flextronics if there is a public announcement, prior to the date the merger agreement is terminated, of any offer or proposal other than by Flextronics relating to any transaction or series of related transactions involving:

     - any purchase from DII or acquisition by any person or group of more than a 10% interest in the total outstanding voting securities of DII or any of its subsidiaries;

     - any tender offer or exchange offer that would result in any person or group beneficially owning 10% or more of the total outstanding voting securities of DII or any of its subsidiaries;

     - any merger, consolidation, business combination or similar transaction involving DII;

     - any sale, lease, exchange, transfer, license, acquisition or disposition of more than 10% of the assets of DII, other than sales of inventory in the ordinary course of business; or

     - any liquidation or dissolution of DII,

and the occurrence of one or more of the following on or after the date of the above announcement:

     - the required vote of DII stockholders in favor of adoption and approval of the merger agreement and approval of the merger is not obtained at the DII stockholders' meeting,

     - a tender offer or exchange offer for 15% or more of the outstanding shares of DII common stock is commenced other than by Flextronics or an affiliate of Flextronics,

     - DII fails to call and hold the DII stockholders' meeting by May 22, 2000, or

     - DII fails to hold the DII stockholders' meeting within 45 days after the declaration of effectiveness of the registration statement.

     The option will terminate upon the earliest of any of the following:

     - the closing of the merger;

     - fourteen months after the termination of the merger agreement because of a time delay, a failure to obtain the required vote of DII stockholders, the occurrence of a trigger event or an uncurable breach of any representation, warranty, covenant or agreement by DII;

     - the termination of the merger agreement upon mutual consent, a government entity issues an order prohibiting the merger or the failure to obtain the required vote of Flextronics shareholders;

     - the termination of the merger agreement in other circumstances; or

     - fourteen months after the option first becomes exercisable.

     If Flextronics receives net proceeds from the sale of the option or option shares which, combined with any termination fee payable under the merger agreement, exceed 3.5% of the equity value of DII, Flextronics is obligated to pay the excess to DII.

     The stock option agreement grants registration rights to Flextronics with respect to the shares of DII common stock represented by the stock option agreement. Under the stock option agreement, DII agrees to indemnify Flextronics against specified liabilities and expenses, including liabilities under the Securities Act.

THE VOTING AGREEMENTS


     Flextronics directors Chuen Fah Alain Ahkong, Patrick Foley, Michael E. Marks, Michael J. Moritz, Richard L. Sharp and Tsui Sung Lam, and Flextronics executive officers Robert R. B. Dykes, Michael McNamara and Humphrey Porter, entered into voting agreements with DII. The voting agreements require these Flextronics directors and executive officers to vote all the Flextronics ordinary shares they own in favor of the merger-related proposal. These Flextronics directors and executive officers together held approximately 4.4% of the outstanding Flextronics ordinary shares as of the record date.



     DII directors Ronald R. Budacz, Constantine S. Macricostas and Alexander W. Young and DII executive officers Dermott O'Flanagan, Carl A. Plichta, Steven C. Schlepp, Thomas J. Smach, Ronald R. Snyder and Carl R. Vertuca, Jr. entered into voting agreements with Flextronics. The voting agreements require these DII directors and executive officers to vote all the shares of DII common stock that they own in favor of the merger proposal. These DII directors and executive officers together held approximately 2.2% of the outstanding DII common stock as of the record date.


     Under the voting agreements, these persons agreed:

     - in the case of DII stockholders, to vote all shares of DII common stock that they beneficially own in favor of the merger, the execution and delivery by DII of the merger agreement and all actions in furtherance of the merger; and

     - in the case of Flextronics shareholders, to vote all Flextronics ordinary shares that they beneficially own in favor of the merger, the execution and delivery by Flextronics of the merger agreement and all actions in furtherance of the merger.

     Concurrently with the execution of the voting agreement, each person also delivered an irrevocable proxy to the other company and some of its officers granting them the right to vote the shares covered by the voting agreement in favor of the matters referenced above.

     None of the persons who entered into a voting agreement were paid additional consideration in connection with the voting agreements. The voting agreements will terminate upon the earlier to occur of the effective time of the merger or the valid termination of the merger agreement under the merger agreement.

                         MARKET PRICE AND DIVIDEND DATA

     Flextronics ordinary shares and DII common stock are traded on the Nasdaq National Market under the symbols "FLEX" and "DIIG," respectively. The following tables set forth, for the periods indicated, the range of high and low per share sales prices for Flextronics ordinary shares and DII common stock as reported on Nasdaq.


                                                                FLEXTRONICS
                                                              ORDINARY SHARES*
                                                              ----------------
                                                               HIGH      LOW
                                                              ------    ------
FISCAL YEAR 1998
  First quarter.............................................  $ 6.75    $ 4.38
  Second quarter............................................   11.91      6.59
  Third quarter.............................................   12.03      8.13
  Fourth quarter............................................   11.97      7.44
FISCAL YEAR 1999
  First quarter.............................................   12.78      9.09
  Second quarter............................................   11.75      5.66
  Third quarter.............................................   21.41      7.28
  Fourth quarter............................................   25.50     16.56
FISCAL YEAR 2000
  First quarter.............................................   29.13     21.13
  Second quarter............................................   33.81     22.06
  Third quarter.............................................   46.19     29.00
  Fourth quarter (through February 25, 2000)................   66.63     40.38


-------------------------
* All Flextronics share prices have been adjusted to give effect to two-for-one stock splits by means of bonus issues, the Singapore equivalent of a stock dividend, paid on January 11, 1999 and December 22, 1999.


                                                                     DII
                                                                COMMON STOCK*
                                                              -----------------
                                                               HIGH       LOW
                                                              -------    ------
FISCAL YEAR 1998
  First quarter.............................................  $ 29.63    $20.25
  Second quarter............................................    23.63     14.56
  Third quarter.............................................    18.38     12.75
  Fourth quarter............................................    22.88     10.06
FISCAL YEAR 1999
  First quarter.............................................    29.75     22.00
  Second quarter............................................    37.31     25.50
  Third quarter.............................................    44.56     33.63
  Fourth quarter............................................    71.31     35.00
FISCAL YEAR 2000
  First quarter (through February 25, 2000).................   106.00     62.88


-------------------------
* All DII share prices have been adjusted to give effect to a two-for-one stock split by means of a stock dividend paid on September 2, 1997.

     The following table sets forth the closing per share sales price of Flextronics ordinary shares and DII common stock, as reported on Nasdaq, and the estimated equivalent per share price, as explained below, of DII common stock on November 19, 1999, the last trading day before the public announcement of the proposed merger, and on February 25, 2000, the most recent practicable date before the mailing of this document:



                                                                          ESTIMATED
                                      FLEXTRONICS          DII         EQUIVALENT DII
                                    ORDINARY SHARES    COMMON STOCK    PER SHARE PRICE
                                    ---------------    ------------    ---------------
November 19, 1999.................     $ 40.625          $51.8125         $65.4063
February 25, 2000.................     $ 61.3125         $97.25           $98.7131



     The estimated equivalent per share price of a share of DII common stock equals the exchange ratio of 1.61 multiplied by the price of a Flextronics ordinary share. You may use this calculation to estimate what your shares of DII common stock may be worth if the merger is completed. If the merger had occurred on February 25, 2000, you would have received Flextronics ordinary shares worth $98.7131 for each share of DII common stock you owned. The actual equivalent per share price that you will receive for a share of DII common stock if the merger closes may be different from this price because the per share price of Flextronics ordinary shares on the Nasdaq National Market fluctuates continuously.


     Neither Flextronics nor DII has ever declared or paid cash dividends on its ordinary shares or common stock, respectively. The policies of Flextronics and DII are to retain earnings for use in their respective businesses. Following the merger, Flextronics ordinary shares will continue to be listed on the Nasdaq National Market, and there will be no further market for the DII common stock.

                         BENEFITS OF THE MERGER TO DII
                        DIRECTORS AND EXECUTIVE OFFICERS

     When considering the recommendation of DII's board of directors to approve the merger, DII stockholders should be aware that the directors and executive officers of DII have interests in the merger that are different from, or in addition to, the interests of DII stockholders generally. These include the following:

POSITIONS WITH FLEXTRONICS

     Ronald R. Budacz, the Chairman of the board of directors and Chief Executive Officer of DII, or his nominee, will serve as Deputy Chairman of the board of directors of Flextronics. Several other executive officers of DII are expected to become officers of Flextronics after the merger.

ACCELERATED VESTING OF OPTIONS AND PERFORMANCE SHARES

     At the effective time of the merger, each outstanding option to purchase DII common stock, including any stock option held by any executive officer of DII, will be assumed by Flextronics and will become an option to acquire ordinary shares of Flextronics after the merger, with the number of shares subject to the option and the option exercise price to be adjusted according to the 1.61 exchange ratio.


     Executive officers of DII, who include Ronald R. Budacz, C.Y. Cheong, Micheal Corkery, Mark D. Herbst, Dermott O'Flanagan, Carl A. Plichta, Steven C. Schlepp, Thomas J. Smach, Ronald R. Snyder and Carl R. Vertuca, Jr., have options, the vesting of which will accelerate as a result of the merger. The number of shares of DII common stock subject to unvested options held by executive officers that will vest as a result of the merger was 712,664 as of February 15, 2000, including 187,143 unvested options held by Mr. Budacz and 31,051 unvested options held by Mr. Vertuca. In addition, the terms of these options provide that all options will remain exercisable for the term of the options regardless of the termination of the officer's employment.



     Executive officers of DII also have performance shares, the vesting of which will accelerate as a result of the merger. The number of performance shares held by executive officers that will vest as a result of the merger was 293,000 as of February 15, 2000, including 94,500 performance shares held by Mr. Budacz and 25,000 performance shares held by Mr. Vertuca.


FORGIVENESS OF INDEBTEDNESS

     DII advanced loans to its executive officers in January 1996 and April 1997 to enable its executive officers to satisfy their tax obligations in connection with the vesting of their performance shares in 1996 and 1997. Pursuant to employment agreements in effect with the executive officers of DII, the executive officers' loans, together with interest accruing thereon, were being forgiven ratably over a four-year period beginning on January 1, 1997. The employment agreements also provide for additional payments to the executives on an after-tax basis equal to the executives' tax liability resulting from the forgiveness of indebtedness. The loans were scheduled to be fully forgiven as of January 1, 2001. Pursuant to the employment agreements, the outstanding loans will be forgiven as a result of the merger. The aggregate amount to be forgiven, together with the additional payments for taxes, will amount to $1,165,528 for all the executive officers of DII, including $322,873 for Mr. Budacz and $220,449 for Mr. Vertuca.

SEVERANCE ARRANGEMENTS


     Ten executive officers of DII are parties to severance agreements with DII. The severance agreements provide for payments and benefits if, within eighteen months following the merger, an executive officer's employment is terminated "without cause" or if an executive officer terminates his employment for "good reason." It is likely that the changes contemplated by the merger will constitute good reason under the severance agreements of several executive officers of DII, including Mr. Budacz. However, if an executive terminates his employment for "good reason" prior to the six month anniversary of the merger, he will not be entitled to receive these severance benefits. DII has agreed to pay the DII executives an interim bonus for the interim period ending on the date of the merger, subject to Flextronics' approval, and an additional bonus to those executives who remain employed through the six-month period following the merger. The severance agreements provide that the amount of any payments shall be reduced by the amounts of any bonuses.



     In the case of Mr. Budacz's severance agreement, in the event of termination as described above and in consideration of Mr. Budacz's agreement to provide consulting services for a period of five years following termination and Mr. Budacz's agreement not to compete with the company for a period of five years following termination for any reason, Mr. Budacz would receive a payment of $18.0 million upon termination and additional monthly payments aggregating $3.0 million over a five-year period. In addition, Mr. Budacz would be entitled to continuation of health and medical benefits until age 65, with additional payments on an after-tax basis equal to his tax liability resulting from the continuation of health and medical benefits. The health and medical benefits will be reduced to the extent that Mr. Budacz receives comparable benefits from another employer. The foregoing payment includes a pro rata bonus for the period of Mr. Budacz's employment during the year of termination, calculated on the basis of the highest annual bonus previously received by Mr. Budacz.



     With respect to all executive officers of DII, other than Mr. Budacz, the benefits consist of a lump sum cash payment and the continuation of health and medical benefits until age 65, with additional payments on an after-tax basis equal to the executives' tax liability resulting from the continuation of health and medical benefits. The health and medical benefits will be reduced to the extent that an executive receives comparable benefits from another employer. The lump sum payment includes a pro rata bonus for the period of an executive's employment during the year of termination, calculated on the basis of the highest annual bonus previously received by the executive. The severance agreements for all executive officers, other than Mr. Budacz and Mr. Vertuca, also provide that the executive will not compete with the company for a period of one year following termination of employment for any reason. Mr. Vertuca's agreement provides for a non-compete period of three years. The aggregate lump sum cash payments which could become payable under the severance agreements for all of DII's executive officers, other than Mr. Budacz, amount to approximately $22.0 million.



     Portions of the amounts payable to the executives under the severance agreements, as well as the value attributable to the accelerated vesting of the executives' options and performance shares and the forgiveness of indebtedness, are potentially subject to a 20% excise tax. The excise tax would be computed after a number of adjustments are made. The severance agreements provide that the company will make additional payments to the executives equal to any excise taxes payable by the executives, with additional payments on an after-tax basis equal to the executives' tax liability resulting from these payments.

INDEMNIFICATION AND INSURANCE

     Under DII's charter and bylaws, the directors and executive officers of DII have rights to exculpation and indemnification with respect to actions taken by these persons prior to the effective time of the merger. Flextronics has agreed in the merger agreement to maintain these provisions for the benefit of the DII directors and executive officers for a period of six years following the merger. In addition, Flextronics has agreed to maintain directors' and officers' liability insurance for a period of six years following the merger with terms comparable to those currently in place for the benefit of the DII directors and executive officers. However, Flextronics is only obligated to maintain insurance coverage which is available for an annual premium not greater than 200% of DII's current annual premium.

     As a result of the foregoing, the directors and executive officers of DII may have personal interests in the merger which are not identical to the interests of the other stockholders of DII.

                       EXECUTIVE OFFICERS OF FLEXTRONICS

     The following sets forth information with regard to executive officers of Flextronics.


               NAME                  AGE                         POSITION
               ----                  ---                         --------
Michael E. Marks...................  49    Chairman and Chief Executive Officer
Robert R.B. Dykes..................  50    President, Systems Group and Chief Financial Officer
Ash Bhardwaj.......................  35    President, Asia Pacific Operations
Michael McNamara...................  43    President, Americas Operations
Ronny Nilsson......................  51    President, Western European Operations
Humphrey Porter....................  52    President, Central/Eastern European Operations


     Michael E. Marks -- Mr. Marks has been Flextronics' Chief Executive Officer since January 1994 and has been Chairman of the board of directors since July 1993. He has been a director of Flextronics since December 1991. From November 1990 to December 1993, Mr. Marks was President and Chief Executive Officer of Metcal, Inc., a precision heating instrument company. Mr. Marks received a B.A. and an M.A. from Oberlin College and an M.B.A. from Harvard Business School.

     Robert R.B. Dykes -- Mr. Dykes has served as Flextronics' Chief Financial Officer since February 1997 and has served as its President, Systems Group since April 1999. He served as Flextronics' Senior Vice President of Finance and Administration from February 1997 to April 1999 and as a director of Flextronics from January 1994 until September 1997. Mr. Dykes was Executive Vice President, Worldwide Operations and Chief Financial Officer of Symantec Corporation, an application and system software products company, from 1988 to February 1997. Mr. Dykes received a Bachelor of Commerce and Administration degree from Victoria University in Wellington, New Zealand. Mr. Dykes serves on the board of directors of Symantec Corporation.

     Ash Bhardwaj -- Mr. Bhardwaj joined Flextronics in 1988 and has served as President, Asia Pacific Operations since April 1999. Previously, he served as Vice President for the China region for Flextronics from April 1997 to March 1999, with responsibility for all of Flextronics' operations in China. Prior to that, Mr. Bhardwaj oversaw the implementation of Flextronics' manufacturing operation in Xixiang, People's Republic of China and was general manager for the Flextronics plant in Shekou, China. Mr. Bhardwaj has a degree in electrical engineering from Thapar Institute of Engineering and Technology in India and earned an M.B.A. from the Southeastern Louisiana University.

     Michael McNamara -- Mr. McNamara has served as President, Americas Operations since April 1994. From May 1993 to March 1994, he was President and Chief Executive Officer of Relevant Industries, Inc., which was acquired by Flextronics in March 1994. From May 1992 to May 1993, he was Vice President, Manufacturing Operations at Anthem Electronics, an electronics distributor. From April 1987 to May 1992, he was a Principal of Pittiglo, Rabin, Todd & McGrath, an operations consulting firm. Mr. McNamara received a B.S. from the University of Cincinnati and an M.B.A. from Santa Clara University.

     Ronny Nilsson -- Mr. Nilsson has served as Flextronics' President, Western European Operations since April 1997. From May 1995 to April 1997, he was Vice President and General Manager, Supply and Distribution and Vice President, Procurement, of Ericsson Business Networks where he was responsible for facilities in Australia, Austria, China, Mexico, the Netherlands and Sweden. From January 1991 to May 1995, he was director of Production at the EVOX+RIFA Group, a manufacturer of components, and Vice President of RIFA AB where he was responsible for factories in Finland, Indonesia, Singapore and Sweden. Mr. Nilsson received a certificate in Mechanical Engineering from the Lars KaggSchool in Kalmar, Sweden and certificates from the Swedish Management Institute and the Ericsson Management Program.

     Humphrey Porter -- Mr. Porter has served as President, Central/Eastern European Operations since October 1997. From July 1994 to October 1997, he was President and Chief Executive Officer of Neutronics Electronics Industries Holding AG, which was acquired by Flextronics in October 1997. Prior to joining Neutronics, Mr. Porter worked for over 27 years for the Philips organization. Between 1989 and 1994, he was Industrial Director for Philips Audio Austria and between 1984 and 1989, he was Managing Director of the Philips Audio factory in Penang, Malaysia. Prior to this, Mr. Porter held various management and technical staff positions in Holland, Hong Kong, the United Kingdom and the United States. Mr. Porter has a B.Sc. in production engineering from Trent University in Nottingham, England.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth information concerning the compensation paid or accrued by Flextronics for services rendered during fiscal 1999, 1998 and 1997 by the Chief Executive Officer and each of the four other most highly compensated executive officers whose total salary and bonus for fiscal 1999 exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                           ANNUAL COMPENSATION                     AWARDS
                              ----------------------------------------------    ------------
                                                                                 SECURITIES
                              FISCAL                            OTHER ANNUAL     UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR     SALARY        BONUS     COMPENSATION      OPTIONS       COMPENSATION
---------------------------   ------   --------      --------   ------------    ------------    ------------
Michael E. Marks............   1999    $400,000      $339,315     $  9,617(1)    1,600,000        $ 7,701(4)
  Chairman of the Board        1998    $375,000      $168,750     $205,167(2)      400,000        $ 8,351(5)
  and Chief Executive          1997    $300,000      $ 80,400     $234,052(3)    1,000,000        $ 8,351(6)
  Officer
Michael McNamara............   1999    $325,000      $177,416     $ 22,611(7)      892,000        $ 5,000(10)
  President, Americas          1998    $250,000      $ 75,000     $ 14,576(8)      175,864        $ 3,940(10)
  Operations                   1997    $199,999      $ 30,642     $  5,337(9)       86,000        $ 3,958(10)
Ronny Nilsson...............   1999    $315,000      $148,859     $ 18,096(11)     160,000        $43,497(14)
  President, Western           1998    $268,681      $ 88,251     $564,564(12)     440,000(13)    $44,501(14)
  European Operations
Robert R.B. Dykes...........   1999    $300,000      $166,008     $ 25,337(16)     220,000        $ 5,000(18)
  President, Systems Group     1998    $250,000      $ 75,000       10,675(17)     550,000        $ 3,750(18)
  and Chief Financial          1997    $ 31,250(15)        --           --          12,000             --
  Officer
Humphrey Porter.............   1999    $250,000      $149,000     $ 21,000(19)     440,000        $30,000(20)
  President, Central/Eastern   1998    $152,000      $104,000     $ 21,000(19)     160,000        $18,000(20)
  European Operations          1997    $128,000      $ 20,000     $ 21,000(19)          --        $15,000(20)

-------------------------
 (1) Represents payment for a company vehicle.

 (2) Includes a vehicle allowance of $7,533, forgiveness of a promissory note due to a subsidiary of Flextronics of $100,000 and forgiveness of interest payment of $97,634 on the promissory note.

 (3) Includes a vehicle allowance of $7,712, forgiveness of a promissory note due to a subsidiary of Flextronics of $200,000 and forgiveness of interest payment of $26,340 on the promissory note.

 (4) Includes company contributions to Flextronics' 401(k) plan of $5,000 and life and disability insurance premium payments of $2,701.

 (5) Includes company contributions to Flextronics' 401(k) plan of $4,750 and life and disability insurance premium payments of $3,601.

 (6) Includes company contributions to Flextronics' 401(k) plan of $4,750 and life and disability insurance premium payments of $3,601.

 (7) Represents payment for a company vehicle.

 (8) Includes a vehicle allowance of $7,200 and forgiveness of interest payment of $7,376 due on a promissory note payable to a subsidiary of Flextronics.

 (9) Represents forgiveness of interest payment due on a promissory note payable to a subsidiary of Flextronics.

(10) Represents company contributions to Flextronics' 401(k) plan.

(11) Includes a vehicle allowance of $10,404 and an apartment allowance of $7,692.

(12) Includes payment of $413,505 pursuant to a services agreement dated April 30, 1997 between Flextronics and Mr. Nilsson and a payment of $132,322 to pay taxes due on the payments to Mr. Nilsson under the services agreement. Also includes a vehicle allowance of $10,853 and a housing allowance of $7,884.

(13) Includes 110,000 shares subject to previously-granted options that were repriced in June 1997.

(14) Represents company contributions to a pension retirement fund.

(15) Mr. Dykes became an employee of Flextronics in February 1997 and the amount indicated represents salary paid to Mr. Dykes during fiscal 1997.

(16) Represents payment for a company vehicle.

(17) Represents payment for a company vehicle.

(18) Represents company contributions to Flextronics' 401(k) plan.

(19) Includes a vehicle allowance of $7,000 and a housing allowance of $14,000.

(20) Represents company contributions to a pension retirement fund.

                               OPTION GRANT TABLE

     The following table sets forth information regarding option grants during fiscal 1999 to each of the Named Executive Officers. All options were granted pursuant to Flextronics' 1993 Share Option Plan, other than the grant to Mr. Marks, which was granted outside of any option plan. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective five-year terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term.

                          OPTION GRANTS IN FISCAL 1999

                                              PERCENTAGE
                                 NUMBER OF     OF TOTAL                               ASSUMED ANNUAL RATES OF
                                 SECURITIES    OPTIONS                              STOCK PRICE APPRECIATION FOR
                                 UNDERLYING   GRANTED TO   EXERCISE                        OPTION TERM(3)
                                  OPTIONS     EMPLOYEES    PRICE PER   EXPIRATION   ----------------------------
             NAME                GRANTED(1)    IN 1999     SHARE(2)       DATE           5%             10%
             ----                ----------   ----------   ---------   ----------   ------------   -------------
Michael E. Marks...............  1,600,000       23.3%      $12.00      10/27/03     $5,304,576     $11,721,792
Michael McNamara...............    292,000        4.3%      $ 9.47      06/02/03     $  763,981     $ 1,688,207
Michael McNamara...............    600,000        8.8%      $12.00      10/27/03     $1,989,216     $ 4,395,672
Ronny Nilsson(4)...............     40,000        0.6%      $ 9.47      06/02/03     $  104,655     $   231,261
Ronny Nilsson(4)...............    120,000        1.8%      $12.00      10/27/03     $  397,843     $   879,134
Robert R.B. Dykes..............     20,000        0.3%      $ 9.47      06/02/03     $   52,327     $   115,631
Robert R.B. Dykes..............    200,000        2.9%      $12.00      10/27/03     $  663,072     $ 1,465,224
Humphrey Porter................    200,000        2.9%      $ 9.47      06/02/03     $  523,274     $ 1,156,306
Humphrey Porter................    240,000        3.5%      $12.00      10/27/03     $  795,686     $ 1,758,269

-------------------------
(1) The options shown in the table were granted at fair market value, are incentive stock options (to the extent permitted under the Internal Revenue
    Code), other than the option to Mr. Marks, which is a non-qualified stock option, and will expire five years from the date of grant, subject to earlier termination upon termination of the optionee's employment. The options become exercisable over a four-year period, with 25% of the shares vesting on the first anniversary of the date of grant and 1/36 of the shares vesting for each full calendar month that an optionee renders services to Flextronics thereafter. Each option fully accelerates in the event that, in the eighteen-month period following a merger or acquisition of Flextronics, the optionee's employment with Flextronics is terminated or his duties are substantially reduced or changed. Each option includes a limited stock appreciation right pursuant to which the option will automatically be canceled upon the occurrence of a hostile tender offer, in return for a cash distribution from Flextronics based on the tender offer price per share.

(2) The exercise price of the option may be paid in cash or through a cashless exercise procedure involving a same-day sale of the purchased shares.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of share price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent Flextronics' estimate or projection of future ordinary share prices.

(4) All of the options shown in the table for Mr. Nilsson are immediately exercisable.

                             YEAR-END OPTION TABLE

     The following table sets forth information concerning the exercise of options by each of the Named Executive Officers during fiscal 1999, including the aggregate amount of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of March 31, 1999. Also reported are values of "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and $25.50 per share, which was the closing price of Flextronics ordinary shares as reported on the Nasdaq National Market on March 31, 1999, the last day of trading for fiscal 1999.

         AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND YEAR-END VALUES


                                                              NUMBER OF SECURITIES       VALUE OF UNEXERCISED IN-THE-
                                                             UNDERLYING UNEXERCISED         MONEY OPTIONS AT FISCAL
                                 SHARES                    OPTIONS AT FISCAL YEAR-END             YEAR-END(2)
                              ACQUIRED ON       VALUE      ---------------------------   -----------------------------
            NAME              EXERCISE(1)    REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
            ----              ------------   -----------   -----------   -------------   ------------   --------------
Michael E. Marks............    640,000      $4,136,651      755,834       2,304,166     $14,679,309     $34,798,141
Michael McNamara............    120,000      $1,910,100      180,366       1,031,498     $ 3,591,023     $15,515,924
Ronny Nilsson...............     80,000      $  895,000      520,000              --     $ 9,348,750              --
Robert R.B. Dykes...........    120,000      $2,079,900      276,626         529,374     $ 5,497,074     $ 9,111,426
Humphrey Porter.............         --              --       50,000         550,000     $   875,000     $ 8,371,250


-------------------------
(1) "Value Realized" represents the fair market value of Flextronics ordinary shares underlying the option on the date of exercise less the aggregate exercise price of the option.

(2) These values, unlike the amounts set forth in the column entitled "Value Realized," have not been, and may never be, realized and are based on the positive spread between the respective exercise prices of outstanding options and the closing price of Flextronics ordinary shares on March 31, 1999, the last day of trading for fiscal 1999.

EMPLOYMENT AGREEMENTS

     In connection with the acquisition of two manufacturing facilities from Ericsson Business Networks AB located in Karlskrona, Sweden, Flextronics and Mr. Ronny Nilsson entered into an employment and noncompetition agreement and a services agreement, both dated as of April 30, 1997. Pursuant to the employment agreement, Mr. Nilsson:

     - was appointed as Flextronics' Senior Vice President, Europe for a four-year period;

     - receives an annual salary of $250,000; and

     - is entitled to a bonus of up to 45% of his annual salary upon the successful completion of performance criteria.

     Pursuant to the services agreement, Mr. Nilsson is to perform management consultation and guidance services to Flextronics in consideration for:

     - an aggregate of $775,000 which was paid between March 31, 1997 and April 15, 1998; and

     - the issuance by Flextronics to Mr. Nilsson of an interest-free loan in the amount of 400,000 kronor ($415,000 as of April 15, 1997, the date of the issuance of the loan) which was repaid by Mr. Nilsson in two installments of $210,000 and $205,000 on September 15, 1997 and April 15, 1998, respectively.

     In connection with Mr. Nilsson's repayment of the interest-free loan, Flextronics on April 15, 1998 paid to Mr. Nilsson as compensation an amount equal to the two installments paid by Mr. Nilsson.

CERTAIN TRANSACTIONS

     On April 16, 1995, Flextronics' U.S. subsidiary, Flextronics International USA, Inc. ("Flextronics USA"), loaned $500,000 to Mr. Michael Marks. Mr. Marks executed a promissory note in favor of Flextronics USA, which matures on April 16, 2000. During fiscal 1997, Flextronics USA forgave a total of $200,000 of outstanding principal amount and $26,340 in accrued interest. During fiscal 1998, Flextronics USA forgave a total of $100,000 of outstanding principal amount and $97,634 in accrued interest. The remaining outstanding balance of the loan as of March 31, 1999 was $217,000, representing $200,000 in principal and $17,000 in accrued interest, and bears interest at a rate of 7.21%.

     On October 22, 1996, Flextronics USA loaned $136,000 to Mr. Michael McNamara. Mr. McNamara executed a promissory note in favor of Flextronics USA which bears interest at a rate of 7% and matures on October 22, 2001. The remaining outstanding balance of the loan as of March 31, 1999 was $160,000, representing $136,000 in principal and $24,000 in accrued interest.

     On November 6, 1997, Flextronics USA loaned $1.5 million to Mr. Marks. Mr. Marks executed a promissory note in favor of Flextronics USA, which bears interest at a rate of 7.259% and matures on November 6, 2002. This loan is secured by assets owned by Mr. Marks. The remaining outstanding principal balance of the loan as of March 31, 1999 was $1.5 million and all accrued interest was paid up to March 31, 1999.

     On November 25, 1998, Flextronics USA loaned $130,000 to Mr. McNamara. Mr. McNamara executed a promissory note in favor of Flextronics USA, which bears interest at a rate of 7.25% and matures on November 25, 2003. The remaining outstanding balance of the loan as of March 31, 1999 was $133,000, representing $130,000 in principal and $3,000 in accrued interest.

     On January 15, 1999, Flextronics USA loaned $200,000 to Mr. Robert Dykes. Mr. Dykes executed a promissory note in favor of Flextronics USA, which bears interest at a rate of 7.25% and matures on January 15, 2004. The remaining outstanding balance of the loan as of March 31, 1999 was $203,000, representing $200,000 in principal and $3,000 in accrued interest.

     On February 4, 1999, Flextronics loaned $410,000 to Mr. Ronny Nilsson. Mr. Nilsson executed a promissory note in favor of Flextronics and the note matures on March 31, 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the compensation committee during fiscal 1999 were Richard
L. Sharp and Michael J. Moritz. No officers of Flextronics serve on the compensation committee. No interlocking relationships exist between Flextronics' board of directors or compensation committee and the board of directors or compensation committee of any other company.

                         FLEXTRONICS INTERNATIONAL LTD.
                              UNAUDITED PRO FORMA
              CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS


     The following unaudited condensed combined consolidated pro forma financial statements give effect to the merger, pursuant to which DII will become a wholly owned subsidiary of Flextronics, which is expected to be accounted for as a pooling of interests. The unaudited pro forma condensed combined consolidated balance sheet presents the combined financial position of Flextronics and DII as of December 31, 1999. This pro forma information is based upon the historical balance sheet data of Flextronics as of December 31, 1999 and DII as of January 2, 2000. The unaudited pro forma condensed combined consolidated statements of operations give effect to the merger of Flextronics and DII by combining the results of operations of Flextronics for the fiscal years ended March 31, 1999, 1998 and 1997 and for the nine-month periods ended December 31, 1999 and 1998 with the results of operations of DII for the fiscal years ended January 3, 1999, December 28, 1997 and December 29, 1996 and for the nine-month periods ended October 3, 1999 and September 27, 1998, respectively.


     The unaudited condensed combined consolidated pro forma financial statements are based on the estimates and assumptions set forth in the notes to these financial statements, which are preliminary, and have been made solely for purposes of developing this pro forma information. The unaudited condensed combined consolidated pro forma financial statements are not necessarily an indication of the results that would have been achieved had this transaction been consummated as of the dates indicated or that may be achieved in the future.

     These unaudited condensed combined consolidated pro forma financial statements should be read in conjunction with the historical financial statements and related notes of Flextronics and DII, which are incorporated into this document by reference.

              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

                                 BALANCE SHEET

                            AS OF DECEMBER 31, 1999

                                 (IN THOUSANDS)


                                                            HISTORICAL                         PRO FORMA
                                               ------------------------------------   ---------------------------
                                                  FLEXTRONICS             DII         ADJUSTMENTS       COMBINED
                                               ------------------   ---------------   -----------      ----------
                                                     AS OF               AS OF
                                               DECEMBER 31, 1999    JANUARY 2, 2000
                                               ------------------   ---------------
Current Assets:
  Cash and cash equivalents..................      $  472,380         $  103,736       $(259,000)(3B)  $  317,116
  Accounts receivable, net...................         462,572            212,483              --          675,055
  Inventories................................         469,791            134,407              --          604,198
  Deferred income taxes and other current
    assets...................................         174,916             25,157              --          200,073
                                                   ----------         ----------       ---------       ----------
         Total current assets................       1,579,659            475,783        (259,000)       1,796,442
                                                   ----------         ----------       ---------       ----------
Property and equipment, net..................         550,671            438,891          (5,000)(3A)     984,562
Other non-current assets.....................         122,661            193,453          (6,750)(3A)     309,364
                                                   ----------         ----------       ---------       ----------
         Total assets........................      $2,252,991         $1,108,127       $(270,750)      $3,090,368
                                                   ==========         ==========       =========       ==========
Current Liabilities:
Bank borrowings and current portion of
  long-term debt.............................      $  159,153         $   25,442       $ (18,000)(3B)  $  166,595
Capital lease obligations....................          18,278                475              --           18,753
Accounts payable and accrued liabilities.....         610,050            275,432          41,000(3A)      926,482
Other current liabilities....................         125,610              4,691              --          130,301
                                                   ----------         ----------       ---------       ----------
         Total current liabilities...........         913,091            306,040          23,000        1,242,131
                                                   ----------         ----------       ---------       ----------
Long-term debt, net of current portion.......         183,260            241,000        (241,000)(3B)     183,260
Capital lease obligations, net of current
  portion....................................          49,969                682              --           50,651
Other long-term liabilities..................          11,299             11,009              --           22,308
Minority interest............................           4,998                 --              --            4,998
                                                   ----------         ----------       ---------       ----------
         Total long-term
           liabilities.......................         249,526            252,691        (241,000)         261,217
                                                   ----------         ----------       ---------       ----------
Shareholders' Equity:
Ordinary shares/common
  stock......................................             711                383             (27)(3C)       1,067
Additional paid-in capital...................         887,846            405,889              27(3C)    1,293,762
Retained earnings............................         153,126            151,453         (57,834)(3A)     246,745
Accumulated other comprehensive loss.........          48,691             (3,245)             --           45,446
Deferred compensation........................              --             (5,084)          5,084(3A)           --
                                                   ----------         ----------       ---------       ----------
         Total shareholders'
           equity............................       1,090,374            549,396         (52,750)       1,587,020
                                                   ----------         ----------       ---------       ----------
         Total liabilities and
           shareholders' equity..............      $2,252,991         $1,108,127       $(270,750)      $3,090,368
                                                   ==========         ==========       =========       ==========


   See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial
                                  Statements.

              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

                            STATEMENT OF OPERATIONS

                    FOR NINE MONTHS ENDED DECEMBER 31, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                              HISTORICAL
                                    ------------------------------
                                      FLEXTRONICS          DII
                                    ----------------   -----------
                                      NINE MONTHS      NINE MONTHS
                                         ENDED            ENDED               PRO FORMA
                                      DECEMBER 31,     OCTOBER 3,    ---------------------------
                                          1999            1999       ADJUSTMENTS       COMBINED
                                    ----------------   -----------   -----------      ----------
Net sales.........................     $2,661,578       $892,650       $(2,064)(3D)   $3,552,164
Cost of sales.....................      2,469,479        764,485        (2,064)(3D)    3,231,900
                                       ----------       --------       -------        ----------
Gross profit......................        192,099        128,165            --           320,264
Selling, general and
  administrative expenses.........         85,653         63,864            --           149,517
Goodwill and intangible assets
  amortization....................          4,344          3,876            --             8,220
                                       ----------       --------       -------        ----------
Income from operations............        102,102         60,425            --           162,527
Merger-related expenses...........         (2,455)            --            --            (2,455)
Interest and other expense, net...        (16,632)       (21,274)           --           (37,906)
                                       ----------       --------       -------        ----------
Income before income taxes........         83,015         39,151            --           122,166
Provision for income taxes........         10,473          1,677            --            12,150
                                       ----------       --------       -------        ----------
Net income........................     $   72,542       $ 37,474       $    --        $  110,016
                                       ==========       ========       =======        ==========
Earnings per share:
  Basic...........................     $     0.70       $   1.30                      $     0.73
                                       ==========       ========                      ==========
  Diluted.........................     $     0.64       $   1.23                      $     0.68
                                       ==========       ========                      ==========
Shares used in computing per share
  amounts:
  Basic...........................        103,927         28,813                         150,316
  Diluted.........................        112,654         30,904                         162,409


   See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial
                                  Statements.

              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

                            STATEMENT OF OPERATIONS

                    FOR NINE MONTHS ENDED DECEMBER 31, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                 HISTORICAL
                                        ----------------------------
                                        FLEXTRONICS         DII
                                        ------------   -------------
                                        NINE MONTHS     NINE MONTHS
                                           ENDED           ENDED               PRO FORMA
                                        DECEMBER 31,   SEPTEMBER 27,   --------------------------
                                            1998           1998        ADJUSTMENTS      COMBINED
                                        ------------   -------------   -----------     ----------
Net sales.............................   $1,448,557      $663,229        $  (992)(3D)  $2,110,794
Cost of sales.........................    1,329,240       564,623           (992)(3D)   1,892,871
Unusual charges.......................           --        49,314             --           49,314
                                         ----------      --------        -------       ----------
Gross profit..........................      119,317        49,292             --          168,609
Selling, general and administrative
  expenses............................       52,742        59,066             --          111,808
Goodwill and intangible assets
  amortization........................        2,667         3,383             --            6,050
Unusual charges.......................           --         1,844             --            1,844
                                         ----------      --------        -------       ----------
Income (loss) from operations.........       63,908       (15,001)            --           48,907
Interest and other expense, net.......      (17,953)      (11,909)            --          (29,862)
                                         ----------      --------        -------       ----------
Income (loss) before income taxes.....       45,955       (26,910)            --           19,045
Provision (benefit) for income
  taxes...............................        5,381        (7,522)            --           (2,141)
                                         ----------      --------        -------       ----------
Net income (loss).....................   $   40,574      $(19,388)       $    --       $   21,186
                                         ==========      ========        =======       ==========
Earnings (loss) per share:
  Basic...............................   $     0.46      $  (0.78)                     $     0.17
                                         ==========      ========                      ==========
  Diluted.............................   $     0.44      $  (0.78)                     $     0.16
                                         ==========      ========                      ==========
Shares used in computing per share
  amounts:
  Basic...............................       87,898        25,004                         128,154
  Diluted.............................       92,142        25,004                         132,398


     See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

                            STATEMENT OF OPERATIONS
                      FOR FISCAL YEAR ENDED MARCH 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                            HISTORICAL
                               -------------------------------------
                                  FLEXTRONICS             DII
                               -----------------   -----------------
                                  FISCAL YEAR         FISCAL YEAR
                                     ENDED               ENDED                 PRO FORMA
                                   MARCH 31,          JANUARY 3,       --------------------------
                                     1999                1999          ADJUSTMENTS      COMBINED
                               -----------------   -----------------   -----------     ----------
Net sales....................     $2,043,374           $925,543          $(1,245)(3D)  $2,967,672
Cost of sales................      1,878,360            786,611           (1,245)(3D)   2,663,726
Unusual charges..............             --             70,340               --           70,340
                                  ----------           --------          -------       ----------
Gross profit.................        165,014             68,592               --          233,606
Selling, general and
  administrative expenses....         75,109             81,160               --          156,269
Goodwill and intangible
  assets amortization........          3,664              4,661               --            8,325
Provision for excess
  facilities and unusual
  charges....................          3,361              2,454               --            5,815
Acquired in-process research
  and development............          2,000                 --               --            2,000
                                  ----------           --------          -------       ----------
Income(loss) from
  operations.................         80,880            (19,683)              --           61,197
Interest and other expense,
  net........................        (20,832)           (18,849)              --          (39,681)
                                  ----------           --------          -------       ----------
Income(loss) before income
  taxes......................         60,048            (38,532)              --           21,516
Provision (benefit) for
  income taxes...............          7,632            (21,500)              --          (13,868)
                                  ----------           --------          -------       ----------
Net income(loss).............     $   52,416           $(17,032)         $    --       $   35,384
                                  ==========           ========          =======       ==========
Earnings (loss) per share:
  Basic......................     $     0.58           $  (0.68)                       $     0.27
                                  ==========           ========                        ==========
  Diluted....................     $     0.55           $  (0.68)                       $     0.27
                                  ==========           ========                        ==========
Shares used in computing per
  share amounts:
  Basic......................         90,782             24,888                           130,852
  Diluted....................         95,970             24,888                           144,788


   See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial
                                  Statements.

              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

                            STATEMENT OF OPERATIONS
                      FOR FISCAL YEAR ENDED MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                            HISTORICAL
                               -------------------------------------
                                  FLEXTRONICS             DII
                               -----------------   -----------------
                                  FISCAL YEAR         FISCAL YEAR
                                     ENDED               ENDED                 PRO FORMA
                                   MARCH 31,         DECEMBER 28,      --------------------------
                                     1998                1997          ADJUSTMENTS      COMBINED
                               -----------------   -----------------   -----------     ----------
Net sales....................     $1,191,194           $779,603          $(1,255)(3D)  $1,969,542
Cost of sales................      1,081,189            647,663           (1,255)(3D)   1,727,597
                                  ----------           --------          -------       ----------
Gross profit.................        110,005            131,940               --          241,945
Selling, general and
  administrative expenses....         57,217             68,783               --          126,000
Goodwill and intangible
  assets amortization........          3,663              3,968               --            7,631
Provision for excess
  facilities.................          8,869                 --               --            8,869
                                  ----------           --------          -------       ----------
Income from operations.......         40,256             59,189               --           99,445
Merger-related expenses......         (7,415)                --               --           (7,415)
Interest and other expense,
  net........................        (12,272)            (9,524)              --          (21,796)
                                  ----------           --------          -------       ----------
Income before income taxes...         20,569             49,665               --           70,234
Provision for income taxes...          2,318             14,345               --           16,663
                                  ----------           --------          -------       ----------
Net income...................     $   18,251           $ 35,320          $    --       $   53,571
                                  ==========           ========          =======       ==========
Earnings per share:
  Basic......................     $     0.24           $   1.43                        $     0.46
                                  ==========           ========                        ==========
  Diluted....................     $     0.23           $   1.26                        $     0.44
                                  ==========           ========                        ==========
Shares used in computing per
  share amounts:
  Basic......................         76,696             24,719                           116,494
  Diluted....................         80,032             30,702                           129,462


   See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial
                                  Statements.

              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

                            STATEMENT OF OPERATIONS
                      FOR FISCAL YEAR ENDED MARCH 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                               HISTORICAL
                                  -------------------------------------
                                     FLEXTRONICS             DII
                                  -----------------   -----------------
                                     FISCAL YEAR         FISCAL YEAR
                                        ENDED               ENDED                  PRO FORMA
                                      MARCH 31,         DECEMBER 29,      ---------------------------
                                        1997                1996          ADJUSTMENTS       COMBINED
                                  -----------------   -----------------   -----------      ----------
Net sales.......................      $820,742            $458,893          $(3,485)(3D)   $1,276,150
Cost of sales...................       747,491             370,610           (3,485)(3D)    1,114,616
Unusual charges.................            --              11,883               --            11,883
                                      --------            --------          -------        ----------
Gross profit....................        73,251              76,400               --           149,651
Selling, general and
  administrative expenses.......        39,711              48,540               --            88,251
Goodwill and intangible assets
  amortization..................         2,651               3,118               --             5,769
Provision for excess
  facilities....................         5,868                  --               --             5,868
                                      --------            --------          -------        ----------
Income from operations..........        25,021              24,742               --            49,763
Merger-related expenses.........            --              (4,649)              --            (4,649)
Interest and other expense,
  net...........................        (7,648)             (4,420)              --           (12,068)
                                      --------            --------          -------        ----------
Income before income taxes......        17,373              15,673               --            33,046
Provision for income taxes......         3,175               5,638               --             8,813
                                      --------            --------          -------        ----------
Net income......................      $ 14,198            $ 10,035          $    --        $   24,233
                                      ========            ========          =======        ==========
Earnings per share:
  Basic.........................      $   0.20            $   0.42                         $     0.22
                                      ========            ========                         ==========
  Diluted.......................      $   0.19            $   0.40                         $     0.21
                                      ========            ========                         ==========
Shares used in computing per
  share amounts:
  Basic.........................        70,460              23,678                            108,582
  Diluted.......................        72,956              25,074                            113,325


   See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial
                                  Statements.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL
                                   STATEMENTS

NOTE 1. BASIS OF PRESENTATION


     The unaudited pro forma condensed combined consolidated balance sheet combines the balance sheet of DII as of January 2, 2000 and the balance sheet of Flextronics as of December 31, 1999. The unaudited pro forma condensed combined consolidated statements of operations combine the historical statements of operations of DII for the fiscal years ended January 3, 1999, December 28, 1997 and December 29, 1996 with the historical statements of operations of Flextronics for the fiscal years ended March 31, 1999, 1998 and 1997 to reflect results based on the pooling-of-interests method of accounting. The pro forma condensed combined consolidated interim financial statements combine the historical statements of operations for the nine months ended December 31, 1999 and December 31, 1998 for Flextronics with the nine months ended October 3, 1999 and September 27, 1998 for DII. DII's operations for the three months ended January 2, 2000 and the three months ended January 3, 1999 have been excluded from the pro forma condensed combined consolidated interim statements of operations. DII's net sales for the three months ended January 2, 2000 and January 3, 1999 were $447.3 million and $262.3 million, respectively. DII's net income for the three months ended January 2, 2000 and January 3, 1999 were $20.9 million and $2.4 million, respectively. No adjustments were necessary to conform the accounting policies of the companies.



NOTE 2. PRO FORMA COMBINED NET INCOME (LOSS) PER SHARE



     The pro forma combined net income (loss) per share is based on the combined weighted average number of Flextronics ordinary shares and dilutive common and equivalent shares of Flextronics and DII based upon the exchange ratio of 1.61 Flextronics ordinary shares for each share of DII common stock.



NOTE 3.  PRO FORMA ADJUSTMENTS


     The following pro forma adjustments have been made to the pro forma combined financial statements of Flextronics and DII to reflect the estimated effects of the merger.


     (A) To record estimated expenses resulting from the merger of Flextronics and DII. It is anticipated that the combined company will incur charges to operations related to the proposed merger of approximately $57.8 million. These charges include the following:



Investment banking and financial advisory fees..............  $34,000,000
Acceleration of vesting of DII's performance shares.........    5,084,000
Costs associated with the repurchase of DII's senior
  subordinated notes........................................    1,500,000
Write-off of deferred debt issuance costs of DII............    6,750,000
Costs associated with closing of duplicate facilities.......   10,000,000
Legal, accounting, printing and miscellaneous...............    6,000,000
Estimated income tax benefit................................   (5,500,000)
                                                              -----------
                                                              $57,834,000
                                                              ===========


     The estimated merger expenses are reflected in the unaudited pro forma combined consolidated balance sheet, but are not reflected in the unaudited pro forma combined consolidated statements of operations. These expenses will be charged to the statement of operations as incurred. The estimated costs associated with the repurchase of DII's senior subordinated notes consist of the payment of approximately $1.5 million premium on retirement of the notes. The estimated tax benefit related to these expenses is approximately $5.5 million and reflects the benefit on only those costs expected to be tax deductible. In addition to these merger expenses, Flextronics expects to incur costs related to termination of executives of DII. The aggregate payments for all executives totals approximately $43.0 million. The actual amounts paid will depend on which individuals are terminated and is not currently determinable. See "Benefits of the Merger to DII Directors and Executive Officers -- Severance Arrangements" on page 92 for a description of the severance arrangements.



     (B) To reflect the repayment of DII's senior subordinated notes of $150.0 million, term debt of $84.0 million and line-of-credit borrowings of $25.0 million.


     (C) To reflect the exchange of DII outstanding common stock for Flextronics ordinary shares at an exchange ratio of 1.61 ordinary shares for each outstanding share of DII common stock.

     (D) To eliminate the sales from DII to Flextronics. No adjustments have been made to eliminate accounts payable, accounts receivable and profit because these amounts did not have a material impact on the pro forma combined consolidated financial statements.

                  DESCRIPTION OF CAPITAL SHARES OF FLEXTRONICS

     The following statements are brief summaries of the capital structure of Flextronics and of important rights and privileges of shareholders conferred by the laws of Singapore and Flextronics' articles of association. These statements summarize the material provisions of the laws of Singapore and the articles but are qualified by reference to the articles, a copy of which has been filed as an exhibit to the registration statement of which this document forms a part, and which is available at Flextronics' San Jose, California office. A copy of the articles is also available for inspection at the registered office of Flextronics in Singapore.

ORDINARY SHARES

     The authorized capital of Flextronics consists of 250,000,000 ordinary shares, par value S$0.01. There is a provision in the articles to enable Flextronics in specified circumstances to issue shares with preferential, deferred or other special rights or restrictions as the directors may determine. The directors may issue shares at a premium and a sum equal to the aggregate amount or value of the premium will be transferred, subject to exceptions, to a share premium account.

     All shares presently issued are fully paid and existing shareholders are not subject to any calls on shares. All shares are in registered form. Flextronics can purchase its own shares under limited circumstances. Flextronics cannot, except in the circumstances permitted by the Singapore Companies Act, grant any financial assistance for the acquisition or proposed acquisition of its own shares.

NEW SHARES

     New shares may be issued only with the prior approval of Flextronics shareholders in a general meeting. General approval may be sought from Flextronics shareholders in a general meeting for the issue of shares. Approval, if granted, will lapse at the earlier to occur of:


     - the conclusion of the next annual general meeting, and


     - the expiration of the period within which the next annual general meeting is required by law to be held.

     The shareholders have provided general authority to issue any remaining unissued shares prior to the next annual general meeting. Unless otherwise determined by Flextronics shareholders in a general meeting, any new shares must be offered before they are issued to existing shareholders in proportion, as nearly as may be, to the number of shares then held by them. Subject to this and the provisions of the Companies Act, all new shares are under the control of the directors who may allot and issue new shares with the rights and restrictions as they may think fit and as are set out in Flextronics' articles.

SHAREHOLDERS


     Only persons who are registered in the books of Flextronics are recognized as shareholders and absolute owners of the shares. On February 1, 2000 there were 458 holders of ordinary shares. Flextronics may on giving not less than fourteen days' notice close the register of members for any time or times, but the register may not be closed for more than thirty days in any calendar year. Closure is normally made for the purpose of determining shareholders' entitlement to receive dividends and other distributions and would, in the usual case, not exceed ten days.

TRANSFER OF SHARES


     Subject to applicable securities laws, shares are freely transferable. The directors may decline to register any transfer of shares on which Flextronics has a lien and, for shares not fully paid up, may refuse to register a transfer to a transferee of whom they do not approve. Shares may be transferred by a duly signed instrument of transfer in a form approved by the directors. The directors may decline to register any transfer unless, among other things, it has been duly stamped and is presented for registration together with the share certificate and other evidence of title as they may require. Flextronics will replace lost or destroyed certificates for shares upon notice to Flextronics and upon, among other things, the applicant furnishing evidence and indemnity as the directors may require.


SHAREHOLDERS' MEETINGS

     Flextronics is required to hold an annual general meeting in each year. The directors may convene an extraordinary general meeting whenever they think fit and they must do so upon the written request of shareholders representing not less than one-tenth of the total voting rights of all shareholders. In addition, two or more shareholders holding not less than one-tenth of the issued share capital of Flextronics may call a meeting of its shareholders.

     Unless otherwise required by law or by the articles, voting at general meetings is by ordinary resolution, requiring the affirmative vote of a simple majority of the votes cast at a meeting of which at least fourteen days' written notice is given. An ordinary resolution suffices, for example, for appointments of directors. A special resolution, requiring an affirmative vote of a majority of not less than 75% of the shareholders present and voting at a general meeting of which not less than 21 days' written notice specifying the intention to propose the resolution as a special resolution has been duly given, is necessary for certain matters under Singapore law, such as an alteration of the articles.

VOTING RIGHTS

     Voting at any meeting of shareholders is by a show of hands unless a poll is duly demanded before or on the declaration of the result of the show of hands. If voting is by a show of hands, every shareholder who is present in person or by proxy, attorney or representative at the meeting has one vote. On a poll every shareholder who is present in person or by proxy has one vote for every share held by him. A poll may be demanded by:


     - the chairman of the meeting if he is entitled to vote at the meeting;


     - not less than three members present in person or by proxy and entitled to vote;


     - shareholders present in person or by proxy, attorney or representative and representing not less than one-tenth of the total voting rights of all shareholders having the right to attend and vote at the meeting; or



     - shareholders present in person or by proxy, attorney or representative holding shares conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.


DIVIDENDS


     In a general meeting, Flextronics shareholders may by ordinary resolution declare dividends, but no dividend will be payable in excess of the amount recommended by the directors. The directors may also declare an interim dividend. No dividend may be paid except out of the profits of Flextronics. Except as otherwise provided in rights specified in the terms of issue of any shares (no such shares currently being in issue), all dividends are paid pro rata among the shareholders.

Flextronics to date has not declared any cash dividends on its shares and has no current plans to pay cash dividends in the foreseeable future.


BONUS AND RIGHTS ISSUES

     In a general meeting, Flextronics shareholders may, upon the recommendation of the directors, capitalize any reserves or profits, including profits or monies carried and standing to any reserve or to the share premium account, and distribute them as bonus shares credited as paid-up to the shareholders in proportion to their shareholdings. A bonus issue is the Singapore equivalent of a stock dividend. The directors may also issue to shareholders rights to take up additional shares, in proportion to their shareholdings. These rights are subject to any conditions attached to the issue and the regulations of the stock exchange on which the shares are listed.

TAKEOVERS


     The Companies Act and the Singapore Code on Takeovers and Mergers regulate the acquisition of shares of public companies and contain provisions that may delay, deter or prevent a future takeover or change in control of the company. Any person acquiring an interest, either on his own or together with parties acting in concert with him, in 25% or more of the voting shares in Flextronics is obliged to extend a takeover offer for the remaining voting shares, in accordance with the provisions of the code.


     "Parties acting in concert" include:

     - a company and its related and associated companies;

     - a company and its directors, including their relatives;

     - a company and its pension funds;

     - a person and any investment company, unit trust or other fund whose investment the person manages on a discretionary basis; and

     - a financial advisor and its client for shares held by the financial advisor and shares in the client held by funds managed by the financial advisor on a discretionary basis.

     An offer for consideration other than cash must be accompanied by a cash alternative at not less than the highest price paid by the offeror or parties acting in concert with him within the preceding twelve months. A mandatory takeover offer is also required to be made if a person holding, either on his own or together with parties acting in concert with him, between 25% and 50% of the voting shares acquires additional voting shares representing more than 3% of the voting shares in any twelve-month period.

LIQUIDATION OR OTHER RETURN OF CAPITAL

     On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of ordinary shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

INDEMNITY

     As permitted by the laws of Singapore, the articles provide that, subject to the Companies Act, Flextronics' directors and officers will be indemnified by Flextronics against any liability incurred by them in defending any proceedings, whether civil or criminal:

     - which relate to anything done or omitted to have been done as an officer, director or employee of Flextronics and in which judgment is given in their favor or in which they are acquitted; or

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

     - in connection with any application under any statute for relief from liability for indemnification where relief is granted by the court.

     Directors and officers may not be indemnified by Flextronics against any liability which by law would otherwise attach to them relating to any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to Flextronics.

LIMITATIONS ON RIGHTS TO HOLD OR VOTE ORDINARY SHARES

     Except as discussed in "-- Takeovers," there are no limitations imposed by the laws of Singapore or by the articles on the right of non-resident shareholders to hold or vote ordinary shares.

TRANSFER AGENT

     Flextronics' transfer agent is Boston EquiServe L.P., 150 Royall Street, M/S 45-01-07, Canton, Massachusetts 02021.

         COMPARISON OF RIGHTS OF HOLDERS OF FLEXTRONICS ORDINARY SHARES
                        AND HOLDERS OF DII COMMON STOCK

     Upon consummation of the merger, the former stockholders of DII, a Delaware corporation, will become shareholders of Flextronics, a Singapore company. The rights of the former DII stockholders will be governed by applicable Singapore law and by the articles of association of Flextronics. Set forth below is a summary of the principal differences between applicable Delaware law and Singapore law, on the one hand, and between the Flextronics articles and the DII certificate of incorporation and the DII bylaws, on the other, which could materially affect the rights of the DII stockholders who become Flextronics shareholders.

NUMBER AND QUALIFICATION OF DIRECTORS

     Under Delaware law, the number of directors of a corporation may be fixed in the certificate of incorporation or bylaws of a corporation, or the certificate or bylaws may establish a range for the number of directors, with the board of directors given authority to fix the exact number of directors within the range. The DII bylaws provide that the number of DII directors shall be established from time to time by resolution of the DII board of directors, provided that the authorized number shall not be fewer than three nor more than thirteen. DII's board of directors currently has seven members.


     Under Singapore law, a company is required to have a minimum of two directors, one of whom must be ordinarily resident in Singapore. In practice, a Singapore citizen, a Singapore permanent resident or an expatriate holding a valid employment pass issued by the Singapore immigration authorities is considered ordinarily resident. Under the Flextronics articles, the number of directors shall not be less than two nor, unless otherwise determined by the shareholders, more than eleven. Flextronics' board of directors currently has seven members.


CLASSIFIED BOARD OF DIRECTORS

     A classified board is one on which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors typically makes changes in the composition of the board of directors, and thus a potential change in the control of the corporation, a lengthier and more difficult process. Under Delaware law, all directors of a corporation generally are elected annually; however, a corporation may designate a classified board in its initial certificate or bylaws or by adopting amendments to its certificate and/or bylaws, which amendments must be approved by the corporation's stockholders. Neither the DII certificate nor its bylaws provides for a classified board.

     Under the Flextronics articles, at each annual general meeting, one-third of the directors or, if their number is not a multiple of three, the number nearest to but not less than one-third, will be required to retire by rotation but will be eligible for re-election. The directors required to retire in each year are those who have been in office longest since their last re-election or appointment. As between persons who became or were last re-elected directors on the same day, those required to retire are, unless they otherwise agree among themselves, determined by lot. However, no director holding office as managing or joint managing director shall be subject to retirement by rotation or be taken into account in determining the number of directors to retire. In addition, any person appointed as a director by the board of directors shall hold office only until the next annual general meeting and shall then be eligible for re-election, but shall not be taken into account in determining the number of directors who are to retire by rotation at such meeting.


     No person other than a director retiring at the meeting shall, unless recommended by the directors for election, be eligible for appointment as a director at any general meeting unless not less than ten clear days before the meeting there shall have been left at the registered office of Flextronics notice in writing signed by a registered shareholder duly qualified to attend and vote at the meeting of his intention to propose a person for election and also notice in writing duly signed by the nominee giving his consent to the nomination, provided that in the case of a person recommended by the directors for election seven clear days' notice only shall be necessary and notice of each and every candidate for election shall be served on all registered shareholders at least seven clear days prior to the meeting at which the election is to take place.


ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

     Delaware law provides that the stockholders of a corporation may take action by written consent without a meeting, unless the corporation's certificate of incorporation provides otherwise. DII's certificate provides that stockholder action may be taken only at an annual or special meeting of the stockholders and cannot be taken by written consent in lieu of a meeting.

     Under the Flextronics articles, shareholders may, subject to the provisions of the Companies Act, take action by unanimous written consent.

SPECIAL OR EXTRAORDINARY GENERAL MEETINGS

     Under Delaware law, a special meeting of stockholders may be called by the board of directors or by such additional persons as may be authorized by the certificate or the bylaws. The DII certificate and bylaws provide that special meetings of the stockholders may be called only pursuant to a resolution adopted by a majority of the board of directors or the executive committee.

     Under the Flextronics articles, the directors may convene an extraordinary general meeting of the shareholders whenever they think fit and must do so upon the written request of shareholders representing not less than one-tenth of the total voting power of Flextronics. In addition, two or more shareholders holding not less than one-tenth of the issued share capital of a company may call a meeting of a company.

REMOVAL OF DIRECTORS

     Under Delaware law, with limited exceptions, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote. However, the DII certificate and bylaws provide that directors may be removed for cause only by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class.

     Under the Flextronics articles, the Flextronics shareholders may, in accordance with the provisions of the Companies Act and by ordinary resolution of which special notice has been given, remove any director before the expiration of his period of office.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Under Delaware law, unless otherwise provided in the corporation's certificate of incorporation, any vacancy on the board of directors may be filled by the board or any newly created directorship may be filled by the stockholders or by a majority of the directors in office, even if less than a quorum, or by a sole remaining director. The DII certificate provides that a vacancy on the board of directors may be filled only by a majority vote of directors then in office, even if less than a quorum.

     Flextronics shareholders may in any general meeting appoint another person in place of a director removed from office. Any director so appointed shall be treated for the purpose of determining the time at which he or any other director is to retire by rotation as if he had become a director on the day on which the director in whose place he is appointed was last elected a director. If the shareholders do not appoint another person, the vacancy may be filled by the directors as a casual vacancy. In addition, under the Flextronics articles, the directors have power to appoint any person to be a director to fill a casual vacancy or as an additional director, provided the total number of directors does not exceed the maximum fixed by the articles.

LOANS TO OFFICERS AND EMPLOYEES

     Under Delaware law, a corporation may lend money to, or guarantee any obligation of, any officer or other employee of the corporation or a subsidiary, including any officer or employee who is also a director of the corporation or subsidiary, if the loan or guarantee, in the best judgment of the directors, may reasonably be expected to benefit the corporation.


     Under Singapore law, a company, other than an exempt private company, generally is prohibited from making loans to directors of the company or of a related corporation, or entering into any guarantee or providing any security in connection with a loan made to a director by any other person except for:



     - a loan made to provide a director with funds to meet his expenditures for the purposes of the company, or to enable him to perform his duties properly as an officer of the company;



     - a loan made to a director who is a full-time employee of the company or of a related corporation to meet expenditure incurred in connection with the acquisition of a home;


     - a loan made to a director who is a full-time employee of the company or of a related corporation, where the company has at a general meeting approved of a scheme for the making of loans to employees and the loan is in accordance with that scheme; or

     - a loan made to a director in the ordinary course of business of a company whose ordinary business includes the lending of money or the giving of guarantees in connection with loans made by other persons if the activities of the company are regulated by the laws relating to banking, finance companies or insurance or are subject to the supervision of the relevant authorities in Singapore, provided that in the case of the first two clauses listed above, the prior approval of the company given at a general meeting at which the purposes of the expenditure and the amount of the loan or the extent of the guarantee or security are disclosed must have been obtained, or the making of the loan or the entering into of any guarantee or the provision of any security is given on condition that if the approval of the company is not given as aforesaid at or before the next following annual general meeting, the loan shall be repaid or the liability under the guarantee or security shall be discharged, within six months from the conclusion of that meeting.



     In addition, under Singapore law, a company, other than an exempt private company, generally is prohibited from:


     - making a loan to another company; or

     - entering into any guarantee or providing any security in connection with a loan made to another company by a person other than the first-mentioned company,


if a director or directors of the first-mentioned company is or together are interested in shares in the other company of a nominal value equal to 20% or more of the nominal value of its equity share capital.


INDEMNIFICATION AND LIMITATION OF LIABILITY

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any legal proceeding because that person is or was a director, officer, employee or agent of the corporation against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with a proceeding. However, in any proceeding brought by or in the right of the corporation, such as a derivative suit, the corporation can only indemnify against expenses and no indemnification may be made for any claim, issue or matter for which the person has been adjudged liable unless the court determines that the person is fairly and reasonably entitled to indemnity.

     Indemnification is permitted by Delaware law only for acts taken in good faith and reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to criminal actions or proceedings, reasonably believed to be lawful, as determined by:

     - a majority vote of the directors not parties to the proceeding;

     - a committee of disinterested directors designated by a majority vote of disinterested directors;

     - independent legal counsel, if there are no disinterested directors or if disinterested directors so direct; or

     - the stockholders.

     Delaware law requires indemnification when a present or former director or officer has successfully defended the action on the merits or otherwise.

     Section 145 of the Delaware General Corporation Law also provides that the indemnification permitted by that section will not be exclusive of any other lawful right to indemnification. Pursuant to the DII certificate of incorporation, DII is authorized to indemnify its directors, officers, employees and other agents to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

     DII's certificate also includes a provision removing a director's liability to DII or to its stockholders for monetary damages for any breach of fiduciary duty by such director in his or her capacity as a director, except that a director will be liable for:

     - any breach of the director's duty of loyalty to DII or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or an unlawful stock purchase or redemption under Section 174 of the Delaware General Corporation Law; and

     - any transaction from which the director derived an improper personal benefit.

     Article 155 of the Flextronics articles provides that, subject to the Singapore Companies Act, every director or other officer shall be entitled to be indemnified by Flextronics against all liabilities incurred by him in the execution and discharge of his duties or in relation thereto, including any liability in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of Flextronics and:

     - in which judgment is given in his favor, or the proceedings otherwise disposed of without finding or admission of any material breach of duty;

     - in which he is acquitted; or

     - in connection with any application under any statute for relief from liability for any act or omission in which relief is granted to him by the court.

     In addition, no director or other officer shall be liable for:

     - the acts, receipts, neglects or defaults of any other director or officer;

     - joining in any receipt or other act for conformity;

     - any loss or expense happening to Flextronics, through the insufficiency or deficiency of title to any property acquired by order of the directors for Flextronics or for the insufficiency or deficiency of any security upon which any of the moneys of Flextronics are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited; or

     - any other loss or misfortune which happens in the execution of his duties,

unless the same happens through his own negligence, willful default, breach of duty or breach of trust.

     Section 172 of the Companies Act renders void any provision for indemnifying a company's directors or officers against liability which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to the company. However, a company is not prohibited from:

     - purchasing and maintaining insurance against any such liability except where the liability arises out of conduct involving dishonesty or a wilful breach of duty; or

     - indemnifying a director or officer against any liability incurred in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application in relation to liability in which relief is granted to him by the court.

     Flextronics has entered into indemnification agreements with its officers and directors. These indemnification agreements provide Flextronics' officers and directors with indemnification to the maximum extent permitted by the Companies Act. Flextronics has also obtained a policy of directors' and officers' liability insurance that will insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

INSPECTIONS OF SHAREHOLDERS LIST

     Delaware law allows any stockholder of record to inspect the stockholders list for a purpose reasonably related to the stockholder's interest as a stockholder.

     Under Singapore law, a company's register of members (shareholders) and index is required to be open to the inspection of any member without charge and of any other person on payment for each inspection of S$1.00 or a lower amount as determined by the company.

DIVIDENDS, DISTRIBUTIONS AND REPURCHASE OF SHARES

     Under Delaware law, a corporation generally may declare and pay dividends, or repurchase its own shares, to the extent the corporation has "surplus" as defined under Delaware law or, with respect to dividends in some circumstances, to the extent the corporation has "net profits" as defined under Delaware law. To date, DII has not paid cash dividends on its capital stock. It is the present policy of the DII board of directors to retain earnings for use in its business and, therefore, DII does not anticipate paying cash dividends on its common stock in the foreseeable future.


     Under the Flextronics' articles, Flextronics may in a general meeting by ordinary resolution declare dividends, but no dividend shall be payable in excess of the amount recommended by the directors. The directors may also declare an interim dividend. No dividend may be paid except out of the profits of the company. Except for the rights specified in the terms of issue of any shares, all dividends are paid pro rata among the shareholders according to the amount paid on the shares. In addition, under Singapore law, a company may not, except in the circumstances permitted by the Companies Act, either purchase its own shares or grant any financial assistance for the acquisition or proposed acquisition of its own shares.

     To date, Flextronics has not paid cash dividends on its capital stock. It is the present policy of the Flextronics board of directors to retain earnings for use in its business and, therefore, Flextronics does not anticipate paying cash dividends on its ordinary shares in the foreseeable future.

MERGERS, REORGANIZATIONS AND SALES OF SUBSTANTIALLY ALL OF A CORPORATION'S
ASSETS

     Delaware law generally requires that the holders of a majority of the outstanding stock of both acquiring and target corporations approve statutory mergers. Delaware law contains an exception to this voting requirements for specified "holding company" mergers in which an existing Delaware corporation is reorganized as a holding company, with its stockholders receiving shares in the holding company, and for mergers in which:

     - no changes are made to the certificate of incorporation of the surviving corporation;

     - each share of stock of the surviving corporation outstanding immediately prior to the effective time of the merger is to be an identical outstanding share of the surviving corporation after the merger; and

     - the shares of common stock, or securities or obligations convertible into such stock, issued in the merger do not exceed 20% of the shares of common stock of the surviving corporation.

     Delaware law also requires that an amendment to a corporation's certificate of incorporation, a dissolution or a sale of all or substantially all of the assets of a corporation be approved by the holders of a majority of the corporation's outstanding stock. Some amendments to a corporation's certificate of incorporation also require a majority vote of each class of shares outstanding.


     The Companies Act and the Singapore Code on Takeovers and Mergers regulate the acquisition of shares of public companies and contain provisions that may delay, deter or prevent a future takeover or change in control of the Company. Any person acquiring an interest, either on his own or together with parties acting in concert with him, in 25% or more of the voting shares in Flextronics is obliged to extend a takeover offer for the remaining voting shares, in accordance with the provisions of the code.


     "Parties acting in concert" include:

     - a company and its related and associated companies;

     - a company and its directors, including their relatives;

     - a company and its pension funds;

     - a person and any investment company, unit trust or other fund whose investment such person manages on a discretionary basis; and

     - a financial advisor and its client for shares held by the financial advisor and shares in the client held by funds managed by the financial advisor on a discretionary basis.

     An offer for consideration other than cash must be accompanied by a cash alternative at not less than the highest price paid by the offeror or parties acting in concert with him within the preceding twelve months. A mandatory takeover offer is also required to be made if a person holding, either on his own or together with parties acting in concert with him, between 25% and 50% of the voting shares acquires additional voting shares representing more than 3% of the voting shares in any twelve-month period.


     Under Singapore law, schemes or arrangements are binding on creditors and members alike after the requisite approval by a majority in number of, representing 75% in value of the shares held by, the shareholders present and voting at the relevant meeting, and upon confirmation by the Singapore court of law. In addition, the directors of a company shall not carry into effect any proposals for disposing of the whole or substantially the whole of the company's undertaking or property unless those proposals have been approved by the company in general meeting.

AMENDMENT OF CERTIFICATE OF INCORPORATION OR ARTICLES OF ASSOCIATION; AMENDMENT OF BYLAWS

     Under Delaware law, a company's certificate of incorporation may be amended only if the amendment is approved by the board and by the holders of a majority of the corporation's outstanding stock. In addition, if a corporation has more than one class or series of stock outstanding, amendments that would alter or change the powers, preferences or special rights of a class or series so as to affect them adversely require the vote of a majority of the shares of that class or series.

     The DII certificate provides that the affirmative vote of the holders of at least 80% of the voting shares is required to alter, amend or repeal those provisions of the certificate relating to the number, filling vacancies and removal of directors, amending the bylaws, the prohibition on stockholder action by written consent and the limitations on DII's ability to enter into a business combination transaction with a related person.

     Under Delaware law, bylaws may be amended by stockholders holding a majority of the outstanding shares, or by the board, if the certificate of incorporation confers this power on the board. The DII certificate does confer this power on the board subject, however, to the ability of the holders of 80% of the voting shares to alter, amend or repeal the bylaws.


     Under the laws of Singapore, a special resolution, requiring an affirmative vote of a majority of not less than 75% of the shareholders present and voting at a general meeting of which not less than 21 days' written notice specifying the intention to propose the resolution as a special resolution has been duly given, is necessary to alter the articles of association of a company.


SHAREHOLDER VOTING

     Delaware law provides that meetings of stockholders may proceed in the manner prescribed in a corporation's bylaws. Unless otherwise provided in a Delaware corporation's certificate of incorporation, each stockholder is entitled to one vote for each share of stock held by the stockholder on each matter on which the stockholder is entitled to vote.

     Under the Flextronics articles, voting at any meeting of shareholders is by a show of hands unless a poll is duly demanded before or on the declaration of the result of the show of hands. If voting is by a show of hands, every shareholder who is present in person or by proxy, attorney or representative at the meeting has one vote. On a poll every shareholder who is present in person or by proxy has one vote for every share held by him. A poll may be demanded by:

     - the chairman of the meeting, if he is entitled to vote at the meeting,


     - not less than three members present in person or by proxy and entitled to vote,



     - shareholders present in person or by proxy, attorney or representative and representing not less than one-tenth of the total voting rights of all shareholders having the right to attend and vote at the meeting, or


     - shareholders present in person or by proxy, attorney or representative, holding shares conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

INTERESTED DIRECTOR TRANSACTIONS

     Delaware law provides that some contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable solely because of that interest, provided that:

     - either the stockholders or the disinterested directors approve the contract or transaction in good faith after full disclosure of the material facts; or

     - the contract or transaction is fair to the corporation at the time it was approved by the stockholders, the board of directors or a committee of the board of directors.

     If board approval is sought for such purposes, the contract or transaction must be approved by a majority vote of the disinterested directors. However, an interested director is not disqualified from voting and may be counted in determining the presence of a quorum at a board meeting.


     Under the laws of Singapore, every director of a company who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the company shall as soon as practicable after the relevant facts have come to his knowledge declare the nature of his interest at a meeting of the directors of the company. Under the Flextronics articles, subject to disclosure, a director is entitled to vote on any contract or arrangement in which he is interested and he shall be taken into account in ascertaining whether a quorum is present.



INTERESTED STOCKHOLDER TRANSACTIONS



     DII is subject to Section 203 of the Delaware General Corporation Law which may make it more difficult for a person who would be deemed an interested stockholder of DII, as defined in Section 203, to effect various business combinations with DII for a three-year period. Under Delaware law, a corporation's certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. Neither DII's certificate of incorporation nor its bylaws contains a provision excluding DII from the restrictions imposed under Section 203.



     DII's certificate of incorporation contains a provision restricting DII's ability to consummate a business combination with a related person, which is generally defined in the same manner as an interested stockholder in Section 203, without the affirmative vote of the holders of 80% of the outstanding voting shares.



     There is no equivalent provision under the laws of Singapore.


SHAREHOLDER DERIVATIVE SUITS

     Delaware law provides that, with limited exceptions, a stockholder bringing a derivative action on behalf of a corporation must have been a stockholder at the time of the transaction in question.


     Under the laws of Singapore, a company may sue and be sued in its own name. Any member of a company may apply to the Singapore court of law for an order in accordance with the provisions of the Companies Act on the ground that the affairs of the company are being conducted or the powers of the directors are being exercised in a manner oppressive to one or more of the members including himself or in disregard of his or their interests as members or shareholders of the company or that some act of the company has been done or is threatened or that some resolution of the members or any class of members has been passed or is proposed which unfairly discriminates against or is otherwise prejudicial to one or more of the members including himself. If the court determines that either of these grounds is established, the court may authorize that civil proceedings be brought in the name of or on behalf of the company by the applicant. A complainant may also, in some circumstances, apply to the Singapore court of law for leave to bring an action in the name and on behalf of the company or intervene in an action to which the company is a party for the purpose of prosecuting, defending or discontinuing the action on behalf of the company. In addition, a derivative action may be brought at common law in some situations.


APPRAISAL RIGHTS

     Under Delaware law, in some mergers, stockholders are entitled to appraisal rights pursuant to which they may receive cash in the amount of the "fair market value" of their shares, as determined by a court, in lieu of the consideration they would otherwise receive in the merger.

     Subject to requirements regarding the consideration to be received in the merger, appraisal rights are not available to stockholders whose shares are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, or are held of record by more than 2,000 holders.

     There is no equivalent provision under the laws of Singapore.

DISSOLUTION

     Under Delaware law, the dissolution of a corporation may be authorized by a corporation's board and by the holders of a majority of the corporation's outstanding stock, or by all the corporation's stockholders entitled to vote on the dissolution.

     Under the laws of Singapore, a company can be dissolved if it is liquidated, voluntarily by its shareholders or creditors, or otherwise by an order of a court on the petition of various interested parties. A defunct company which has ceased to carry on business may be struck off the Register of Companies by the Registrar of Companies.

TRANSFERABILITY OF SHARES

     Under Delaware law, as a general matter, and subject to securities laws and restrictions on transfer as may be imposed by a corporation's certificate of incorporation, bylaws or by agreement, shares and share certificates are freely transferable, provided that the necessary steps are taken to have the transfer properly recorded in the records of the corporation.

     Under the Flextronics articles and subject to applicable securities laws, shares are freely transferable. However, the directors may decline to register any transfer of shares on which Flextronics has a lien and, in the case of shares not fully paid up, may refuse to register a transfer to a transferee of whom they do not approve. Shares may be transferred by a duly signed instrument of transfer in a form approved by the directors. The directors may decline to register any transfer unless, among other things, it has been duly stamped and is presented for registration together with the share certificate and such other evidence of title as they may require. Flextronics will replace lost or destroyed certificates for shares upon notice to Flextronics and upon, among other things, the applicant furnishing any evidence and indemnity as the directors may require.

ISSUANCE OF NEW SHARES

     Under Delaware law, the directors may, if all of the shares of stock authorized by the corporation's certificate of incorporation have not been issued, subscribed for or otherwise committed to be issued, issue or take subscriptions for additional shares of stock up to the amount authorized in the certificate of incorporation.

     Under Singapore law and the Flextronics articles, new shares may be issued only with the prior approval of Flextronics shareholders in a general meeting. General approval may be sought from Flextronics shareholders in a general meeting for the issue of shares. Approval, if granted, will lapse at the conclusion of the next annual general meeting or the expiration of the period within which the next annual general meeting is required by law to be held, whichever is the earlier. Unless otherwise determined by shareholders in a general meeting, any new shares shall, before they are issued, be offered to existing shareholders in proportion, as nearly as may be, to the number of shares then held by them respectively. Subject to this and the provisions of Singapore law, pursuant to the general authorization granted by shareholders to the directors to issue new shares, all new shares are under the control of the directors who may allot and issue the same with any rights and restrictions as they may think fit and as set out in the Flextronics articles.

PREFERRED STOCK

     The DII certificate authorizes the DII board of directors to issue up to 5,000,000 shares of preferred stock without any vote or action by the holders of DII common stock. The board of directors may issue preferred stock in one or more series and determine the dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms, the designation of, and the number of shares constituting each series. The preferred stock that can be authorized by the DII board of directors could have preference over the common stock with respect to dividends and other distributions and upon DII's liquidation. In addition, the voting power of the outstanding common stock may become diluted in the event that the board of directors issues preferred stock with voting rights.

     In connection with DII's shareholder rights plan, the board of directors has designated and reserved for issuance a series of 50,000 shares of Series A Junior Participating Preferred Stock. DII may issue these preferred shares under certain circumstances if, as discussed below, the rights distributed to the DII stockholders pursuant to the shareholder rights plan become exercisable. DII has no present plans to issue, or reserve for issuance, any other series of preferred stock.

     There is a provision in the Flextronics articles to enable Flextronics in specified circumstances to issue shares with preferential, deferred or other special rights or restrictions as the directors may determine.

SHAREHOLDER RIGHTS PLAN

     Under Delaware law, a corporation may create and issue rights entitling the holders to purchase from the corporation shares of any class of its capital stock, subject to any provisions in its certificate of incorporation. The price and terms of these shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of these rights.


     DII adopted a shareholder rights plan on May 4, 1993. In connection with the rights plan, the DII board declared a dividend of one preferred share purchase right for each share of DII common stock outstanding on, or issued after, May 21, 1993. Each right entitles the holder, under certain circumstances, to purchase from DII one one-thousandth of a share of DII Series A Junior Participating Preferred Stock, par value $0.01 per share, at a price of $50 per one one-thousandth of a preferred share, subject to adjustment.


     Initially, the rights are attached to outstanding certificates representing DII common stock, and no separate certificates representing the rights are distributed. The rights will separate from DII common stock and be represented by separate certificates approximately ten days after someone acquires or commences a tender offer for 20% or more of DII's outstanding common stock. The rights will not separate from the DII common stock or become exercisable as a result of the merger.

     Each preferred share that is purchased upon exercise of a right entitles the holder to receive a quarterly dividend payment of $10 per share or 1,000 times the cash and non-cash dividends declared per share of common stock, whichever is greater. In addition, each preferred share will have 1,000 votes and vote together with the DII common stock.

     If DII liquidates, the holders of the preferred shares will be entitled to a payment of $100 per preferred share or 1,000 times the payment made per share of common stock, whichever is greater. In the event of any merger, consolidation or other transaction in which DII common stock is exchanged, each preferred share will be entitled to receive 1,000 times the amount received per share of common stock. Because of the nature of the preferred shares' dividend, liquidation and voting rights, the value of one-one thousandth interest in a preferred share is approximately equal to the value of one share of common stock. Holders of rights will have no rights as stockholders of DII, including the right to vote or receive dividends, simply by virtue of holding the rights.

     If an acquiror obtains beneficial ownership of 20% or more of the outstanding DII common stock, other than Flextronics pursuant to the merger, then each right will entitle the holder to receive, upon payment of the $50 exercise price, that number of shares of DII common stock having a market value of $100. Additionally, each right will also entitle the holder to receive, upon payment of the exercise price, that number of shares of the acquiror's common stock having a market value of twice the purchase price if any of the following occurs, other than as a result of the merger with Flextronics:

     - an acquiror obtains 20% or more shares of DII common stock;


     - DII is acquired in a merger or other business combination in which DII common stock is exchanged for securities of the acquiror; or


     - more than 50% of DII's assets or earning power is sold or transferred in one or a series of related transactions.

     Any rights that are or were owned by an acquiror of more than 20% of DII's outstanding common stock will be null and void.

     Notwithstanding the above, the acquisition of 20% or more DII common stock by any of the following persons will not trigger the separation and distribution of the rights:

     - DII;

     - any subsidiary of DII;

     - any employee benefit plan of DII or of any subsidiary of DII, or any other entity established by DII or its subsidiaries to hold common stock pursuant to the terms of an employee benefit plan;

     - any person or group who acquired ownership of 20% or more of the shares of DII common stock in a transaction approved by DII's board of directors; or

     - Flextronics.


     The rights will expire on May 4, 2003 unless they are earlier redeemed by DII. Subject to limitations, DII's board of directors may redeem the rights at a redemption price of $0.05 per right, subject to adjustment. In addition, the rights may be amended by DII's board of directors without the approval of the holders of the rights. However, after the date any person acquires 20% or more of DII common stock, the rights agreements may not be amended in any manner which would adversely effect the interests of the holders of the rights, excluding the interests of any acquiror.


     The rights have anti-takeover effects in that they may cause substantial dilution to a person or group that attempts to acquire DII without conditioning the offer on a substantial number of rights being acquired. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of DII's board of directors to negotiate with an acquiror on behalf of all the stockholders. In addition, the rights should not interfere with a proxy contest.

     Flextronics does not have a shareholders' rights plan in place.

  BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS, MANAGEMENT AND DIRECTORS OF
                                  FLEXTRONICS


     The following table and the related notes set forth information with respect to the beneficial ownership of Flextronics ordinary shares as of February 1, 2000 by each director and executive officer of Flextronics and by each person or group who is known to the management of Flextronics to be the beneficial owner of more than 5% of Flextronics ordinary shares outstanding as of February 1, 2000. This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC. Where information regarding shareholders is based on Schedules 13D and 13G, the number of shares owned is as of the date for which information was provided in the schedules. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable and the voting agreements entered into between the executive officers and directors of Flextronics, Flextronics believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 115,432,240 shares outstanding on February 1, 2000, adjusted as required by rules promulgated by the SEC. Flextronics ordinary shares subject to options that are currently exercisable or are exercisable within 60 days of February 1, 2000 are treated as outstanding and beneficially owned by the person holding them for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other shareholder.



                                                              NUMBER OF SHARES
                                                                BENEFICIALLY
            NAME AND ADDRESS OF BENEFICIAL OWNER                   OWNED          PERCENT
            ------------------------------------              ----------------    -------
Pilgrim Baxter & Associates, Ltd.(1)........................      9,896,000         8.6
  825 Duportail Road
  Wayne, Pennsylvania 19087
Marsh & McLennan Companies, Inc.(2).........................      9,843,482         8.5
  1166 Avenue of the Americas
  New York, New York 10036
FMR Corp.(3)................................................      9,132,300         7.9
  82 Devonshire Street
  Boston, Massachusetts 02109
Ronald Baron(4).............................................      7,190,588         6.2
  c/o Baron Capital Management, Inc.
  767 Fifth Avenue, 24th Floor
  New York, New York 10153
AXA Financial, Inc.(5)......................................      6,735,830         5.8
  1290 Avenue of the Americas
  New York, New York 10104
Hui Shing Leong(6)..........................................      4,067,900         3.5
Richard L. Sharp(7).........................................      3,101,976         2.7
Michael E. Marks(8).........................................      2,367,300         2.1
Michael McNamara(9).........................................        745,232           *
Ronny Nilsson(10)...........................................        600,000           *
Robert R. B. Dykes(11)......................................        597,629           *
Michael J. Moritz(12).......................................        549,530           *
Tsui Sung Lam(13)...........................................        158,243           *
Patrick Foley(14)...........................................         72,500           *
Humphrey Porter(15).........................................         72,500           *
Chuen Fah Alain Ahkong(16)..................................         32,500           *
All directors and executive officers as a group (11
  persons)(17)..............................................     12,365,310        10.7

-------------------------
  *  Less than 1%.


 (1) Based on information supplied by Pilgrim Baxter & Associates, Ltd. in a
     Schedule 13G filed with the Securities and Exchange Commission on February 8, 1999.



 (2) Based on information supplied by Marsh & McLennan Companies, Inc. ("Marsh") in a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2000, includes 28,074 shares with respect to which The Putnam Advisory Company, Inc. ("PAC") and Putnam Investments, Inc. ("PI") have sole investment power. In addition, PAC beneficially owns 435,914 shares, PI beneficially owns 9,843,482 shares, and Putnam Investment Management, Inc. ("PIM") beneficially owns 9,407,568 shares. PI, a wholly owned subsidiary of Marsh, wholly owns PAC and PI. PAC and PI have depository power over these shares as investment managers.



 (3) Based on information supplied by FMR Corp. in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2000. FMR Corp. has sole voting power with respect to 322,600 shares and sole investment power with respect to 9,132,300 shares. Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., beneficially owns 8,588,600 shares. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 522,100 shares. The Schedule 13G was filed jointly by FMR Corp., Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, Director of FMR Corp.



 (4) Based on information supplied by Mr. Baron in a Schedule 13G filed with the Securities and Exchange Commission on February 15, 2000, includes 91,400 shares held by the investment advisory clients of Baron Capital Management, Inc. ("BCM"), a wholly-owned subsidiary of Baron Capital, Inc. ("BCI"), and 6,020,000 shares held by the investment advisory clients of BAMCO, Inc. ("BAMCO") and Baron Asset Fund ("BAF"). BAF is an advisory client of BAMCO. Pursuant to discretionary agreements, BCM and BAMCO hold the power to vote and dispose of the shares in the advisory accounts. BCI and BAMCO are wholly-owned subsidiaries of Baron Capital Group, Inc. ("BCG"). Mr. Baron owns a controlling interest in BCG, and may be deemed to share power to voting and dispose of these shares.



 (5) Based on information supplied by AXA Financial, Inc. in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2000, includes 6,389,240 shares beneficially owned by Alliance Capital Management L.P. ("Alliance"), 104,740 shares beneficially owned by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), 230,600 shares beneficially owned by The Equitable Life Assurance Society of the United States ("TELAS") and 11,250 shares beneficially owned by Wood, Struthers & Winthrop Management Corporation ("WSW"). AXA Financial, Inc. is the parent holding company of Alliance, DLJ, TELAS and WSW. AXA beneficially owns a majority of AXA Financial, Inc. The following entities as a group control AXA: AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle and AXA Courtage Assurance Mutuelle.



 (6) Includes 2,257,600 shares beneficially owned by Great Empire Limited Trust. Mr. Hui, the trustee of Great Empire Limited Trust, has voting and investment power over these shares and may be deemed to beneficially own these shares. Mr. Hui disclaims beneficial ownership of all of these shares except to the extent of his proportionate interest therein. Includes 72,500 shares subject to options exercisable within 60 days after February 1, 2000 held by Mr. Hui.



 (7) Includes 740,000 shares beneficially owned by Bethany Limited Partnership. Mr. Sharp, the general partner of Bethany Limited Partnership, has voting and investment power over these shares and may be deemed to beneficially own these shares. Mr. Sharp disclaims beneficial ownership of all of these shares except to the extent of his proportionate interest therein. Also includes 77,500 shares held by RLS Charitable Remainder Unitrust of which Mr. Sharp is a co-trustee and 48,500 shares subject to options exercisable within 60 days after February 1, 2000 held by Mr. Sharp.



 (8) Includes 12,000 shares held by the Justin Caine Marks Trust and 12,000 shares held by the Amy G. Marks Trust. Also includes 1,109,512 shares subject to options exercisable within 60 days after February 1, 2000 held by Mr. Marks.



 (9) Includes 551,408 shares subject to options exercisable within 60 days after February 1, 2000 held by Mr. McNamara.



(10) Includes 600,000 shares subject to options exercisable within 60 days after February 1, 2000 held by Mr. Nilsson.



(11) Includes 509,709 shares subject to options exercisable within 60 days after February 1, 2000 held by Mr. Dykes.



(12) Includes 320,668 shares held by Sequoia Capital VII, a limited partnership and 15,600 shares held by Sequoia Technology Partners VII, a limited partnership. The general partner of Sequoia Capital VII and Sequoia Technology Partners VII is Sequoia Capital VII-A Management, LLC. Mr. Moritz is a general partner of Sequoia Capital VII-A Management, LLC. Also includes 48,500 shares subject to options exercisable within 60 days after February 1, 2000 held by Mr. Moritz.



(13) Includes 157,067 shares subject to options exercisable within 60 days after February 1, 2000 held by Mr. Tsui.



(14) Includes 72,500 shares subject to options exercisable within 60 days after February 1, 2000 held by Mr. Foley.



(15) Includes 72,500 shares subject to options exercisable within 60 days after February 1, 2000 held by Mr. Porter.



(16) Includes 32,500 shares subject to options exercisable within 60 days after February 1, 2000 held by Mr. Ahkong.



(17) Includes 3,274,696 shares subject to options exercisable within 60 days after February 1, 2000.


BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS, MANAGEMENT AND DIRECTORS OF DII


     The following table and the related notes present information on the beneficial ownership of shares of DII common stock, as of February 1, 2000 by each director and executive officer of DII and by each person or group who is known to the management of DII to be the beneficial owner of more than 5% of the DII common stock outstanding as of February 1, 2000. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Where information regarding stockholders is based on Schedules 13D and 13G, the number of shares owned is as of the date for which information was provided in the schedules. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable and the voting agreements entered into between the executive officers and directors of DII, DII believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

     Percentages are based on 36,764,875 shares outstanding on February 1, 2000, adjusted as required by rules promulgated by the SEC. Shares of DII common stock subject to:



     - options that are currently exercisable or are exercisable within 60 days of February 1, 2000;


     - options that accelerate in connection with the merger;


     - performance shares which will vest within 60 days of February 1, 2000;
       and


     - performance shares that accelerate in connection with the merger,

are treated as outstanding and beneficially owned by the person holding them for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder.


                                                                   BENEFICIAL OWNERSHIP
                                                             --------------------------------
                                                              NUMBER OF      PERCENT OF TOTAL
                 NAME OF BENEFICIAL OWNER                    SHARES OWNED     OUTSTANDING(%)
                 ------------------------                    ------------    ----------------
Flextronics International Ltd.(1)..........................   8,141,106           18.5
  11 Ubi Road #07-01/02
  Meiban Industrial Building
  Singapore 408723
FMR Corp.(2)...............................................   4,228,000           11.5
  82 Devonshire Street
  Boston, Massachusetts 02109
Marsh & McLennan Companies, Inc.(3)........................   2,218,125            6.0
  1166 Avenue of the Americas
  New York, New York 10036
Ronald R. Budacz(4)........................................     986,477            2.6
Carl R. Vertuca, Jr.(5)....................................     322,011              *
Ronald R. Snyder(6)........................................     323,510              *
Dermott O'Flanagan(7)......................................     212,252              *
Steven C. Schlepp(8).......................................     154,208              *
Constantine S. Macricostas(9)..............................     144,490              *
Alexander W. Young.........................................      10,500              *
Gerard T. Wrixon...........................................       9,000              *
Robert L. Brueck(10).......................................       7,209              *
Johnson C. Ko..............................................         302              *
All directors and executive officers as a group (10
  persons)(11).............................................   2,169,959            5.7


-------------------------
  *  Less than 1%.


 (1) Represents 7,316,210 shares subject to an option held by Flextronics and 824,896 shares subject to voting agreements and irrevocable proxies, each as described in further detail in "Related Agreements -- The Stock Option Agreement" on page 87 and "-- The Voting Agreements" on page 89. Pursuant to a stock option agreement dated November 22, 1999, Flextronics holds an option to acquire up to a number of shares of DII common stock equal to 19.9% of the outstanding shares of DII common stock which, based on the shares outstanding as of February 1, 2000, equals 7,316,210 shares. This option is not currently exercisable, and will become exercisable only if events specified in the option agreement occur. Also, DII directors and officers collectively holding 824,896 shares of DII common stock as of February 1, 2000 agreed with Flextronics to vote in favor of the merger proposal and granted irrevocable proxies to Flextronics and to certain officers of Flextronics with respect to this vote. This number does not include an aggregate of 834,016 shares subject to options exercisable within 60 days of

     February 1, 2000, 570,356 shares subject to options that accelerate in connection with the merger, 12,500 performance shares which will vest within 60 days of February 1, 2000 and 220,500 performance shares that accelerate in connection with the merger, all of which, upon exercise or vesting, would be subject to the voting agreement and proxies. Flextronics expressly disclaims beneficial ownership of all 8,141,106 shares of DII common stock.



 (2) Based on information supplied by FMR Corp. in a Schedule 13G filed with the Securities and Exchange Commission on January 10, 2000. According to its filing, FMR Corp. has sole voting power with respect to 137,000 shares and sole investment power with respect to 4,228,000 shares. Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., beneficially owns 4,041,500 shares. The Schedule 13G was filed jointly by FMR Corp., Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, Director of FMR Corp.



 (3) Based on information supplied by Marsh in a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2000, includes 409,100 with respect to which PAC and PI have sole investment power. In addition, PAC beneficially owns 845,300 shares, PI beneficially owns 2,218,125 shares and PIM beneficially owns 1,372,825 shares.



 (4) Includes 420,001 shares which are subject to options exercisable within 60 days, 187,143 shares which are subject to options that accelerate in connection with the merger and 94,500 performance shares that accelerate in connection with the merger.



 (5) Includes 198,052 shares which are subject to options exercisable within 60 days of February 1, 2000, 31,051 shares which are subject to options that accelerate in connection with the merger and 25,000 performance shares that accelerate in connection with the merger.



 (6) Includes 101,171 shares which are subject to options exercisable within 60 days of February 1, 2000, 64,436 shares which are subject to options that accelerate in connection with the merger, 12,500 performance shares which will vest within 60 days of February 1, 2000 and 37,500 performance shares that accelerate in connection with the merger.



 (7) Includes 72,241 shares subject to options exercisable within 60 days after February 1, 2000, 37,630 shares which are subject to options that accelerate in connection with the merger and 25,000 performance shares that accelerate in connection with the merger.



 (8) Includes 11,000 shares subject to options exercisable within 60 days after February 1, 2000, 40,000 shares which are subject to options that accelerate in connection with the merger and 25,000 performance shares that accelerate in connection with the merger.



 (9) Includes 105,000 shares owned by Photronics, Inc., of which Mr. Macricostas is Chairman of the Board. Mr. Macricostas disclaims beneficial ownership with respect to these shares.



(10) Mr. Brueck shares voting and investment power with his wife with respect to 6,609 shares.



(11) Includes 802,465 shares subject to options exercisable within 60 days after February 1, 2000, 360,260 shares which are subject to options that accelerate in connection with the merger, 12,500 performance shares which will vest within 60 days of February 1, 2000 and 207,000 performance shares that accelerate in connection with the merger.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of Arthur Andersen LLP will be present at the Flextronics extraordinary general meeting to respond to appropriate questions of shareholders and to make a statement if they so desire. Representatives of Deloitte & Touche LLP will be present at the DII special meeting to respond to appropriate questions of stockholders and to make a statement if they so desire.

                                 LEGAL MATTERS


     The validity of the Flextronics ordinary shares to be issued in the merger has been passed upon for Flextronics by Allen & Gledhill.


                                    EXPERTS

     The audited consolidated financial statements and schedules of Flextronics incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in its reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements and related financial statement schedules as of January 3, 1999 and December 28, 1997 and for the 53 weeks ended January 3, 1999 and the 52 weeks ended December 28, 1997 of The DII Group, Inc. incorporated in this proxy statement/prospectus by reference from DII's Annual Report on Form 10-K/A for the year ended January 3, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which reports express an unqualified opinion and include an explanatory paragraph referring to the restatement discussed in Note 15 to the consolidated financial statements, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of said firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the periods ended April 4, 1999 and March 28, 1998, July 4, 1999 and June 28, 1998, and October 3, 1999 and September 27, 1998, which is incorporated by reference in this proxy statement/prospectus, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in DII's Quarterly Reports on Form 10-Q/A for the quarters ended April 4, 1999 and July 4, 1999, which include an explanatory paragraph referring to the restatement of the March 29, 1998 and June 28, 1998 financial statements, and DII's Quarterly Report on Form 10-Q for the quarter ended October 3, 1999 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the proxy statement/prospectus prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


     The consolidated financial statements and the related financial statement schedule of The DII Group, Inc. for the 52 weeks ended December 29, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                             STOCKHOLDER PROPOSALS

     Any proposals of shareholders of Flextronics intended to be presented at the annual general meeting of shareholders of Flextronics to be held in 2000 must be received by Flextronics, addressed to the Chief Executive Officer of Flextronics at 2090 Fortune Drive, San Jose, California 95131 no later than March 18, 2000 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

     If the merger is not consummated, any proposals of stockholders of DII intended to be presented at the annual meeting of stockholders of DII to be held in 2000 must have been received by DII, addressed to the Secretary of DII at 6273 Monarch Park Place, Niwot, Colorado 80503 on or before December 15, 1999 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                      WHERE YOU CAN FIND MORE INFORMATION


     Flextronics and DII each files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference room in 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Flextronics' and DII's public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Flextronics and DII also may be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.


     Flextronics has filed a Form S-4 registration statement to register with the SEC the offering and sale of the Flextronics ordinary shares to be issued to DII stockholders in the merger. This document is a part of that registration statement and constitutes a prospectus and proxy statement of Flextronics and a proxy statement of DII for the special meeting.

     As allowed by SEC rules, this document does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement.

     The SEC allows Flextronics and DII to incorporate information into this document "by reference," which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the documents listed below that Flextronics and DII have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

FLEXTRONICS FILINGS (FILE NO. 0-23354)

     - Annual Report on Form 10-K for fiscal year ended March 31, 1999;


     - Quarterly Reports on Form 10-Q for fiscal quarters ended June 25, 1999, September 24, 1999 and December 31, 1999;


     - Current Reports on Form 8-K filed with the Commission on October 29, 1999, December 6, 1999 and December 23, 1999; and

     - the description of Flextronics ordinary shares contained in Flextronics' registration statement on Form 8-A filed with the SEC under Section 12(g) of the Exchange Act.

DII FILINGS (FILE NO. 0-21374):

     - Annual Report on Form 10-K for fiscal year ended January 3, 1999, as amended;

     - Quarterly Reports on Form 10-Q for fiscal quarters ended April 4, 1999, as amended, July 4, 1999, as amended, and October 3, 1999;

     - Current Report on Form 8-K filed on December 3, 1999; and

     - the description of DII common stock contained in DII's registration statement on Form 8-A filed with the SEC under Section 12(g) of the Exchange Act.

     Flextronics and DII hereby incorporate by reference additional documents that Flextronics or DII may file with the SEC between the date of this document and the date of the extraordinary general meeting or the special meeting, respectively. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

     Flextronics has supplied all information contained or incorporated by reference in this document relating to Flextronics or Slalom, and DII has supplied all information relating to DII.

     If you are a Flextronics shareholder or a DII stockholder, you may have received some of the documents incorporated by reference. You may also obtain any of those documents from the appropriate company or the SEC or the SEC's Internet web site described above. Documents incorporated by reference are available from the appropriate company without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit in this document. Stockholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

                         FLEXTRONICS INTERNATIONAL LTD.
                               2090 Fortune Drive
                           San Jose, California 95131
                                 (408) 428-1300

                              THE DII GROUP, INC.
                       6273 Monarch Park Place, Suite 200
                             Niwot, Colorado 80503
                                 (303) 652-2221


     If you would like to request documents please do so by March 23, 2000 to receive them before the Flextronics extraordinary general meeting or the DII special meeting. If you request any incorporated documents, the appropriate company will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.



     YOU SHOULD RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT TO VOTE YOUR SHARES AT THE FLEXTRONICS EXTRAORDINARY GENERAL MEETING OR THE DII SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED FEBRUARY 29, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS DOCUMENT TO FLEXTRONICS SHAREHOLDERS OR TO DII STOCKHOLDERS NOR THE ISSUANCE OF FLEXTRONICS ORDINARY SHARES IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Article 155 of the Flextronics articles provides that, subject to the Singapore Companies Act, every director or other officer shall be entitled to be indemnified by Flextronics against all liabilities incurred by him in the execution and discharge of his duties or in relation thereto, including any liability in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of Flextronics and in which judgment is given in his favor, or the proceedings otherwise disposed of without finding or admission of any material breach of duty; in which he is acquitted; or in connection with any application under any statute for relief from liability for any act or omission in which relief is granted to him by the court.



     In addition, no director or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer, joining in any receipt or other act for conformity, any loss or expense happening to Flextronics, through the insufficiency or deficiency of title to any property acquired by order of the directors for Flextronics or for the insufficiency or deficiency of any security upon which any of the moneys of Flextronics are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or any other loss or misfortune which happens in the execution of his duties, unless the same happens through his own negligence, willful default, breach of duty or breach of trust.



     Section 172 of the Companies Act renders void any provision for indemnifying a company's directors or officers against liability which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to the company. However, a company is not prohibited from purchasing and maintaining insurance against any such liability except where the liability arises out of conduct involving dishonesty or a willful breach of duty, or indemnifying a director or officer against any liability incurred in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application in relation to liability in which relief is granted to him by the court.



     Flextronics has entered into indemnification agreements with its officers and directors. These indemnification agreements provide Flextronics' officers and directors with indemnification to the maximum extent permitted by the Companies Act. Flextronics has also obtained a policy of directors' and officers' liability insurance that will insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS


EXHIBIT
NUMBER                               TITLE
-------                              -----
 2.01     Agreement among the Registrant, Alberton Holdings Limited
          and Omac Sales Limited dated as of January 6, 1996.
          (Incorporated by reference to Exhibit 2.1 of the
          Registrant's Current Report on Form 8-K for the event
          reported on February 2, 1996.)
 2.02     Asset Transfer Agreement between Ericsson Business Networks
          AB and Flextronics International Sweden AB dated as February
          12, 1997. Certain schedules have been omitted. The
          Registrant agrees to furnish supplementally a copy of any
          omitted schedule to the Commission upon request.
          (Incorporated by reference to Exhibit 2.6 of the
          Registrant's registration statement on Form S-3, No.
          333-21715.)
 2.03     Exchange Agreement dated October 19, 1997 by and among the
          Registrant, Neutronics Electronic Industries Holding A.G.
          and the named Shareholders of Neutronics Electronic
          Industries Holding A.G. (Incorporated by reference to
          Exhibit 2 of the Registrant's Current Report on Form 8-K for
          event reported on October 30, 1997.)
 2.04     Agreement and Plan of Merger dated as of November 22, 1999 among the Registrant, Slalom Acquisition Corp. and The DII
          Group, Inc. Certain schedules have been omitted. The
          Registrant agrees to furnish supplementally a copy of any
          omitted schedule to the Commission upon request. (Included as Annex A to the prospectus forming a part of this
          Registration Statement and incorporated herein by
          reference.)
 3.01     Memorandum of Association of the Registrant. (Incorporated
          by reference to Exhibit 3.1 of the Registrant's registration statement on Form S-1, No. 33-74622.)
 3.02     Articles of Association of the Registrant. (Incorporated by
          reference to Exhibit 3.2 of the Registrant's registration
          statement on Form S-4, No. 33-85842.)
 4.01     Indenture dated as of October 15, 1997 between Registrant
          and State Street Bank and Trust Company of California, N.A.,
          as trustee. (Incorporated by reference to Exhibit 10.1 of
          the Registrant's Current Report on Form 8-K for event
          reported on October 15, 1997.)
 5.01     Opinion of Allen & Gledhill.*
 8.01     Tax Opinion of Arthur Andersen LLP regarding certain tax
          aspects of the merger.*
 8.02     Tax Opinion of Curtis, Mallet-Prevost, Colt & Mosle LLP
          regarding certain tax aspects of the merger.*
15.01     Letter from Deloitte & Touche re unaudited interim financial information.*
21.01     Subsidiaries of Registrant.**
23.01     Consent of Arthur Andersen LLP.*
23.02     Consent of Moore Stephens.*
23.03     Consent of Deloitte & Touche LLP.*
23.04     Consent of KPMG LLP.*
23.05     Consent of Allen & Gledhill (included in Exhibit 5.01).*
23.06     Consent of Ronald R. Budacz.**
23.07     Consent of Salomon Smith Barney Inc.**
23.08     Consent of Broadview International LLC (included as part of
          Annex F to this Registration Statement).
23.09     Consent of Arthur Andersen LLP (included in Exhibit 8.01).*
23.10     Consent of Curtis, Mallet-Prevost, Colt & Mosle LLP
          (included in Exhibit 8.02).*
24.01     Power of Attorney. (See the signature page of this
          Registration Statement).**
24.02     Power of Attorney of Patrick Foley.*
99.01     Form of the Registrant's proxy card.**
99.02     Form of proxy card of The DII Group, Inc.**


-------------------------

*  Filed herewith.



** Previously filed.


(b) FINANCIAL STATEMENT SCHEDULES

     No financial statement schedules are filed herewith.

ITEM 22. UNDERTAKINGS.

     (1) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (2) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (3) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



     (5) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.



     (6) The undersigned Registrant undertakes that every prospectus: (a) that is filed pursuant to paragraph (5) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 29th day of February, 2000.


                                          FLEXTRONICS INTERNATIONAL LTD.

                                          By:     /s/ MICHAEL E. MARKS
                                            ------------------------------------
                                                      Michael E. Marks

                                                   Chairman of the Board,


                                                  Chief Executive Officer


                                               and Authorized Representative


                                                    in the United States



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                   SIGNATURE                                   TITLE                     DATE
                   ---------                                   -----                     ----
              /s/ MICHAEL E. MARKS                  Chairman of the Board, and     February 29, 2000
------------------------------------------------      Chief Executive Officer
                Michael E. Marks                       (principal executive
                                                             officer)

             /s/ ROBERT R.B. DYKES                   President, Systems Group      February 29, 2000
------------------------------------------------    and Chief Financial Officer
               Robert R.B. Dykes                     (principal financial and
                                                        accounting officer)

                                                             Director
------------------------------------------------
                 Tsui Sung Lam

             /s/ MICHAEL J. MORITZ*                          Director              February 29, 2000
------------------------------------------------
               Michael J. Moritz

             /s/ RICHARD L. SHARP*                           Director              February 29, 2000
------------------------------------------------
                Richard L. Sharp

               /s/ PATRICK FOLEY*                            Director              February 29, 2000
------------------------------------------------
                 Patrick Foley

               /s/ ALAIN AHKONG*                             Director              February 29, 2000
------------------------------------------------
                  Alain Ahkong

              /s/ SHING LEONG HUI*                           Director              February 29, 2000
------------------------------------------------
                Shing Leong Hui

           *By: /s/ MICHAEL E. MARKS                                               February 29, 2000
   ------------------------------------------
                Michael E. Marks
                Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                               TITLE
-------                              -----
 2.01     Agreement among the Registrant, Alberton Holdings Limited
          and Omac Sales Limited dated as of January 6, 1996.
          (Incorporated by reference to Exhibit 2.1 of the
          Registrant's Current Report on Form 8-K for the event
          reported on February 2, 1996.)
 2.02     Asset Transfer Agreement between Ericsson Business Networks
          AB and Flextronics International Sweden AB dated as February
          12, 1997. Certain schedules have been omitted. The
          Registrant agrees to furnish supplementally a copy of any
          omitted schedule to the Commission upon request.
          (Incorporated by reference to Exhibit 2.6 of the
          Registrant's registration statement on Form S-3, No.
          333-21715.)
 2.03     Exchange Agreement dated October 19, 1997 by and among the
          Registrant, Neutronics Electronic Industries Holding A.G.
          and the named Shareholders of Neutronics Electronic
          Industries Holding A.G. (Incorporated by reference to
          Exhibit 2 of the Registrant's Current Report on Form 8-K for
          event reported on October 30, 1997.)
 2.04     Agreement and Plan of Merger dated as of November 22, 1999 among the Registrant, Slalom Acquisition Corp. and The DII
          Group, Inc. Certain schedules have been omitted. The
          Registrant agrees to furnish supplementally a copy of any
          omitted schedule to the Commission upon request. (Included as Annex A to the prospectus forming a part of this
          Registration Statement and incorporated herein by
          reference.)
 3.01     Memorandum of Association of the Registrant. (Incorporated
          by reference to Exhibit 3.1 of the Registrant's registration statement on Form S-1, No. 33-74622.)
 3.02     Articles of Association of the Registrant. (Incorporated by
          reference to Exhibit 3.2 of the Registrant's registration
          statement on Form S-4, No. 33-85842.)
 4.01     Indenture dated as of October 15, 1997 between Registrant
          and State Street Bank and Trust Company of California, N.A.,
          as trustee. (Incorporated by reference to Exhibit 10.1 of
          the Registrant's Current Report on Form 8-K for event
          reported on October 15, 1997.)
 5.01     Opinion of Allen & Gledhill.*
 8.01     Tax Opinion of Arthur Andersen LLP regarding certain tax
          aspects of the merger.*
 8.02     Tax Opinion of Curtis, Mallet-Prevost, Colt & Mosle LLP
          regarding certain tax aspects of the merger.*
15.01     Letter from Deloitte & Touche re unaudited interim financial information.*
21.01     Subsidiaries of Registrant.**
23.01     Consent of Arthur Andersen LLP.*
23.02     Consent of Moore Stephens.*
23.03     Consent of Deloitte & Touche LLP.*
23.04     Consent of KPMG LLP.*
23.05     Consent of Allen & Gledhill (included in Exhibit 5.01).*
23.06     Consent of Ronald R. Budacz.**
23.07     Consent of Salomon Smith Barney Inc.**
23.08     Consent of Broadview International LLC (included as Annex F to this Registration Statement).
23.09     Consent of Arthur Andersen LLP (included in Exhibit 8.01).*
23.10     Consent of Curtis, Mallet-Prevost, Colt & Mosle LLP
          (included in Exhibit 8.02).*
24.01     Power of Attorney. (See the signature page of this Form
          S-4).**
24.02     Power of Attorney of Patrick Foley.*
99.01     Form of the Registrant's proxy card.**
99.02     Form of proxy card of the DII Group, Inc.**


-------------------------

*  Filed herewith.



** Previously filed.

                                                                         ANNEX A
--------------------------------------------------------------------------------
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                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                         FLEXTRONICS INTERNATIONAL LTD.

                            SLALOM ACQUISITION CORP.

                                      AND

                              THE DII GROUP, INC.

                                                               NOVEMBER 22, 1999

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

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I THE MERGER........................................   A-1
1.1   The Merger............................................   A-1
  1.2   Timing of the Merger................................   A-1
  1.3   Effect of the Merger................................   A-2
  1.4   Effect on Capital Stock.............................   A-2
  1.5   Surrender of Certificates...........................   A-4
  1.6   Director of Parent..................................   A-5
  1.7   Tax and Accounting Consequences.....................   A-6
  1.8   Taking of Necessary Action; Further Action..........   A-6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY........   A-7
  2.1   Organization and Good Standing......................   A-7
  2.2   Subsidiaries and Other Interests....................   A-7
  2.3   Certificate of Incorporation and Bylaws.............   A-7
  2.4   Authority...........................................   A-7
  2.5   Company Capital Structure...........................   A-8
  2.6   Obligations With Respect to Capital Stock...........   A-9
  2.7   SEC Filings; Company Financial Statements...........  A-10
  2.8   Absence of Certain Changes or Events................  A-11
  2.9   Taxes...............................................  A-12
  2.10  Title to Properties; Absence of Encumbrances........  A-14
  2.11  Intellectual Property...............................  A-14
  2.12  Compliance with Law; Permits; Restrictions..........  A-15
  2.13  Litigation..........................................  A-16
  2.14  Employee Benefit Plans..............................  A-16
  2.15  Environmental Matters...............................  A-19
  2.16  Agreements, Contracts and Commitments...............  A-20
  2.17  Change of Control Payments..........................  A-21
  2.18  Insurance...........................................  A-22
  2.19  Customers and Suppliers.............................  A-22
  2.20  Inventory...........................................  A-22
  2.21  Related Parties.....................................  A-23
  2.22  Disclosure..........................................  A-23
  2.23  Board Approval......................................  A-24
  2.24  Fairness Opinion....................................  A-24
  2.25  Brokers' and Finders' Fees..........................  A-24
  2.26  Affiliates..........................................  A-24
  2.27  Pooling of Interests................................  A-24
  2.28  No Existing Discussions.............................  A-24
  2.29  DGCL Section 203 Not Applicable.....................  A-24

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND
  MERGER SUB................................................  A-24
  3.1   Organization........................................  A-24
  3.2   Subsidiaries and Other Interests....................  A-25

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3.3   Certificate of Incorporation and Bylaws...............  A-25
  3.4   Authority...........................................  A-25
  3.5   Parent and Merger Sub Capital Structure.............  A-26
  3.6   Obligations With Respect to Capital Stock...........  A-27
  3.7   SEC Filings; Parent Financial Statements............  A-27
  3.8   Absence of Certain Changes or Events................  A-28
  3.9   Taxes...............................................  A-29
  3.10  Title to Properties; Absence of Encumbrances........  A-30
  3.11  Intellectual Property...............................  A-31
  3.12  Compliance with Law; Permits; Restrictions..........  A-31
  3.13  Litigation..........................................  A-32
  3.14  Employee Benefit Plans..............................  A-32
  3.15  Environmental Matters...............................  A-33
  3.16  Insurance...........................................  A-34
  3.17  Customers and Suppliers.............................  A-35
  3.18  Inventory...........................................  A-35
  3.19  Inventory...........................................  A-35
  3.20  Disclosure..........................................  A-36
  3.21  Board Approval......................................  A-36
  3.22  Brokers' and Finders' Fees..........................  A-36
  3.23  Affiliates..........................................  A-36
  3.24  Pooling of Interests................................  A-36

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME..............  A-36
  4.1   Conduct of Business.................................  A-36
  4.2   Cooperation.........................................  A-40

ARTICLE V ADDITIONAL AGREEMENTS.............................  A-40
  5.1   Proxy Statement/Prospectus; Registration Statement;
        Antitrust and Certain Other Filings.................  A-40
  5.2   Meeting of Company Stockholders.....................  A-41
  5.3   Meeting of Parent Shareholders......................  A-43
  5.4   Confidentiality; Access to Information;
     Standstill.............................................  A-43
  5.5   No Solicitation.....................................  A-44
  5.6   Public Disclosure...................................  A-45
  5.7   Reasonable Efforts; Notification....................  A-45
  5.8   Third Party Consents................................  A-46
  5.9   Stock Options, Warrants, ESPP and Employee
     Benefits...............................................  A-46
  5.10  Form S-8............................................  A-48
  5.11  Nasdaq Quotation....................................  A-48
  5.12  Indemnification; Insurance..........................  A-48
  5.13  Affiliate Agreements................................  A-49
  5.14  Letter of Company's Accountants.....................  A-49
  5.15  Letter of Parent's Accountants......................  A-49
  5.16  Takeover Statutes...................................  A-50
  5.17  Stockholder Litigation..............................  A-50
  5.18  Pooling Accounting..................................  A-50
  5.19  Rights Agreement....................................  A-50

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ARTICLE VI CONDITIONS TO THE MERGER.........................  A-50
  6.1   Conditions to Obligations of Each Party to Effect
     the Merger.............................................  A-50
  6.2   Additional Conditions to Obligations of Company.....  A-51
  6.3   Additional Conditions to the Obligations of Parent
     and Merger Sub.........................................  A-52

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER...............  A-53
  7.1   Termination.........................................  A-53
  7.2   Notice of Termination; Effect of Termination........  A-55
  7.3   Fees and Expenses...................................  A-55
  7.4   Amendment...........................................  A-56
  7.5   Extension; Waiver...................................  A-56

ARTICLE VIII GENERAL PROVISIONS.............................  A-56
  8.1   Non-Survival of Representations and Warranties......  A-56
  8.2   Notices.............................................  A-56
  8.3   Interpretation; Certain Defined Terms...............  A-57
  8.4   Counterparts........................................  A-58
  8.5   Entire Agreement; Third Party Beneficiaries.........  A-58
  8.6   Severability........................................  A-58
  8.7   Other Remedies; Specific Performance................  A-59
  8.8   Governing Law.......................................  A-59
  8.9   Rules of Construction...............................  A-59
  8.10  Assignment..........................................  A-59
  8.11  Disclosure Letter...................................  A-59
  8.12  WAIVER OF JURY TRIAL................................  A-59

                               INDEX OF EXHIBITS

Exhibit A  Form of Company Option Agreement
Exhibit B  Form of Company Voting Agreement
Exhibit C  Form of Parent Voting Agreement
Exhibit D  Form of Company Affiliate Agreement
Exhibit E  Form of Parent Affiliate Agreement

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of November 22, 1999, among Flextronics International Ltd., a Singapore company ("Parent"), Slalom Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and The DII Group, Inc., a Delaware corporation ("Company").

                                    RECITALS

     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Law, Parent and Company intend to enter into a business combination transaction.

     B. The Merger (as defined in Section 1.1) is intended to be treated as a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Code. The Merger is intended to be treated as a "pooling of interests" for accounting and financial reporting purposes.

     C. The respective Boards of Directors of Parent and Company have: (i) determined that the Merger is advisable and fair to, and in the best interests of, Parent and Company and their respective stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) determined to recommend that the respective shareholders of Parent and Company adopt and approve this Agreement and approve the Merger.

     D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, Company shall execute and deliver a Company Option Agreement in favor of Parent in substantially the form attached hereto as Exhibit A (the "Company Option Agreement"). The Board of Directors of Company has approved the Company Option Agreement.

     E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain executive officers and directors of Company are entering into voting agreements in substantially the form attached hereto as Exhibit B (the "Company Voting Agreements").

     F. Concurrently with the execution of this Agreement, and as a condition and inducement to Company's willingness to enter into this Agreement, certain executive officers and directors of Parent are entering into voting agreements in substantially the form attached hereto as Exhibit C (the "Parent Voting Agreements").

     In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined herein) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation, and Company as the surviving corporation will become a wholly-owned subsidiary of Parent. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2  Timing of the Merger.

     (a) Effective Time. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, in such form as is required by the relevant provisions of Delaware Law, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "Certificate of Merger"). The effective time (the "Effective Time") shall occur upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or on such other date as may be agreed in writing by Company and Parent and specified in the Certificate of Merger, and shall occur as soon as practicable on or after the Closing (as herein defined).

     (b) Closing. The closing of the Merger (the "Closing") shall take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306, on April 3, 2000; or if each of the conditions set forth in Article VI shall not then have been satisfied or waived, as soon as practicable thereafter (but not more than two (2) business days after the satisfaction or waiver of each of such conditions), or at such other time, date and location as the parties hereto agree in writing (the "Closing Date"); provided, that Parent shall be entitled, by written notice to Company, to specify that the Closing Date shall be such other date as may be specified in such written notice (which other date shall be after January 31, 2000 and before April 3, 2000, and shall be not less than five business days after the date of such notice), if each of the conditions set forth in Article VI (other than the conditions set forth in Sections 6.1(f), 6.2(d), 6.3(d) and the last sentence of each of Sections 6.2(a) and 6.3(a)) shall have been satisfied or waived at or before the date of such notice, in which case the Closing Date shall be such date as may be specified in such written notice.

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, and duties of Company and Merger Sub shall become the liabilities of the Surviving Corporation.

          (a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

          (b) Bylaws. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

          (c) Directors and Officers of Surviving Corporation. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

     1.4 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holders of any of the following securities:

          (a) Conversion of Company Common Stock. Each share of common stock, par value $0.01 per share, of Company (the "Company Common Stock") that is issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.4(d), will be canceled and extinguished and automatically converted (subject to Sections 1.4(c) and 1.4(f)) into the right to receive, and shall be exchangeable for .805 (the "Exchange Ratio") of an ordinary share, par value S$0.01 per share, in the capital of Parent (the "Parent Ordinary Shares").

          (b) Stock Options; Employee Stock Purchase Plans. At the Effective Time, all options and other rights to purchase or receive Company Common Stock then outstanding under Company's 1993 Stock Option Plan, 1994 Stock Incentive Plan, KMOS Semiconductor, Inc. 1989 Stock Option Plan, KMOS Semiconductor, Inc. 1990 Non-Qualified Stock Option Plan, OAC Acquisition Corp. 1992 Stock Option/Stock Issuance Plan, Orbit Semiconductor, Inc. 1994 Stock Incentive Plan and any options that were not granted under any such plans (collectively, the "Company Stock Option Plans") shall be assumed by Parent in accordance with Section 5.9 of this Agreement. Rights outstanding under Company's 1994 Employee Stock Purchase Plan (the "ESPP") and Company's 1997 Non-Employee Directors' Stock Compensation Plan (the "Directors' Stock Plan") shall be treated as set forth in Sections 5.9(c) and 5.9(d) of this Agreement.

          (c) Fractional Shares. No fraction of a Parent Ordinary Share will be issued by virtue of the Merger, but in lieu thereof, each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a Parent Ordinary Share (after aggregating all fractional Parent Ordinary Shares that otherwise would be received by such holder) shall be entitled to receive an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the last sale price of one Parent Ordinary Share on the last trading day prior to the Effective Time, as reported on the Nasdaq Stock Market.

          (d) Cancellation of Company-Owned and Parent-Owned Stock and Preferred Stock. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (e) Capital Stock of Merger Sub. Each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of the Common Stock of Merger Sub shall evidence ownership of such shares of capital stock of the Surviving Corporation.

          (f) Adjustments to Exchange Ratio. If, between the date hereof and the Effective Time Parent (i) recapitalizes either through a split-up of its outstanding shares into a greater number of shares, or through a combination of its outstanding shares into a lesser number of shares, or
     (ii) reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or (iii) declares a dividend on its outstanding shares payable in shares or securities convertible into shares, the Exchange Ratio will be adjusted appropriately so as to maintain the proportionate interests of the stockholders of Company in the outstanding Parent Ordinary Shares.

          (g) Restricted Stock. If any shares of Company Common Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased by Company upon any termination of the stockholders' employment, directorship, consulting or other relationship with Company (and/or any affiliate of Company) under the terms of any restricted stock purchase agreement or other agreement with Company that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the Merger ("Company Restricted Stock"), then the Parent Ordinary Shares issued upon the conversion of such shares of Company Common Stock in the Merger will, to the extent permitted by applicable law, continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such Parent Ordinary Shares may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is, to the extent permitted by applicable law, entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement other than with respect to any such repurchase option, risk of forfeiture or other condition that by its terms lapses upon consummation of the Merger. A listing of the holders of Company Restricted Stock,

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

     together with the number of shares of Company Restricted Stock held by each, is set forth on Part 1.4(g) of the Company Disclosure Letter.

     1.5  Surrender of Certificates.

     (a) Exchange Agent. Parent shall select a bank or trust company reasonably acceptable to Company to act as the exchange agent (the "Exchange Agent") in the Merger pursuant to an exchange agent agreement reasonably acceptable to Company.

     (b) Provision of Share Certificates for Parent Ordinary Shares and
Cash. Promptly, and in no event later than the tenth (10th) business day, after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, certificates representing the Parent Ordinary Shares issuable pursuant to Section 1.4 in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for payment of cash in lieu of fractional shares pursuant to Section 1.4(c) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.5(d) (such Parent Ordinary Shares and cash being referred to herein as the "Exchange Fund").

     (c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a certificate or certificates ("Certificates"), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Parent Ordinary Shares pursuant to Section 1.4, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Parent Ordinary Shares, cash in lieu of any fractional shares pursuant to Section 1.4(c) and any dividends or other distributions pursuant to Section 1.5(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor, and the Exchange Agent shall deliver to the holders, certificates representing the number of whole Parent Ordinary Shares into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.4(c) and any dividends or distributions payable pursuant to Section 1.5(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence ownership of the number of whole Parent Ordinary Shares into which such shares of Company Common Stock shall have been so converted, and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.4(c) and any dividends or distributions payable pursuant to Section 1.5(d). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article I.

     (d) Distributions With Respect to Unexchanged Share Certificates. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Ordinary Shares with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the Parent Ordinary Shares represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole Parent Ordinary Shares issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.4(c) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole Parent Ordinary Shares.

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

     (e) Transfers of Ownership. If requests are received for certificates representing Parent Ordinary Shares to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and accompanied by proper forms for transfer of the Parent Ordinary Shares represented thereby and such other documents as may be required by the Exchange Agent or Parent, as the case may be, and that the persons requesting such issue will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the transfer of such Parent Ordinary Shares to such persons, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     (f) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing Parent Ordinary Shares into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.4, cash for fractional shares, if any, as may be required pursuant to Section 1.4(c) and any dividends or distributions payable pursuant to Section 1.5(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing Parent Ordinary Shares, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     (g) No Further Ownership Rights in Company Common Stock. All Parent Ordinary Shares issued in accordance with the terms hereof (including any cash paid in lieu of fractional shares pursuant to Section 1.4(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by the Certificates surrendered therefor, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, except as otherwise provided by law, they shall be canceled and exchanged as provided in this Article I, subject to Section 1.5(h).

     (h) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of Company for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of Company who have not previously complied with Section 1.5(c) shall thereafter look only to Parent for payment of their claim for Parent Ordinary Shares, any cash in lieu of fractional Parent Ordinary Shares and any dividends or distributions with respect to Parent Ordinary Shares.

     (i) No Liability. Notwithstanding anything to the contrary in this Section 1.5, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of Parent Ordinary Shares or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.6  Director of Parent.

     (a) Parent shall take all actions necessary to cause the election and appointment of Ronald Budacz, or such person as may be selected by Mr. Budacz with the consent of Parent, which consent shall not be unreasonably withheld, provided that such person is not an employee of Company or any of its subsidiaries (the "Company Nominee"), to the Board of Directors of Parent (the "Parent Board"), and his election to the position of Deputy Chairman, as of the Effective Time.

     (b) The Company Nominee shall hold his position as a member of the Parent Board, and as Deputy Chairman, for a term of three (3) years if permitted by Singapore law or the Articles and

Memorandum of Association of Parent. If such term is not permitted by Parent's Articles and Memorandum of Association and applicable law, the Company Nominee shall hold such position until the next Annual General Meeting of the shareholders of Parent, and Parent shall use all reasonable efforts to cause the Company Nominee to be nominated and re-elected at such Annual General Meeting to serve as a member of the Parent Board, unless he shall decline or be unable to serve, until his resignation or removal or the election or appointment of his successor in the manner provided by Parent's charter documents and applicable law.

     1.7  Tax and Accounting Consequences.

     (a) It is intended by the parties hereto that the Merger shall constitute a non-taxable reorganization within the meaning of Section 368(a)(1)(A) of the Code.

     (b) Neither Parent nor Merger Sub nor the Surviving Corporation will report the Merger or take any other action for tax purposes inconsistent with treatment of the Merger as a reorganization within the meaning of Section 368 of the Code, to the full extent permitted by the Code.

     (c) It is intended by the parties hereto that the Merger be treated as a pooling of interests for accounting purposes. Upon the written request of Parent, Merger Sub and Company shall enter into an amendment to this Agreement providing that in lieu of the Merger of Merger Sub with and into Company as contemplated by this Article I, the structure of the transactions contemplated by this Agreement would be modified so that Parent may effect an acquisition of all of the outstanding Company Common Stock directly, or by an affiliate of Parent or a trust established by Parent or an affiliate thereof, or may effect a merger of Company with or into any other subsidiary or affiliate of Parent, in each case on the terms specified in such written request of Parent; provided that (a) the holders of Company Common Stock and holders of Company Options are not and will not be adversely affected in any way thereby; (b) the transaction provided for in such amendment qualifies as a tax free reorganization pursuant to Internal Revenue Code Section 368(a) and that Company's stockholders shall not incur any tax liability as a result thereof or with respect thereto; (c) the transaction provided for in such amendment may be accounted for as a pooling of interests under GAAP; (d) the transaction does not impose any additional requirements or obligations upon Company (other than obligations arising after the Effective Time) or adversely affect the ability of any of Company, Parent or Merger Sub to satisfy the conditions to Closing by the scheduled Closing Date set forth in Article VI hereof; and (e) the transaction shall not have any other adverse effect on Company, its employees or operations prior to the Effective Time or on Company's stockholders. In any proceeding in which there shall be any dispute between Parent and Company as to whether any transaction meets the criteria set forth in clauses (a) through (e) of the preceding sentence, Parent shall have the burden of proof.

     1.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Parent, Company and Merger Sub will take all such lawful and necessary or desirable action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

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                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     As of the date of this Agreement and as of the Closing Date, Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing (and referencing the specific representation qualified thereby or to which exceptions specific references are made herein) in the disclosure letter delivered by Company to Parent dated as of the date hereof and certified by a duly authorized officer of Company (the "Company Disclosure Letter"), as follows:

     2.1  Organization and Good Standing. Company and each of its subsidiaries
(a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (b) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (c) except as would not be material to Company, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

     2.2 Subsidiaries and Other Interests. Other than the entities identified in Part 2.2 of the Company Disclosure Letter, neither Company nor any of the other entities identified in Part 2.2 of the Company Disclosure Letter owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity. Neither Company nor any of its subsidiaries has agreed or is obligated to make, or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof under which it may become obligated to make any future investment in or capital contribution to any other entity. Neither Company, nor any of its subsidiaries, has, at any time, been a general partner of any general partnership, limited partnership or other entity. Part 2.2 of the Company Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Company's direct or indirect equity interest therein.

     2.3 Certificate of Incorporation and Bylaws. Company has delivered to Parent a true and correct copy of: (a) the Certificate of Incorporation and Bylaws of Company, as amended to date and as in full force in effect; and (b) Company's minute book containing all records of all proceedings, consents, actions and meetings during the past three (3) years of Company's stockholders, Board of Directors and any committees of the Board of Directors (other than minutes of the November 8, 1999 and November 20, 1999 meetings of the Board of Directors of Company). Neither Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

     2.4  Authority.

     (a) Company has all requisite corporate power and authority to enter into this Agreement and the Company Option Agreement and to consummate the transactions contemplated hereby and thereby, subject to approval by the stockholders of Company. The execution and delivery of this Agreement and the Company Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company, subject, in the case of consummation of the Merger, only to the approval and adoption of this Agreement and the approval of the Merger by Company's stockholders. A vote of the holders of outstanding shares of the Company Common Stock representing a majority of all votes entitled to be cast on the matter is sufficient for Company's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement and the Company Option Agreement have each been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, each constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity. The execution and delivery of this Agreement and the Company Option Agreement by Company does not, and the performance of this Agreement and the Company Option Agreement by Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Company or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Company's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or
(iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or Encumbrance on any of the material properties or assets of Company or any of its subsidiaries pursuant to, any Company Contract (as defined in Section 2.16) or any other material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective assets are bound or affected. Part 2.4 of the Company Disclosure Letter lists all consents, waivers and approvals under any Company Contract or any other of Company's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, could reasonably be expected to result in a material loss of benefits to Company, Parent or the Surviving Corporation as a result of the Merger.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) the filing of the Proxy Statement/Prospectus (as defined in Section 2.22) with the SEC in accordance with the Exchange Act, (iii) as may be required under applicable federal, foreign and state securities (or related) laws and under the HSR Act, and the corresponding laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Company or Parent or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     2.5  Company Capital Structure.

     (a) Stock. The authorized capital stock of Company consists of (i) 90,000,000 shares of Company Common Stock, par value $0.01 per share, of which there were 38,266,719 shares issued and outstanding as of November 19, 1999, including shares held in treasury, and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share, of which no shares are issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Company or any agreement or document to which Company is a party or by which it is bound. As of November 19, 1999, there are 1,647,000 shares of Company Common Stock held in treasury by Company.

     (b) Options and Warrants. As of November 19, 1999, Company had reserved an aggregate of 8,590,492 shares of Company Common Stock for issuance pursuant to the Company Stock Option Plans (including shares subject to outstanding options or other outstanding rights). Stock options and unvested performance shares granted under the Company Stock Option Plans are respectively referred to in this Agreement as "Company Options" and "Performance Shares." As of November 19, 1999, there were outstanding Company Options to purchase an aggregate of 3,392,492 shares of Company Common Stock and rights to acquire 561,000 shares of Company Common Stock upon the vesting of Performance Shares pursuant to the Company Stock Option Plans. As of November 19, 1999, there were no warrants outstanding to purchase any shares of Company Common Stock. As of November 19, 1999, there were available an aggregate of 543,562 shares of Company Common Stock for issuance pursuant to Company's ESPP. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.
Part 2.5 of the Company Disclosure Letter lists for each holder of Company Options or Performance Shares as of November 19, 1999: (i) the name of such holder; (ii) the exercise price of the Company Options; (iii) the vesting schedule for the Company Options and the Performance Shares; and (iv) whether the exercisability of the Company Options or the vesting of the Performance Shares will be accelerated in any way by the transactions contemplated by this Agreement and the extent of acceleration, if any.

     (c) Compliance with Legal Requirements. All outstanding shares of Company Common Stock, all outstanding Company Options, all Performance Shares and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance with (i) all applicable securities laws and, to the knowledge of Company, all other applicable Legal Requirements and (ii) all material requirements set forth in applicable agreements or instruments.

     (d) Vesting Acceleration. There are no commitments or agreements of any character to which Company is bound obligating Company to accelerate the vesting of any Company Options or Performance Shares as a result of the Merger.

     (e) Option Records. Company has made available to Parent accurate, current and complete copies of the Company Stock Option Plans and any other stock option plans pursuant to which Company has granted stock options or other rights that are currently outstanding and the form of all stock option agreements or other agreements evidencing such options or rights.

     (f) Ownership of Subsidiaries. All of the outstanding capital stock of, or other ownership interests in, each subsidiary of Company is owned by Company, directly or indirectly, free and clear of any Encumbrance and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no issued or outstanding securities exchangeable or convertible into or exercisable for equity securities or other ownership interests of any of the Company's subsidiaries.

     2.6  Obligations With Respect to Capital Stock.

     (a) Except as set forth in Sections 2.5(a) and 2.5(b), there are no equity securities of, or partnership interests or similar ownership interests in, Company, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.

     (b) Except as set forth in Section 2.5(b), there are no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

     (c) Except as contemplated by or disclosed elsewhere in this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement
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

or understanding to which Company is a party or by which it is bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of Company will not be entitled to dissenters' or appraisal rights under applicable state law in connection with the Merger.

     2.7  SEC Filings; Company Financial Statements.

     (a) SEC Filings Generally. Company has filed all forms, reports and documents required to be filed by Company with the SEC since January 1, 1997 and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports
(i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading except to the extent corrected by a subsequently filed Company SEC Report (except that inaccuracies or omissions in Company SEC Reports filed prior to the date of this Agreement may be corrected only by other Company SEC Reports filed prior to the date of this Agreement). Taken as a whole, the Company SEC Reports do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report (except inaccuracies or omissions in Company SEC Reports filed prior to the date of this Agreement may be corrected only by other Company SEC Reports filed prior to the date of this Agreement). None of Company's subsidiaries is required to file any forms, reports or other documents with the SEC. Each of the Company SEC Reports included, as exhibits thereto, all documents required to be filed as exhibits to such Company SEC Report under the rules and regulations of the SEC, except to the extent filed prior to the date of this Agreement in a subsequently filed Company SEC Report. All agreements filed by Company as exhibits to Company SEC Reports, as displayed on the World Wide Web via the EDGAR Service, conform to the agreements as executed by all parties thereto and are in full force and effect as so filed, except those which have expired in accordance with their terms or have been revised as disclosed in the Company SEC Reports.

     (b) Publicly Reported Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials"), including each Company SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) fairly presented in all material respects the consolidated financial position of Company and its subsidiaries as at the respective dates thereof and the consolidated results of Company's operations and cash flows for the periods indicated, except to the extent corrected by a subsequently filed Company SEC Report (except that inaccuracies or omissions in Company SEC Reports filed prior to the date of this Agreement may be corrected only by other Company SEC Reports filed prior to the date of this Agreement), and except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Company contained in Company SEC Reports as of January 3, 1999 is hereinafter referred to as the "Company Balance Sheet." Since January 1, 1997, there has been no change in Company's accounting policies except as described in the notes to the Company Financials. Since the date of the Company Balance Sheet, neither Company nor any of its subsidiaries has incurred any liabilities

(absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except for (i) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices, (ii) liabilities incurred in connection with this Agreement, and (iii) liabilities specifically disclosed in Company SEC Reports filed with the SEC prior to the date of this Agreement.

     (c) Interim Financial Statements. Company has delivered to Parent copies of Company's unaudited consolidated balance sheet as of October 3, 1999 and income statement and statement of cash flows for the nine months ended October 3, 1999 (the "Company Interim Financial Statements"). The Company Interim Financial
Statements: (i) are in accordance with the books and records of Company; (ii) fairly present in all material respects Company's consolidated financial condition at the date therein indicated and the consolidated results of operations for the period therein specified; and (iii) have been prepared in accordance with GAAP applied on a consistent basis (except that the Company Interim Financial Statements may not contain footnotes required by GAAP and may be subject to normal and recurring year-end adjustments).

     (d) Amendments. Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

     2.8 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, Company and each of its subsidiaries has carried on its business in the ordinary course consistent with past practices, and except as specifically and expressly disclosed in the Company SEC Reports filed with the SEC prior to the date of this Agreement, since the date of the Company Balance Sheet there has not been:

          (a) any change in the financial condition, properties, assets, liabilities, business, results of operations or prospects of Company, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or can reasonably be expected to have a Company Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its subsidiaries, or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, other than transactions among Company and its subsidiaries;

          (c) any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock;

          (d) any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits to any of their officers or employees (except for increases in compensation to employees that are not officers or directors of Company, in the ordinary course of business consistent with prior practice), or any payment by Company or any of its subsidiaries of any bonus to any of their officers or employees (except for payments made to employees that are not listed on Part 2.8(d) of the Company Disclosure Letter in the ordinary course of business consistent with prior practice, and payments of bonuses to the employees listed on Part 2.8(d) of the Company Disclosure Letter in the amounts specified thereon), or any granting by Company or any of its subsidiaries of any increase in severance or termination pay (except for grants made to employees that are not listed on Part 2.8(d) of the Company Disclosure Letter in the ordinary course of business consistent with prior practice) or any entry by Company or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination, change-of-control or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby;

          (e) any material change or alteration in the policy of Company relating to the granting of stock options to its employees, directors and consultants;

          (f) any purchase or sale or other disposition, or any agreement or other legally binding arrangement for the purchase, sale or other disposition, of any of the properties or assets of Company or any of its subsidiaries, other than purchases and sales of inventory and equipment in the ordinary course of business consistent with past practice;

          (g) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of Company or any subsidiary;

          (h) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP (or the applicability thereof);

          (i) any material contingent liability incurred by Company or any of its subsidiaries as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, Company or any of its subsidiaries;

          (j) any material obligation or liability of any nature, whether accrued, absolute or contingent, incurred by Company other than obligations and liabilities incurred in the ordinary course of business consistent with past practice;

          (k) any payment or discharge of a material Encumbrance or liability of Company which was not shown in the Company Interim Financial Statements or which was not incurred in the ordinary course of business thereafter;

          (l) any revaluation by Company of any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business;

          (m) any material contract entered into by Company or any of its subsidiaries, other than in the ordinary course of business and as provided to Parent, or any material amendment or termination of, or default under, any material contract to which Company or any of its subsidiaries is a party or by which it or any of them is bound;

          (n) any obligation or liability incurred by Company to any of its officers, directors or stockholders, or any loans or advances made to any of its officers, directors, stockholders or affiliates, except normal compensation and expense allowances payable to officers;

          (o) any other material transaction entered into by Company or any of its subsidiaries other than transactions in the ordinary course of business; or

          (p) any agreement or understanding whether in writing or otherwise, for Company or any of its subsidiaries to take any of the actions specified in paragraphs (a) through (o) above.

     2.9  Taxes.

     (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group.
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

     (b) Tax Returns and Audits.

          (i) Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by or on behalf of Company and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns;

          (ii) Company and each of its subsidiaries have withheld with respect to its employees all material (A) federal and state income taxes, (B) Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), (C) Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other material Taxes required to be withheld;

          (iii) Neither Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax;

          (iv) No audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination;

          (v) No material adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof;

          (vi) Neither Company nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company and its subsidiaries in the ordinary course, including, without limitation, as a result of acquisitions;

          (vii) There is no contract, agreement, plan or arrangement to which Company is a party, including but not limited to the provisions of this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code; there is no contract, agreement, plan or arrangement to which Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code;

          (viii) Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
     Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company;

          (ix) Neither Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement;

          (x) Except as may be required as a result of the Merger, Company and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing;
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

          (xi) None of Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

          (xii) Company has provided to Parent or its legal or accounting representatives copies of all material foreign, federal and state income tax and all state sales and use tax Returns for Company and each of its subsidiaries filed for all periods which have been requested by Parent or its representatives;

          (xiii) There are no material Encumbrances on the assets of Company or any subsidiary relating to or attributable to Taxes, other than Encumbrances for Taxes not yet due and payable;

          (xiv) None of Company or any of its subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Return (other than a group the common parent of which was Company), or (B) has any liability or obligation for the Taxes of any Person (other than any of Company and its subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise; and

          (xv) Neither Company nor any of its subsidiaries is subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for U.S. federal income tax purposes.

     2.10  Title to Properties; Absence of Encumbrances.

     (a) Part 2.10 of the Company Disclosure Letter lists each parcel of real property owned by Company or any subsidiary and all real property leases to which Company or any subsidiary is a party and each amendment thereto that is in effect as of the date of this Agreement. All such current leases, and all material leases of personal property, are in full force and effect, are valid and effective in accordance with their respective terms, and afford Company and each of its subsidiaries, in all material respects, peaceful and undisturbed possession of the subject matter of the lease and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by Company or any of its subsidiaries that would give rise to a claim against Company or any subsidiary in an amount greater than $100,000.

     (b) Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Company Financials and except for liens for taxes not yet due and payable and such Encumbrances or other imperfections of title, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     (c) The plants, property and equipment of Company and its subsidiaries that are used in the operations of their business are generally in good operating condition and repair. All properties used in the operations of Company and its subsidiaries are reflected in the Company Balance Sheet to the extent required to be reflected under GAAP.

     2.11  Intellectual Property.

     (a) Title; Non-infringement. Company and each of its subsidiaries owns all right, title and interest in, or has the right to use, sell or license all patent applications, patents, trademark applications, trademarks, service marks, trade names, copyright applications, copyrights, trade secrets, know-how, technology, customer lists, proprietary processes and formulae, all source and object code, algorithms, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records and other intellectual property and proprietary rights used in or reasonably necessary or required for the conduct of its respective business as presently conducted ("Company Intellectual Property"). Set forth in

Part 2.11 of the Company Disclosure Letter is a true and complete list of all copyright and trademark registrations and applications and all patents and patent applications for Company Intellectual Property owned by Company and each of its subsidiaries. To the knowledge of Company, each such registration and patent is valid and subsisting. Company is not aware of any material loss, cancellation, termination or expiration of any such copyrights, trademarks, patents, registrations or applications. To the knowledge of Company, the business of Company and its subsidiaries does not cause Company or any of its subsidiaries to infringe or violate any of the patents, trademarks, service marks, trade names, mask works, copyrights, trade secrets, proprietary rights or other intellectual property of any other person, and neither Company nor any of its subsidiaries has received any written claim or notice of infringement or potential infringement of the intellectual property of any other person. Neither the manufacture, marketing, sale or intended use of any product currently licensed or sold by Company or currently under development by Company violates any license or agreement between Company and any third party. Company and each of its subsidiaries has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material Company Intellectual Property. Company is not aware of any infringement of any Company Intellectual Property by any third party. There are no royalties, fees or other payments payable by Company or any of its subsidiaries to any person by reason of the ownership, use, license, sale or disposition of the Company Intellectual Property.

     (b) Year 2000. Company has taken reasonable steps to ensure that its material systems and technology will record, store, process, calculate and present calendar dates falling before, on and after (and if applicable, spans of time including) January 1, 2000 and February 29, 2000 and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the systems and technology record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant"). Company has taken reasonable steps to ensure that its systems, services and technology will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000 and February 29, 2000. All of Company's and its subsidiaries' internal computer and technology systems and services which are critical or material to the operation of its business are Year 2000 Compliant. The Company Intellectual Property owned by the Company or any subsidiary is Year 2000 Compliant. Neither the Company Intellectual Property owned by the Company or any subsidiary nor any of the Company's material systems and technology used in the provision of its services or used in the operation or management of its business contains any significant defect in connection with processing data containing dates in leap years or in the year 2000 or any preceding or following years.

     2.12  Compliance with Law; Permits; Restrictions.

     (a) Neither Company nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected. No investigation or review by any Governmental Entity is pending or, to Company's knowledge, has been threatened in a writing delivered to Company against Company or any of its subsidiaries, nor, to Company's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Company or any of its subsidiaries with respect to any alleged violation in any material respect of any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries.

     (b) Company and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to and required for the operation of the business of Company as currently conducted (collectively, the "Company Permits"). Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits.

     2.13 Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of Company, threatened against, relating to or affecting Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Company Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. No Governmental Entity has at any time challenged or questioned in a writing delivered to Company the legal right of Company to design, offer or sell any of its products or services in the present manner or style thereof. As of the date hereof, to the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Company to seek indemnification from Company.

     2.14  Employee Benefit Plans.

     (a) Definitions. With the exception of the definitions of "Affiliate," "Employee" and "Employee Agreement" set forth in Section 2.14(a)(i), (v) and
(vi) below (which definitions shall apply only to this Section 2.14), for purposes of this Agreement, the following terms shall have the meanings set forth below:

          (i) "Affiliate" shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

          (ii) "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee;

          (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

          (iv) "DOL" shall mean the Department of Labor;

          (v) "Employee" shall mean any current, former, or retired employee, officer, or director of Company or any Affiliate;

          (vi) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation or similar agreement or contract between Company or any Affiliate and any Employee or consultant that provides for annual compensation to such Employee or consultant in excess of $150,000;

          (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

          (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

          (ix) "IRS" shall mean the Internal Revenue Service;

          (x) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

          (xi) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

          (xii) "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

     (b) List of Plans and Agreements. Part 2.14 of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan. Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by law or to conform any such Company Employee Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan, nor does it have any intention or commitment to do any of the foregoing.

     (c) Documents. Company has provided to Parent: (i) correct and complete copies of each Company Employee Plan including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust (other than with respect to employee welfare plans (as defined in Sections 3(1) of ERISA) for which Company provided to Parent the two (2) most recent such annual reports);
(iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; and (viii) all written communications distributed to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company.

     (d) Employee Plan Compliance. (i) Company and its subsidiaries have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no knowledge of any default or violation by any other party to any Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, which is not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) subject to applicable law, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

     (e) Pension Plans. Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

     (f) Multiemployer Plans. At no time has Company or any subsidiary contributed to or been requested to contribute to any Multiemployer Plan.

     (g) No Post-Employment Obligations. No Company Employee Plan provides, or has any obligation to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable law, and Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by law.

     (h) COBRA; FMLA. Neither Company nor any subsidiary nor, to Company's knowledge, any other Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, any material requirements of FMLA or any material provisions of any similar provisions of state law applicable to its Employees, except where the same would not have a Company Material Adverse Effect.

     (i) Contributions. All contributions due from the Company and any Affiliate with respect to any of the Company Employee Plans have been made or accrued on the Company Balance Sheet or arose after the date of the Company Balance Sheet in the ordinary course of business consistent with past practices including as a result of acquisitions.

     (j) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, or a related trust or loan, that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, other than any such effects or any restrictions resulting under applicable laws of Singapore from or in connection with Parent's assumption of its obligations hereunder.

     (k) Employment Matters. Company and each of its subsidiaries: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) has properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws; (iv) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice), in each case, except where failure to be in compliance, to withhold or to properly classify such withholding could not reasonably be expected to result in a material liability to Company. Company and its subsidiaries have good labor relations, and Company has no knowledge of any facts indicating that the consummation of the transactions provided for herein will have a material adverse effect on its labor relations, and has no knowledge that any of its officers or management employees, or any significant number or other employees, intends to leave its employ. There are no pending, or, to Company's knowledge, threatened or reasonably anticipated material claims or actions against Company under any worker's compensation policy or long-term disability policy. To Company's knowledge, no Employee of Company has materially violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by Company or disclosing to Company or using trade secrets or proprietary information of any other person or entity.

     (l) Labor. No work stoppage, labor strike or other material labor dispute against Company is pending, threatened or reasonably anticipated. Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company. All employees of the Company, and its United States Subsidiaries are legally permitted to be employed by Company or such subsidiary in the United States of America.

     2.15  Environmental Matters. To Company's knowledge:

     (a) Compliance with Law. Each of Company, its subsidiaries and its predecessors has complied and is in compliance in all material respects with all Environmental, Health, and Safety Requirements. For purposes of this Agreement, "Environmental, Health, and Safety Requirements" shall mean all statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all laws concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, each as amended and as now or hereafter in effect. "Hazardous Materials" means any toxic or hazardous substances, materials, chemicals or wastes, pollutants, contaminants, toxic chemicals, petroleum fractions, distillates, products or byproducts, asbestos, radioactive substances and polychlorinated biphenyls, as those terms are defined in the following statutes: the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), 42 U.S.C. sec.9601, et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. sec.6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. sec.2601, et seq.; the Clean Air Act, 42 U.S.C. sec.7401, et seq.; the Clean Water Act, 33 U.S.C. sec.1251, et seq.; the Hazardous Materials Transportation Authorization Act, 49 U.S.C. sec.5101, et seq.; and the Occupational Safety and Health Act, 29 U.S.C. sec.651, et seq., or any related, comparable or analogous law of the particular state, province or country in which a particular Company facility is located.

     (b) Neither Company, its subsidiaries nor their respective predecessors has received any written or oral notice, report, demand, citation, request for information, complaint or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), arising under Environmental, Health, and Safety Requirements. Neither Company nor any of its subsidiaries is a potentially responsible party under CERCLA, RCRA, or any similar law of the state, province or country in which a Company facility is located. There have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any real property owned or leased by it or any of its subsidiaries which could reasonably be expected to result in a material liability to Company. There have not been in the past, and are not now, any aboveground tanks, underground tanks or underground pipes, lines, connections or other improvements at, on or under any real property owned or leased by it or any of its subsidiaries, including, without limitation, treatment or storage tanks, sumps, or water, gas or oil wells, except in accordance with applicable Environmental, Health and Safety Requirements. Company has not deposited, released, spilled, discharged or disposed of Hazardous Materials on any real property owned or leased by it or any of its subsidiaries, except in accordance with applicable Environmental Health and Safety Requirements, which could reasonably be expected to result in a material liability to Company.

     (c) None of Company, its subsidiaries, or their respective predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Material, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that violates any Environmental, Health and Safety Requirements or would give rise to material liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages, administrative or civil penalties or criminal fines or penalties, or attorney fees, pursuant to any Environmental, Health, and Safety Requirements which, in any case, could reasonably be expected to result in a material liability to Company.

     (d) Liability for Others. Neither Company, its subsidiaries nor its predecessors has, either expressly or by operation of law, assumed, retained or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other person or entity relating to Environmental, Health, and Safety Requirements other than in connection with any acquisitions of the assets, businesses or operations of another person or entity, or which could reasonably be expected to result in a material liability to Company.

     (e) Ongoing Compliance. Company has not received written notice of any facts, events, conditions or systems relating to the past or present facilities, properties or operations of any of Company, its subsidiaries, its and their respective predecessors which could prevent ongoing or continued compliance in all material respects with applicable Environmental, Health, and Safety Requirements, give rise to any material obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any administrative or civil penalties or criminal fines or penalties or any other material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including, without limitation, any liabilities relating to onsite or offsite releases or threatened releases of Hazardous Materials, personal injury, property damage or natural resources damage.

     2.16 Agreements, Contracts and Commitments. Neither Company nor any of its subsidiaries is a party to or is bound by:

          (a) any employment agreement, contract or commitment providing for annual compensation in excess of $150,000 with any employee or member of Company's Board of Directors, other than those that are terminable by Company or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Company's or any of its subsidiaries' ability to terminate employees at will, or any consulting agreement;

          (b) any agreement of indemnification (other than indemnities of banks and other financial institutions, financial advisers or underwriters or indemnification provisions contained in any acquisition, disposition or similar agreements or otherwise provided in the ordinary course of business), any guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, or otherwise, other than any such instruments between or among Company and its subsidiaries or financing facilities and borrowings thereunder made available to Company's subsidiaries, divisions and facilities to finance their respective local or regional operations;

          (c) any agreement, obligation or commitment containing covenants purporting to limit or which effectively limit Company's or any of its subsidiaries' freedom to compete in any material line of business or in any geographic area or which would so limit Company or Surviving Corporation or any of its subsidiaries or any employees of any thereof after the Effective Time or granting any exclusive distribution or other exclusive rights;

          (d) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's subsidiaries;

          (e) any supply agreement, manufacturing agreement or purchase order to which Company or one of its subsidiaries is a party which (i) may not be canceled by Company or its subsidiary, as the case may be, without penalty upon notice of 30 days or less, and (ii) which is material to Company;

          (f) any license agreement under which Company or any of its subsidiaries is licensor; or under which Company or any of its subsidiaries is licensee (except for standard "shrink wrap" licenses for off-the-shelf software products);

          (g) any agreement by Company or any of its subsidiaries to encumber, transfer or sell rights in or with respect to any Company Intellectual Property;

          (h) any joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons or the payment of royalties to any other person;

          (i) any agreement, contract or commitment relating to capital expenditures and which involves future payments in excess of $500,000 and which is not made in the ordinary course of business consistent with past practices; or

          (j) any other agreement, contract or commitment currently in effect that is material to Company's and its subsidiaries business, taken as a whole, as presently conducted and proposed to be conducted.

     Neither Company nor any of its subsidiaries, nor to Company's knowledge any other party to any contracts or commitments to which Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Disclosure Letter pursuant to clauses (a) through (j) above or pursuant to Section 2.11 hereof or are required to be filed as exhibits to any Company SEC Report (any such agreement, contract or commitment, a "Company Contract"), is in breach, violation or default thereunder, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any Company Contract, in such a manner as would permit any other party to cancel or terminate such Company Contract, could reasonably be expected to cause the loss of any material benefit or result in any material liability to the Company or any subsidiary, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). Each Company Contract is in full force and effect. No Company Contract has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its subsidiaries, any acquisition of material property by Company or any of its subsidiaries or the conduct of business by Company as currently conducted.

     2.17 Change of Control Payments. Part 2.17 of the Company Disclosure Letter sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers and directors of Company as a result of or in connection with the Merger or as a result of termination of service or employment following the Merger.

     2.18 Insurance. Company and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of Company and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

     2.19  Customers and Suppliers.

     (a) Customers. Neither Company nor any of its subsidiaries has outstanding material disputes concerning its goods and/or services with any customer who, in the nine months ended October 3, 1999, was one of the twenty (20) largest sources of revenues for Company, based on amounts paid (a "Company Significant Customer") and Company has no knowledge of any material dissatisfaction on the part of any Company Significant Customer. No current Company Significant Customer has notified Company that it does not intend to continue as a customer of Company or its subsidiaries after the Closing or that such customer intends to terminate or materially modify existing contracts or arrangement with Company or subsidiaries. Part 2.19(a) of the Company Disclosure Letter lists each Company Significant Customer.

     (b) Accounts Receivable. Part 2.19(b) of the Company Disclosure Letter provides an accurate and complete breakdown and aging of the accounts receivable and notes receivable of Company and its subsidiaries as of November 19, 1999, categorized by period of aging (30, 60, 90 or 120 more days, and indicating which receivables are subject to asserted warranty claims). Such accounts receivable arose in the ordinary course of business and have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts and warranty returns determined in accordance with the past practices of Company.

     (c) Suppliers. Neither Company nor its subsidiaries have any outstanding material disputes concerning goods or services provided by any supplier who, in the nine months ended October 3, 1999, was one of the twenty (20) largest suppliers of goods and services to Company, based on amounts paid for products not readily available from another source ("Significant Supplier"). Company has not received any written notice of a termination or interruption of any existing contracts or arrangements with any Significant Suppliers. Company and its subsidiaries have access, on reasonable terms, to all goods and services reasonably necessary to them to carry on their business as currently conducted and Company has no knowledge of any reason why Company and its subsidiaries will not continue to have such access on reasonable terms subject to general industry conditions relating to availability of components. No Significant Supplier has notified Company or any of its subsidiaries that it will stop or materially decrease the rate of supplying materials, products or services to Company. Part 2.19(c) of the Company Disclosure Letter lists each Significant Supplier.

     (d) Warranties and Product Returns. Company's obligations to its customers with respect to defects in materials or workmanship is generally limited to an obligation to repair or replace the product in question. Since January 3, 1999, Company has not had any of its products returned by a customer except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by Company.

     2.20 Inventory. The inventory of Company and its subsidiaries reflected in the Company Interim Financial Statements (the "Inventory") was valued at cost (determined on a first-in, first-out basis) or market, whichever is lower. The Inventory is in all material respects of good and merchantable quality and is readily usable and salable in the ordinary course of Company's businesses, except for items of obsolete materials and materials of below standard quality, substantially all of which have been written down to realizable market value, or for which adequate
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reserves have been provided, in the Company Interim Financial Statements. For
Inventory manufactured to customer specifications effectively rendering the Inventory salable only to that customer, the terms of the sales contracts applicable thereto require the customer to acquire such Inventory (to the extent of the quantity limits specified in such sales contracts) if it is manufactured and delivered in accordance with such sales contracts.

     2.21 Related Parties. Except as disclosed in Part 2.21 of the Company Disclosure Letter or in Company's Proxy Statement dated March 31, 1999 relating to its 1999 Annual Meeting of Stockholders, there are no undischarged contracts or agreements or other material transactions between Company or any of its subsidiaries, on the one hand, and any director or officer of Company or any of their respective Related Persons (as defined below), on the other hand, and no director or officer of the Company or any of their respective Related Persons have any interest in any of the assets of Company or any of its subsidiaries, in each case, which would be required to be disclosed pursuant to Item 404 of Regulation S-K. Except as set forth in the Company SEC Reports, since the date of Company's last proxy statement filed with the SEC, no event has occurred as of the date of this Agreement that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. No director or officer of Company or any of their respective Related Persons has any claim, charge, action or cause of action against Company or any of its Subsidiaries, except for claims for accrued vacation pay, accrued benefits under the Company Benefit Plans, claims for compensation, expense reimbursement and similar obligations. "Related Persons" means each other member of such individual's Family who is directly or indirectly controlled by such individual. "Family" of an individual includes (A) such individual, (B) the individual's spouse, siblings, or ancestors, (C) any lineal descendant of such individual, or their siblings, or ancestors or (D) a trust for the benefit of any of the foregoing.

     2.22 Disclosure. The information supplied by Company for inclusion in the Form S-4 (or any similar successor form thereto) Registration Statement to be filed by Parent with the SEC in connection with the issuance of Parent Ordinary Shares in the Merger (the "Registration Statement") shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Company for inclusion in the proxy statement/prospectus to be sent to the stockholders of Company in connection with the meeting of Company's stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "Company Stockholders' Meeting") and to the shareholders of Parent in connection with the meeting of Parent's shareholders to consider the approval of the issuance of the Parent Ordinary Shares pursuant to the Merger (the "Parent Shareholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") shall not, on the date the Proxy Statement/ Prospectus is mailed to Company's stockholders or Parent's shareholders, at the time of the Company Stockholders' Meeting or the Parent's Shareholder Meeting, respectively, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. The Proxy Statement/ Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Company shall promptly inform Parent.

Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

     2.23 Board Approval. The Board of Directors of Company has, as of the date of this Agreement, unanimously determined (a) that the Merger is advisable and fair to, and in the best interests of Company and its stockholders, and (b) to recommend that the stockholders of Company approve and adopt this Agreement and approve the Merger.

     2.24 Fairness Opinion. Company's Board of Directors has received written opinions from its financial advisors, Salomon Smith Barney Inc. and Broadview International LLC, dated as of the date hereof, to the effect that the Exchange Ratio is fair to Company's stockholders from a financial point of view, and have delivered to Parent a copy of such opinions.

     2.25 Brokers' and Finders' Fees. Except for fees payable to Salomon Smith Barney Inc. and Broadview International LLC pursuant to engagement letters dated October 18, 1999, copies of which have been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.26 Affiliates. Part 2.26 of the Company Disclosure Letter is a complete list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act (each, a "Company Affiliate").

     2.27 Pooling of Interests. To the knowledge of Company, based on consultation with its independent accountants, neither Company nor any of its directors, officers, affiliates or stockholders has taken or agreed to take any action which would preclude Parent's ability to account for the Merger as a pooling of interests. Company is autonomous and has not been a subsidiary or division or another corporation or other entity since May 21, 1993. Since December 31, 1996, Company has not (a) paid any dividends or effected any other distributions to its stockholders other than distributions to Company's stockholders paid solely in shares of Company Common Stock, (b) reacquired or purchased any Shares of its capital stock, (c) changed any of its equity interests, or (d) sold significant assets in contemplation of a merger.

     2.28 No Existing Discussions. As of the date hereof, Company is not engaged, directly or indirectly, in any discussion or negotiations with any other party with respect to any Company Acquisition Proposal (as defined in Section 5.5).

     2.29 DGCL Section 203 Not Applicable. The Board of Directors of Company has taken all actions on its part required so that the restrictions contained in
Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203) will not apply to the Company's execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     As of the date of this Agreement and as of the Closing Date, Parent and Merger Sub represent and warrant to Company, subject to the exceptions specifically disclosed in writing (and referencing the specific representation qualified thereby or to which exceptions specific references are made herein) in the disclosure letter delivered by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "Parent Disclosure Letter"), as follows:

     3.1  Organization. Parent and each of its subsidiaries (including Merger
Sub) (a) is a corporation duly organized and validly existing under the laws of the jurisdiction in which it is organized; (b) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (c) except as would not be material to Parent, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

     3.2 Subsidiaries and Other Interests. Other than the entities identified in Part 3.2 of the Parent Disclosure Letter, neither Parent nor any of the other entities identified in Part 3.2 of the Parent Disclosure Letter owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, except for passive investments not exceeding five percent (5%) of any entity's ownership in equity interests of companies as part of the cash management program of Parent. Neither Parent nor any of its subsidiaries has agreed or is obligated to make, or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof under which it may become obligated to make any future investment in or capital contribution to any other entity. Neither Parent, nor any of its subsidiaries, has, at any time, been a general partner of any general partnership, limited partnership or other entity. Part 3.2 of the Parent Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Parent's direct or indirect equity interest therein.

     3.3 Certificate of Incorporation and Bylaws. Parent has delivered or made available to Company a true and correct copy of: (a) the Articles of Association and Memorandum of Association of Parent, as amended to date and as in full force in effect; and (b) Parent's minute book containing all records of all proceedings, consents, actions and meetings during the past three (3) years of the Parent's shareholders, Board of Directors and any committees of the Board of Directors. Neither Parent nor any of its subsidiaries is in violation of any of the provisions of its Articles of Association or Memorandum of Association or equivalent governing instruments.

     3.4  Authority.

     (a) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to approval by the shareholders of Parent. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject, in the case of consummation of the Merger, only to the approval and adoption of this Agreement and the approval of the Merger by Parent's shareholders. The affirmative vote of the holders of a majority of the issued shares of Parent present in person or by proxy, attorney or representative at the Parent Shareholders' Meeting is sufficient to approve the issuance of Parent Ordinary Shares pursuant to the Merger. Parent, as the sole stockholder of Merger Sub, has acted by written consent to approve the Merger and the adoption of this Agreement by Merger Sub, which consent Parent and Merger Sub represent and warrant constitutes the requisite approval of the Merger and this Agreement by Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes the valid and binding obligations of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not,
(i) conflict with or violate the Articles of Association or Memorandum of Association of Parent or the Certificate of Incorporation or Bylaws of Merger Sub or the equivalent organizational documents of any of Parent's subsidiaries,
(ii) subject to compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which any of their
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

respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or Encumbrance on any of the material properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession or other instrument or obligation, in each case that is material to Parent, to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of their respective properties are bound or affected. Part 3.4 of the Parent Disclosure Letter lists all consents, waivers and approvals under Parent's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, could reasonably be expected to result in a material loss of benefits to Parent or the Surviving Corporation as a result of the Merger.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Registration Statement and the Proxy Statement/Prospectus with the SEC in accordance with the Securities Act and the Exchange Act, and the effectiveness of the Registration Statement, (iii) as may be required under applicable federal, foreign and state corporate and securities (or related) laws and under the HSR Act and the corresponding laws of any foreign country, there being no consents, approvals or other such matters required under the securities laws of Singapore except for filings to notify of the allotment of the Parent Ordinary Shares and except for filings to comply with relevant securities laws in the event that any shares in the capital of Parent are offered to the public in Singapore pursuant to this Agreement, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or Company or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     3.5 Parent and Merger Sub Capital Structure.

     (a) Shares. The authorized share capital of Parent consists of two hundred fifty million (250,000,000) Parent Ordinary Shares, par value S$0.01 per share, of which there were 57,177,536 shares issued and outstanding as of November 19, 1999. All outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Association or Memorandum of Association of Parent or any agreement or document to which Parent is a party or by which it is bound.

     (b) Options and Warrants. As of November 19, 1999, Parent had reserved an aggregate of 12,800,000 Parent Ordinary Shares for issuance pursuant to Parent's 1993 Share Option Plan, 1997 Interim Share Option Plan, 1998 Interim Share Option Plan, 1999 Share Option Plan and non-plan options (the "Parent Equity Plans"), including shares subject to outstanding options, and 400,000 Parent Ordinary Shares for issuance pursuant to Parent's 1997 Employee Share Purchase Plan. As of November 19, 1999, there were options outstanding to purchase an aggregate of 6,389,704 Parent Ordinary Shares pursuant to the Parent Equity Plans ("Parent Options") and purchase rights outstanding to purchase no more than an aggregate of 293,277 Parent Ordinary Shares pursuant to Parent's 1997 Employee Share Purchase Plan. As of November 19, 1999, there were no warrants outstanding to purchase Parent Ordinary Shares. All Parent Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

     (c) Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.01 par value, 100 of which, as of the date hereof, are issued and outstanding and
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

are held by Parent. All of the outstanding shares of Merger Sub's common stock have been duly authorized and validly issued, and are fully paid and nonassessable. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

     (d) Due Issuance. The Parent Ordinary Shares to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable and free and clear of any Encumbrances whatsoever except Encumbrances created by the respective holders thereof.

     3.6  Obligations With Respect to Capital Stock.

     (a) Except as set forth in Sections 3.5(a) and (b), there are no equity securities of, or partnership interests or similar ownership interests in, Parent, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.

     (b) Except for securities Parent owns free and clear of all claims and Encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Parent that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, as of the date of this Agreement, there are no equity securities of, or partnership interests or similar ownership interests in, any subsidiary of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.

     (c) Except as set forth in Section 3.5(b), there are no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrants, call, right, commitment or agreement.

     3.7  SEC Filings; Parent Financial Statements.

     (a) SEC Filings Generally. Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 1997, and has made available to Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "Parent SEC Reports." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Taken as a whole, the Parent SEC Reports do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC. Each of the Parent SEC Reports included, as exhibits thereto, all documents required to be filed as exhibits to such Parent SEC Report under the rules and regulations of the SEC. All agreements filed by Parent as exhibits to the Parent SEC Reports, as displayed on the World Wide Web via the
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EDGAR Service, conform to the agreements as executed by all parties thereto and are in full force and effect as so filed, except those which have expired in accordance with their terms or have been revised as disclosed in the Parent SEC Reports.

     (b) Publicly Reported Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "Parent Financials"), including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except to the extent corrected by a subsequently filed Parent SEC Report prior to the date of this Agreement, and except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and immaterial year-end adjustments. The balance sheet of Parent contained in Parent SEC Reports as of March 31, 1999 is hereinafter referred to as the "Parent Balance Sheet." Since March 31, 1998, there has been no change in Parent's accounting policies except as described in the notes to the Parent Financials. Since the date of the Parent Balance Sheet, neither Parent nor any of its subsidiaries has incurred any liabilities (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except for
(i) liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices, (ii) liabilities incurred in connection with this Agreement, and (iii) liabilities specifically disclosed in Parent SEC Reports filed prior to the date of this Agreement.

     (c) Interim Financial Statements. Parent has delivered to Company copies of Parent's unaudited consolidated balance sheet as of September 24, 1999 and income statement and statement of cash flows for the six months ended September 24, 1999. Such financial statements: (i) are in accordance with the books and records of Parent; (ii) fairly present in all material respects Parent's consolidated financial condition at the date therein indicated and the consolidated results of operations for the period therein specified; and (iii) have been prepared in accordance with GAAP applied on a consistent basis (except for the absence of any footnotes required by GAAP and may be subject to normal, immaterial year end adjustments).

     (d) Amendments. Parent has heretofore furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

     3.8 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, Parent and each of its subsidiaries has carried on its business in the ordinary course consistent with past practices, and except as specifically and expressly disclosed in the Parent SEC Reports filed with the SEC prior to the date of this Agreement, since the date of the Parent Balance Sheet there has not been:

          (a) any change in the financial condition, properties, assets, liabilities, business, results of operations or prospects of Parent, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or can reasonably be expected to have a Parent Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;

          (c) any split, combination or reclassification of any of Parent's or any of its subsidiaries' capital stock;

          (d) any material change or alteration in the policy of Parent relating to the granting of stock options to its employees, directors and consultants;

          (e) any revaluation by Parent of any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business;

          (f) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of Parent or any subsidiary;

          (g) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

          (h) any material contingent liability incurred by Parent or any of its subsidiaries as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, Parent or any of its subsidiaries;

          (i) any material obligation or liability of any nature, whether accrued, absolute or contingent, incurred by Parent other than (A) obligations and liabilities which could not reasonably be expected to have a Parent Material Adverse Effect and (B) obligations and liabilities incurred in the ordinary course of business consistent with past practice;

          (j) any material payment or discharge of a material Encumbrance or liability of Parent which was not shown in the Parent Interim Financial Statements or which was not incurred in the ordinary course of business thereafter; or

          (k) any agreement or understanding whether in writing or otherwise, for Parent or any of its subsidiaries to take any of the actions specified in paragraphs (a) through (j) above.

     3.9  Taxes.

     (a) Parent and each of its subsidiaries have timely filed all Returns relating to Taxes required to be filed by or on behalf of Parent and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and Parent and each of its subsidiaries have paid all Taxes shown to be due on such Returns;

     (b) Parent and each of its subsidiaries have withheld with respect to its employees all material (i) federal and state income taxes, (ii) Taxes pursuant to FICA, (iii) Taxes pursuant to FUTA and other material Taxes required to be withheld;

     (c) Neither Parent nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries, nor has Parent or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax;

     (d) No audit or other examination of any Return of Parent or any of its subsidiaries by any Tax authority is presently in progress, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination;

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

     (e) No material adjustment relating to any Returns filed by Parent or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Parent or any of its subsidiaries or any representative thereof;

     (f) Neither Parent nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Parent Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the date of the Parent Balance Sheet in connection with the operation of the business of Parent and its subsidiaries in the ordinary course;

     (g) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent;

     (h) Neither Parent nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement;

     (i) Except as may be required as a result of the Merger, Parent and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing;

     (j) None of Parent's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code;

     (k) There are no material Encumbrances on the assets of Parent or any subsidiary relating to or attributable to Taxes, other than Encumbrances for Taxes not yet due and payable; and

     (l) None of Parent or any of its subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Return (other than a group the common parent of which was Parent), or (B) has any liability or obligation for the Taxes of any Person (other than any of Parent and its subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

     3.10  Title to Properties; Absence of Encumbrances.

     (a) All real estate leases to which Parent or any of its subsidiaries is a party, and all material leases of personal property, are in full force and effect, are valid and effective in accordance with their respective terms, and afford Parent and each of its subsidiaries, in all material respects, peaceful and undisturbed possession of the subject matter of the lease and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by Parent or any of its subsidiaries that would give rise to a claim against Parent or any subsidiary in an amount greater than $100,000.

     (b) Parent has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Parent Financials and except for liens for taxes not yet due and payable and such Encumbrances or other imperfections of title, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     (c) The plants, property and equipment of Parent and its subsidiaries that are used in the operations of their business are generally in good operating condition and repair. All properties used in the operations of Parent and its subsidiaries are reflected in the Parent Balance Sheet to the extent required to be reflected under GAAP.
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     3.11  Intellectual Property.

     (a) Title; Non-infringement. Parent and each of its subsidiaries owns all right, title and interest in, or has the right to use, sell or license all patent applications, patents, trademark applications, trademarks, service marks, trade names, copyright applications, copyrights, trade secrets, know-how, technology, customer lists, proprietary processes and formulae, all source and object code, algorithms, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records and other intellectual property and proprietary rights used in or reasonably necessary or required for the conduct of its respective business as presently conducted ("Parent Intellectual Property"). To the knowledge of Parent, each copyright and trademark registration and each patent for Parent Intellectual Property owned by Parent and each of its subsidiaries is valid and subsisting. Parent is not aware of any material loss, cancellation, termination or expiration of any such copyrights, trademarks, patents, registrations or applications therefor. To the knowledge of Parent, the business of Parent and its subsidiaries does not cause Parent or any of its subsidiaries to infringe or violate any of the patents, trademarks, service marks, trade names, mask works, copyrights, trade secrets, proprietary rights or other intellectual property of any other person, and neither Parent nor any of its subsidiaries has received any written claim or notice of infringement or potential infringement of the intellectual property of any other person. Neither the manufacture, marketing, sale or intended use of any product currently licensed or sold by Parent or currently under development by Parent violates any license or agreement between Parent and any third party. Parent and each of its subsidiaries has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material Parent Intellectual Property. Parent is not aware of any infringement of any Parent Intellectual Property by any third party. There are no royalties, fees or other payments payable by Parent or any of its subsidiaries to any person by reason of the ownership, use, license, sale or disposition of the Parent Intellectual Property.

     (b) Year 2000. Parent has taken reasonable steps to ensure that its material systems and technology is Year 2000 Compliant. Parent has taken reasonable steps to ensure that its systems, services and technology will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000 and February 29, 2000. All of Parent's and its subsidiaries' internal computer and technology systems and services which are critical or material to the operation of its business are Year 2000 Compliant. The Parent Intellectual Property owned by Parent or any subsidiary is Year 2000 Compliant. Neither the Parent Intellectual Property owned by Parent or any subsidiary nor any of Parent's material systems and technology used in the provision of its services or used in the operation or management of its business contains any significant defect in connection with processing data containing dates in leap years or in the year 2000 or any preceding or following years.

     3.12  Compliance with Law; Permits; Restrictions.

     (a) Neither Parent nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause Parent to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to Parent's knowledge, has been threatened in a writing delivered to Parent against Parent or any of its subsidiaries, nor, to Parent's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Parent or any of its subsidiaries with respect to any alleged violation of
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any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries. There is no material agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of material property by Parent or any of its subsidiaries or the conduct of business by Parent as currently conducted.

     (b) Parent and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to and required for the operation of the business of Parent as currently conducted (collectively, the "Parent Permits"). Parent and its subsidiaries are in compliance in all material respects with the terms of the Parent Permits.

     3.13 Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Parent Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. No Governmental Entity has at any time challenged or questioned in a writing delivered to Parent the legal right of Parent to design, offer or sell any of its products or services in the present manner or style thereof. As of the date hereof, to the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Parent to seek indemnification from Parent.

     3.14  Employee Benefit Plans.

     (a) Definitions. With the exception of the definitions of "Affiliate," "Employee" and "Employee Agreement" set forth in Section 3.14(a)(i), (iii) and
(iv) below (which definitions shall apply only to this Section 3.14), for purposes of this Agreement, the following terms shall have the meanings set forth below:

          (i) "Affiliate" shall mean any other person or entity under common control with Parent within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

          (ii) "Parent Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Parent or any Affiliate for the benefit of any Employee;

          (iii) "Employee" shall mean any current, former, or retired employee, officer, or director of Parent or any Affiliate;

          (iv) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Parent or any Affiliate and any Employee or consultant that provides for annual compensation to such Employee or consultant in excess of $150,000;

     (b) Employee Plan Compliance. (i) Parent and its subsidiaries have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and
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have no knowledge of any default or violation by any other party to any Parent
Employee Plan, and each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Parent Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, which is not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Parent, threatened or reasonably anticipated (other than routine claims for benefits) against any Parent Employee Plan or against the assets of any Parent Employee Plan; (v) there are no audits, inquiries or proceedings pending or, to the knowledge of Parent, threatened by the IRS or DOL with respect to any Parent Employee Plan; and (vi) neither Parent nor any Affiliate is subject to any penalty or tax with respect to any Parent Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

     (c) Pension Plans. Parent does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

     (d) Multiemployer Plans. At no time has Parent or any subsidiary contributed to or been requested to contribute to any Multiemployer Plan.

     (e) No Post-Employment Obligations. No Parent Employee Plan provides, or has any obligation to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Parent has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

     (f) COBRA; FMLA. Neither Parent nor any subsidiary nor, to Parent's knowledge, any other Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, any material requirements of FMLA or any material provisions of any similar provisions of state law applicable to its Employees, except where the same would not have a Parent Material Adverse Effect.

     (g) Contributions. All contributions due from the Parent and any Affiliate with respect to any of the Parent Employee Plans have been made or accrued on the Parent Balance Sheet or arose after the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices including as a result of acquisitions.

     3.15  Environmental Matters. To Parent's knowledge:

          (a) Compliance with Law. Each of Parent, its subsidiaries and its predecessors has complied and is in compliance in all material respects with all Environmental, Health, and Safety Requirements.

          (b) Neither Parent, its subsidiaries nor their respective predecessors has received any written or oral notice, report, demand, citation, request for information, complaint or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent,
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     unliquidated or otherwise), arising under Environmental, Health, and Safety
     Requirements. Neither Parent nor any of its subsidiaries is a potentially responsible party under CERCLA, RCRA, or any similar law of the state, province or country in which a Parent facility is located. There have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any real property owned or leased by it or any of its subsidiaries which could reasonably be expected to result in a material liability to Parent. There have not been in the past, and are not now, any aboveground tanks, underground tanks or underground pipes, lines, connections or other improvements at, on or under any real property owned or leased by it or any of its subsidiaries, including, without limitation, treatment or storage tanks, sumps, or water, gas or oil wells, except in accordance with applicable Environmental, Health and Safety Requirements. Parent has not deposited, released, spilled, discharged or disposed of Hazardous Materials on any real property owned or leased by it or any of its subsidiaries, except in accordance with applicable Environmental Health and Safety Requirements, which could reasonably be expected to result in a material liability to Parent.

          (c) None of Parent, its subsidiaries, or their respective predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Material, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that violates any Environmental, Health and Safety Requirements or would give rise to material liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages, administrative or civil penalties or criminal fines or penalties, or attorney fees, pursuant to any Environmental, Health, and Safety Requirements which, in any case, could reasonably be expected to result in a material liability to Parent.

          (d) Liability for Others. Neither Parent, its subsidiaries nor its predecessors has, either expressly or by operation of law, assumed, retained or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other person or entity relating to Environmental, Health, and Safety Requirements other than in connection with any acquisitions of the assets, businesses or operations of another person or entity, or which could reasonably be expected to result in a material liability to Parent.

          (e) Ongoing Compliance. Parent has not received written notice of any facts, events, conditions or systems relating to the past or present facilities, properties or operations of any of Parent, its subsidiaries, its and their respective predecessors which could prevent ongoing or continued compliance in all material respects with applicable Environmental, Health, and Safety Requirements, give rise to any material obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any administrative or civil penalties or criminal fines or penalties or any other material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including, without limitation, any liabilities relating to onsite or offsite releases or threatened releases of Hazardous Materials, personal injury, property damage or natural resources damage.

     3.16 Insurance. Parent and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of Parent and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and Parent and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of Parent, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

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     3.17  Customers and Suppliers.

     (a) Customers. Neither Parent nor any of its subsidiaries has outstanding material disputes concerning its goods and/or services with any customer who, in the nine months ended September 25, 1999, was one of the fifteen (15) largest sources of revenues for Parent, based on amounts paid (a "Parent Significant Customer") and Parent has no knowledge of any material dissatisfaction on the part of any Parent Significant Customer.

     (b) Suppliers. Neither Parent nor its subsidiaries have any outstanding material disputes concerning goods or services provided by any supplier who, in the nine months ended September 25, 1999, was one of the fifteen (15) largest suppliers of goods and services to Parent, based on amounts paid for products not readily available from another source ("Parent Significant Supplier"). Parent has not received any written notice of a termination or interruption of any existing contracts or arrangements with any Parent Significant Suppliers. Parent and its subsidiaries have access, on reasonable terms, to all goods and services reasonably necessary to them to carry on their business as currently conducted and Parent has no knowledge of any reason why Parent and its subsidiaries will not continue to have such access on reasonable terms subject to general industry conditions relating to availability of components. No Parent Significant Supplier has notified Parent or any of its subsidiaries that it will stop or materially decrease the rate of supplying materials, products or services to Parent.

     (c) Warranties and Product Returns. Parent's obligations to its customers with respect to defects in materials or workmanship is generally limited to an obligation to repair or replace the product in question. Since March 31, 1999, Parent has not had any of its products returned by a customer except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any material revenue by Parent.

     3.18 Inventory. The inventory of Parent and its subsidiaries reflected in the Parent Interim Financial Statements (the "Parent Inventory") was valued at cost (determined on a first-in, first-out basis) or market, whichever is lower. The Parent Inventory is in all material respects of good and merchantable quality and is readily usable and salable in the ordinary course of Parent's businesses, except for items of obsolete materials and materials of below standard quality, substantially all of which have been written down to realizable market value, or for which adequate reserves have been provided, in the Parent Interim Financial Statements. For Parent Inventory manufactured to customer specifications effectively rendering the Parent Inventory salable only to that customer, the terms of the sales contracts applicable thereto generally require the customer to acquire such Parent Inventory (to the extent of the quantity limits specified in such sales contracts) if it is manufactured and delivered in accordance with such sales contracts.

     3.19 Disclosure. The information supplied by Parent for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is mailed to Company's stockholders or Parent's shareholders, at the time of the Company Stockholders' Meeting or the Parent Shareholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting or the Parent Shareholders' Meeting which has become false or misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. If at any time prior to the
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

Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent shall promptly inform Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

     3.20 Board Approval. The Board of Directors of Parent has, as of the date of this Agreement, determined (a) that the Merger is advisable and fair to, and in the best interests of Parent, its shareholders and Merger Sub, and (b) to recommend that the shareholders of Parent approve the issuance of the Parent Ordinary Shares pursuant to the Merger and adopt this Agreement.

     3.21 Brokers' and Finders' Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.23 Affiliates. Part 3.23 of the Parent Disclosure Letter is a complete list of those persons who may be deemed to be, in Parent's reasonable judgment, affiliates of Parent within the meaning of Rule 145 promulgated under the Securities Act (each a "Parent Affiliate").

     3.24 Pooling of Interests. To the knowledge of Parent, based on consultation with its independent accountants, neither Parent nor any of its directors, officers, affiliates or stockholders has taken or agreed to take any action which would preclude Parent's ability to account for the Merger as a pooling of interests. Parent is autonomous and has not been a subsidiary or division of another corporation or other entity since December 31, 1993. Since December 31, 1996, Parent has not (a) paid any dividends or effected any other distributions to its stockholders other than distributions to Parent's shareholders paid solely in Parent Ordinary Shares, (b) reacquired or purchased any of its sales, (c) changed any of its equity interests, or (d) sold significant assets in contemplation of a merger.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and Company each agrees as to itself and its respective subsidiaries, to carry on its (and its subsidiaries') business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform its other obligations when due, and use all reasonable efforts (and in any event no less than would be consistent with its past practices), to (i) preserve intact its (and its subsidiaries') present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees and others with which it has business dealings. In addition, Company will promptly notify Parent, and Parent will promptly notify Company, of any material event involving its respective business or operations, and of any event that could reasonably be expected to have a Material Adverse Effect.

          (a) In addition, except as permitted by the terms of this Agreement, and except as provided in Part 4.1 of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

             (i) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any options or restricted stock or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange
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

        for any options granted under any of such plans except as required by the terms of such plans or any related agreements or employment agreements in effect as of the date of this Agreement;

             (ii) Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in the Company Disclosure Letter, or adopt any new severance plan;

             (iii) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property other than such extensions, amendments or modifications as would be necessary to maintain the term or status of the Company Intellectual Property;

             (iv) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any capital stock;

             (v) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

             (vi) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (a) the issuance, delivery and/or sale of shares of Company Common Stock pursuant to the exercise of Company Options or upon the vesting of Performance Shares, outstanding on the date of this Agreement, (b) the issuance, delivery and/or sale of shares of Company Common Stock issuable to participants in the ESPP consistent with the terms thereof, (c) the issuance of shares of Company Common Stock under the Directors' Stock Plan, or the grant of options to acquire shares of Company Common Stock outside of any Company Stock Option Plan to newly hired employees that are not officers or directors of Company on terms consistent with past grants, provided that (1) the vesting of such options does not accelerate in connection with the Merger or any of the other transactions contemplated hereby, (2) such options vest over a four-year period, with not more than twenty-five percent (25%) in the first year, (3) the exercise price of such option is not less than the fair market value of Company Common Stock on the date of grant, and (4) the number of shares subject to such option is consistent with the past practice of Company.

             (vii) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

             (viii) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets (other than inventory and other items in the ordinary course of business), except for any such acquisitions involving aggregate consideration (including assumed indebtedness) of not more than $1,000,000, or enter into any material joint ventures, strategic partnerships or alliances;

             (ix) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to Company and its subsidiaries'
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

        business, taken as a whole, except sales of inventory and obsolete equipment in the ordinary course of business consistent with past practice;

             (x) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities, as in effect on the date of this Agreement, in the ordinary course of business consistent with past practice;

             (xi) (A) Enter into any employment contract or collective bargaining agreement except offer letters in the ordinary course of business consistent with past practice with new employees who are terminable "at will", (B) pay or agree to pay any special bonus or special remuneration to any director or employee other than (1) to employees that are not officers or directors of Company in the ordinary course of business consistent with past practice, and (2) payments of bonuses to the employees listed on Part 2.8(d) of the Company Disclosure Letter pursuant to bonus criteria specified thereon, (C) increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) payable, or to become payable to its directors, officers, employees or consultants other than increases in salary to employees that are not officers of Company in the ordinary course of business, consistent with past practice, (D) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers except to employees that are not officers of Company in the ordinary course of business, consistent with past practice, or (E) establish, adopt enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund policy or arrangement for the benefit of any directors, officers or employees;

             (xii) Make any payments outside of the ordinary course of business in excess of $5.0 million in the aggregate, other than pursuant to those certain letter agreements dated October 18, 1999 between Company and Salomon Smith Barney Inc. and Broadview International LLC, respectively;

             (xiii) Except as disclosed in Part 4.1 of the Company Disclosure Letter pursuant to any other clause of this Section 4.1(a), enter into, amend, modify or terminate any Company Contract or any agreement, contract or obligation which, if in effect on the date of this Agreement, would be a Company Contract;

             (xiv) Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

             (xv) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

             (xvi) Take any actions that could prevent Parent from being able to account for the Merger as a pooling of interests whether or not otherwise permitted by the provisions of this Article IV (provided that if, prior to the taking of such actions, representatives of the independent auditors of both Parent and Company have stated that a proposed action would not prevent Parent from being able to account for the Merger as a pooling of interests, such action shall not be deemed to breach this clause (xvi));

             (xvii) Initiate, compromise or settle any material litigation or arbitration proceeding (other than as a result of a breach of this Agreement by Parent), except that Company may
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

        compromise or settle litigation or arbitration if the terms of such settlement do not require payment by Company and its subsidiaries of in excess of $1.5 million and do not impose any other material obligations on Company and its subsidiaries;

             (xviii) Except as contemplated by Section 5.19, amend the Rights Agreement or take any action with respect to, or make any determination under, the Rights Agreement;

             (xix) Take or agree in writing or otherwise to take, any of the actions described in clauses (i) through (xviii) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

          (b) In addition, except as permitted by the terms of this Agreement, and except as provided in Part 4.1 of the Parent Disclosure Letter, without the prior written consent of Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following and shall not permit its subsidiaries to do any of the following:

             (i) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any options or restricted stock or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements or employment agreements in effect as of the date of this Agreement;

             (ii) grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof, or adopt any new severance plan;

             (iii) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any capital stock; provided, that, subject to Section 1.4(f) above, Parent may effect a bonus issue of its Ordinary Shares in the manner contemplated in its proxy statement dated July 30, 1999 with respect to its Annual General Meeting on August 27, 1999;

             (iv) purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

             (v) issue, deliver, sell, authorize, pledge or otherwise encumber any shares or any securities convertible into shares, or subscriptions, rights, warrants or options to acquire any shares or any securities convertible into shares, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (A) the grant of Parent Options, (B) the issuance, delivery and/or sale of Parent Ordinary Shares pursuant to the exercise of Parent Options, (C) the issuance, delivery and/or sale of Parent Ordinary Shares issuable to participants under Parent's 1997 Employee Share Purchase Plan consistent with the terms thereof, and the
        (D) the issuance of Parent Ordinary Shares in connection with acquisitions, joint ventures, strategic partnerships and strategic alliances other than issuance that would require approval by Parent's shareholders.

             (vi) cause, permit or propose any amendments to its Articles of Association or Memorandum of Association;

             (vii) acquire or agree to acquire, by merging or consolidating with, or by purchasing all or a majority of the equity interests in, or all or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in each case where the same could reasonably be expected to prevent or materially delay the Merger;

             (viii) revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

             (ix) take any actions that could prevent it from being able to account for the Merger as a pooling of interests whether or not otherwise permitted by the provisions of this Article IV (provided that if, prior to the taking of such actions, representatives of the independent auditors of both Company and Parent have stated that a proposed action would not prevent Parent from being able to account for the Merger as a pooling of interests, such action shall not be deemed to breach this clause (ix)); or

             (x) take or agree in writing or otherwise to take, any of the actions described in clauses (i) through (ix) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

     4.2 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and Company shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Proxy Statement/Prospectus; Registration Statement; Antitrust and Certain Other Filings.

          (a) As promptly as practicable after the execution of this Agreement, Company and Parent will prepare and file with the SEC the Proxy Statement/Prospectus, and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Company and Parent will respond to any comments of the SEC, and will use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing; provided, however, that Parent shall have no obligation to agree to account for the Merger as a "purchase" in order to cause the Registration Statement to become effective. Each of Company and Parent will cause the Proxy Statement/Prospectus to be mailed to its respective stockholders and at the earliest practicable time after the Registration Statement is declared effective by the SEC.

          (b) As promptly as practicable after the date of this Agreement, each of Company and Parent will prepare and file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any other applicable jurisdiction, as agreed to by the parties, including such filings as may be required under the European Community Merger Regulation (the "Antitrust Filings") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or pursuant to any other Legal Requirement relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings").

          (c) Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 5.1. Each of Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Antitrust Filing or Other Filing. Each of Company and Parent will cause all documents that it is responsible for filing with the SEC or other Governmental Entity under this Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.

          (d) Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Antitrust Filing or Other Filing, Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or any other Governmental Entity, as applicable, and, if necessary or advisable, mailing to stockholders of Company and/or shareholders of Parent, such amendment or supplement.

     5.2  Meeting of Company Stockholders.

     (a) Promptly after the date hereof, Company will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Company Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon approval and adoption of this Agreement and approval of the Merger. Subject to Section 5.2(c), Company will use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required under the rules of Nasdaq or Delaware Law in connection with obtaining such approvals. Company shall not postpone or adjourn (other than for the absence of a quorum) the Company Stockholders' Meeting without the consent of Parent, which shall not be unreasonably withheld. Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and subject to Section 5.2(c) that all proxies solicited by Company in connection with the Company Stockholders' Meeting are solicited, in compliance with the Delaware Law, its Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable Legal Requirements. Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Company Acquisition Proposal (as defined in Section 5.5), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Company with respect to this Agreement or the Merger.

     (b) Subject to Section 5.2(c): (i) the Board of Directors of Company shall unanimously recommend that Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Company has unanimously recommended that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall (A) withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the
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

Board of Directors of Company that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger or (B) approve or recommend, or indicate publicly its intention to approve or recommend, any Company Acquisition Transaction or Company Acquisition Proposal (as defined in Section 5.5). For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

     (c) Nothing in this Agreement shall prevent the Board of Directors of Company from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger, omitting such recommendation from the Proxy Statement/Prospectus, or approving or recommending any Company Superior Offer, if (i) a Company Superior Offer (as defined below) is made to Company and is not withdrawn, (ii) Company shall have provided written notice to Parent (a "Notice of Company Superior Offer") advising Parent that Company has received a Company Superior Offer, specifying all of the material terms and conditions of such Company Superior Offer and identifying the person or entity making such Company Superior Offer, (iii) Parent shall not have, within five (5) business days of Parent's receipt of the Notice of Company Superior Offer, made an offer that the Company Board by a majority vote determines in its good faith judgment (based on the written advice of its financial adviser) to be at least as favorable to Company's stockholders as such Company Superior Offer (it being agreed that the Board of Directors of Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of Company concludes in good faith, after consultation with its outside counsel, that, in light of such Company Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation, omitting such recommendation from the Proxy Statement/Prospectus, or approving or recommending a Company Superior Offer, is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's stockholders under applicable law, and (v) Company shall not have violated any of the restrictions set forth in Section 5.5 or this Section 5.2. Company shall provide Parent with at least three (3) business days prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors) of any meeting of Company's Board of Directors at which Company's Board of Directors considers, or is reasonably expected to consider, any Company Acquisition Proposal to determine whether such Company Acquisition Proposal is a Company Superior Offer. Subject to applicable laws, nothing contained in this
Section 5.2 shall limit Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of Company shall have been withdrawn, amended or modified).

     For purposes of this Agreement "Company Superior Offer" shall mean a bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving Company pursuant to which the stockholders of Company immediately preceding such transaction will hold less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving Company), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of Company, on terms that the Board of Directors of Company determines, in its reasonable good faith judgment (based on the written advice of a financial adviser of nationally recognized reputation) to be more favorable to the Company Stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Company Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed, or if such offer is subject to any material contingency as to the availability of financing (unless in the reasonable judgment of Company's Board of Directors, it is unlikely that such contingency will not be satisfied).

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

     (d) Nothing contained in this Agreement shall prohibit Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Board of Directors of Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

     5.3  Meeting of Parent Shareholders.

     (a) Promptly after the date hereof, Parent will take all action necessary in accordance with the Companies Act, Chapter 50 of Singapore and its Articles of Association to convene the Parent Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement. Parent will use all reasonable efforts to solicit from its shareholders proxies in favor of the issuance of Parent Ordinary Shares pursuant to the Merger, and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of Nasdaq or Singapore law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Parent may, with the consent of the meeting, adjourn the Parent Shareholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Parent Shareholders in advance of a vote on the issuance of Parent Ordinary Shares pursuant to the Merger, or, if as of the time for which the Parent Shareholders' Meeting is originally scheduled (as set forth in the Proxy Statement/ Prospectus) there are insufficient Parent Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholders' Meeting. Parent shall ensure that the Parent Shareholders' Meeting is called, noticed, convened, held and conducted, that all proxies solicited by Parent in connection with the Parent Shareholders' Meeting are solicited in compliance with Singapore law, its Articles of Association, the rules of Nasdaq and all other applicable legal requirements. Parent's obligation to call, give notice, or convene and hold the Parent Shareholders' Meeting in accordance with this Section 5.3(a) shall not be limited to or otherwise affected by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Parent with respect to the issuance of Parent Ordinary Shares pursuant to the Merger.

     (b)(i) the Board of Directors of Parent shall recommend that Parent Shareholders vote in favor of the issuance of the Parent Ordinary Shares pursuant to the Merger, (ii) the Proxy Statement/ Prospectus shall include a statement to the effect that the Board of Directors of Parent has recommended that Parent shareholders vote in favor of such matters at the Parent Shareholders' Meeting, and (iii) neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose to resolve to withdraw, amend or modify in a manner adverse to Company, the recommendation of the Board of Directors of Parent that Parent shareholders vote in favor of such matters. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Company if said recommendation shall no longer be unanimous, provided that, for all purposes of this Agreement, an action by any Board of Directors or committee thereof shall be unanimous if each member of such Board of Directors or committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual or potential conflict of interest and (ii) any such member who is unable to vote in connection with such action as a result of death or disability.

     5.4  Confidentiality; Access to Information; Standstill.

     (a) Confidentiality Agreement. The parties acknowledge that Company and Parent have previously executed mutual Confidentiality Agreements, dated as of August 9, 1999 and November 9, 1999 (the "Confidentiality Agreements"), and the Standstill Agreement dated as of November 9, 1999 (the "Standstill Agreement"), which Agreements will continue in full force and effect in accordance with their respective terms.

     (b) Access to Information. Company and Parent will each afford to the other and its accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of its product development efforts, properties, results of operations and personnel, as such other party may reasonably request and, during such period, each of Parent and Company shall (and shall cause each of their respective subsidiaries to) furnish promptly to the other a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws. Unless otherwise required by law, the parties will hold any such information which is non-public in confidence in accordance with the Confidentiality Agreements. No information or knowledge obtained in any investigation pursuant to this Section 5.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.5  No Solicitation.

     (a) Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Company Acquisition Proposal, (ii) propose, enter into or participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Company Acquisition Proposal, (iii) engage in discussions with any person with respect to any Company Acquisition Proposal, except as to the existence of these provisions, (iv) subject to Section 5.2(c), approve, endorse or recommend any Company Acquisition Proposal, or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Company Acquisition Transaction (as defined below); provided, however, that prior to the approval of this Agreement and the Merger at the Company Stockholders' Meeting, this Section 5.5 shall not prohibit Company from furnishing non-public information regarding Company and its subsidiaries to, or entering into discussions with, any person or group who has submitted to Company prior to the date of the Company Stockholders' Meeting (and not withdrawn) an unsolicited, written, bona fide Company Acquisition Proposal that the Board of Directors of Company reasonably concludes (based on the written advice of its financial adviser) may constitute a Company Superior Offer if (A) neither Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.5, (B) prior to the date of the Company Stockholders' Meeting, the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's stockholders under applicable Delaware Law, (C) prior to furnishing any such non-public information to, or entering into any such discussions with, such person or group, Company gives Parent written notice of the identity of such person or group and all of the material terms and conditions of such Company Acquisition Proposal and of Company's intention to furnish non-public information to, or enter into discussions with, such person or group, and Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to Company's confidential information as the Confidentiality Agreement, (D) Company gives Parent at least three (3) business days advance notice of its intent to furnish such non-public information or enter into such discussions, and (E) contemporaneously with furnishing any such non-public information to such person or group, Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by Company to Parent). Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Company Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.5(a) by Company.

     (b) For purposes of this Agreement, "Company Acquisition Proposal" shall mean any inquiry, offer or proposal (other than an offer or proposal by Parent) regarding or relating to any acquisition, merger or other potential transaction that if consummated would constitute a Company Acquisition Transaction. For the purposes of this Agreement, "Company Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Company or any of its subsidiaries, or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction would hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 15% of the assets of Company; or (C) any liquidation or dissolution of Company.

     (c) In addition to the obligations of Company set forth in the preceding
Section 5.5(a), Company as promptly as practicable shall advise Parent orally and in writing of any request for non-public information which Company reasonably believes would lead to a Company Acquisition Proposal or of any Company Acquisition Proposal, or any inquiry with respect to or which Company reasonably believes would lead to any Company Acquisition Proposal, the material terms and conditions of such request, Company Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Company Acquisition Proposal or inquiry. Company will keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Company Acquisition Proposal or inquiry.

     5.6 Public Disclosure. Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or any Company Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or the rules of the Nasdaq National Market after reasonable efforts have been made to consult with the other party before such public statement is required to be made. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

     5.7  Reasonable Efforts; Notification.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following:

          (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied,

          (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations,
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

     declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity,

          (iii) the obtaining of all necessary consents, approvals or waivers from third parties,

          (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and

          (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

     (b) Each of Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, or (iii) any litigation relating to, involving or otherwise affecting Company, Parent or their respective subsidiaries that relates to, or that could reasonably be expected to affect any party's ability to effect, the consummation of the Merger. Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in
Section 6.3(a) or 6.3(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.8 Third Party Consents. As soon as practicable following the date hereof, Parent and Company will each use all reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.9  Stock Options, Warrants, ESPP and Employee Benefits.

     (a) At the Effective Time, each then outstanding Company Option whether or not vested or exercisable at the Effective Time and regardless of the respective exercise prices of the Company Options, will be assumed by Parent, and each Performance Share that vests at the Effective Time will be converted into Parent Ordinary Shares pursuant to Section 1.4. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan (and any applicable stock option agreement for such Company Option and any applicable agreement accelerating the vesting of such Company Option disclosed in the Company Disclosure Letter) immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions providing for exercisability following termination of employment) except as such terms and conditions may be altered to comply with Singapore legal requirements, and except further that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Parent Ordinary Shares equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of Parent Ordinary Shares and (ii) in the case of Company Options, the per share exercise price for the Parent Ordinary Shares issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent; provided that if such calculation results in the exercise price being less than the par value of a Parent Ordinary Share, the exercise price shall be the par value of a Parent Ordinary Share. Each assumed Company Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested immediately prior to the Effective Time, subject to acceleration in accordance with the terms thereof as disclosed in the Company Disclosure Letter. Continuous employment with Company or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all Company Options after the Effective Time. Within twenty (20) days after the Effective Time, Parent will issue to each person who immediately prior to the Effective Time was a holder of an outstanding Company Option a document evidencing the foregoing assumption thereof by Parent.

     (b) It is intended that Company Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such Company Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this
Section 5.9 shall be applied consistent with such intent.

     (c) At the Effective Time, each outstanding purchase right with respect to the then open offering under the Company's ESPP (each an "Assumed Purchase Right") shall be assumed by Parent. Each Assumed Purchase Right shall continue to have, and be subject to, the terms and conditions set forth in the Company's ESPP and the documents governing the Assumed Purchase Right, except as such terms and conditions may be altered to comply with Singapore legal requirements, and except further that the purchase price of the shares of Parent's Ordinary Shares under the Assumed Purchase Right shall be the lesser of (i) the quotient determined by the dividing 85% of the fair market value of the Company's Common Stock on the Offering Date (as defined in the Company's ESPP) by the Exchange Ratio and (ii) 85% of the last sale price of the Parent's Ordinary Shares on Nasdaq on the last day of the offering that was open at the Effective Time (with the number of shares rounded down to the nearest whole share and the Purchase Price rounded up to the nearest whole cent; provided that if such calculation results in the purchase price being less than the par value of a Parent Ordinary Share, the purchase price shall be the par value of a Parent Ordinary Share). The Assumed Purchase Rights shall be exercisable only for Parent Ordinary Shares. The Company's ESPP shall terminate immediately following the purchase of shares under the Assumed Purchase Rights.

     (d) Effective immediately prior to the Effective Time, Company shall issue a final pro rata number of shares of Company Common Stock to directors of Company under Company's Directors' Stock Plan, it being understood that such shares of Company Common Stock shall be deemed outstanding as of the Effective Time for purposes of Section 1.4(a).

     (e) Parent shall take all action necessary to reserve for issuance a sufficient number of Parent Ordinary Shares for delivery upon exercise of the Company Options and the Assumed Purchase Rights, and the vesting of Performance Shares.

     (f) As soon as practicable after the execution of this Agreement, Company and Parent shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements in accordance with this Section 5.9 (which may include terminating certain Company Employee Plans (as defined in Section 2.14(a)(ii)) immediately prior to the Effective Time if appropriate and to the extent permitted under applicable law).

     (g) For a period of at least one year following the Effective Time, Parent shall provide (or cause to be provided) benefits to any person who was employed by Company or its subsidiaries immediately prior to the Effective Time and who continues to be an employee of Parent or its subsidiaries ("Company Employees") that are either no less favorable in the aggregate to the benefits provided to similarly-situated employees of Parent or are generally equivalent to the benefits provided under the Company Employee Plans in existence immediately prior to the Effective Time. After the Effective Time, Parent shall grant (or cause to be granted) to each Company Employee credit for all service with Company prior to the Effective Time to the same extent as if such service had been service with Parent for (i) all eligibility and vesting purposes under all employee benefit plans, policies, programs and arrangements of Parent and any of its subsidiaries that cover a Company Employee, and (ii) purposes of satisfying any preexisting condition exclusion or actively-at-work requirement that would otherwise apply to such Company Employee under any medical, dental or other welfare benefit plans, policies, programs and arrangements of Parent and any of its subsidiaries that employ a Company Employee, to the extent that this clause
(ii) does not violate the applicable plan, policy, program or arrangement; provided that Parent shall, to the extent permitted by the terms thereof and applicable law, as soon as practicable, take all action, including effecting any amendments to any such plan, policy, program or arrangement, as may be necessary or appropriate to prevent such violation.

     (h) Parent shall cause Surviving Corporation to assume, honor, maintain and perform in accordance with their respective terms, without deductions, counterclaims, interruptions or deferments (other than withholding under applicable law), all employment and severance agreements and arrangements disclosed on Part 5.9(h) of the Company Disclosure Letter, including any terms thereof, which provides for the payment or acceleration of benefits to employees, former employees or directors or former directors of Company upon or in connection with a change of control of Company. Parent further agrees to cause the Surviving Corporation to make any amendments to Company's Deferred Compensation Plan necessary to ensure that the intent of such plan is fulfilled despite the changes resulting from the Merger, such as, but not limited to, the conversion of Company Common Stock to Parent Ordinary Shares.

     (i) Parent shall cause Merger Sub and the Surviving Company to take all actions prescribed by the Exchange Act and the rules and regulations thereunder, including any SEC no-actions or interpretative letters issued thereunder, in order to ensure that the exchange of Company Common Stock and Parent's assumption of Company Options and obligations relating to unvested Performance Shares in accordance with this Agreement will not be deemed to be a purchase or sale of securities by any officer, director or employee of Company or any of its subsidiaries for purpose of Section 16 under the Exchange Act.

     5.10 Form S-8. Parent agrees to file a registration statement on Form S-8 for the Parent Ordinary Shares issuable with respect to assumed Company Options, Performance Shares and Assumed Purchase Rights as soon as is reasonably practicable after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

     5.11 Nasdaq Quotation. Parent agrees to cause the Parent Ordinary Shares issuable, and those required to be reserved for issuance, in connection with the Merger, to be approved prior to the Effective Time for quotation on the Nasdaq Stock Market, subject to official notice of issuance.

     5.12  Indemnification; Insurance.

     (a) Indemnification. From and after the Effective Time, Parent will (to the extent permitted under all applicable laws), and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors, officers, employees and other agents and representatives as of the Effective Time

(the "Indemnified Parties") and any indemnification provisions under Company's Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were entitled to indemnification under the corresponding provision of the Certificate of Incorporation and Bylaws of Company, unless such modification is required by law.

     (b) Insurance. For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to maintain in effect, to the extent available, directors' and officers' liability insurance, with respect to claims arising from events or conditions occurring on or prior to the Effective Time, including any claims relating to the Merger, covering those persons who are currently covered by Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by Company for such coverage (or such coverage as is available for such 200% of such annual premium).

     (c) Survival and Beneficiaries. This Section 5.12 shall survive the consummation of the Merger, is intended to benefit Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties.

     5.13 Affiliate Agreements. Company will use all reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each Company Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit C (the "Company Affiliate Agreement"), each of which will be in full force and effect as of the date thereof and as of the Effective Time. Parent will use all reasonable efforts to deliver or cause to be delivered, as promptly as practicable on or following the date hereof, from each Parent Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit D (the "Parent Affiliate Agreement"), each of which will be in full force and effect as of the date hereof and as of the Effective Time. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Ordinary Shares to be received by a Company Affiliate or Parent Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Ordinary Shares, consistent with the terms of the Company Affiliate Agreement or Parent Affiliate Agreement.

     5.14 Letter of Company's Accountants. Company shall use all reasonable efforts to cause to be delivered to Parent a letter of Deloitte & Touche LLP, dated no more than two business days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     5.15 Letter of Parent's Accountants. Parent shall use all reasonable efforts to cause to be delivered to Company a letter of Arthur Andersen LLP, dated no more than two business days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Company), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     5.16 Takeover Statutes. If any takeover statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that the Merger and such other transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

     5.17 Stockholder Litigation. Each of Company and Parent shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against Company or Parent, as applicable, and its directors relating to the transactions contemplated by this Agreement and the Option Agreements.

     5.18 Pooling Accounting. Each of Parent and Company shall use all reasonable efforts to cause the Merger to be accounted for as a pooling of interests. Parent will use its reasonable efforts to ensure that no person who is a Parent Affiliate takes any action that would prevent Parent from accounting for the Merger as a pooling of interests. Company will use all reasonable efforts to ensure that no person who is a Company Affiliate takes any action that would prevent Parent from accounting for the Merger as a pooling of interests.

     5.19 Rights Agreement. Company shall, within five (5) business days of the date hereof, take all actions necessary, if any, such that, for all purposes under the Rights Agreement dated as of May 4, 1993 between Company and Norwest Bank Minnesota, N.A., as rights agent, neither Parent nor Merger Sub shall be deemed an Acquiring Person (as defined in the Rights Agreement), the Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur, and the Rights will not separate from the Company Common Stock, as a result of Parent's or Merger Sub's entering into this Agreement, the Company Option Agreement or the Company Voting Agreement or consummating the Merger and/or the other transactions contemplated hereby or thereby. Company shall, within five (5) business days of the date hereof, taken all necessary action, if any, with respect to all of the outstanding Rights so that, immediately prior to the Effective Time, (a) Company will not have any obligations under the Rights or the Rights Agreement with respect to the Merger and/or the other transactions contemplated hereby and (b) the holders of Rights will have no rights under the Rights or the Rights Agreement with respect to the Merger and/or the other transactions contemplated hereby.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been approved by a vote of holders of outstanding shares of Company Common Stock representing a majority of all votes entitled to be cast on the matter.

          (b) Parent Shareholder Approval. The issuance of the Parent Ordinary Shares pursuant to the Merger shall have been duly approved by the requisite majority of the shareholders of Parent under applicable Nasdaq rules, Singapore laws and Parent's Articles of Association.

          (c) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

          (d) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or otherwise limiting or restricting Parent's conduct or operation of the business of Company and its subsidiaries following the Merger in a manner that could reasonably be expected to have a Parent Material Adverse Effect. All waiting periods, if any, under the HSR Act and the European Community Merger Regulation relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

          (e) Approvals. Other than the filing provided for by Section 1.2(a), all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to file or obtain is reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect shall have been filed, been obtained or occurred.

          (f) Tax Opinions. Parent and Company shall each have received written opinions from their respective tax counsel (Fenwick & West LLP and Curtis, Mallet-Prevost, Colt & Mosle LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

          (g) Nasdaq Listing. The Parent Ordinary Shares to be issued in the Merger shall have been approved for quotation on the Nasdaq Stock Market subject to notice of issuance.

     6.2 Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

          (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date (except, in the case of clause (ii), for breaches, inaccuracies and omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on Parent (it being understood that, for purposes of determining the accuracy of such representations and warranties, (1) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

          (c) Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

          (d) Opinion of Accountants.

             (i) Parent shall have received from Arthur Andersen LLP, independent auditors for Parent, a letter dated the Closing Date (which may contain customary qualifications and assumptions), to the effect that Arthur Andersen LLP concurs with Parent's management conclusion that Parent may account for the Merger as a pooling of interests under Accounting Principles Board Opinion No. 16, and Company shall have received a copy of such letter.

             (ii) Company shall have received from Deloitte & Touche LLP, independent public accountants for Company, a letter dated the Closing Date (which may contain customary qualifications and assumptions), to the effect that Deloitte & Touche LLP concurs with Company's management conclusion that no conditions exist related to Company that would preclude Parent from accounting for the Merger as a pooling of interests under Accounting Principles Board Opinion No. 16.

     6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

          (a) Representations and Warranties. The representations and warranties of Company contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except, for (1) breaches, inaccuracies and omissions of such representations and warranties (A) contained in Section 2.8(a), which shall be true and correct as of the date of this Agreement and shall be true and correct in all material respects on and as of January 31, 2000, or (B) with respect to any representation or warranty which have neither had nor reasonably would be expected to have a Material Adverse Effect on Company, or, (2) in the case of clause (ii), which directly result from actions taken with the prior written consent, or taken at the written direction of Parent, it being understood that, for purposes of determining the accuracy of such representations and warranties, (1) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by an authorized officer of Company.

          (b) Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by an authorized officer of Company.

          (c) Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement and prior to January 31, 2000.

          (d) Opinion of Accountants.

             (i) Parent shall have received from Arthur Andersen LLP, independent auditors for Parent, a letter dated the Closing Date (which may contain customary qualifications and assumptions), to the effect that Arthur Andersen LLP concurs with Parent's management conclusion that Parent may account for the Merger as a pooling of interests under Accounting Principles Board Opinion No. 16.

             (ii) Company shall have received from Deloitte & Touche LLP, independent public accountants for Company, a letter dated the Closing Date (which may contain customary qualifications and assumptions), to the effect that Deloitte & Touche LLP concurs with Company's management conclusion that no conditions exist related to Company that would preclude Parent from accounting for the Merger as a pooling of interests under Accounting Principles Board Opinion No. 16, and Parent shall have received a copy of such letter.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Company or shareholders of Parent:

          (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

          (b) by either Company or Parent if the Merger shall not have been consummated by the date that is six (6) months after the date of this Agreement (the "Outside Date"), for any reason; provided, however, that the Outside Date shall be extended to the date that is nine (9) months after the date of this Agreement upon written notice of either party to the other party, which notice shall be delivered on or within ten (10) days before the date that is six (6) months after the date of this Agreement if any of the conditions specified in Section 6.1(d) have not been satisfied on the date of such notice; and provided, further, that the right to terminate or extend this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

          (d) by either Company or Parent if the required approval of the Merger by the stockholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company Stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company where the failure to obtain approval of the Company's stockholders shall have been caused by (i) the action or failure to act of Company and such action or failure to act constitutes a material breach by Company of this Agreement or (ii) a breach of any Company Voting Agreements by any party thereto other than Parent;

          (e) by either Company or Parent if the required approval of the shareholders of Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the shareholders of Parent duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Parent where the failure to obtain the Parent shareholder approval shall have been caused by
     (i) the action or failure to act of the Parent and such action or failure to act constitutes a material breach by Parent of this Agreement or (ii) a breach of any Parent Voting Agreement by any party thereto other than Company;

          (f) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Company) if a Company Triggering Event (as defined below) shall have occurred.

          (g) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent's or Merger Sub's representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub through the exercise of its reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(g) prior to the Outside Date for 30 days after delivery of written notice from Company to Parent or Merger Sub, as the case may be, of its breach, provided Parent or Merger Sub continues to exercise all reasonable efforts to cure its breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph (g) if such breach by Parent or Merger Sub is cured prior to the Outside Date during such 30 day period, or if Company shall have materially breached this Agreement); or

          (h) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(h) prior to the Outside Date for 30 days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise all reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (h) if such breach by Company is cured prior to the Outside Date during such 30 day period, or if Parent shall have materially breached this Agreement).

     For the purposes of this Agreement, a "Company Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) Company shall have failed to include in the Proxy Statement/Prospectus the unanimous recommendation of the Board of Directors of Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of Company fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 10 business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of a Company Acquisition Proposal; (iv) the Board of Directors of Company or any committee thereof shall have approved or publicly recommended any Company Acquisition Proposal; (v) Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Company Acquisition Proposal; (vi) a tender or exchange offer relating to securities of Company shall have been commenced by a person or entity unaffiliated with Parent and Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer; or (vii) for any reason Company fails to call and hold the Company Stockholders' Meeting by the Outside Date (provided that such failure shall not constitute a Company Triggering Event if, at the

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Outside Date, Company would be entitled to terminate this Agreement under
Section 7.1(b), 7.1(c), 7.1(e) or pursuant to Section 7.1(g)).

     7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (a) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreements and Standstill Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3  Fees and Expenses.

          (a) General. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

          (b) Termination Fee. In the event that this Agreement is terminated by Parent or Company, as applicable, pursuant to Sections 7.1(b), (d) or (f), Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to three percent (3%) of the value of the Company Equity Value, in immediately available funds (the "Company Termination Fee"); provided, that in the case of termination under
     Section 7.1(b) or 7.1(d), such payment shall be made only if (A) following the date hereof and prior to the termination of this Agreement, a third party has publicly announced a Company Acquisition Proposal, (B) the failure to consummate the Merger by the Outside Date is principally due to action or failure to act by Company, and such action or failure to act constitutes a breach of this Agreement, and (C) within twelve (12) months following the termination of this Agreement a Company Acquisition (as defined below) is consummated or Company enters into an agreement providing for a Company Acquisition (in which case such payment shall be made promptly, but in no event later than two days after the consummation of such Company Acquisition or the entry by Company into such agreement). Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of a willful breach of this Agreement. For the purposes of this Agreement "Company Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Company
                                      A-55
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     of assets representing in excess of fifty percent (50%) of the aggregate fair market value of Company's business immediately prior to such sale or
     (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of Company.

     In no event shall Company be required to make a payment pursuant to this
Section 7.2 to the extent that such payment, together with the aggregate proceeds (without offset for any amounts paid or withheld for taxes) received by Parent in respect of the Option and any Option Shares (each as defined in the Company Option Agreement), prior to the time of such payment, exceeds or would exceed 3.5% of the Company Equity Value.

     For the purposes of this Agreement, "Company Equity Value" means the product of the average closing price of Company Common Stock on the Nasdaq National Market over the five (5) trading days prior to the date of termination pursuant to Sections 7.1(b), (d), or (f), and the sum of: (A) all shares of Company Common Stock that are outstanding as of the date of termination; (B) all shares of Company Common Stock issuable upon conversion of all shares of capital stock that is convertible into shares of Company Common Stock; and (C) all shares of Company Common Stock issuable upon conversion of all options and warrants to acquire Company Common Stock that are outstanding as of the date of termination.

     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

     7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Non-Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time. The obligations of Parent and Company pursuant to Sections 5.4(a), 7.3 and 7.4, and this Article VIII, shall survive the termination of this Agreement.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt

                                      A-56
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confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

If to Parent or Merger Sub, to:           If to Company, to:

FLEXTRONICS INTERNATIONAL LTD.            THE DII GROUP, INC.
2090 Fortune Drive                        6273 Monarch Park Place, Suite 200
San Jose, California 95131                Niwot, Colorado 80503
Attention: Chief Executive Officer        Attention: Chief Executive Officer
Telecopy No.: (408) 428-0420              Telecopy No.: (303) 652-0416

with a copy to:                           with a copy to:

Fenwick & West LLP                        Curtis, Mallet-Prevost, Colt & Mosle
                                          LLP
Two Palo Alto Square                      101 Park Avenue
Palo Alto, California 94306               New York, New York 10178-0061
Attention: David K. Michaels              Attention: Jeffrey N. Ostrager
Facsimile Number: (650) 494-1417          Facsimile Number: (212) 697-1559

     8.3 Interpretation; Certain Defined Terms. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. For the purposes of this Agreement, the following definitions apply:

          (a) "Code" means the Internal Revenue Code of 1986, as amended;

          (b) "Delaware Law" means the General Corporation Law of the State of Delaware;

          (c) "Encumbrances" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset);

          (d) "Exchange Act" means the Securities Exchange Act of 1934, as amended;

          (e) "GAAP" means United States generally accepted accounting principles;

          (f) "Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality of any nation or subdivision of any nation;

          (g) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

          (h) "knowledge" means with respect to a party hereto, with respect to any matter in question, that any of the officers of such party has actual knowledge of such matter, after reasonable inquiry of such matter;

          (i) "Legal Requirements" means any law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined above);

          (j) "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is or is reasonably likely to be materially adverse to, (A) the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its subsidiaries, (B) the ability of such person to perform its obligations under this Agreement and to consummate the transactions provided for hereunder, or (C) the ability of such entity to conduct its business as presently conducted (except for changes, events, circumstances or effects that are caused solely by (i) conditions affecting the U.S. or world economy, (ii) conditions affecting the electronics manufacturing services industry as a whole, (iii) the pendency or announcement of this Agreement or the transactions contemplated hereby, to the extent attributable to the pendency or announcement of this Agreement or the transactions contemplated hereby, (iv) changes in the market price or trading volume of such entity's capital stock or (v) actions taken by Company with the prior written consent of Parent or at Parent's written direction; provided that any party asserting that any change, event, circumstance or effect is or has been caused solely by one or more of the conditions or events described in the preceding clauses (i) through (iv) shall bear the burden of proof in any proceeding with respect to establishing such assertion). "Company Material Adverse Effect" means a Material Adverse Effect with respect to Company and its subsidiaries, and "Parent Material Adverse Effect" means Material Adverse Effect with respect to Parent and its Subsidiaries.

          (k) "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

          (l) "SEC" means the United States Securities and Exchange Commission;

          (m) "Securities Act" means the Securities Act of 1933, as amended; and

          (n) "subsidiary" of a specified entity means any corporation, partnership, limited liability company, joint venture or other legal entity which the specified entity controls, or of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality and Standstill Agreements shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) except for the provisions of Sections 1.4, 1.5, 5.9(h) and 5.12, are not intended to confer upon any other person any rights or remedies hereunder.

     8.6 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the
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

remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Any litigation or dispute resolution proceeding among the parties relating to this Agreement will take place in County of New Castle, Delaware. The parties consent to the personal jurisdiction of and the venue in the state and federal courts within such county.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

     8.11 Disclosure Letter. Notwithstanding anything in the Company Disclosure Letter or the Parent Disclosure Letter to the contrary, nothing in the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the disclosure identifies the exception with particularity and describes the relevant facts in reasonable detail; provided, that a particular matter need only be disclosed once in such manner so long as it is cross-referenced wherever else applicable in the Company Disclosure Letter or the Parent Disclosure Letter, as the case may be, in a manner sufficiently clear to identify to which representation or warranty an exception is being made or unless it is apparent from the express disclosure made on the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that an exception is being made to such representation or warranty.

     8.12 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                    FLEXTRONICS INTERNATIONAL LTD.

                                    Signature: /s/ MICHAEL E. MARKS
  ------------------------------------------------------------------------------
                                    Printed Name: Michael E. Marks
                                    Title: Chairman and Chief Executive Officer

                                    SLALOM ACQUISITION CORP.

                                    Signature: /s/ MICHAEL E. MARKS
  ------------------------------------------------------------------------------
                                    Printed Name: Michael E. Marks
                                    Title: Chief Executive Officer

                                    THE DII GROUP, INC.

                                    Signature: /s/ RONALD R. BUDACZ
  ------------------------------------------------------------------------------
                                    Printed Name: Ronald R. Budacz
                                    Title: Chief Executive Officer

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

     This Stock Option Agreement (this "Agreement") is made and entered into as of November 22, 1999, between The DII Group, Inc., a Delaware corporation ("Company"), and Flextronics International Ltd., a Singapore company ("Parent"). Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

                                    RECITALS

     A. Concurrently with the execution and delivery of this Agreement, Company, Parent and Slalom Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), that provides, among other things, upon the terms and subject to the conditions thereof, for Company and Parent to enter into a business combination transaction (the "Merger").

     B. As a condition to Parent's willingness to enter into the Merger Agreement, Parent has required that Company agree, and Company has so agreed, to grant to Parent an option to acquire shares of Company Common Stock ("Company Shares"), upon the terms and subject to the conditions set forth herein.

     In consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

     1. Grant of Option. Company hereby grants to Parent an irrevocable option (the "Option"), exercisable following the occurrence of an Exercise Event (as defined in Section 2(a)), to acquire up to a number of Company Shares equal to 19.9% of the shares of Company Common Stock issued and outstanding as of the date, if any, upon which an Exercise Notice (as defined in Section 2(b) below) shall have been delivered (the "Option Shares"), in the manner set forth below by paying cash at a price of $65.406 per share (the "Exercise Price"). The Option shall not be transferable except to the Company pursuant to Section 8 below.

     2. Exercise of Option; Maximum Proceeds.

     (a) For all purposes of this Agreement, an "Exercise Event" shall mean any of (i) the occurrence of a Company Triggering Event (as such term is defined in the Merger Agreement) other than any event under clause (vii) of the definition of Company Triggering Event, (ii) a public announcement of an Option Acquisition Proposal (as defined below) shall have been made prior to the date the Merger Agreement is terminated pursuant to the terms thereof (the "Merger Termination Date") and the occurrence of one or more of the following on or after the date of the announcement of such Option Acquisition Proposal: (1) the requisite vote of the stockholders of Company in favor of the Merger Agreement and the Merger shall not have been obtained at the Company Stockholders' Meeting (as such term is defined in the Merger Agreement); (2) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock shall have been commenced (other than by Parent or an affiliate of Parent); (3) for any reason Company shall have failed to call and hold the Company Stockholders' Meeting by the Outside Date (as defined in the Merger Agreement); or (4) Company shall have failed to take all actions necessary to hold the Company Stockholders' Meeting as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, (iii) the acquisition by any person (other than Parent) or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership of 25% or more of the total outstanding voting securities of the Company or any of its subsidiaries, or (iv) the commencement of a solicitation within the meaning of Rule 14a-1(l) by any person or entity other than Parent or its Board of Directors (or any person or entity acting on behalf of Parent or its Board of Directors) seeking to alter the composition of Company's Board of Directors. For purposes of this Agreement, "Option Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any transaction or series of related transactions involving: (A) any purchase from Company or acquisition by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 10% or more of the total outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Company;
(B) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 10% of the assets of Company (other than sales of inventory in the ordinary course of business); or (C) any liquidation or dissolution of Company.

     (b) Parent may deliver to Company a written notice (an "Exercise Notice") specifying that it wishes to exercise and close a purchase of Option Shares at any time following the occurrence, prior to termination of the Option, of an Exercise Event and specifying the total number of Option Shares it wishes to acquire. Unless such Exercise Notice is withdrawn by Parent, the closing of a purchase of Option Shares (a "Closing") specified in such Exercise Notice shall take place at the principal offices of Company upon such date as may be designated by Parent in writing.

     (c) The Option shall terminate upon the earliest to occur of (i) the Effective Time (as such term is defined in the Merger Agreement), (ii) termination of the Merger Agreement other than pursuant to Section 7.1(b), (d),
(f) or (h) thereof, (iii) 14 months following the termination of the Merger Agreement pursuant to Section 7.1(b), (d), (f) or (h), and (iv) 14 months following the first occurrence of an Exercise Event; provided, however, that if the Option is exercisable but cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act shall not have expired or been terminated, or because any other condition to closing has not been satisfied, then the Option shall not terminate until the tenth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal.

     (d) If Parent at any time, whether before or after receipt of any Company Termination Fee pursuant to Section 7.3(b) of the Merger Agreement, receives proceeds in connection with any sales or other dispositions of this Option or Option Shares (including on surrender of this Option to Company pursuant to Section 8 hereof or by selling Option Shares to Company pursuant to Section 6(f) or Section 9 hereof), plus any dividends (or equivalent distributions under
Section 7(a) hereof) received by Parent declared on Option Shares, less the Exercise Price multiplied by the number of Company Shares purchased by Parent pursuant to the Option, which, taken together with any Company Termination Fee paid or payable pursuant to Section 7.3(b) of the Merger Agreement, exceeds three and one-half percent (3.5%) of the Company Equity Value (as defined below), then all proceeds to Parent in excess of such sum shall be promptly remitted in cash by Parent to Company. For the purposes of this Agreement, "Company Equity Value" means the product of the average closing price of Company Common Stock on the Nasdaq National Market over the five (5) trading days prior to the Closing with respect to the first exercise by Parent of the Option, and the sum of: (A) all shares of Company Common Stock that are outstanding as of the close of business on the date immediately preceding the Closing with respect to the first exercise by Parent of the Option; (B) all shares of Company Common Stock issuable upon conversion of all shares of capital stock that, at the time of the Closing with respect to the first exercise by Parent of the Option, is convertible into shares of Company Common Stock; and (C) all shares of Company Common Stock issuable upon conversion of all options and warrants to acquire Company Common Stock that are outstanding, pt the time of the Closing with respect to the first exercise by Parent of the Option (other than pursuant to this Agreement).

     3. Conditions to Closing. The obligation of Company to issue Option Shares to Parent hereunder is subject to the conditions that (a) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder shall have expired or been terminated; (b) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (c) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which Parent shall be entitled to deliver to Company an Exercise Notice, the parties will use their respective reasonable efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable.

     4. Closing. At any Closing, Company shall deliver to Parent a single certificate in definitive form representing the number of Company Shares designated by Parent in its Exercise Notice consistent with this Agreement, such certificate to be registered in the name of Parent and to bear the legend set forth in Section 9 hereof, against delivery of payment by Parent to the Company of the aggregate purchase price for the Company Shares so designated and being purchased by delivery of a certified check, bank check or wire transfer of immediately available funds.

     5. Representations and Warranties of Company. Company represents and warrants to Parent that (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by Company and consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by Company and constitutes a legal, valid and binding obligation of Company and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent, is enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity; (d) except for any filings, authorizations, approvals or orders required under the HSR Act and any required filings of under state securities, or "blue sky" laws, Company has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Company Shares for Parent to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional Company Shares or other securities which may be issuable pursuant to Section 7(a) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement and payment therefor by Parent, will be validly issued, fully paid and nonassessable; (e) upon delivery of the Company Shares and any other securities to Parent upon exercise of the Option, Parent will acquire such Company Shares or other securities free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by Parent; (f) the execution and delivery of this Agreement by Company do not, and the performance of this Agreement by the Company will not, (i) violate the Certificate of Incorporation or Bylaws of the Company, (ii) conflict with or violate any law, rule, regulation, judgment, decree or order applicable to the Company or any of its subsidiaries or by which they or any of their respective properties is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or encumbrance on any material property or assets of Company or any of its subsidiaries pursuant to, any material contract, agreement, instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or any of their material property is bound or affected; and (g) the execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, except pursuant to applicable state securities or blue sky laws and the HSR Act or applicable corresponding laws of any foreign jurisdiction.

     6. Registration Rights

     (a) Following the termination of the Merger Agreement, Parent (sometimes referred to herein as the "Holder") may by written notice (a "Registration Notice") to Company (the "Registrant") request the Registrant to register under the Securities Act all or any part of the shares acquired by the Holder pursuant to this Agreement (such shares requested to be registered the "Registrable Securities") in order to permit the sale or other disposition of such shares pursuant to a bona fide firm commitment underwritten public offering in which the Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable (a "Permitted Offering"); provided, however, that any such Registration Notice must relate to a number of shares equal to at least 2% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis and that any rights to require registration hereunder shall terminate with respect to any shares that may be sold pursuant to Rule 144(k) under the Securities Act or at such time as all of the Registrable Securities may be sold in any three month period pursuant to Rule 144 under the Securities Act.

     (b) The Registrant shall use all reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the Registrable Securities requested to be registered in the Registration Notice; provided, however, that (i) the Holder shall not be entitled to more than an aggregate of two effective registration statements hereunder, and provided further, that if the Registrant withdraws a filed registration statement at the request of the Holder (other than as the result of a material change in the Registrant's business or the Holder's learning of new material information concerning the Registrant), then such filing shall be deemed to have been an effective registration for purposes of this clause (i), (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 45 days after a Registration Notice in the case of clause (A) below or 90 days after a Registration Notice in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and such information would have to be disclosed if a registration statement were filed at that time; (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant and (iii) the Registrant will not be required to maintain the effectiveness of any such registration statement for a period greater than 90 days. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement therefor, the provisions of this Section 6 shall again be applicable to any proposed registration. The Registrant shall use all reasonable efforts to cause any Registrable Securities registered pursuant to this Section 6 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdictions until the Holder has sold or otherwise disposed of all of the securities subject to the registration statement; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

     (c) The registration rights set forth in this Section 6 are subject to the condition that the Holder shall provide the Registrant with such information with respect to the Holder's Registrable Securities, the plan for distribution thereof, and such other information with respect to the Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all material facts required to be disclosed with respect to a registration thereunder, including the identity of the Holder and the Holder's plan of distribution.

     (d) A registration effected under this Section 6 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to the Holder, and the Registrant shall use all reasonable efforts to provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, the Holder and the Registrant agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

     (e) Indemnification.

          (i) The Registrant will indemnify the Holder, each of its directors and officers and each person who controls the Holder within the meaning of
     Section 15 of the Securities Act, and each underwriter of the Registrant's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Registrant of any rule or regulation promulgated under the Securities Act applicable to the Registrant in connection with any such registration, qualification or compliance, and the Registrant will reimburse the Holder and, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided that the Registrant will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Registrant by the Holder or director or officer or controlling person or underwriter seeking indemnification.

          (ii) The Holder will indemnify the Registrant, each of its directors and officers and each underwriter of the Registrant's securities covered by such registration statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act applicable to the Holder in connection with any such registration, qualification or compliance, and will reimburse the Registrant, such directors, officers or control persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Registrant by the Holder expressly for use therein; provided that in no event shall any indemnity under this
     Section 6(e) exceed the gross proceeds of the offering received by the Holder.

          (iii) Each party entitled to indemnification under this Section 6(e) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 6(e) unless the failure to give such notice is materially prejudicial to the Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent (which shall not be unreasonably withheld).

     (f) Purchase in Lieu of Registration. Notwithstanding anything herein to the contrary, following delivery of a Registration Notice, Company will have the option, exercisable by written notice delivered to the Holder within ten (10) business days after Company's receipt of a Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities covered by such Registration Notice, for cash at per share price equal to the average of the closing sale prices of Company Common Stock on the Nasdaq National Market for the ten (10) trading days immediately preceding the date of the Registration Notice. Any purchase of Registrable Securities by Company hereunder will take place at a closing to be held at the principal executive offices of Company or its counsel at any reasonable date and time designated by Company in its purchase notice, within ten (10) business days following delivery of Company's purchase notice, or at such other place and time as Company and the Holder shall agree, and the purchase price shall be paid in immediately available funds.

     7. Adjustment Upon Changes in Capitalization; Rights Plans.

     (a) In the event of any change in the Company Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option and the Exercise Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Parent shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Parent would have received in respect of the Company Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

     (b) Prior to such time as the Option is terminated, and at any time after the Option is exercised (in whole or in part, if at all), the Company shall not
(i) adopt (or permit the adoption of) a shareholders rights plan that contains provisions for the distribution or exercise of rights thereunder as a result of Parent or any affiliate or transferee being the beneficial owner of shares of the Company by virtue of the Option being exercisable or having been exercised (or as a result of beneficially owning shares issuable in respect of any Option Shares), or (ii) take any other action which would prevent or disable Parent from exercising its rights under this Agreement or enjoying the full rights and privileges possessed by other holders of Company Common Stock generally.

     8. Surrender of Option. If, at any time prior to the termination of the Option, any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (an "Acquiring Person") (a) becomes the beneficial owner of more than a 50% interest in the total outstanding voting securities of Company or any of its subsidiaries or (b) shall have entered into an agreement with Company for, or shall have effected, a merger, consolidation, business combination or similar transaction involving Company, or any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the assets of Company, then Parent may, at its sole option and upon Parent's written request to Company prior to the termination of the Option, surrender the Option to Company in exchange for the payment by Company to Parent in immediately available funds of an amount equal to the product of: (x) the excess, if any, of (i) the greater of
(A) the highest price per share paid by the Acquiring Person for any shares of Company Common Stock in such transaction (or, if there is no readily available per share price in such transaction, the aggregate consideration paid or to be paid by the Acquiring Person in such transaction, divided by the aggregate number of shares of Company Common Stock acquired by the Acquiring Person in such transaction (the value of any consideration other than cash to be determined, in the case of consideration with a readily ascertainable market value, by reference to such market value and, in any case where the market value of the consideration is not so ascertainable, by agreement in good faith between Parent and Company)) or (B) the highest closing sale price of Company Common Stock on the Nasdaq National Market during the 20 trading days ending with the trading day immediately preceding the date of such request over (ii) the Exercise Price, multiplied by (y) the total number of Option Shares as to which the Option has not theretofore been exercised. Upon the delivery by Parent to Company of a surrender request, each party shall take all actions necessary to consummate such surrender transaction as expeditiously as possible. Upon exercise of its right to surrender the Option or any portion thereof and full payment therefor to Parent pursuant to this Section 8, any and all rights of Parent with respect to the portion of the Option so surrendered shall be terminated.

     9. Restrictions on Transfer; Right of First Refusal. Prior to the fifth anniversary of the date hereof (the "Expiration Date"), Parent shall not directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any Option Shares, other than (a) to Company, (b) to an affiliate or subsidiary of Parent, (c) pursuant to a Permitted Offering (as defined above), (d) in "broker's transactions" or to a "market maker", as such terms are defined in Rule 144 under the Securities Act,
(e) to secure loans to Parent or guarantees of loans to any affiliate of Parent, or (f) in accordance with this Section 9. At any time after the first occurrence of an Exercise Event and prior to the fifth anniversary of the date hereof, if Parent shall desire to sell, assign, transfer or otherwise dispose of all or any of the Option Shares acquired pursuant to this Agreement, other than as permitted by clauses (a) through (e) of the preceding sentence, it shall give Company written notice of the proposed transaction, identifying the proposed transferee and setting forth the terms of the proposed transaction. Such notice shall be deemed an offer by Parent to Company to purchase all, but not less than all of the Option Shares covered by such notice, which may be accepted within five (5) business days of receipt, on the same terms and conditions and at the same price at which Parent is proposing to transfer such Option Shares to such transferee. The purchase of any such shares by Company shall be settled within five (5) business days of the date of the acceptance of the offer and the purchase price shall be paid in immediately available funds. In the event of the failure or refusal of Company to purchase all the Option Shares covered by Parent's notice, Parent may sell all, but not less than all, of such Option Shares to the proposed transferee at no less than the price specified and on terms no more favorable to the transferee than those set forth in Parent's notice to Company, provided that such sale must be completed within ninety (90) days of the receipt by Company of Parent's notice of its proposed transfer. In addition, prior to any transfer of Option Shares by Parent, other than any transfer to Company or a transfer pursuant to Section 6 hereof, Parent shall, if requested by Company, deliver to Company a written opinion of counsel reasonably satisfactory to Company to the effect that such transfer may be effected without registration under the Securities Act and any applicable state securities laws.

     10. No Distribution; Restrictive Legends. Parent represents and warrants that the Option and any Option Shares purchased by it hereunder is being and will be acquired by it without a view to any distribution thereof and acknowledges that it may not sell or offer to sell the Option and any Option Shares other than in a transaction registered under the Securities Act or exempt from registration thereunder. Each certificate representing Option Shares issued to Parent hereunder (other than certificates representing shares sold in a registered public offering pursuant to Section 6) shall include a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

     11. Listing and HSR Filing. The Company, upon the request of Parent, shall promptly file an application to list the Company Shares to be acquired upon exercise of the Option for quotation on the Nasdaq National Market and shall use its reasonable efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto shall promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the Company Shares subject to the Option at the earliest possible date.

     12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement.

     13. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

     14. Entire Agreement. This Agreement and the Merger Agreement (including the appendices and exhibits thereto) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     15. Further Assurances. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate as promptly as practicable the transactions contemplated hereby.

     16. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     17. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

If to Parent or Merger Sub, to:                 If to Company, to:
FLEXTRONICS INTERNATIONAL LTD.                  THE DII GROUP, INC.
2090 Fortune Drive                              6273 Monarch Park Place, Suite 200
San Jose, California 95131                      Niwot, Colorado 80503
Attention: Chief Executive Officer              Attention: Chief Executive Officer
Telecopy No.: (408) 428-0420                    Telecopy No.: (303) 652-0416

with a copy to:                                 with a copy to:
Fenwick & West LLP                              Curtis, Mallet-Prevost, Colt & Mosle LLP
Two Palo Alto Square                            101 Park Avenue
Palo Alto, California 94306                     New York, NY 10178
Attention: David K. Michaels                    Attention: Jeffrey N. Ostrager
Telecopy No.: (650) 494-1417                    Telecopy No.: (212) 697-1559

     18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     19. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     20. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     21. Amendments; Waiver. This Agreement may be amended or waived by the parties hereto only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

     22. Assignment. Neither party may sell, transfer, assign or otherwise dispose of (by operation of law or otherwise) any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party. Any purported assignment in violation of this Section shall be void. The rights and obligations hereunder shall inure to the benefit of and be binding upon any successor of a party hereto.

     23. WAIVER OF JURY TRIAL. EACH OF PARENT AND COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.


                                          THE DII GROUP, INC.

                                          By:    /s/ RONALD R. BUDACZ
                                          --------------------------------------
                                          Name: Ronald R. Budacz
                                          --------------------------------------
                                          Title: Chief Executive Officer
                                          --------------------------------------
                                          FLEXTRONICS INTERNATIONAL LTD.

                                          By:    /s/ MICHAEL E. MARKS
                                          --------------------------------------
                                          Name: Michael E. Marks
                                          --------------------------------------
                                          Title: Chief Executive Officer
                                          --------------------------------------

                   [SIGNATURE PAGE TO STOCK OPTION AGREEMENT]

                                                                         ANNEX C

                            PARENT VOTING AGREEMENT

     This Parent Voting Agreement (this "Agreement") is entered into as of November 22, 1999 (the "Agreement Date") by and between The DII Group, Inc., a Delaware corporation (the "Company") and [name of shareholder] ("Shareholder").

                                    RECITALS

     A. Flextronics International Ltd., a Singapore company (the "Parent"), Company and Slalom Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub") are entering into an Agreement and Plan of Merger dated as of November 22, 1999, as such may be hereafter amended from time to time (the "Merger Agreement") which provides (subject to the conditions set forth therein) for the merger of Sub with and into Company (the "Merger") with Company to survive the Merger. Upon the effectiveness of the Merger, the outstanding shares of Company's Common Stock will be converted into the right to receive Ordinary Shares of Parent and outstanding options to purchase shares of Company's Common Stock will be assumed by Parent, all as more particularly set forth in the Merger Agreement. Capitalized terms used but not otherwise defined in this Agreement will have the same meanings ascribed to such terms in the Merger Agreement.

     B. As of the Agreement Date, Shareholder owns in the aggregate (including shares held both beneficially and of record and other shares held either beneficially or of record) the number of Parent's Ordinary Shares set forth below Shareholder's name on the signature page of this Agreement (all such shares, together with any of Parent's Ordinary Shares or any other shares of capital stock of Parent that may hereafter be acquired by Shareholder, being collectively referred to herein as the "Subject Shares"). If, between the Agreement Date and the Expiration Date (as defined in Section 1.1 below), Parent's outstanding Ordinary Shares are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the shares constituting the Subject Shares shall be appropriately adjusted, and shall include any shares or other securities of Parent issued on, or with respect to, the Subject Shares in such a transaction.

     C. As a condition to the willingness of Company to enter into the Merger Agreement, Company has requested that Shareholder agree, and in order to induce Company to enter into the Merger Agreement, Shareholder has agreed, to enter into this Agreement.

     In consideration of the facts recited above, the parties to this Agreement, intending to be legally bound by this Agreement, now hereby agree as follows:

SECTION 1. Transfer of Subject Shares.

     1.1  No Transfer of Voting Rights.

     (a) Shareholder covenants and agrees that, prior to the Expiration Date, Shareholder will not deposit any of the Subject Shares into a voting trust or grant a proxy or enter into an agreement of any kind with respect to any of the Subject Shares, except for the Proxy called for by Section 2.2 of this Agreement and except for any other proxy granted by Shareholder to Company.

     (b) As used in this Agreement, the term "Expiration Date" shall mean the earlier of (i) the date upon which the Merger Agreement is validly terminated in accordance with the provisions of Article VII of the Merger Agreement or (ii) the Effective Time of the Merger.

     1.2 Compliance with Parent Affiliate Agreement. If Shareholder is a party to a Parent Affiliate Agreement, Shareholder will comply with the terms of such Parent Affiliate Agreement.

SECTION 2. Voting of Subject Shares.

     2.1 Agreement. Shareholder hereby agrees that, prior to the Expiration Date, at any meeting of the shareholders of Parent, however called, and in any action taken by the written consent of shareholders of Parent without a meeting, unless otherwise directed in writing by Company, Shareholder shall vote the Subject Shares:

          (a) in favor of the Merger, the execution and delivery by Parent of the Merger Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions and transactions contemplated by the Merger Agreement and any action required in furtherance hereof and thereof; and

          (b) in favor of the waiver (by amendment of any such agreement or otherwise), effective as of immediately prior to the effectiveness of the Merger, of any rights of first refusal, rights of first offer, rights of notice, rights of co-sale, tag-along rights, information rights, registration rights, preemptive rights, rights of redemption or repurchase, or similar rights of Shareholder under any agreement, arrangement or understanding applicable to the Subject Shares, to the extent that the same may apply to the Merger or any other actions or transactions contemplated by the Merger Agreement.

Prior to the Expiration Date, Shareholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause "(a)" or "(b)" of this Section 2.1.

     2.2 Proxy. Contemporaneously with the execution of this Agreement, Shareholder shall deliver to Company a proxy with respect to the Subject Shares in the form attached hereto as Exhibit 1, which proxy shall be irrevocable to the fullest extent permitted by applicable law (the "Proxy").

     2.3 No Limitations as Director. Nothing contained in this Agreement shall be deemed to apply to, or to limit in any manner, the obligations of Shareholder under his fiduciary duties as a director of Parent.

SECTION 3. Waivers.

     3.1 Appraisal Rights. Shareholder hereby agrees not to exercise any rights of appraisal and any dissenters' rights that Shareholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.

     3.2 Other Rights. Shareholder hereby waives any rights of first refusal, rights of first offer, rights to notice, rights of co-sale, tag-along rights, information rights, registration rights, preemptive rights, rights of redemption or repurchase, and similar rights of Shareholder under any agreement, arrangement of understanding applicable to the Subject Shares, in each case as the same may apply to the execution and delivery of the Merger Agreement and the consummation of the Merger and the other actions and transactions contemplated by the Merger Agreement.

SECTION 4. Representations and Warranties of Shareholder.

     Shareholder hereby represents and warrants to Company as follows:

     4.1 Due Authorization, etc. Shareholder has all requisite power and capacity to execute and deliver this Agreement and to perform Shareholder's obligations hereunder. This Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

     4.2  No Conflicts, Required Filings and Consents.

     (a) The execution and delivery of this Agreement by Shareholder do not, and the performance of this Agreement by Shareholder will not: (i) conflict with or violate any order, decree or judgment applicable to Shareholder or by which Shareholder or any of Shareholder's properties or Subject Shares is bound or affected; or (ii) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien, restriction, adverse claim, option on, right to acquire, or any encumbrance or security interest in or to, any of the Subject Shares pursuant to, any written, oral or other agreement, contract or legally binding commitment to which Shareholder is a party or by which Shareholder or any of Shareholder's properties (including but not limited to the Subject Shares) is bound or affected.

     (b) The execution and delivery of this Agreement by Shareholder do not, and the performance of this Agreement by Shareholder will not, require any written, oral or other agreement, contract or legally binding commitment of any third party.

     4.3 Title to Subject Shares. As of the Agreement Date, Shareholder beneficially or of record owns the Subject Shares set forth under Shareholder's name on the signature page hereof and does not directly or indirectly own, either beneficially or of record, any shares of capital stock of Parent or rights to acquire any shares of capital stock of Parent, other than the Subject Shares set forth below Shareholder's name on the signature page hereof (other than shares subject to options and unvested performance shares).

     4.4 Other Rights. Shareholder is not entitled to any rights of first refusal, rights of first offer, rights to notice, rights of co-sale, tag-along rights, information rights, registration rights, preemptive rights, rights of redemption or repurchase or similar rights under any agreement, arrangement of understanding applicable to the Subject Shares, except as disclosed in the Parent Disclosure Letter (as defined in the Merger Agreement).

     4.5 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Expiration Date and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

SECTION 5. Miscellaneous.

     5.1 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

     5.2 Governing Law. The internal laws of the State of Delaware (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

     5.3 Assignment; Binding Effect; Third Parties. Except as provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of (a) Shareholder and Shareholder's heirs, successors and assigns and (b) Company and its successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person or entity other than the parties hereto or their respective heirs, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     5.4 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

     5.5 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

     5.6 Termination; Amendment; Waiver. This Agreement shall terminate on the Expiration Date. This Agreement may be amended by the written agreement of the parties hereto. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement will be effective unless such waiver is set forth in a writing signed by such party. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

     5.7 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by telecopier, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by telecopier, three (3) days after mailing if sent by mail, and one (l) business day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

If to Shareholder:                               If to Company:
At the address set forth below                   THE DII GROUP, INC.
Shareholder's signature on the signature         6273 Monarch Park Place, Suite 200
page hereto                                      Niwot, Colorado 80503
                                                 Attn: Chief Executive Officer

or to such other address as a party designates in a writing delivered to each of the other parties hereto.

     5.8 Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party hereto unless made in writing and signed by both parties hereto. The parties hereto waive trial by jury in any action at law or suit in equity based upon, or arising out of, this Agreement or the subject matter hereof.

     5.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that, in addition to any other remedy to which Company is entitled at law or in equity, Company shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware court or in any U.S. federal court located in Delaware.

     5.10 Other Agreements. Nothing in this Agreement shall limit any of the rights or remedies of Company or any of the obligations of Shareholder under any other agreement.

     5.11 Construction. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. Unless otherwise indicated herein, all references in this Agreement to "Sections" refer to sections of this Agreement. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

     5.12 Sale of Shares. Notwithstanding anything contained in this Agreement, Shareholder shall not be prohibited from depositing Subject Shares in a margin account, and this Agreement shall terminate and the proxy shall be revoked with respect to any Subject Shares that Shareholder ceases to own beneficially and of record, without violation of Shareholder's obligations under any Company Affiliate Agreement to which Shareholder is a party.


     IN WITNESS WHEREOF, Company and Shareholder have caused this Agreement to be executed as of the Agreement Date first written above.


THE DII GROUP, INC.                          SHAREHOLDER
By:                                          Name:
-------------------------------------------  ------------------------------------------
                                                           (Please Print)
Title:                                       By:
-------------------------------------------  -------------------------------------------
                                             (Signature)

                                             Title:
                                             -------------------------------------------

                                             Number of Shares Owned:
                                             ---------------------

                                             Address:
                                             -----------------------------------------
                                                       ---------------------------------
                                             ---------------------------------

                                             Facsimile: (   )
                                             --------------------------------

                  [SIGNATURE PAGE TO PARENT VOTING AGREEMENT]

                                                 EXHIBIT "1" TO VOTING AGREEMENT

                               IRREVOCABLE PROXY

     The undersigned shareholder of Flextronics International Ltd., a Singapore company (the "Parent"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Ronald R. Budacz or Thomas J. Smach, and each of them, the attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the fullest extent of the undersigned's rights with respect to (i) the shares of capital stock of Parent owned by the undersigned as of the date of this proxy, which shares are specified on the final page of this proxy and (ii) any and all other shares of capital stock of Parent which the undersigned may acquire after the date hereof. (The shares of the capital stock of Parent referred to in clauses (i) and (ii) of the immediately preceding sentence are collectively referred to as the "Shares"). Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares (other than any proxies granted to Company) are hereby revoked, and no subsequent proxies will be given with respect to any of the Shares.

     This proxy is irrevocable, is coupled with an interest and is granted in connection with that certain Parent Voting Agreement, dated as of the date hereof, between The DII Group, Inc., a Delaware corporation ("Company"), and the undersigned (the "Voting Agreement"), and is granted in consideration of Company entering into the Agreement and Plan of Merger, dated as of November 22, 1999, among Parent, Slalom Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent, and Company ("Merger Agreement"). Capitalized terms used but not otherwise defined in this proxy have the meanings ascribed to such terms in the Merger Agreement.

     Notwithstanding anything contained herein to the contrary, this proxy shall terminate and be revoked with respect to any Shares that the undersigned shareholder ceases to own beneficially and of record, without violation of the undersigned's obligations under any Parent Affiliate Agreement to which he is a party.

     The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Expiration Date (as defined in the Voting Agreement) at any meeting of the shareholders of Parent, however called, or in any action by written consent of shareholders of Parent:

          (i) in favor of the Merger, the execution and delivery by Company of the Merger Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions and transactions contemplated by the Merger Agreement and any action required in furtherance hereof and thereof; and

          (ii) in favor of the waiver (by amendment of any such agreement or otherwise), effective as of immediately prior to the effectiveness of the Merger, of any rights of first refusal, rights of first offer, rights of notice, rights of co-sale, tag-along rights, information rights, registration rights, preemptive rights, rights of redemption or repurchase, or similar rights of Shareholder under any agreement, arrangement or understanding applicable to the Subject Shares, to the extent that the same may apply to the Merger or any other actions or transactions contemplated by the Merger Agreement.

     The undersigned shareholder may vote the Shares on all other matters not described in the foregoing subparagraph (i) and (ii) above.

     Prior to the Expiration Date (as such term is defined in the Voting Agreement), at any meeting of the shareholders of Parent, however called, and in any action by written consent of shareholders of Parent, the attorneys and proxies named above may, in their sole discretion, elect to abstain from voting on any matter covered by the foregoing subparagraphs (i) and (ii) above.

     This proxy and any obligation of the undersigned hereunder shall be binding upon the heirs, successors and assigns of the undersigned (including any transferee of any of the Shares).

     This proxy shall terminate upon the Expiration Date (as defined in the Voting Agreement).

Dated: November 22, 1999

                                          Name:
                                          --------------------------------------

                                          By:
                                          --------------------------------------

                                          Title (If Applicable):
       -------------------------------------------------------------------------

                                                                         ANNEX D

                            COMPANY VOTING AGREEMENT

     This COMPANY VOTING AGREEMENT (this "Agreement") is entered into as of November 22, 1999 (the "Agreement Date") by and between Flextronics International Ltd., a Singapore company ("Parent"), and [name of stockholder] ("Stockholder").

                                    RECITALS

     A. Parent, The DII Group, Inc., a Delaware corporation (the "Company") and Slalom Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub") are entering into an Agreement and Plan of Merger dated as of November 22, 1999, as such may be hereafter amended from time to time (the "Merger Agreement") which provides (subject to the conditions set forth therein) for the merger of Sub with and into Company (the "Merger") with Company to survive the Merger. Upon the effectiveness of the Merger, among other things, the outstanding shares of Company's Common Stock will be converted into the right to receive Ordinary Shares of Parent as more particularly set forth in the Merger Agreement. Capitalized terms used but not otherwise defined in this Agreement will have the same meanings ascribed to such terms in the Merger Agreement.

     B. As of the Agreement Date, Stockholder owns in the aggregate (including shares held both beneficially and of record and other shares held either beneficially or of record) the number of shares of Company's Common Stock set forth below Stockholder's name on the signature page of this Agreement (all such shares, together with any shares of Company's Common Stock or any other shares of capital stock of Company that may hereafter be acquired by Stockholder, being collectively referred to herein as the "Subject Shares"). If, between the Agreement Date and the Expiration Date (as defined in Section 1.1 below), the outstanding shares of Company's Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the shares constituting the Subject Shares shall be appropriately adjusted, and shall include any shares or other securities of Company issued on, or with respect to, the Subject Shares in such a transaction.

     C. As a condition to the willingness of Parent and Sub to enter into the Merger Agreement, Parent and Sub have requested that Stockholder agree, and in order to induce Parent and Sub to enter into the Merger Agreement, Stockholder has agreed, to enter into this Agreement.

     In consideration of the facts recited above, the parties to this Agreement, intending to be legally bound by this Agreement, now hereby agree as follows:

SECTION 1. Transfer of Subject Shares.

     1.1  No Transfer of Voting Rights.

     (a) Stockholder covenants and agrees that, prior to the Expiration Date, Stockholder will not deposit any of the Subject Shares into a voting trust or grant a proxy or enter into an agreement of any kind with respect to any of the Subject Shares, except for the Proxy called for by Section 2.2 of this Agreement and except for any other proxy granted by Stockholder to Parent.

     (b) As used in this Agreement, the term "Expiration Date" shall mean the earlier of (i) the date upon which the Merger Agreement is validly terminated in accordance with the provisions of Article VII of the Merger Agreement or (ii) the Effective Time of the Merger.

     1.2 Compliance with Company Affiliate Agreement. If Stockholder is party to a Company Affiliate Agreement, Stockholder will comply with the terms of such Company Affiliate Agreement.

SECTION 2. Voting of Subject Shares.

     2.1 Agreement. Stockholder hereby agrees that, prior to the Expiration Date, at any meeting of the stockholders of Company, however called, and in any action taken by the written consent of stockholders of Company without a meeting, unless otherwise directed in writing by Parent, Stockholder shall vote the Subject Shares:

          (a) in favor of the Merger, the execution and delivery by Company of the Merger Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions and transactions contemplated by the Merger Agreement and any action required in furtherance hereof and thereof; and

          (b) in favor of the waiver (by amendment of any such agreement or otherwise), effective as of immediately prior to the effectiveness of the Merger, of any rights of first refusal, rights of first offer, rights of notice, rights of co-sale, tag-along rights, information rights, registration rights, preemptive rights, rights of redemption or repurchase, or similar rights of Stockholder under any agreement, arrangement or understanding applicable to the Subject Shares, to the extent that the same may apply to the Merger or any other actions or transactions contemplated by the Merger Agreement.

Prior to the Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause "(a)" or "(b)" of this Section 2.1.

     2.2 Proxy. Contemporaneously with the execution of this Agreement, Stockholder shall deliver to Parent a proxy with respect to the Subject Shares in the form attached hereto as Exhibit 1, which proxy shall be irrevocable to the fullest extent permitted by applicable law (the "Proxy").

     2.3 No Limitations as Director. Nothing contained in this Agreement shall be deemed to apply to, or to limit in any manner, the obligations of Stockholder under his fiduciary duties as a director of Company.

SECTION 3. Waivers.

     3.1 Appraisal Rights. Stockholder hereby agrees not to exercise any rights of appraisal and any dissenters' rights that Stockholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.

     3.2 Other Rights. Stockholder hereby waives any rights of first refusal, rights of first offer, rights to notice, rights of co-sale, tag-along rights, information rights, registration rights, preemptive rights, rights of redemption or repurchase, and similar rights of Stockholder under any agreement, arrangement of understanding applicable to the Subject Shares, in each case as the same may apply to the execution and delivery of the Merger Agreement and the consummation of the Merger and the other actions and transactions contemplated by the Merger Agreement.

SECTION 4. Representations and Warranties of Stockholder.

     Stockholder hereby represents and warrants to Parent as follows:

     4.1 Due Authorization, etc. Stockholder has all requisite power and capacity to execute and deliver this Agreement and to perform Stockholder's obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

     4.2  No Conflicts, Required Filings and Consents.

     (a) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not: (i) conflict with or violate any order, decree or judgment applicable to Stockholder or by which Stockholder or any of Stockholder's properties or Subject Shares is bound or affected; or (ii) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien, restriction, adverse claim, option on, right to acquire, or any encumbrance or security interest in or to, any of the Subject Shares pursuant to, any written, oral or other agreement, contract or legally binding commitment to which Stockholder is a party or by which Stockholder or any of Stockholder's properties (including but not limited to the Subject Shares) is bound or affected.

     (b) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, require any written, oral or other agreement, contract or legally binding commitment of any third party.

     4.3 Title to Subject Shares. As of the Agreement Date, Stockholder beneficially or of record owns the Subject Shares set forth under Stockholder's name on the signature page hereof and does not directly or indirectly own, either beneficially or of record, any shares of capital stock of Company, or rights to acquire any shares of capital stock of Company, other than the Subject Shares set forth below Stockholder's name on the signature page hereof (other than shares subject to options and unvested performance shares).

     4.4 Other Rights. Stockholder is not entitled to any rights of first refusal, rights of first offer, rights to notice, rights of co-sale, tag-along rights, information rights, registration rights, preemptive rights, rights of redemption or repurchase or similar rights of Stockholder under any agreement, arrangement of understanding applicable to the Subject Shares, except as disclosed in the Company Disclosure Letter and defined in the Merger Agreement.

     4.5 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Expiration Date and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

SECTION 5. Miscellaneous.

     5.1 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

     5.2 Governing Law. The internal laws of the State of Delaware (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

     5.3 Assignment; Binding Effect; Third Parties. Except as provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of (a) Stockholder and Stockholder's heirs, successors and assigns and (b) Parent and its successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person or entity other than the parties hereto or their respective heirs, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     5.4 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

     5.5 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

     5.6 Termination; Amendment; Waiver. This Agreement shall terminate on the Expiration Date. This Agreement may be amended by the written agreement of the parties hereto. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement will be effective unless such waiver is set forth in a writing signed by such party. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

     5.7 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by telecopier, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by telecopier, three (3) days after mailing if sent by mail, and one (l) business day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

If to Stockholder:                               If to Parent:
At the address set forth below                   FLEXTRONICS INTERNATIONAL LTD.
Stockholder's signature on the signature         2090 Fortune Drive
page hereto;                                     San Jose, California 95131
                                                 Attn: Chief Executive Officer

or to such other address as a party designates in a writing delivered to each of the other parties hereto.

     5.8 Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party hereto unless made in writing and signed by both parties hereto. The parties hereto waive trial by jury in any action at law or suit in equity based upon, or arising out of, this Agreement or the subject matter hereof.

     5.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that, in addition to any other remedy to which Parent is entitled at law or in equity, Parent shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware state court or in any U.S. federal court located in Delaware.

     5.10 Other Agreements. Nothing in this Agreement shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under any other agreement.

     5.11 Construction. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. Unless otherwise indicated herein, all references in this Agreement to "Sections" refer to sections of this Agreement. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

     5.12 Margin Account. Notwithstanding anything contained in this Agreement, Stockholder shall not be prohibited from depositing Subject Shares in a margin account, and this Agreement shall terminate and the proxy shall be revoked with respect to any Subject Shares that Stockholder ceases to own beneficially and of record, without violation of Stockholder's obligations under any Company Affiliate Agreement to which Stockholder is a party.


     IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be executed as of the Agreement Date first written above.


PARENT                                                      STOCKHOLDER
By: -------------------------------------------------        Name: ---------------------------------------------
                                                                               (Please Print)
Title: ----------------------------------------------       By: -------------------------------------------------
                                                                                 (Signature)

                                                            Title: ----------------------------------------------
                                                            Number of Shares Owned: ----------------------
                                                            Address: -------------------------------------------
                                                            -----------------------------------------------------
                                                            -----------------------------------------------------
                                                            Facsimile: (   )----------------------------------

                  [SIGNATURE PAGE TO COMPANY VOTING AGREEMENT]

                                                 EXHIBIT "1" TO VOTING AGREEMENT

                               IRREVOCABLE PROXY

     The undersigned stockholder of The DII Group, Inc. a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Michael E. Marks, Robert R.B. Dykes and/or Flextronics International Ltd., a Singapore company ("Parent"), and each of them, the attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the fullest extent of the undersigned's rights with respect to (i) the shares of capital stock of Company owned by the undersigned as of the date of this proxy, which shares are specified on the final page of this proxy and (ii) any and all other shares of capital stock of Company which the undersigned may acquire after the date hereof. (The shares of the capital stock of Company referred to in clauses (i) and (ii) of the immediately preceding sentence are collectively referred to as the "Shares"). Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares (other than any proxies granted to Parent) are hereby revoked, and no subsequent proxies will be given with respect to any of the Shares, except for such proxies as the undersigned stockholder may give in connection with the Company's Special Meeting of Stockholders with respect to proposals or matters unrelated to the Merger Agreement and the Merger.

     This proxy is irrevocable, is coupled with an interest and is granted in connection with that certain Voting Agreement, dated as of the date hereof, between Parent and the undersigned (the "Voting Agreement"), and is granted in consideration of Parent entering into the Agreement and Plan of Merger, dated as of November 22, 1999, among Parent, Slalom Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent, and Company (the "Merger Agreement"). Capitalized terms used but not otherwise defined in this proxy have the meanings ascribed to such terms in the Merger Agreement.

     Notwithstanding anything contained herein to the contrary, this proxy shall terminate and be revoked with respect to any Shares that the undersigned stockholder ceases to own beneficially and of record, without violation of the undersigned's obligations under any Company Affiliate Agreement to which he is a party.

     The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Expiration Date (as defined in the Voting Agreement) at any meeting of the stockholders of Company, however called, or in any action by written consent of stockholders of Company:

          (i) in favor of the Merger Agreement and the Merger, the execution and delivery by Company of the Merger Agreement, the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Merger Agreement, and any action required in furtherance hereof and thereof; and

          (ii) in favor of the waiver (by amendment of any such agreement or otherwise), effective immediately prior to the effectiveness of the Merger, of any rights of first refusal, rights of first offer, rights of notice, rights of co-sale, tag-along rights, information rights, registration rights, preemptive rights, rights of redemption or repurchase, or similar rights of Stockholder under any agreement, arrangement or understanding applicable to the Shares, to the extent that the same may apply to the Merger or any other actions or transactions contemplated by the Merger Agreement.

     The undersigned stockholder may vote the Shares on all other matters not described in the foregoing subparagraphs (i) and (ii) above.

     Prior to the Expiration Date (as such term is defined in the Voting Agreement), at any meeting of the stockholders of Company, however called, and in any action by written consent of stockholders of Company, the attorneys and proxies named above may, in their sole discretion, elect to abstain from voting on any matter covered by the foregoing subparagraphs (i) and (ii) above.

     This proxy and any obligation of the undersigned hereunder shall be binding upon the heirs, successors and assigns of the undersigned (including any transferee of any of the Shares).

     This proxy shall terminate upon the Expiration Date (as defined in the Voting Agreement).

Dated: November 22, 1999

                                          Name:
                                          --------------------------------------

                                          By:
                                          --------------------------------------

                                          Title (If Applicable):
      --------------------------------------------------------------------------

                                                                         ANNEX E

November 20, 1999

Board of Directors
The Dii Group, Inc.
6273 Monarch Park Place
Niwot, CO 80503

Ladies and Gentlemen:


     You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of the common stock, par value $0.01 per share (the "Company Common Stock"), of The Dii Group, Inc. (the "Company") of the Exchange Ratio (as defined below) in connection with the Merger (as defined below) contemplated by the Agreement and Plan of Merger (the "Agreement") to be entered into among the Company, Flextronics International Ltd. ("Parent") and Slalom Acquisition Corp., a direct wholly owned subsidiary of Parent ("Merger Sub").


     As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, the Company will merge with and into Merger Sub (the "Merger"), and each issued and outstanding share of Company Common Stock, other than certain shares to be cancelled pursuant to the Agreement, will be converted into the right to receive 0.805 (the "Exchange Ratio") ordinary shares, par value $0.01 per share (the "Parent Ordinary Shares"), of Parent.

     In arriving at our opinion, we reviewed a draft of the Agreement, dated November 16, 1999, and held discussions with certain senior officers, directors and other representatives and advisors of each of the Company and Parent concerning the businesses, operations and prospects of the Company and Parent. We examined certain publicly available business and financial information relating to the Company and Parent as well as certain financial forecasts and other information and data for the Company and Parent which were provided to or otherwise discussed with us by the managements of the Company and Parent, including certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of Company Common Stock and Parent Ordinary Shares; the historical and projected earnings and other operating data of the Company and Parent; and the historical and projected capitalization and financial condition of the Company and Parent. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected that we considered relevant in evaluating the Exchange Ratio and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and Parent. We also evaluated the pro forma financial impact of the Merger on Parent. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us and have further relied upon the assurances of the managements of the Company and Parent that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of the Company and Parent that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Parent as to the future financial performance of the Company and Parent and the strategic implications and operational benefits anticipated to result from the Merger. We express no view with respect to such forecasts and other information and data or the assumptions on which they were based. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for U.S. federal income tax purposes and as a pooling of interests for accounting and financial reporting purposes. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent nor have we made any physical inspection of the properties or assets of the Company or Parent. We have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We have further assumed that the Merger will be consummated in accordance with the terms of the Agreement without waiver of any of the conditions precedent to the Merger contained in the Agreement.

     Our opinion, as set forth herein, relates to the relative values of the Company and Parent. We are not expressing any opinion as to what the value of the Parent Ordinary Shares actually will be when issued in the Merger or the price at which the Parent Ordinary Shares will trade subsequent to the Merger. We were not requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion necessarily is based upon information available to us and financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

     Salomon Smith Barney Inc. is acting as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable only upon the consummation of the Merger. We have in the past provided and currently are providing investment banking services to the Company unrelated to the Merger, for which we have received and will receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Parent for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney Inc. and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company and Parent and their respective affiliates.

     Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the Merger and our opinion is not intended to be and does not constitute a recommendation of the Merger to the Company or a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the Merger.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Company Common Stock.

                                          Very truly yours,

                                          /s/ SALOMON SMITH BARNEY INC.

                                          SALOMON SMITH BARNEY INC.

                                                                         ANNEX F

                                                               November 20, 1999

                                  CONFIDENTIAL

Board of Directors
The Dii Group, Inc.
6273 Monarch Park Place
Suite 200
Niwot, CO 80503

Dear Members of the Board:

     We understand that The Dii Group, Inc. ("Dii" or "Company"), Flextronics International Ltd. ("Flextronics" or "Parent") and Slalom Acquisition Corp., a wholly-owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which, through the merger of Merger Sub with and into the Company (the "Merger") each share of Dii common stock, par value $0.01 ("Company Common Stock"), then outstanding will be converted into the right to receive 0.8050 (the "Exchange Ratio") ordinary shares, par value $0.01 per share, in the capital of Parent (the "Parent Ordinary Shares"). The Merger is intended to be treated as a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the United States Internal Revenue Code of 1986, as amended, and to be treated as a "pooling of interests" for accounting and financial reporting purposes. The terms and conditions of the above described Merger are more fully detailed in the Agreement.

     You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to Dii stockholders.

     Broadview International LLC ("Broadview") focuses on providing merger and acquisition advisory services to information technology ("IT"), communications and media companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT, communications and media mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to Dii's Board of Directors and will receive a fee from Dii upon the successful conclusion of the Merger.

     In rendering our opinion, we have, among other things:

          1. reviewed the terms of a draft of the Agreement dated November 18, 1999 furnished to us by counsel for Dii on November 19, 1999 (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the Agreement to be executed);

          2. reviewed Dii's annual report on Form 10-K for the fiscal year ended December 31, 1998, including the audited financial statements included therein, Dii's quarterly report on Form 10-Q for the period ended September 30, 1999, including the unaudited financial statements included therein, Dii's Prospectus filed with the Securities and Exchange Commission pursuant to rule 424(b)(4), promulgated under the Securities Act of 1933, as amended, dated September 29, 1999, relating to Dii's offering of 6,900,000 shares of common stock, and Dii's October 26, 1999 press release including a pro forma balance sheet restated for the Company's recent equity offering;

          3. reviewed certain internal financial and operating information, including yearly projections through December 31, 2001, relating to Dii, prepared and furnished to us by Dii management;

          4. participated in discussions with Dii management concerning the operations, business strategy, current financial performance and prospects for Dii;

          5. discussed with Dii management its view of the strategic rationale for the Merger;

          6. reviewed the recent reported closing prices and trading activity for Company Common Stock;

          7. compared certain aspects of the financial performance of Dii with public companies we deemed comparable;

          8. analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Merger;

          9. reviewed recent equity research analyst reports covering Dii;

          10. reviewed Flextronics' annual report on Form 10-K for the fiscal year ended March 31, 1999, including the audited financial statements included therein, Flextronics' quarterly report on Form 10-Q for the period ended September 24, 1999, including the unaudited financial statements included therein, and Flextronics' Prospectus filed with the Securities and Exchange Commission pursuant to rule 424(b)(5) promulgated under the Securities Act of 1933, as amended, dated October 26, 1999, relating to Flextronics' offering of 6,000,000 ordinary shares;

          11. participated in discussions with Flextronics management concerning the operations, business strategy, financial performance and prospects for Flextronics;

          12. reviewed the recent reported closing prices and trading activity for Parent Ordinary Shares;

          13. discussed with Flextronics management its view of the strategic rationale for the Merger;

          14. compared certain aspects of the financial performance of Flextronics with public companies we deemed comparable;

          15. reviewed recent equity analyst reports covering Flextronics;

          16. analyzed the anticipated effect of the Merger on the future financial performance of the combined entity;

          17. participated in discussions related to the Merger with Dii, Flextronics and their respective advisors; and

          18. conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by Dii or Flextronics. With respect to the financial projections examined by us, we have assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of Dii as to the future performance of Dii. We have neither made nor obtained an independent appraisal or valuation of any of Dii's assets.

     Based upon and subject to the foregoing, we are of the opinion that the Exchange Ratio is fair, from a financial point of view, to Dii stockholders.

     For purposes of this opinion, we have assumed that neither Dii nor Flextronics is currently involved in any material transaction other than the Merger, other publicly announced transactions, other preliminary discussions confidentially disclosed to us, and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which Flextronics Common Stock will trade at any time in the future.

     This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of Dii in connection with its consideration of the Merger and does not constitute a recommendation to any Dii stockholder as to how such stockholder should vote on the Merger. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview hereby consents to references to and the inclusion of this opinion in its entirety in the Proxy Statement/Prospectus to be distributed to Dii stockholders in connection with the Merger.

                                          Sincerely,

                                          /s/ BROADVIEW INTERNATIONAL LLC

                                          BROADVIEW INTERNATIONAL LLC